    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH [24], 2000

                                                              FILE NO. 333-30132
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 3

                                       TO
                                    FORM F-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               ICICI BANK LIMITED

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                 NOT APPLICABLE
                (Translation of Registrant's name into English)

      THE REPUBLIC OF INDIA                       6029                               NONE
   (State or other jurisdiction       (Primary Standard Industrial             (I.R.S. Employer
of incorporation or organization)     Classification Code Number)            Identification No.)

  ICICI TOWERS, BANDRA-KURLA COMPLEX, MUMBAI 400 051, INDIA 011-91-22-653-1414 (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                            ------------------------

CT CORPORATION SYSTEM, 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10011 212-894-8940
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                                   Copies to:

                MARGARET E. TAHYAR                                 STUART K. FLEISCHMANN
               DAVIS POLK & WARDWELL                                SHEARMAN & STERLING
                 99 GRESHAM STREET                                 599 LEXINGTON AVENUE
                  LONDON EC2V 7NG                                NEW YORK, NEW YORK 10022
                      ENGLAND                                          212-848-4000
                011-44-171-418-1300

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the registration statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                        CALCULATION OF REGISTRATION FEE



-----------------------------------------------------------------------------------------------------------------------------
                                                               PROPOSED MAXIMUM       PROPOSED MAXIMUM
          TITLE OF EACH CLASS               AMOUNT TO BE        OFFERING PRICE           AGGREGATE             AMOUNT OF
   OF SECURITIES TO BE REGISTERED(1)        REGISTERED()           PER ADS             OFFERING PRICE     REGISTRATION FEE(2)
-----------------------------------------------------------------------------------------------------------------------------
Equity shares, par value Rs. 10 per
  share, each represented by 0.5
  American Depositary Shares(3)                                                         $175,000,000           $46,200
-----------------------------------------------------------------------------------------------------------------------------



(1) Assumes that all the equity shares sold in the offering are sold in the United States.


(2) Calculated on the basis of the maximum aggregate offering price pursuant to Rule 457(o) under the Securities Act of 1933.


(3) American Depositary Shares evidenced by American Depositary Receipts issuable upon deposit of these Equity Shares are being registered under a separate registration statement on Form F-6. Each American Depositary Share will represent two equity shares.

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED MARCH 17, 2000

PROSPECTUS

                         -- AMERICAN DEPOSITARY SHARES

                                      LOGO
                                      LOGO
                                      LOGO

                     REPRESENTING      --     EQUITY SHARES
                            ------------------------

          We are offering up to    --   American Depositary Shares or ADSs of
ICICI Bank Limited outside India, including in the United States. Each American Depositary Share represents two equity shares.

          In India, our equity shares are listed on several Indian stock exchanges, including the Stock Exchange, Mumbai, known as the BSE, and the National Stock Exchange of India Limited, known as the NSE, the principal stock exchanges in India.

          We have applied to list our American Depositary Shares on the New York Stock Exchange, subject to official notice of issuance, under the symbol "IBN".

          It is anticipated that the price to the public per ADS will be determined by reference to the prevailing market prices of our equity shares in India after taking in account market conditions and certain other factors. The last reported sale price of our equity shares on the BSE on March 16, 2000 was Rs. 204.90 per equity share and the last reported sale price of our equity shares on the NSE on March 16, 2000 was Rs. 203.95 per equity share.

                    PRICE $ -- PER AMERICAN DEPOSITARY SHARE

                            ------------------------
  INVESTING IN THE AMERICAN DEPOSITARY SHARES INVOLVES CERTAIN RISKS WHICH ARE
              DESCRIBED IN THE RISK FACTORS BEGINNING ON PAGE 11.

                            ------------------------

                                                                    UNDERWRITING
                                                                    DISCOUNT AND  PROCEEDS TO
                                                   PRICE TO PUBLIC  COMMISSIONS       US
                                                   ---------------  ------------  -----------
Per ADS..........................................  $                $             $
Total............................................  $                $             $

          THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
          We have granted the underwriters the right to purchase up to an
additional    --   American Depositary Shares at the public offering price, less underwriting discount and commissions, within 30 days from the date of this prospectus to cover over-allotments.
                            ------------------------

                JOINT GLOBAL COORDINATORS AND JOINT BOOK RUNNERS
                            (listed alphabetically)

MERRILL LYNCH & CO.                                   MORGAN STANLEY DEAN WITTER

          , 2000

                               TABLE OF CONTENTS

                                           PAGE
                                           ----
INFORMATION ABOUT THE OFFERING
Prospectus Summary.....................       3
The Offering...........................       5
Summary Financial and Operating Data...       7
Risk Factors...........................      11
Use of Proceeds........................      24
Capitalization.........................      25
Exchange Rates.........................      26
INFORMATION ABOUT OUR BUSINESS
Overview of the Indian Banking
  Sector...............................      27
Relationship with the ICICI Group......      30
Business...............................      34
  Overview.............................      34
  History..............................      34
  Our Strategy.........................      35
  Our Principal Business Activities....      37
  Corporate Banking....................      38
  Retail Banking.......................      48
  Treasury.............................      57
  Funding..............................      61
  Loan Portfolio.......................      62
  Non-Performing Loans.................      65
  Risk Management......................      74
  Technology...........................      85
  Competition..........................      87
  Employees............................      88
  Properties...........................      89
  Legal and Regulatory Proceedings.....      90
Selected Financial and Operating
  Data.................................      91
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................      98
Management.............................     124
Related Party Transactions.............     132

                                           PAGE
                                           ----
INFORMATION ABOUT INDIA
The Republic of India..................     134
Reforms in Some Key Sectors of the
  Indian Economy.......................     146
Overview of the Indian Financial
  Sector...............................     149
Supervision and Regulation.............     158
Exchange Controls......................     168
Nature of the Indian Securities Trading
  Market...............................     169
Restriction on Foreign Ownership of
  Indian Securities....................     178
OTHER INFORMATION
Principal Shareholders.................     180
Dividends..............................     181
Dilution...............................     182
Description of Equity Shares...........     183
Description of the American Depositary
  Shares...............................     188
Taxation...............................     194
Underwriting...........................     198
Legal Matters..........................     202
Experts................................     202
Presentation of Financial
  Information..........................     202
Forward-Looking Statements.............     203
Where You Can Find Additional
  Information..........................     204
Enforcement of Civil Liabilities
  Against Foreign Persons..............     205
Selected Financial Information for
  ICICI Bank under Indian GAAP.........     206
Significant Differences between Indian
  GAAP and US GAAP.....................     208
FINANCIAL INFORMATION
Index to US GAAP Financial
  Statements...........................     F-1

                            ------------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE OR JURISDICTION WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED BY THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

                               PROSPECTUS SUMMARY

     You should read the following summary with the more detailed financial information about us and our financial statements, including the notes to the financial statements, included at the end of this prospectus. In this prospectus, all references to "we", "our", "us" and "ICICI Bank" are to ICICI Bank Limited. References to "ICICI" are to ICICI Limited on an unconsolidated basis and references to the "ICICI group" and "the group" are to ICICI Limited and its consolidated subsidiaries including us.

OVERVIEW

     We are a private sector commercial bank organized under the laws of India in 1994. We offer a wide range of banking products and services to corporate and retail customers through a variety of delivery channels. We believe our emphasis on providing value-added products and quality service which are responsive to the financial needs of our customers will allow us to continue to gain market share in our target customer markets. We are a subsidiary of ICICI Limited, one of the largest of all Indian financial institutions, banks and finance companies in terms of assets, a well-recognized brand in the Indian financial sector and the first Indian company to list its securities on the New York Stock Exchange (symbol: IC and IC.d). At December 31, 1999, we had the largest deposit base of all of the new private sector banks in India. In fiscal 1999, our net income was Rs. 503 million (US$ 12 million). At December 31, 1999, we had assets of Rs.
102.2 billion (US$ 2.3 billion) and stockholders' equity of Rs. 3.7 billion (US$ 85 million). Our net income for the nine months ended December 31, 1999 was Rs.
1.0 billion (US$ 24 million).

     Our organization has three key activities: corporate banking, retail banking and treasury operations. In corporate banking, our primary goal is building a strong asset portfolio consisting mainly of working capital and term loans to large, well-established Indian corporations as well as to select middle market companies in growth industries. We also seek to provide a wide variety of fee-based corporate products and services, like documentary credits, cash management services, standby letters of credit and treasury-based derivative products that help us increase our non-interest income. In building our corporate banking activities, we have capitalized on the strong relationships that our parent company, ICICI, enjoys with many of India's leading corporations. We intend to generate significant growth in revenues based on increased synergies with ICICI and its group of companies.

     The retail products and services we offer include payroll accounts and other retail deposit products, online bill payment and remittance facilities, credit cards, depositary share accounts, retail loans against time deposits and loans against shares for subscriptions to initial public offerings. We have built a base of demand and time deposits with 494,480 retail customer accounts at December 31, 1999. We offer our customers a choice of delivery channels including physical branches, automated teller machines or ATMs, telephone banking call centers and the Internet. In recent years, we have expanded our physical delivery channels, including bank branches and ATMs, to cover a total of 121 locations in 40 cities throughout India at December 31, 1999.

     Our treasury engages in domestic and foreign exchange operations. It seeks to manage our balance sheet, including by maintaining required regulatory reserves. In addition, our treasury seeks to optimize profits from our trading portfolio by taking advantage of market opportunities using funds acquired from the inter-bank markets and corporate deposits. Our trading portfolio includes our regulatory portfolio as there is no restriction on active management of our regulatory portfolio.

     Since our inception in 1994, we have consistently used technology to differentiate our products and services from those of our competitors. For example, we were the first bank in India to offer Internet banking. Our technology-driven products also include electronic commerce-based business-to-business and business-to-consumer banking solutions, cash management services and mobile phone banking services. To support our technology initiatives, we have set up online real time transaction processing systems. We remain focused on changes in customer needs and technological advances and seek to remain at the forefront of electronic banking in India.

OUR STRATEGY

     Our objective is to be the leading provider of banking products through technology-driven distribution channels servicing a targeted group of corporate and retail customers.

     To achieve our objective, the key elements of our strategy are to:

     -  Increase our market share in corporate banking;

     -  Build a profitable retail franchise;

     - Apply Internet-related technologies to existing product offerings and create new business opportunities on the Internet;

     -  Use technology to provide a multi-channel distribution network;

     -  Enhance our recurring fee income; and

     - Emphasize conservative risk management practices to enhance our asset quality.

     We are also pursuing selective strategic initiatives and alliances to further our business goals.

     We believe the "ICICI" brand name is well established and one of the most respected names in the financial services business in India. We believe that this strength in brand identity, together with the ICICI group's strong corporate relationships and existing retail investor base, provides us with a unique opportunity to build a profitable retail franchise in India. Within India, we have a target market of 34 million households, consisting principally of professionals and high net worth individuals as well as selected wage and salary earners.

RELATIONSHIP WITH THE ICICI GROUP

     ICICI owns 74.2% of our equity shares. After giving effect to the offering, ICICI will own -- % of our equity shares (assuming the underwriters' over-allotment option is exercised in full). Under Indian law, no person holding shares in a banking company can vote more than 10.0% of such company's outstanding equity shares. This means that while ICICI owns 122,505,800 of our equity shares, it can only vote 10.0% of our outstanding equity shares. Due to this voting restriction and the fact that no other shareholder owns 10.0% or more of our outstanding equity shares, ICICI effectively controls 28.0% of the voting power of our outstanding equity shares. After the completion of the offering, ICICI's effective voting power may decrease.

     Traditionally, regulation in the banking and financial services sector in India segregated the offering of various products and services between commercial banks like us and financial institutions like ICICI. In recent years, some of these restrictions have been relaxed, and there is some overlap between the product offerings of ICICI and us. However, we believe our product range and that of ICICI remain largely complementary and enable the ICICI group to attract and retain customers by providing a complete range of financial products and services.

KEY RISKS

     You should consider carefully the information set forth in "Risk Factors" as well as the other information contained in this prospectus in evaluating us and our business before purchasing the ADSs offered in this prospectus. As more fully described in the risk factors, investors in us should consider risks relating to India, our business (especially interest rate risk, non-performing loans and our relationship with ICICI) and the ADSs (especially the non-voting nature of the ADSs).

     Our principal corporate office is located at ICICI Towers, Bandra Kurla Complex, Mumbai 400 051, India, our telephone number is 011-91-22-653-1414 and our website address is www.icicibank.com.

                                  THE OFFERING

OFFERING...................     --   ADSs being offered outside India which
                             would be approximately -- % of our issued and outstanding equity shares after the offering, assuming no exercise of the underwriters' over-allotment option, and -- %, assuming the underwriters exercise their over-allotment option described below. The offering consists of the US offering and the international offering.

    US OFFERING............     --   ADSs being offered in the United States and
                             Canada.

    INTERNATIONAL
OFFERING...................     --   ADSs being offered outside the United
                             States, Canada and India to institutional investors in Europe and the rest of the world.

OFFERING PRICE.............  The offering price is $   --   per ADS.

UNDERWRITERS'
OVER-ALLOTMENT OPTION......  We have granted the underwriters in the offering an option, exercisable for up to 30 days after the
                             date of this prospectus, to purchase up to    --
                             additional ADSs to cover over-allotments, if any.

LISTING....................  We have applied to list our ADSs on the New York
                             Stock Exchange, subject to official notice of issuance, under the symbol "IBN".

AMERICAN DEPOSITARY
SHARES.....................  Each ADS represents two equity shares, par value
                             Rs. 10 per share. The ADSs will be evidenced by American Depositary Receipts.

EQUITY SHARES TO BE
OUTSTANDING AFTER THE
  OFFERING.................     --   equity shares (including any equity shares
                             to be issued in the event the underwriters' over-allotment option is exercised in full in the offering).

USE OF PROCEEDS............  The net proceeds from the offering will be used for funding future growth and for other general corporate purposes. The net proceeds from the offering will also allow us to strengthen our capital adequacy so as to be more in line with the capitalization of leading international banks and to be in compliance with capital adequacy requirements in India.

DIVIDENDS..................  We have declared and paid dividends since fiscal
                             1996. The declaration, amount and payment of dividends are subject to the recommendation of our board of directors and the approval of our shareholders. Holders of equity shares and ADSs will be entitled to dividends paid, if any. Holders of ADSs will be entitled to full dividends in fiscal 2001 and will not be entitled to any dividends in fiscal 2000.

VOTING RIGHTS..............  The ADSs will have no voting rights. Under the deposit agreement, the depositary will vote the equity shares deposited with it as directed by our board of directors. See "Description of the American Depositary Shares -- Voting Rights".

INDIAN TAXATION............  Any transfer of ADSs or equity shares outside India by a non-resident investor to another non-resident investor does not give rise to Indian capital gains tax. Subject to any relief under any relevant double taxation treaty, a gain arising on the sale of an equity share to a resident of India or where the sale is made inside India will generally give rise to a liability for Indian capital gains tax. During the period the underlying equity shares are held by non-resident investors on a transfer from the depositary upon redemption of ADSs, the provisions of the avoidance of double taxation agreement entered into by the government of India with the country of residence of the non-resident investors will be applicable in the matter of taxation of any capital gain arising on transfer of the equity shares. The double taxation treaty between the United States and India does not provide US residents with any relief from Indian tax on capital gains. The exact procedures for the computation and collection of Indian capital gains tax are not settled. See "Taxation -- Indian Tax -- Taxation on Sale of Equity Shares or ADSs".

                      SUMMARY FINANCIAL AND OPERATING DATA

     Our summary financial and other data at year-end fiscal 1998 and 1999 and for fiscal 1997, 1998 and 1999 and at and for the nine months ended December 31, 1999 have been derived from our financial statements prepared in accordance with US GAAP and included in this prospectus. These financial statements have been audited by KPMG, independent accountants. The summary financial and other data at year-end fiscal 1997 and at nine months ended December 31, 1998 have been derived from our financial statements that are not included in this prospectus. The summary financial and other data for the nine months ended December 31, 1998 have been derived from our unaudited interim financial statements prepared in accordance with US GAAP. Capital adequacy ratios have been calculated both from the financial statements prepared in accordance with Indian GAAP and the financial statements prepared in accordance with US GAAP. Five years of selected Indian GAAP financial information is given in "Selected Financial Information for ICICI Bank under Indian GAAP".

     You should read the following data with the more detailed information contained in "Selected Financial and Operating Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements, included in this prospectus. Historical results do not necessarily predict the results in the future. The results for the nine months ended December 31, 1999 are not necessarily indicative of the results to be expected for the full fiscal 2000.

                                     YEAR ENDED MARCH 31,                NINE MONTHS ENDED DECEMBER 31,
                         --------------------------------------------   --------------------------------
                           1997        1998        1999      1999(1)      1998        1999      1999(1)
                         ---------   ---------   ---------   --------   ---------   ---------   --------
                                                                        (UNAUDITED)
                                           (IN MILLIONS, EXCEPT PER COMMON SHARE DATA)
SELECTED INCOME
  STATEMENT DATA:
Interest revenue.......  Rs. 1,843   Rs. 2,579   Rs. 5,390   US$  124   Rs. 3,758   Rs. 5,837   US$  134
Interest expense.......     (1,170)     (1,854)     (4,244)       (98)     (2,962)     (4,783)      (110)
                         ---------   ---------   ---------   --------   ---------   ---------   --------
Net interest revenue...        673         725       1,146         26         796       1,054         24
Provisions for credit
  losses...............       (187)       (360)       (540)       (12)       (398)       (218)        (5)
                         ---------   ---------   ---------   --------   ---------   ---------   --------
Net interest revenue
  after provisions for
  credit losses........        486         365         606         14         398         836         19
Non-interest revenue,
  net..................        317         591         866         20         551       1,343         31
Net revenue............        803         956       1,472         34         949       2,179         50
Non-interest expense...       (406)       (554)       (799)       (18)       (517)       (850)       (19)
                         ---------   ---------   ---------   --------   ---------   ---------   --------
Income before taxes....        397         402         673         16         432       1,329         31
Income tax expense.....       (155)       (104)       (170)        (4)       (112)       (303)        (7)
                         ---------   ---------   ---------   --------   ---------   ---------   --------
Net income.............  Rs.   242   Rs.   298   Rs.   503   US$   12   Rs.   320   Rs. 1,026   US$   24
                         =========   =========   =========   ========   =========   =========   ========
PER COMMON SHARE DATA:
Net income(2)..........  Rs.  1.61   Rs.  1.84   Rs.  3.05   US$ 0.07    Rs. 1.94   Rs.  6.22   US$ 0.15
Dividends..............       1.00        1.00        1.20       0.03          --          --         --
Book value.............      11.67       14.98       17.15       0.39       16.02       22.24       0.51
Common shares
  outstanding at end of
  period (in millions
  of common shares)....        150         165         165                    165         165
Weighted average common
  shares outstanding
  (in millions of
  common shares).......        150         162         165                    165         165

                                         AT MARCH 31,                               AT DECEMBER 31,
                       ------------------------------------------------   ------------------------------------
                          1997         1998         1999       1999(1)       1998         1999        1999(1)
                       ----------   ----------   ----------   ---------   ----------   -----------   ---------
                                                            (IN MILLIONS)
SELECTED BALANCE
  SHEET DATA:
Total assets.........  Rs. 19,766   Rs. 35,278   Rs. 74,825   US$ 1,720   Rs. 59,346   Rs. 102,205   US$ 2,349
Loans, net(3)........       8,374       12,765       27,597         634       20,880        37,749         868
Securities...........       3,816        1,476        3,963          91        2,912         4,402         101
Non-performing loans,
  net................          --          179          733          17          594           882          20
Total liabilities....      18,016       32,807       71,995       1,655       56,703        98,536       2,264
Long-term debt.......          89          129        1,764          41        1,110         1,734          40
Deposits.............      13,476       26,290       60,729       1,396       46,424        85,002       1,953
Stockholders'
  equity.............       1,750        2,471        2,830          65        2,643         3,669          85
PERIOD AVERAGE(4):
Total assets.........      15,958       26,661       52,605       1,209       48,715        82,044       1,886
Interest-earning
  assets.............      11,730       19,467       42,521         977       38,599        62,349       1,433
Loans, net(3)........       7,224        9,498       18,546         426       16,623        28,469         654
Total liabilities....      14,270       24,351       49,937       1,148       46,142        78,779       1,811
Interest-bearing
  liabilities........       9,484       17,185       41,212         947       37,837        63,202       1,453
Long-term debt.......          76          109        1,127          26          958         1,763          41
Total deposits.......       9,923       18,539       39,455         907       36,977        62,234       1,430
Of which:
  Interest-bearing
     deposits........       7,753       15,140       35,916         825       33,533        56,608       1,301
Stockholders'
  equity.............       1,688        2,310        2,668          61        2,573         3,265          75

                                                                                    AT OR FOR THE NINE MONTHS
                                             AT OR FOR THE YEAR ENDED MARCH 31,         ENDED DECEMBER 31,
                                            ------------------------------------    --------------------------
                                               1997         1998         1999          1998           1999
                                            ----------   ----------   ----------    -----------    -----------
                                                                     (IN PERCENTAGES)
PROFITABILITY(5):
Net income as a percentage of:
  Average total assets....................       1.52%        1.12%        0.96%         0.88%          1.67%
  Average stockholders' equity............      14.34        12.90        18.85         16.58          41.90
Dividend payout ratio(6)..................      61.98        59.89        43.30            --             --
Spread(7).................................       3.37         2.46         2.38          2.54           2.39
Net interest margin(8)....................       5.74         3.72         2.70          2.75           2.25
Cost-to-income ratio(9)...................      41.01        42.10        39.71         38.38          35.47
Cost-to-average assets ratio(10)..........       2.54         2.08         1.52          1.42           1.38
CAPITAL:
Total capital adequacy ratio(11)..........      13.04        13.48        11.06         11.60           9.41
Tier 1 capital adequacy ratio(11).........      12.71        13.38         7.32          9.12           6.60
Tier 2 capital adequacy ratio(11).........       0.33         0.10         3.74          2.48           2.81
Average stockholders' equity as a
  percentage of average total assets......      10.58         8.66         5.07          5.28           3.98
ASSET QUALITY:
Gross non-performing loans as a percentage
  of gross loans..........................       2.18         4.58         5.66          6.53           5.06
Net non-performing loans as a percentage
  of net loans............................         --         1.40         2.66          2.84           2.34
Net non-performing loans as a percentage
  of total assets.........................         --         0.51         0.98          1.00           0.86
Allowance for credit losses as a
  percentage of gross non-performing
  loans...................................     100.00        70.36        54.56         58.08          55.11
Allowance for credit losses as a
  percentage of gross total loans.........       2.18         3.22         3.09          3.79           2.79

---------------

(1) Rupee amounts for fiscal 1999 and for the nine months ended December 31, 1999 have been translated into US dollars using the noon buying rate in effect on December 31, 1999 of Rs. 43.51 = US$ 1.00.
(2) During these periods, we have not issued any securities convertible into equity shares that could dilute our equity shares.
(3)  Net of allowance for credit losses in respect of non-performing loans.
(4)  Average balances are the daily average outstanding amounts.
(5) Profitability data for the nine months ended December 31, 1998 and 1999 is annualized.
(6) Represents the ratio of total dividends payable on common stock, including the dividend distribution tax, as a percentage of net income.
(7) Represents the difference between yield on average interest-earning assets and cost of average interest-bearing liabilities. Yield on average interest-earning assets is the ratio of interest revenue to average interest-earning assets. Cost of average interest-bearing liabilities is the ratio of interest expense to average interest-bearing liabilities.
(8) Represents the ratio of net interest revenue to average interest-earning assets. The difference in net interest margin and spread arises due to the difference in the amount of average interest-earning assets and average interest-bearing liabilities. If average interest-earning assets exceed average interest-bearing liabilities, net interest margin is greater than spread, and if average interest-bearing liabilities exceed average interest-earning assets, net interest margin is less than spread.
(9) Represents the ratio of non-interest expense to the sum of net interest revenue and non-interest revenue.
(10) Represents the ratio of non-interest expense to average total assets.

(11) Our capital adequacy is computed in accordance with the Reserve Bank of India guidelines. The computation is based on our financial statements prepared in accordance with Indian GAAP. Selected financial information under Indian GAAP and a comparison between Indian GAAP and US GAAP are included in this prospectus. Our total capital adequacy ratio computed under the applicable Reserve Bank of India guidelines and based on our financial statements prepared in accordance with US GAAP was 9.08% at December 31, 1999. Using the same basis of computation, our Tier 1 capital adequacy ratio was 6.69% and our Tier 2 capital adequacy ratio was 2.39% at December 31, 1999. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition -- Capital".

                                  RISK FACTORS

     You should carefully consider the following risk factors as well as the other information contained in this prospectus in evaluating us and our business before purchasing the ADSs offered by this prospectus.

RISKS RELATING TO INDIA

     A SLOWDOWN IN ECONOMIC GROWTH IN INDIA COULD CAUSE OUR BUSINESS TO SUFFER.

     Our performance and the quality and growth of our assets are necessarily dependent on the health of the overall Indian economy. The Indian economy has grown significantly over the past few years with real GDP increasing from Rs. 7,990.8 billion (US$ 183.7 billion) in fiscal 1994 to Rs. 11,122.1 billion (US$
255.6 billion) in fiscal 1999. However, there was a slowdown in industrial growth in fiscal 1997 and fiscal 1999. Industrial production in India suffered during these years as a result of the global downturn in commodity prices, particularly in the man-made fibers, iron and steel and textile sectors. This slowdown in industrial growth also had an adverse impact on manufacturing industries, including the light manufacturing industry. Although industrial growth has recovered significantly in fiscal 2000, any future slowdown in the Indian economy or future volatility of global commodity prices could adversely affect our borrowers and contractual counterparties. This in turn could adversely affect our business, including our ability to grow our asset portfolio, the quality of our assets, and our ability to implement our strategy.

     A SIGNIFICANT CHANGE IN THE INDIAN GOVERNMENT'S ECONOMIC LIBERALIZATION AND DEREGULATION POLICIES COULD DISRUPT OUR BUSINESS AND CAUSE THE PRICE OF OUR EQUITY SHARES AND OUR ADSS TO GO DOWN.

     We are an Indian company and all our operations are conducted, and almost all of our assets and customers are located, in India. The Indian government has traditionally exercised and continues to exercise a dominant influence over many aspects of the economy. Its economic policies have had and could continue to have a significant effect on private-sector entities, including us, and on market conditions and prices of Indian securities, including our equity shares and our ADSs. However, since 1991, the Indian government has adopted a policy of deregulating the domestic economy, has been opening the economy to foreign trade and has been reforming the framework for foreign investment.

     Since 1996, the government of India has changed four times. The most recent parliamentary elections were completed in October 1999. A coalition government led by the Bhartiya Janata Party was formed with A. B. Vajpayee as the Prime Minister of India. Although the Vajpayee government has continued India's current economic liberalization and deregulation policies, a significant change in these policies could adversely affect business and economic conditions in India in general as well as our business, our future financial performance and the price of our equity shares and our ADSs.

     FINANCIAL INSTABILITY IN OTHER COUNTRIES, PARTICULARLY EMERGING MARKET COUNTRIES IN ASIA, COULD DISRUPT OUR BUSINESS AND CAUSE THE PRICE OF OUR EQUITY SHARES AND OUR ADSS TO GO DOWN.

     The Indian market and the Indian economy are influenced by economic and market conditions in other countries, particularly emerging market countries in Asia. Financial turmoil in Asia, Russia and elsewhere in the world in recent years had affected different sectors of the Indian economy in varying degrees. Although economic conditions are different in each country, investors' reactions to developments in one country can have adverse effects on the securities of companies in other countries, including India. A loss of investor confidence in the financial systems of other emerging markets may cause increased volatility in Indian financial markets and, indirectly, in the Indian economy in general. Any worldwide financial instability could also have a negative impact on the Indian economy. Financial disruptions may happen again and could have an adverse effect on our business, our future financial performance and the price of our equity shares and our ADSs.

     DETERIORATING TRADE DEFICITS AND ECONOMIC SANCTIONS COULD CAUSE OUR BUSINESS TO SUFFER AND THE PRICE OF OUR EQUITY SHARES AND OUR ADSS TO GO DOWN.

     India's trade relationships with other countries can also influence Indian economic conditions. In fiscal 1999, India experienced a trade deficit of Rs.
554.8 billion (US$ 12.8 billion). If trade deficits increase or are no longer manageable, the Indian economy, our business and the price of our equity shares and our ADSs, could be adversely affected. In May 1998, the United States imposed economic sanctions against India in response to India's continued testing of nuclear devices. These sanctions have now been partly lifted. However, we cannot be sure that these sanctions would not be reactivated or that additional economic sanctions of this nature will not be imposed by the United States or any other country, or that such sanctions will not have a material adverse effect on our business, our future financial performance or the price of our equity shares and our ADSs.

     A SIGNIFICANT CHANGE IN THE COMPOSITION OF THE INDIAN ECONOMY MAY AFFECT OUR BUSINESS.

     The Indian economy is in a state of transition. The share of the services sector of total GDP is rising while that of the industrial and agricultural sector is declining. It is difficult to gauge the impact of such fundamental economic changes on our business. We cannot be certain that these changes will not have a material adverse effect on our business.

     IF REGIONAL HOSTILITIES INCREASE, OUR BUSINESS COULD SUFFER AND THE PRICE OF OUR EQUITY SHARES AND OUR ADSS COULD GO DOWN.

     India has from time to time experienced social and civil unrest and hostilities with neighboring countries. During May-July 1999, there were armed conflicts over parts of Kashmir involving the Indian army and infiltrators from Pakistan into Indian territory. India and Pakistan were in a heightened state of hostilities with significant loss of life and troop conflicts. The hostilities have since substantially abated. The hostilities between India and Pakistan are particularly threatening because both India and Pakistan are nuclear powers. Additionally, Pakistan experienced a military coup in October 1999 and has been under military rule since that time, resulting in further tensions between India and Pakistan. Although these recent hostilities and the change of government in Pakistan did not have an adverse impact on our business, hostilities and tensions may occur in the future and on a wider scale. These hostilities and tensions could lead to political or economic instability in India and a possible adverse effect on our business, our future financial performance and the price of our equity shares and our ADSs.

RISKS RELATING TO OUR BUSINESS

     OUR BUSINESS IS PARTICULARLY VULNERABLE TO VOLATILITY IN INTEREST RATES.

     Our results of operations are substantially dependent upon the level of our net interest income, which is the difference between interest income from interest-earning assets and interest expense on interest-bearing liabilities. Interest rates are highly sensitive to many factors beyond our control, including deregulation of the financial sector in India, the Reserve Bank of India's monetary policies, domestic and international economic and political conditions and other factors. Changes in market interest rates could affect the interest rates charged on the interest-earning assets differently than the interest rates paid on interest-bearing liabilities. This difference could result in an increase in interest expense relative to interest income leading to a reduction in our net interest income. Our asset-liability gap position at March 31, 1999 was such that, if interest rates increased by 100 basis points, we believe that our net interest revenue for fiscal 2000 would fall by approximately Rs. 35 million (US$ 804,000) which would have been 6.9% of our net income for fiscal 1999. Income from treasury operations is particularly vulnerable to interest rate volatility. If interest rates increased by 100 basis points, we believe that the value of our fixed income trading portfolio would fall, on a tax adjusted basis, by approximately Rs. 260 million (US$ 6 million) which would have been 51.7% of our net income for fiscal 1999. The volatility in interest rates could adversely affect our business, our future financial performance and the price of our equity shares and our ADSs.

     OUR LIMITED CAPITAL BASE COULD EXPOSE US TO HIGHER RISK IN THE EVENT OF SUDDEN CHANGES IN THE INDIAN FINANCIAL MARKETS AND COULD RESTRICT OUR ABILITY TO GROW OUR BUSINESS AS ANTICIPATED.

     We are a relatively small participant in the Indian banking industry. Our limited capital base severely restricts our ability to absorb sudden changes in the financial markets such as tightening of monetary policy, increases in interest rates and significant reductions in deposits. The Indian economy is prone to these sudden changes as a result of its political and economic situation. Therefore, any sudden change in the Indian economy could have a material adverse effect on our business and our future financial performance and may restrict our ability to grow our business as anticipated.

     OUR FUNDING IS PRIMARILY SHORT-TERM AND IF DEPOSITORS DO NOT ROLL OVER DEPOSITED FUNDS UPON MATURITY OUR BUSINESS COULD BE ADVERSELY AFFECTED.

     Most of our funding requirements are met through short-term funding sources, primarily in the form of deposits including inter-bank deposits. However, a portion of our assets have medium or long-term maturities, creating a potential for funding mismatches. At December 31, 1999, savings deposits and non-interest-bearing demand deposits together constituted 14.5% of our total deposits and 12.5% of our total liabilities. In addition, time deposits with a residual maturity of one year or less constituted 79.4% of our total deposits and 68.5% of our total liabilities. At December 31, 1999, loans having residual maturity of one year or more constituted 23.6% of our net assets. In our experience, a substantial portion of our customer deposits has been rolled over upon maturity and has been, over time, a stable source of funding. However, no assurance can be given that this experience will continue. If a substantial number of our depositors do not roll over deposited funds upon maturity, our liquidity position could be adversely affected. This could have a material adverse effect on our business, our future financial performance and the price of our equity shares and our ADSs.

     WE COULD BE SUBJECT TO VOLATILITY IN INCOME FROM OUR TREASURY OPERATIONS.

     Non-interest revenue from trading account assets (primarily government of India securities), securities and foreign exchange transactions represented 33.7% of our net revenue for fiscal 1999 and 42.9% of our net revenue for the nine month period ended December 31, 1999. This treasury revenue is vulnerable to volatility in the market caused by, among other things, changes in interest rates, foreign currency exchange rates and equity prices. Any increase in interest rates would have an adverse effect on the value of our fixed income trading portfolio and our net interest revenue. For a fuller description of the effect of an increasing interest rate environment, see "-- Our business is particularly vulnerable to volatility in interest rates". Any decrease in our income due to volatility in income from treasury operations could have a material adverse effect on the price of our equity shares and our ADSs.

     WE HAVE HIGH CONCENTRATIONS OF LOANS TO CERTAIN CUSTOMERS AND TO CERTAIN SECTORS AND IF ANY OF THESE LOANS WERE TO BECOME NON-PERFORMING, THE QUALITY OF OUR LOAN PORTFOLIO COULD BE ADVERSELY AFFECTED.

     At December 31, 1999, our 10 largest loans, based on outstanding balances, totaled approximately Rs. 4.3 billion (US$ 100 million), which represented approximately 11.2% of our total loans and 118.4% of our stockholders' equity. Our largest single loan exposure, based on outstanding balances at that date, was Rs. 800 million (US$ 18 million), which represented approximately 2.1% of our total loans and approximately 21.8% of our stockholders' equity. At December 31, 1999, the largest group of companies under the same management control accounted for approximately 2.1% of our total loans and approximately 21.8% of our stockholders' equity. At December 31, 1999, none of our 10 largest loans based on outstanding balances was classified as non-performing and our largest non-performing loan was our 40th largest loan overall based on outstanding principal balance. However, if any of our ten largest loans was to become non-performing, the quality of our loan portfolio and the price of our equity shares and our ADSs could be adversely affected.

     At December 31, 1999, we had extended loans to nearly every industrial sector in India. At that date, approximately 58.7% of our gross non-performing loan portfolio was concentrated in three sectors: light manufacturing, textiles and iron and steel with 17.0% of our total loan portfolio being concentrated in these three sectors. Recently, these sectors have been adversely affected in varying degrees by declining commodity prices of man-made fibers, iron and steel and textiles, the revaluation of south-east Asian currencies and the slowdown in industrial growth in India. Industry-specific difficulties in other sectors could increase our level of non-performing loans and adversely affect our business, our future financial performance and the price of our equity shares and our ADSs.

     BECAUSE THE REGULATIONS FOR THE CLASSIFICATION AND TREATMENT OF NON-PERFORMING LOANS IN INDIA ARE NOT AS STRINGENT AS REGULATIONS IN THE US AND OTHER DEVELOPED ECONOMIES, WE MAY CLASSIFY AND RESERVE AGAINST NON-PERFORMING LOANS SIGNIFICANTLY LATER THAN OUR COUNTERPARTS IN OTHER DEVELOPED COUNTRIES AND WE MAY NOT SET ASIDE COMPARABLE AMOUNTS OF ALLOWANCE FOR CREDIT LOSSES.

     The Indian financial system is primarily regulated by the Reserve Bank of India. Rules and regulations relating to banks and financial institutions in India are less restrictive than in the United States and other developed countries.

     The most significant area is the treatment of non-performing loans in India. We treat loans as non-performing and place them on a non-accrual basis (that is, we no longer recognize payments of interest unless and until payments are actually received) when we determine that interest or principal is past due beyond specified periods or that the payment of interest or principal is doubtful. Under Indian practice, loans are classified as non-performing when interest or principal is past due for 180 days (typically two payments). Payments on most loans are on quarterly basis. This time period is much longer than in the United States and other developed countries where loans are generally placed on a non-accrual basis when any payment, including any periodic principal payment, is not paid for a 90-day period. In addition, under US GAAP, we provide for loan losses based on our internal subjective assessment of the possibility of recovery of such loans based principally on the extent to which we are able to capture sufficient cash flows from the borrower and secondarily on the realizable value of collateral. We may classify and reserve against non-performing loans significantly later than they would be in other developed countries. As a result, we may not set aside comparable amounts of allowance for credit losses as would financial institutions in the United States or other developed countries.

     IF WE ARE UNABLE TO CONTROL AND REDUCE THE LEVEL OF NON-PERFORMING LOANS IN OUR PORTFOLIO, OUR BUSINESS WILL SUFFER.

     Our gross non-performing loans represented 5.7% of our gross loan portfolio at March 31, 1999 and 5.1% at December 31, 1999. Our net non-performing loans represented 2.7% of our net loans at March 31, 1999 and 2.3% at December 31, 1999. Although we believe that our allowance for loan losses is adequate to cover all known losses in our portfolio of assets, the level of our non-performing loans is higher than the average percentage of non-performing loans in the portfolios of banks in more developed countries. In addition, in absolute terms, our gross non-performing loans grew by Rs. 1.0 billion (US$ 23 million) or 167.1% in fiscal 1999 and by Rs. 417 million (US$ 10 million) or 223.0% in fiscal 1998. As a percentage of net loans, net non-performing loans increased to 2.7% at year-end fiscal 1999 from 1.4% at year-end fiscal 1998 and none at year-end fiscal 1997. The growth in non-performing loans in fiscal 1999 can be attributed to several factors, including a sharp decline in commodity prices, which reduced profitability for certain of our borrowers, a slowdown in industrial growth, increased competition arising from economic liberalization in India and the restructuring of certain Indian companies in the iron and steel and textiles sectors. Also, at December 31, 1999, 4.9% of our gross directed lending loan portfolio was non-performing compared to 4.7% at March 31, 1999, 4.4% at March 31, 1998 and 1.7% at March 31, 1997. Under directed lending regulations in India, we are required to lend 40.0% of our net bank credit to priority sectors, including, among others, small-scale industries, the agriculture sector and small businesses, and lend 12.0% of our net bank credit in the form of export credit. We may experience a significant increase in non-performing loans in our directed lending portfolio because economic difficulties are likely to affect these borrowers more severely and we are less able to control the quality of this portfolio.

     A number of factors which are not in our control will likely affect our ability to control and reduce non-performing loans, including developments in the Indian economy, movements in global commodity markets, global competition, interest rates and exchange rates. Although we are increasing our efforts to improve collections and to foreclose on existing non-performing loans, as discussed below, we may not be successful in our efforts and the overall quality of our loan portfolio may deteriorate in the future. Our recent entry into the credit card business and our upcoming entry in the auto loan and home mortgage loan business during fiscal 2001 may cause our non-performing loans to increase and the overall quality of our loan portfolio to further deteriorate. If we are unable to control and reduce our non-performing loans, we may be unable to execute our business plan as expected and that could adversely affect the price of our equity shares and our ADSs. Further, our growth-oriented strategy has involved a significant increase in our loan portfolio in recent years which could result in additional non-performing loans.

     IF WE ARE UNABLE TO IMPROVE OUR ALLOWANCE FOR CREDIT LOSSES AS A PERCENTAGE OF NON-PERFORMING LOANS, THE PRICE OF THE EQUITY SHARES AND THE ADS COULD GO DOWN.

     Our allowance for credit losses represented 55.1% of our gross non-performing loans at December 31, 1999 compared to 54.6% at March 31, 1999. Although we believe that our allowance for credit losses is adequate to cover all known losses in our asset portfolio and is in accordance with US GAAP, we cannot assure you that our allowance will be adequate to cover any further deterioration in our non-performing loan portfolio. In the event of any further deterioration in our non-performing loan portfolio, there will be an adverse impact on our net income.

     WE MAY BE UNABLE TO FORECLOSE ON OUR COLLATERAL WHEN BORROWERS DEFAULT ON THEIR OBLIGATIONS TO US WHICH MAY RESULT IN FAILURE TO RECOVER THE EXPECTED VALUE OF COLLATERAL SECURITY EXPOSING US TO A POTENTIAL LOSS.

     Our loan portfolio consists primarily of working capital loans that are typically secured by a first lien on inventory, receivables and other current assets. In some cases, we may take further security of a first or second lien on fixed assets, a pledge of financial assets like marketable securities, corporate guarantees and personal guarantees.

     In India, foreclosure on collateral generally requires a written petition to an Indian court. An application, when made, may be subject to delays and administrative requirements that may result in, or be accompanied by, a decrease in the value of the collateral. These delays can last for up to several years leading to deterioration in the physical condition and market value of the collateral. Collateral, consisting of inventory and receivables, is particularly likely to decrease in value due to any delay in enforcement. In the event a borrower makes an application for relief to a specialized quasi-judicial authority called the Board for Industrial and Financial Reconstruction, foreclosure and enforceability of collateral is normally stayed.

     We cannot guarantee that we will be able to realize the full value on our collateral, due to, among other things, delays on our part in taking immediate action, delays in bankruptcy foreclosure proceedings, defects in the perfection of collateral and fraudulent transfers by borrowers. We may also face problems in realizing the full value of any fixed assets in which we have only a subordinated or second lien security interest if the party having the first lien security interest has already partly or fully realized the value of this collateral.

     Additionally, we are a member of a consortium of banks for which we are not the lead lender for 12, or 26.1% of our non-performing loans, including, four of our top ten non-performing loans. Accordingly, we do not control the negotiation, restructuring or settlement of these loans and may not be able to enforce these obligations on the most advantageous terms to us. A failure to recover the expected value of collateral security could expose us to a potential loss, which could reduce the value of our stockholders' equity and adversely affect our business.

     WE FACE GREATER CREDIT RISKS THAN BANKS IN MORE DEVELOPED COUNTRIES.

     Our principal business is providing financing to our clients, virtually all of whom are based in India. Our loans to middle market companies can be expected to be more severely affected than loans to large corporations by adverse developments in the Indian economy due to their generally weaker financial position. In all of these cases, we are subject to the credit risk that our borrowers may not pay us in a timely fashion or at all. The credit risk of all our borrowers is higher than in other developed countries due to the higher uncertainty in our regulatory, political and economic environment and difficulties that many of our borrowers face in adapting to instability in world markets and rapid technological advances taking place across the world. Unlike in most other developed countries, we are required to do directed lending to certain sectors specified by the Reserve Bank of India. For a further discussion of the Reserve Bank of India regulations applicable to Indian commercial banks see, "Supervision and Regulation". These sectors generally have greater credit risks than our normal lending business. Higher credit risk may expose us to potential losses which would adversely affect our business, our future financial performance and the price of our equity shares and our ADSs.

     WE ARE SUBJECT TO THE CONTROL OF ICICI AND COULD BE SUBJECT TO THE CONTROL OF OTHER SHAREHOLDERS.

     Although ICICI will own -- % of our outstanding equity shares after the completion of the offering, its voting power is limited due to Indian regulations that require that holders of 10.0% or more of a bank's outstanding equity shares may only vote 10.0% of the outstanding equity shares. Due to this voting restriction, and the fact that no other shareholder owns 10.0% or more of our outstanding equity shares, ICICI currently effectively controls 28.0% of the voting power of our outstanding equity shares. For a more complete description of this voting restriction, see "Relationship with the ICICI Group -- Capital, Dividend and Voting Limitations". After the completion of the offering, ICICI's effective voting power may decrease. The shares issued in this offering will be
 -- % of the outstanding equity shares and will be voted by the depositary as directed by our board. The remainder of our outstanding equity shares is widely dispersed among other institutional investors and corporate bodies and individual domestic investors.

     Under the terms of our organizational documents, ICICI is entitled to appoint one third of the members of our board of directors, including the Executive Chairman and Managing Director of our board. ICICI is also permitted to vote on the appointment of the remaining members of our board. ICICI has appointed two directors to our current eight member board. Accordingly, ICICI may be able to exercise effective control over our board and over matters subject to a shareholder vote.

     Additionally, because of the limited voting power of ICICI, it is possible that a consortium of shareholders that acquires a portion of our outstanding equity shares could effectively control us. If such shareholders decide to significantly alter our business plan and change or terminate our relationship with the ICICI group, it could have an adverse effect on the price of our equity shares and our ADSs. Under the current regulations, the approval of the Reserve Bank of India is required before we can register the transfer of shares for an individual or group which acquires 5.0% or more of our total paid up capital.

     WE WORK CLOSELY WITH ICICI AND CONFLICTS OF INTEREST WITH ICICI OR THE DETERIORATION OF OUR RELATIONSHIP WITH ICICI COULD ADVERSELY AFFECT OUR BUSINESS.

     We offer products and services which largely complement the product and services offered by ICICI and other ICICI group members. We seek to take advantage of the customer relationships of the ICICI group. Because both ICICI and we are offering some similar financial products and services, there may be conflicts of interest between ICICI and us that could adversely affect our business and the price of our equity shares and our ADSs. There is a risk that ICICI may make business decisions which are to its advantage or the advantage of other group companies at our expense. For example, ICICI may choose to enter or increase its presence in certain markets in which we operate.

     Additionally, in the future, there is a risk that the Reserve Bank of India may direct ICICI to divest some of its holdings in us. Under current guidelines, ICICI is required by the Reserve Bank of India to reduce its ownership interest in us to no more than 40.0% at some point in the future. Any such reduction in ownership interest could result in our inability to continue to capitalize on the corporate and retail relationships of the ICICI group, including reducing or eliminating access to ICICI clients, the ICICI group's joint marketing teams and the services of other ICICI group entities. This would adversely affect our business, our future financial performance and the price of our equity shares and our ADSs. However, a discussion paper issued by the Reserve Bank of India in January 1999 states that if a financial institution chooses to provide commercial banking services directly, permission to create a 100.0% owned banking subsidiary would be considered. ICICI is presently in discussion with the Reserve Bank of India to determine whether and to what extent it may still be required to sell or reduce its interest in us.

     ANY DETERIORATION IN THE FINANCIAL CONDITION OF OUR PARENT COMPANY, ICICI, COULD ADVERSELY IMPACT OUR BUSINESS.

     We fund our business operations independently of ICICI and our business strategy and the execution of that strategy is independent from the business and strategy of ICICI. However, any deterioration in ICICI's financial condition may adversely impact the ICICI brand name and, indirectly, our reputation and affect the confidence of our customers in us. A reduction in consumer confidence could affect our ability to raise deposits from and make loans to customers and adversely impact our business and our future financial performance.

     IF WE ARE UNABLE TO MANAGE OUR RAPID GROWTH, OUR BUSINESS COULD BE DISRUPTED AND THE PRICE OF THE EQUITY SHARES AND THE ADSS COULD GO DOWN.

     Since our inception in 1994, we have experienced rapid growth. Our asset growth rate has been significantly higher than the Indian GDP growth rate over the last five fiscal years. Our balance sheet growth was 78.5% in fiscal 1998, 112.1% in fiscal 1999 and 36.6% in the nine months ended December 31, 1999 compared to March 31, 1999. We expect to continue to implement a strategy of aggressive growth in our loans and deposits. Our growth is expected to place significant demands on our management and other resources and will require us to continue to develop and improve our operational, credit, financial and other internal risk controls. This growth will also provide challenges in our effort to maintain and improve the quality of our assets. Our inability to manage our growth effectively could have a material adverse effect on our business, our future financial performance and the price of our equity shares and our ADSs.

     THE SUCCESS OF OUR INTERNET BANKING STRATEGY WILL DEPEND, IN PART, ON THE DEVELOPMENT OF THE NEW AND EVOLVING MARKET FOR INTERNET BANKING IN INDIA.

     We have offered Internet banking services to our customers since October 1997, although there are currently low volumes of such transactions being conducted in India. At February 29, 2000, we had approximately 52,000 subscribers to our Infinity Internet banking service. The demand and market acceptance for Internet banking are subject to a high level of uncertainty and are substantially dependent upon the adoption of the Internet for general commerce and financial services transactions in India. In 1999, there were approximately 0.8 million Internet users in India and approximately 175 Internet service providers, 30 of which had commenced operations. The International Data Corporation estimated in 1999 that the number of Internet users will increase to
4.5 million by 2002 and 12.3 million by 2005.

     Many of our existing customers and potential customers have only a very limited experience with the Internet as a communications medium. In order to realize significant revenue from our Infinity services, we will have to persuade our customers to conduct banking and financial transactions through the Internet. In addition, the cost to Indian consumers of obtaining the hardware, software and communications links necessary to connect to the Internet is too high to enable many people in India to afford to use these services at this time. Although relevant legislation has been proposed by the government of India, critical issues concerning the commercial use of the Internet, such as security, legal recognition of electronic records, validity of contracts entered into online and the validity of digital signatures, remain unresolved and may inhibit growth. If Internet banking does not continue to grow or grows slower than expected, we will not be able to meet our projected earnings and growth strategy related to our Internet banking business.

     THE SUCCESS OF OUR INTERNET BANKING STRATEGY WILL DEPEND, IN PART, ON THE DEVELOPMENT OF ADEQUATE INFRASTRUCTURE FOR THE INTERNET IN INDIA.

     The Internet may not be accepted as a viable commercial marketplace in India for a number of reasons, including inadequate development of the necessary network infrastructure. There can be no assurance that the Internet infrastructure in India will be able to support the demands of its anticipated growth. Inadequate infrastructure could result in slower response times and adversely affect usage of the Internet generally. If the infrastructure for the Internet does not effectively support growth that may occur, we will not be able to execute our growth strategy related to our Internet banking business.

     IF WE ARE UNABLE TO SUCCEED IN OUR NEW BUSINESS AREAS, WE MAY NOT BE ABLE TO EXECUTE OUR GROWTH STRATEGY.

     We have recently launched several Internet banking products for our retail and corporate customers including online bill payments and online account opening. We have also recently entered the Indian credit card market and started offering mobile phone banking services. ICICI group also intends to provide online brokering services. We expect to provide online integration between the customer's depositary share account and bank account with us and securities brokerage account with ICICI Web Trade. We also expect to offer auto loans and home mortgage loans that qualify as priority sector lending and distribute life insurance products proposed to be offered by the ICICI group to our customers. We intend to continue to explore new business opportunities in both retail and corporate banking. We cannot assure you that we have accurately estimated the relevant demand for these new banking products or that we will be able to master the skills and management information systems necessary to successfully manage our new products and services. Our inability to grow in new business areas could adversely affect our future financial performance and the price of our equity shares and our ADSs.

     MATERIAL CHANGES IN THE REGULATIONS WHICH GOVERN US COULD CAUSE OUR BUSINESS TO SUFFER AND THE PRICE OF OUR EQUITY SHARES AND OUR ADSS TO GO DOWN.

     Banks in India operate in a highly regulated environment in which the Reserve Bank of India extensively supervises and regulates banks. Our business could be directly affected by any changes in policies for banks in respect of directed lending and reserve requirements. In addition, banks are generally subject to changes in Indian law, as well as to changes in regulation and governmental policies, income tax laws and accounting principles. We cannot assure you that laws and regulations governing the banking sector will not change in the future or that any changes will not adversely affect our business, our future financial performance and the price of our equity shares and our ADSs.

     OUR BUSINESS IS VERY COMPETITIVE AND OUR GROWTH STRATEGY DEPENDS ON OUR ABILITY TO COMPETE EFFECTIVELY.

     Interest rate deregulation and other liberalization measures affecting the Indian banking sector have increased competition. This liberalization process has led to increased access for our customers to alternative sources of funds, such as domestic and foreign commercial banks and the domestic and international capital markets. Our corporate and retail lending business will continue to face competition from Indian and foreign commercial banks and non-banking finance companies. In addition, we will face increasing competition for deposits from other banks, non-banking entities like mutual funds and non-banking finance companies. Our future success will also depend upon our ability to compete effectively with these entities, including the public sector banks, which may have significantly greater resources than us. Our business could also be affected by the increasing use of technology by our competitors. Competition may also increase significantly with greater deregulation of the Indian banking industry. Due to competitive pressures, we may be unable to successfully execute our growth strategy and offer products and services at reasonable returns and this may adversely impact our business and our future financial performance.

     WE FACE RISKS ASSOCIATED WITH POTENTIAL STRATEGIC PARTNERSHIPS OR OTHER VENTURES, INCLUDING WHETHER ANY SUCH TRANSACTIONS CAN BE COMPLETED AND WHETHER THE OTHER PARTY CAN BE INTEGRATED WITH OUR BUSINESS ON FAVORABLE TERMS.

     We may seek opportunities for growth through future acquisitions, investments, strategic partnerships or ventures. Any such future transactions may involve a number of risks, including increased costs, diversion of our management's attention required to integrate the acquired business and the failure to retain key acquired personnel and clients, some or all of which could have an adverse effect on our business.

     IF WE ARE UNABLE TO ADAPT TO THE RAPID TECHNOLOGICAL CHANGES, OUR BUSINESS COULD SUFFER.

     Our success will depend, in part, on our ability to respond to technological advances and emerging banking industry standards and practices on a cost-effective and timely basis. The development and implementation of such technology entails significant technical and business risks. There can be no assurance that we will successfully implement new technologies effectively or adapt our transaction-processing systems to customer requirements or emerging industry standards. If we are unable, for technical, legal, financial or other reasons, to adapt in a timely manner to changing market conditions or customer requirements, our business and our future financial performance could be materially adversely affected.

     SIGNIFICANT SECURITY BREACHES AND FRAUD COULD ADVERSELY IMPACT OUR
BUSINESS.

     We seek to protect our computer systems and network infrastructure from physical break-ins as well as security breaches and other disruptive problems caused by our increased use of the Internet. Computer break-ins and power disruptions could affect the security of information stored in and transmitted through such computer systems and network infrastructure. We employ security systems, including firewalls and password encryption, designed to minimize the risk of security breaches. Though, we intend to continue to implement security technology and establish operational procedures to prevent break-ins, damage and failures, there can be no assurance that these security measures will be successful. A significant failure of security measures could have a material adverse effect on our business and our future financial performance.

     Our business operations are highly transaction-oriented. Although we take adequate measures to safeguard against fraud, there can be no assurance that we would be able to prevent fraud. Our reputation could be adversely affected by significant fraud committed by employees or outsiders.

RISKS RELATING TO THE ADSS AND EQUITY SHARES

     YOU WILL NOT BE ABLE TO VOTE YOUR ADSS.

     Investors in ADSs will have no voting rights unlike holders of the equity shares who have voting rights. The depositary will exercise its right to vote the equity shares represented by the ADSs as directed by our board of directors. If you wish, you may withdraw the equity shares underlying the ADSs and seek to vote the equity shares you obtain upon withdrawal. However, for foreign investors, this withdrawal process may be subject to delays. For a discussion of the legal restrictions triggered by a withdrawal of the equity shares from the depositary facility upon surrender of ADSs, see "Restriction on Foreign Ownership of Indian Securities."

     YOUR ABILITY TO WITHDRAW EQUITY SHARES FROM THE DEPOSITARY FACILITY IS UNCERTAIN AND MAY BE SUBJECT TO DELAYS.

     India's restrictions on foreign ownership of Indian companies limit the number of shares that may be owned by foreign investors and generally require government approval for foreign ownership. Although we have sought all necessary government approvals for the offering, investors who withdraw equity shares from the depositary facility will be subject to Indian regulatory restrictions on foreign ownership upon withdrawal. It is possible that this withdrawal process may be subject to delays. For a discussion of the legal restrictions triggered by a withdrawal of equity shares from the depositary facility upon surrender of ADSs, see "Restriction on Foreign Ownership of Indian Securities".

     YOUR ABILITY TO SELL IN INDIA ANY EQUITY SHARES WITHDRAWN FROM THE DEPOSITARY FACILITY MAY BE SUBJECT TO DELAYS IF SPECIFIC GOVERNMENT APPROVAL IS REQUIRED.

     Investors seeking to sell in India any equity shares withdrawn upon surrender of an ADS will require Reserve Bank of India approval for each such transaction unless the sale of such equity shares is made on a stock exchange or in connection with an offer made under the regulations regarding takeovers. If approval is required, we cannot guarantee that any approval will be obtained in a timely manner or at all. Because of possible delays in obtaining requisite approvals, investors in equity shares may be prevented from realizing gains during periods of price increases or limiting losses during periods of price declines.

     YOU ARE UNABLE TO WITHDRAW AND REDEPOSIT SHARES IN THE DEPOSITARY FACILITY.

     Because of certain Indian legal restrictions, the supply of ADSs may be limited. The only way to add to the supply of ADSs will be through a primary issuance because the depositary will not be permitted to accept deposits of outstanding equity shares and issue ADSs representing such shares. Therefore, an investor in ADSs who surrenders an ADS and withdraws equity shares will not be permitted to redeposit his equity shares in the depositary facility. In addition, an investor who has purchased equity shares on the Indian market will not be able to deposit them in the ADS program. The inability of investors to withdraw from and re-enter the depositary facility may adversely affect the market price of our ADSs.

     US INVESTORS MAY BE SUBJECT TO MATERIALLY ADVERSE TAX CONSEQUENCES IF WE ARE A PASSIVE FOREIGN INVESTMENT COMPANY.

     Based upon proposed Treasury regulations, which are proposed to be effective for taxable years after December 31, 1994, we do not expect to be considered a passive foreign investment company. In general, a foreign corporation is a passive foreign investment company for any taxable year in which (i) 75.0% or more of its gross income consists of passive income (such as dividends, interest, rents and royalties) or (ii) 50.0% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of passive income. We have based our expectation that we are not a passive foreign investment company on, among other things, provisions in the proposed regulations that provide that certain restricted reserves (including cash and securities) of banks are assets used in connection with banking activities and are not passive assets, as well as the composition of our income and our assets from time to time. Since there can be no assurance that the proposed regulations will be finalized in their current form and the composition of our income and assets will vary over time, there can be no assurance that we will not be considered a passive foreign investment company for any fiscal year. If we are a passive foreign investment company at any time that you own ADSs and you are a US person, you may be subject to materially adverse US tax consequences. See "Taxation -- US Taxation -- Passive Foreign Investment Company Rules".

     CONDITIONS IN THE INDIAN SECURITIES MARKET MAY AFFECT THE PRICE OR LIQUIDITY OF THE EQUITY SHARES AND THE ADSS.

     The Indian securities markets are smaller and more volatile than securities markets in more developed economies. The Indian stock exchanges have in the past experienced substantial fluctuations in the prices of listed securities and the price of our stock has been especially volatile. In 1999, our stock price on the NSE ranged from a high of Rs. 75.00 (US$ 1.72) in December 1999 to a low of Rs.
20.75 (US$ 0.48) in February 1999. From January 1, 2000 to March 15, 2000, our stock price on the NSE, reached a peak of Rs. 250.00 (US$ 5.75) and a low of Rs.
66.00 (US$ 1.52). At March 16, 2000 our stock price on the NSE was Rs. 203.95 (US$ 4.69).

     Indian stock exchanges have also experienced problems that have affected the market price and liquidity of the securities of Indian companies. These problems have included temporary exchange closures, broker defaults, settlement delays and strikes by brokers. The Stock Exchange, Mumbai, formerly known as the Bombay Stock Exchange or the BSE, was closed for three days in March 1995 following a default by a brokerage house. In addition, the governing bodies of the Indian stock exchanges have from time to time imposed restrictions on trading in certain securities, limitations on price movements and margin requirements. Further, from time to time, disputes have occurred between listed companies and stock exchanges and other regulatory bodies, which in some cases may have had a negative effect on market sentiment. Similar problems could happen in the future and, if they did, they could affect the market price and liquidity of our equity shares and our ADSs.

     Because of our close relationship with ICICI, volatility in the price of ICICI shares could effect the price of our equity shares and our ADSs.

     THERE IS A LIMITED MARKET FOR THE ADSS.

     Before the offering, there has been no market for our ADSs in the United States. Even though we have applied to list our ADSs on the New York Stock Exchange, we cannot be certain that any trading market for our ADSs will develop or be sustained after the offering, or that the public offering price will correspond to the price at which our ADSs will trade in the public market after the offering. We cannot guarantee that a market for the ADSs will develop or continue.

     SETTLEMENT OF TRADES OF EQUITY SHARES ON INDIAN STOCK EXCHANGES MAY BE SUBJECT TO DELAYS.

     The equity shares represented by our ADSs are expected to be listed on the Calcutta, Delhi, Madras and Vadodara Stock Exchanges, the BSE and the NSE. Settlement on these stock exchanges may be subject to delays and an investor in equity shares withdrawn from the depositary facility upon surrender of ADSs may not be able to settle trades on such stock exchanges in a timely manner.

     AS A RESULT OF INDIAN GOVERNMENT REGULATION OF FOREIGN OWNERSHIP, THE PRICE OF THE ADSS
     COULD GO DOWN.

     Foreign ownership of Indian securities is heavily regulated and is generally restricted. ADSs issued by companies in certain emerging markets, including India, may trade at a discount or premium to the underlying equity shares, in part because of the restrictions on foreign ownership of the underlying equity shares.

     YOUR HOLDINGS MAY BE DILUTED BY ADDITIONAL ISSUANCES OF EQUITY BY US AND ANY DILUTION MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR ADSS.

     Any future issuances of equity by us will dilute the positions of investors in our ADSs and could adversely affect the market price of our ADSs. Although we do not anticipate issuing additional equity in the immediate future, there is a risk that our continued rapid growth could require us to fund this growth through additional equity offerings. Our recently approved employee stock option plan could lead to the issuance of up to 5.0% of our shares.

     YOU MAY BE UNABLE TO EXERCISE PREEMPTIVE RIGHTS AVAILABLE TO OTHER SHAREHOLDERS.

     A company incorporated in India must offer its holders of equity shares preemptive rights to subscribe and pay for a proportionate number of shares to maintain their existing ownership percentages prior to the issuance of any new equity shares, unless these rights have been waived by at least 75% of the company's shareholders present and voting at a shareholders' general meeting. US investors in our ADSs may be unable to exercise preemptive rights for our equity shares underlying our ADSs unless a registration statement under the Securities Act is effective with respect to such rights or an exemption from the registration requirements of the Securities Act is available. Our decision to file a registration statement will depend on the costs and potential liabilities associated with any such registration statement as well as the perceived benefits of enabling US investors in our ADSs to exercise their preemptive rights and any other factors we consider appropriate at the time. We do not commit that we would file a registration statement under these circumstances. If we issue any such securities in the future, such securities may be issued to the depositary, which may sell such securities in the securities markets in India for the benefit of the investors in our ADSs. There can be no assurance as to the value, if any, the depositary would receive upon the sale of these securities. To the extent that investors in our ADSs are unable to exercise preemptive rights, their proportional interests in us would be reduced.

     BECAUSE THE EQUITY SHARES UNDERLYING OUR ADSS ARE QUOTED IN RUPEES IN INDIA, YOU MAY BE SUBJECT TO POTENTIAL LOSSES ARISING OUT OF EXCHANGE RATE RISK ON THE INDIAN RUPEE AND RISKS ASSOCIATED WITH THE CONVERSION OF RUPEE PROCEEDS INTO FOREIGN CURRENCY.

     Investors that purchase our ADSs will be required to pay for the ADSs in US dollars. Investors will be subject to currency fluctuation risks and convertibility risks since the equity shares are quoted in rupees on the Indian stock exchanges on which they are listed. Dividends on the equity shares will also be paid in rupees, and then converted into US dollars for distribution to ADS investors. Investors that seek to convert the rupee proceeds of a sale of equity shares withdrawn upon surrender of ADSs into foreign currency and export the foreign currency will need to obtain the approval of the Reserve Bank of India for each such transaction. In addition, investors that seek to sell equity shares withdrawn from the depositary facility will have to obtain approval from the Reserve Bank of India, unless the sale is made on a stock exchange or in connection with an offer made under the regulations regarding takeovers. Holders of rupees in India may also generally not purchase foreign currency without general or special approval from the Reserve Bank of India.

     On an average annual basis, the rupee has declined against the US dollar since 1980. As measured by the Reserve Bank of India's reference rate, the rupee lost approximately 21.7% of its value against the US dollar in the last three years, depreciating from Rs. 35.75 per US$ 1.00 at December 31, 1996 to Rs.
43.51 per US$ 1.00 at December 31, 1999. At March 15, 2000, the Reserve Bank of India's reference rate was Rs. 43.59 per US$ 1.00. In addition, in the past, the Indian economy has experienced severe foreign exchange shortages, creating future potential decline in the value of the rupee. In 1991, the government of India obtained substantial foreign financial assistance, including a US$ 2.3 billion standby arrangement with the International Monetary Fund, in order to avert difficulties in servicing India's external debt. The government of India repaid US$ 1.1 billion of this amount in April 1994. India's foreign exchange reserves have since increased and were US$ 35.2 billion at January 21, 2000.

     YOU MAY BE SUBJECT TO INDIAN TAXES ARISING OUT OF CAPITAL GAINS.

     Generally, capital gains, whether short-term or long-term, arising on the sale of the underlying equity shares in India are subject to Indian capital gains tax. For the purpose of computing the amount of capital gains subject to tax, Indian law specifies that the cost of acquisition of the equity shares will be deemed to be the share price prevailing on the BSE or the NSE on the date the depositary advises the custodian to redeem receipts in exchange for underlying equity shares. The period of holding of such equity shares, for determining whether the gain is long-term or short-term, commences on the date of the giving of such notice by the depositary to the custodian. Investors are advised to consult their own tax advisers and to consider carefully the potential tax consequences of an investment in our ADSs.

     YOU MAY NOT BE ABLE TO ENFORCE A JUDGMENT OF A FOREIGN COURT AGAINST US.

     We are a limited liability company incorporated under the laws of India. All our directors and executive officers and some of the experts named in this prospectus are residents of India and almost all of our assets and the assets of such persons are located in India.

     India is not a party to any international treaty in relation to the recognition or enforcement of foreign judgments. We have been advised by our Indian legal advisors that recognition and enforcement of foreign judgments is provided for under Section 13 of The Code of Civil Procedure, 1908 of India on a statutory basis and that foreign judgments shall be conclusive regarding any matter directly adjudicated upon except:

     - where the judgment has not been pronounced by a court of competent jurisdiction;

     -  where the judgment has not been given on the merits of the case;

     - where it appears on the face of the proceedings that the judgment is founded on an incorrect view of international law or a refusal to recognize the law of India in cases in which such law is applicable;

     - where the proceedings in which the judgment was obtained were opposed to natural justice;

     -  where the judgment has been obtained by fraud; or

     - where the judgment sustains a claim founded on a breach of any law in force in India.

     It may not be possible for investors in our ADSs to effect service of process upon us or our directors and executive officers and experts named in the prospectus that are residents of India outside India or to enforce judgments obtained against us or such persons in foreign courts predicated upon the liability provisions of foreign countries, including the civil liability provisions of the federal securities laws of the United States. Moreover, it is unlikely that a court in India would award damages on the same basis as a foreign court if an action is brought in India. Furthermore, it is unlikely that an Indian court would enforce foreign judgments if it viewed the amount of damages as excessive or inconsistent with Indian practice.

     THERE MAY BE LESS COMPANY INFORMATION AVAILABLE IN INDIAN SECURITIES MARKETS THAN SECURITIES MARKETS IN DEVELOPED COUNTRIES.

     There is a difference between the level of regulation and monitoring of the Indian securities markets and the activities of investors, brokers and other participants and that of markets in the United States and other developed economies. The Securities and Exchange Board of India is responsible for improving disclosure and other regulatory standards for the Indian securities markets. The Securities and Exchange Board of India has issued regulations and guidelines on disclosure requirements, insider trading and other matters. There may, however, be less publicly available information about Indian companies than is regularly made available by public companies in developed economies.

                                USE OF PROCEEDS

     The net proceeds to us from the sale of the    --   ADSs to be sold in the
offering are estimated to be US$    --   (US$    --   if the underwriters'
over-allotment option is exercised in full), at the public offering price of US$
   --   per ADS and after deducting the underwriting discount and estimated offering expenses. The net proceeds from the offering will be used for funding future growth and for other general corporate purposes. The net proceeds from the offering will also allow us to strengthen our capital adequacy so as to be more in line with the capitalization of leading international banks and to be in compliance with capital adequacy requirements in India.

                                 CAPITALIZATION

     The following table sets forth our capitalization at December 31, 1999 and our capitalization adjusted to give effect to the sale of ADSs (including the ADSs to be issued in the event the underwriters' over-allotment option is exercised in full) pursuant to the offering.

     There have been no material changes to our capitalization since December 31, 1999. However, we have raised funds through borrowings in the ordinary course of business subsequent to December 31, 1999.

                                                            AT DECEMBER 31, 1999
                                             --------------------------------------------------
                                                     ACTUAL                    ADJUSTED
                                             -----------------------    -----------------------
                                                               (IN MILLIONS)
Liabilities:
  Short-term liabilities(1):
     Deposits............................    Rs. 79,850    US$ 1,835    Rs. 79,850    US$ 1,835
     Short-term borrowings...............         1,797           41         1,797           41
     Long-term debt maturing within one
       year..............................            --           --            --           --
                                             ----------    ---------    ----------    ---------
  Total short-term liabilities...........        81,647        1,876        81,647        1,876
                                             ----------    ---------    ----------    ---------
  Long-term liabilities(1):
     Deposits............................         5,152          118         5,152          118
     Long-term debt, net of current
       maturities........................         1,734           40         1,734           40
                                             ----------    ---------    ----------    ---------
  Total long-term liabilities............         6,886          158         6,886          158
                                             ----------    ---------    ----------    ---------
Total liabilities........................        88,533        2,034        88,533        2,034
                                             ----------    ---------    ----------    ---------
Stockholders' equity:
  Common stock...........................         1,650           38            --           --
  Additional paid-in capital.............           375            9            --           --
  Retained earnings......................         1,564           36         1,564           36
  Other comprehensive income(2)..........            80            2            80            2
                                             ----------    ---------    ----------    ---------
Total stockholders' equity...............         3,669           85            --           --
                                             ----------    ---------    ----------    ---------
TOTAL CAPITALIZATION.....................    Rs. 92,202    US$ 2,119            --           --
                                             ==========    =========    ==========    =========

---------------

(1) Short-term liabilities have residual maturity of less than one year while long-term liabilities have residual maturity of one year and more.
(2) Represents unrealized gains and losses on marketable equity securities and debt securities available for sale, net of applicable income taxes.

                                 EXCHANGE RATES

     Fluctuations in the exchange rate between the Indian rupee and the US dollar will affect the US dollar equivalent of the Indian rupee price of the equity shares on the Indian stock exchanges and, as a result, will affect the market price of the ADSs in the United States. These fluctuations will also affect the conversion into US dollars by the depositary of any cash dividends paid in Indian rupees on the equity shares represented by ADSs.

     On an average annual basis, the rupee has consistently declined against the dollar since 1980. In early July 1991, the government of India adjusted the rupee downward by an aggregate of approximately 20.0% against the dollar as part of an economic package designed to overcome an external payments crisis.

     The following table sets forth, for the periods indicated, certain information concerning the exchange rates between Indian rupees and US dollars based on the noon buying rate:

FISCAL YEAR                                       PERIOD END(1)    AVERAGE(1)(2)    HIGH      LOW
-----------                                       -------------    -------------    -----    -----
1995..........................................        31.43            31.38        31.90    31.37
1996..........................................        34.35            33.47        38.05    31.36
1997..........................................        35.88            35.70        36.85    34.15
1998..........................................        39.53            37.37        40.40    35.71
1999..........................................        42.50            42.27        43.60    39.55
2000 (through March 16, 2000).................      43.58            43.63          43.65    43.55

---------------

(1) The noon buying rate at each period end and the average rate for each period differed from the exchange rates used in the preparation of our financial statements.
(2) Represents the average of the noon buying rate on the last day of each month during the period.

     Although we have translated certain rupee amounts in this prospectus into dollars for convenience, this does not mean that the rupee amounts referred to could have been, or could be, converted into dollars at any particular rate, the rates stated below, or at all. Except in the sections on "The Republic of India", and "Reforms in Some Key Sectors of the Indian Economy" which are based on publicly available data, all translations from rupees to dollars are based on the noon buying rate in the City of New York for cable transfers in rupees at December 31, 1999. The Federal Reserve Bank of New York certifies this rate for customs purposes on each date the rate is given. The noon buying rate on December 31, 1999 was Rs. 43.51 per US$ 1.00 and on March 16, 2000 was Rs. 43.58 per US$ 1.00. The exchange rates used for convenience translations differ from the actual rates used in the preparation of our financial statements.

                     OVERVIEW OF THE INDIAN BANKING SECTOR

     The information in this section has been extracted from publicly available documents from various sources, including officially prepared materials from the government of India and its various ministries and the Reserve Bank of India, and has not been prepared or independently verified by us or the underwriters, or any of their respective affiliates or advisors. This is the latest available information to our knowledge.

GENERAL

     The Indian banking sector primarily consists of commercial and cooperative banks. The commercial banks include public sector banks, new and old private sector banks, foreign banks and regional rural banks. Commercial banks provide all the traditional services provided by banks such as taking deposits, making loans, and providing payment and money transmission services as well as domestic and foreign treasury activities, settlement and clearing services, advisory services and auxiliary financial services. Commercial banks in India have traditionally focused on meeting the short-term financial needs of industry, trade and agriculture. At September 30, 1999, there were 298 commercial banks in India, with a network of 65,294 branches serving approximately Rs. 7.4 trillion in deposit accounts. The cooperative banks serve the agricultural industry and small businesses in urban and semi-urban areas.

     The following table sets forth the number of Indian commercial banks by category.

                                                                    AT MARCH 31,
                                                                --------------------
                                                                1997    1998    1999
                                                                ----    ----    ----
Public sector banks.........................................     27      27      27
Old private sector banks....................................     25      25      25
New private sector banks(1).................................      9       9       9
Foreign banks...............................................     38      42      44
Regional rural banks........................................    196     196     196
                                                                ---     ---     ---
Total commercial banks......................................    295     299     301
                                                                ===     ===     ===

---------------

(1) Comprises private sector commercial banks formed after July 1993 when the Reserve Bank of India permitted the establishment of new private sector banks.
Sources: Reserve Bank of India Report on Trends and Progress of Banking in
         India, 1998-1999 and 1997-1998; Reserve Bank of India Quarterly Handout, September 1999 and June 1997.

     The geographic spread and reach of commercial banks is vast, with nearly 70.0% of their branches located in rural or semi-urban areas of the country. A large number of these branches belong to the public sector banks.

PUBLIC SECTOR BANKS

     Public sector banks make up the largest category in the Indian banking system. They include the State Bank of India (a government-controlled bank and today the largest bank in India) and its associates (other government-controlled banks with a regional presence), 19 other nationalized banks and 196 regional rural banks. Excluding the regional rural banks, the remaining public sector banks had 45,761 branches and accounted for 77.8% of the outstanding loans and 79.5% of the aggregate deposits of all commercial banks at September 30, 1999. Public sector banks compete on the basis of providing products and services through their vast branch networks and their relatively low cost of funds due to their relatively higher proportion of retail deposits.

PRIVATE SECTOR BANKS

     At March 31, 1999 the Indian private sector banks consisted of 25 old private sector banks which existed before the July 1993 banking reforms and nine new private sector banks, including us, which began operations after July 1993. In response to the need to introduce greater competition and achieve higher productivity and efficiency in the Indian banking industry, the Reserve Bank of India issued guidelines in 1993 which permitted the entry of new private sector banks into the industry. At September 30, 1999, the private sector banks had a network of 4,883 branches which accounted for 7.5% of the total branch network of commercial banks. At September 30, 1999, private sector banks accounted for approximately 10.2% of aggregate deposits and 11.3% of outstanding loans of all commercial banks. New private sector banks, though small in number, hold over 35.0% of the total assets of all private sector banks and compete by providing efficient service, quick responses to loan applications, technology-based, cost effective solutions and innovative products and services using multiple channels of delivery.

FOREIGN BANKS

     There were 44 foreign banks with 192 branches operating in India at March 31, 1999. The major foreign banks include Citibank, Bank of America, American Express Bank, Hong Kong and Shanghai Banking Corporation, Standard Chartered Bank, Deutsche Bank and ANZ Grindlays Bank. At March 31, 1999, foreign banks accounted for 5.9% of aggregate deposits and 8.4% of outstanding loans of commercial banks. The primary activity of most foreign banks in India has been serving corporate customers in the wholesale segment, including meeting the banking needs of their global customers who have operations in India. Some of the larger foreign banks have a significant presence in consumer finance products such as automobile finance, home loans, credit cards and household consumer finance.

DEPOSIT AND LOAN DATA

     The following table sets forth, for the periods indicated, the profile of loans and the aggregate deposit distribution in the Indian banking industry and the market share among commercial banks at March 31, 1999.

                                                                                         MARKET
                                                               AT MARCH 31,              SHARE
                                                        --------------------------    AT MARCH 31,
                                                           1998           1999            1999
                                                        -----------    -----------    ------------
                                                            (IN BILLIONS, EXCEPT PERCENTAGES)
Deposits:
  Public sector banks...............................    Rs. 5,317.2    Rs. 6,386.6        79.8%
  Old private sector banks..........................          477.8          560.2         7.0
  New private sector banks..........................          217.4          308.1         3.9
  Foreign banks.....................................          428.3          474.5         5.9
  Regional rural banks..............................          221.9          270.1         3.4
                                                        -----------    -----------       -----
Total...............................................    Rs. 6,662.6    Rs. 7,999.5       100.0%
                                                        ===========    ===========       =====
Loans(1):
  Public sector banks...............................    Rs. 3,039.1    Rs. 3,576.1        77.3%
  Old private sector banks..........................          288.8          343.4         7.4
  New private sector banks..........................          141.8          211.1         4.6
  Foreign banks.....................................          336.8          386.6         8.4
  Regional rural banks..............................           90.1          105.6         2.3
                                                        -----------    -----------       -----
Total...............................................    Rs. 3,896.6    Rs. 4,622.8       100.0%
                                                        ===========    ===========       =====

---------------

(1) Loans include advances and investments in non-statutory liquidity ratio securities.
Source: Reserve Bank of India publications, 1998-1999.

     New private sector banks have increased their assets and deposits aggressively since commencing their operations in 1993 and, at March 31, 1999, accounted for approximately 3.9% of aggregate deposits and 4.6% of loans outstanding of all commercial banks. At March 31, 1999, we were the largest new private sector bank and accounted for 18.1% of the total assets of new private sector banks. HDFC Bank and Times Bank, two new private sector banks, merged effective February 26, 2000. At December 31, 1999, our assets were less than the combined assets of these two entities. However, we were still the largest among new private sector banks in terms of deposits. For a comparison of the relative levels of deposits and loans of leading foreign banks and new private sector banks in India, see "Business -- Competition -- General".

     In addition to commercial banks, a variety of financial intermediaries in the public and private sector participate in India's financial sector, including financial institutions, like ICICI, non-bank finance companies, other specialized financial institutions and state-level financial institutions. See "Overview of the Indian Financial Sector" for a more in-depth discussion of these different types of financial intermediaries in the Indian banking sector. The traditional boundaries between different types of financial intermediaries are becoming more blurred, and these financial intermediaries also compete with us and other commercial banks.

                       RELATIONSHIP WITH THE ICICI GROUP

GENERAL

     The ICICI group is a diversified financial services group organized under the laws of India. The ICICI group includes ICICI, the parent company and its subsidiaries. These companies conduct commercial banking, investment banking, venture capital, information technology, Internet-based stock trading and retail banking activities. ICICI is one of the largest of all Indian financial institutions, banks and finance companies in terms of assets. ICICI has close relationships with a client base of over 1,000 Indian companies, a growing base of three million retail bond customers and a strong pool of experienced and talented professionals. The ICICI group's retail products include retail deposits, retail bonds, home and automobile loans and other consumer finance products and services. In fiscal 1999, the ICICI group had consolidated net income of Rs. 7.5 billion (US$ 173 million). At December 31, 1999 the ICICI group had consolidated assets of Rs. 742.3 billion (US$ 17.1 billion) and consolidated stockholders' equity of Rs. 67.4 billion (US$ 1.5 billion), and in the nine months ended December 31, 1999, the ICICI group had consolidated net income of Rs 6.9 billion (US$ 160 million).

     Most of the activities of the ICICI group are carried out through the parent company, ICICI, which is listed on the New York Stock Exchange (symbol:
IC and IC.d). ICICI accounted for over 87.5% of the consolidated assets at year-end fiscal 1999 and 91.6% of the consolidated net income for fiscal 1999. We are the largest subsidiary in the ICICI group, accounting for 11.4% of the consolidated assets at year-end fiscal 1999 and 7.7% of the consolidated net income for fiscal 1999.

     The following chart sets forth the organizational structure of the group.

                                  [FLOWCHART]

CAPITAL, DIVIDEND AND VOTING LIMITATIONS

     Under the conditions of the commercial banking license granted to ICICI in 1994 to establish us, there must be an arms length relationship organizationally and operationally between ICICI and us. We are also prohibited from extending any credit to ICICI. We have no agreement with ICICI and no plans to enter into an agreement regarding any future contribution of capital by ICICI to us for maintenance of our minimum capital adequacy ratio or with respect to any future issuance of equity shares by us to ICICI. Any declaration and payment of a dividend by us to any shareholder, including ICICI, must be recommended by our board of directors and approved by our shareholders in accordance with applicable Indian law, and if the dividend is in excess of 25.0% of the par value of our shares (or Rs. 413 million (US$ 9 million) before the completion of the offering), we must obtain prior approval from the Reserve Bank of India.

     ICICI has no preemptive or registration rights with respect to our shares and we have no agreement to issue any equity or debt securities to ICICI.

     Prior to the offering ICICI owned 74.2% of our equity shares. After giving effect to the offering, ICICI will own -- % of our equity shares (assuming the underwriters' over-allotment option is exercised in full). Under Indian law, no person holding shares in a banking company can vote more than 10.0% of such bank's outstanding equity shares. This means that while ICICI owns 74.2% of our equity shares, it can only vote 10.0% of our equity shares. Due to this voting restriction and the fact that no other shareholder owns 10.0% or more of our outstanding equity shares, ICICI effectively controls 28.0% of the voting power of our outstanding equity shares. After the completion of the offering, ICICI's effective voting power may decrease.

     Our organizational documents permit ICICI to appoint up to one third of the members of our board, including the Executive Chairman and Managing Director of our board. Pursuant to this authority, ICICI has appointed two directors to our eight-member board of directors. ICICI may also vote for the remaining members of our board of directors. Pursuant to our organizational documents, to convene a board meeting, one of the two ICICI directors on our board of directors must be present unless they waive this requirement in writing.

OWNERSHIP CONSIDERATIONS

     As we describe in "Group Operating Strategy" below, we work closely with ICICI and, given its large equity interest in us (currently 74.2% and -- % after the offering if the underwriters' over-allotment option is exercised in full), we believe that ICICI has an incentive to help us perform well. There is a possibility that ICICI may make business decisions which are to its advantage or the advantage of other group companies at our expense.

     Additionally, in the future, there is a possibility that the Reserve Bank of India may direct ICICI to divest some of its holdings in us. Under current guidelines, ICICI is required to reduce its ownership interest in us to no more than 40.0% at some point in the future. Any such reduction in ownership interest could result in our inability to continue to capitalize on the corporate and retail relationships of the ICICI group, including reducing or eliminating access to ICICI clients, the ICICI group's joint marketing teams and the services of other ICICI group entities. This would adversely affect our business and our future financial performance. However, a discussion paper issued by the Reserve Bank of India in January 1999 states that if a financial institution chooses to provide commercial banking services directly, permission to have a 100.0% banking subsidiary would be considered. ICICI is presently in discussion with the Reserve Bank of India to determine whether and to what extent it may still be required to sell or reduce its interest in us. See also "Related Party Transactions".

COMPLEMENTARY PRODUCT RANGES

     Traditionally, regulation in the banking and financial services sector in India segregated the offering of various products and services between commercial banks like us and financial institutions like ICICI. In recent years, some of these restrictions have been relaxed, and there is some overlap between the product offerings of ICICI and us, as described below. However, we believe that both of our product ranges remain largely complementary and enable the ICICI group to attract and retain customers by providing a complete range of financial products and services.

     CORPORATE LENDING

     Both we and ICICI offer term loans and guarantees although we generally do not compete with each other to provide these services. Because ICICI has a significantly larger balance sheet than us and our funding sources are of a shorter term than those of ICICI, ICICI typically offers larger loans on a fixed rate basis with longer maturities, while we offer smaller loans on a floating rate basis with shorter maturities. We can offer documentary credits for all purposes while, under current authorization, ICICI can offer documentary credits only to customers having an available line of foreign currency credit with them, and only for import of capital goods. ICICI is not permitted to offer these products for the import of raw materials, which we can do.

     RETAIL LENDING

     While ICICI does not offer credit cards, it does, together with its subsidiary, ICICI Home Finance Company Limited, offer retail asset products including auto loans and home mortgage loans which are marketed through its subsidiary, ICICI Personal Financial Services Limited. We offer credit cards, loans against time deposits and loans against shares for subscriptions to initial public offerings of Indian companies. We plan to offer auto loans and home mortgage loans in fiscal 2001 which will be marketed through ICICI Personal Financial Services.

Pursuant to an understanding between ICICI and us, we will offer auto loans and home mortgage loans that qualify as priority sector lending and ICICI, together with ICICI Home Finance, will offer all other auto loans and home mortgage loans. Home mortgage loans of up to Rs. 1 million and auto loans to professionals qualify as priority sector lending. For a description of our priority sector lending requirements, see "Business -- Corporate Banking -- Directed Lending".

     FUNDING

     ICICI is not permitted to offer banking products involving checking facilities including savings accounts, checking accounts, cash management services and time deposits of a maturity of less than one year. These products form our core funding base.

     TREASURY

     Our foreign exchange treasury is a full-fledged authorized dealer while ICICI is permitted to deal only with regard to its underlying transactions. Our domestic treasury desk serves its customers independent of the ICICI desk.

GROUP OPERATING STRATEGY

     In fiscal 1999, in an effort to enhance the delivery of products and services to clients, the ICICI group decided to reorganize its structure. It formed three client relationship groups, the Major Clients Group, the Growth Clients Group and the Personal Financial Services Group, for this purpose.

     The relationship managers in the Major Clients Group and the Growth Clients Group are drawn from companies across the ICICI group, including from us. These relationship managers are responsible for offering the full range of the ICICI group's corporate banking products and services with an emphasis on cross-selling products and services offered by ICICI group companies and the generation of fee-based income. These groups are client-driven, so they cater to the needs of the ICICI group's customers regardless of which relationship manager is servicing a particular customer and whether the product is one offered by us or other ICICI group companies. The salary and other expenses of a relationship manager that is working for one of these client relationship groups are borne by the company that has seconded the relationship manager to one of these client relationship groups.

     The ICICI group restructuring has enabled us to take advantage of ICICI's strong relationships with over 1,000 corporations in India to sell our products and services. These relationships have been particularly effective in helping us gain access to the larger corporations, as our balance sheet on a stand-alone basis would not have permitted us to take the large exposures that may be undertaken by ICICI given its large balance sheet capabilities. As described in greater detail below, in cases where ICICI and we both provide credit to the same customer, we appraise the customers' credit requirements separately and independently. On the basis of our credit analysis, pricing, portfolio exposure and other factors, we determine whether and to what extent we take an exposure. Our decision is independent of ICICI's credit approval and appraisal processes. There have been instances where ICICI has extended credit to a particular borrower and we have not.

     We also seek to benefit from ICICI's corporate relationships in growing our retail business. We sell retail products to the employees of the ICICI group's corporate customers, including offering corporate customers our payroll deposit scheme for their employees.

     The Personal Financial Services Group manages ICICI's retail business. ICICI's three million retail bond customers also present us with an opportunity for cross-selling a variety of products, including bank accounts, credit cards, depositary share accounts and, to a limited extent, retail loans.

     Both our and the ICICI group's retail strategy is based on the offering of multiple products through multiple delivery channels to provide choice and convenience to customers. Offering the entire range of products and services through multiple channels also results in greater economies of scale. The channels are owned by different ICICI group companies. We own the bank branch channel and Infinity, the Internet banking channel, and ICICI Personal Financial Services owns the telephone banking call centers. We use the services of ICICI

Personal Financial Services to offer telephone banking to our customers. For this purpose, we pay them on the basis of actual call volume. A substantial portion of the ATMs are leased from ICICI pursuant to an arms-length agreement. The ICICI centers, which are low-cost standalone offices acting as marketing and service centers, are owned by ICICI. Our credit card back-end processing operations are managed by ICICI Personal Financial Services. We pay ICICI Personal Financial Services on a cost plus 10.0% markup basis. See "Business -- Retail Banking -- Credit Cards" and "Related Party Transactions".

     To enable the pooling of talent and a compensation structure aligned to those of other information technology companies, the group decided to consolidate the technology teams from all group companies into one information technology company, ICICI Infotech Services Limited. ICICI Infotech now offers technology solutions to the entire ICICI group. We outsource our information technology requirements from ICICI Infotech and 33 of their employees have been seconded to us. These officers are dedicated to meet our requirements and we pay ICICI Infotech the salary expenses of these ICICI Infotech employees. While the personnel are outsourced from ICICI Infotech, the existing hardware and software continue to be owned by us.

                                    BUSINESS

OVERVIEW

     We are a private sector commercial bank organized under the laws of India in 1994. We offer a wide range of banking products and services to corporate and retail customers through a variety of delivery channels. We believe our emphasis on providing value-added products and quality service which are responsive to the financial needs of our customers will allow us to continue to gain market share in our target customer markets. We are a subsidiary of ICICI Limited, one of the largest of all Indian financial institutions, banks and finance companies in terms of assets, a well-recognized brand in the Indian financial sector and the first Indian company to list its securities on the New York Stock Exchange. At December 31, 1999, we had the largest deposit base of all of the new private sector banks in India. In fiscal 1999, our net income was Rs. 503 million (US$ 12 million). At December 31, 1999, we had assets of Rs. 102.2 billion (US$ 2.3 billion) and stockholders' equity of Rs. 3.7 billion (US$ 85 million). Our net income for the nine months ended December 31, 1999 was Rs. 1.0 billion (US$ 24 million).

     Our organization has three key activities: corporate banking, retail banking and treasury operations. In corporate banking, our primary goal is to build a strong asset portfolio consisting mainly of working capital and term loans to large, well-established Indian corporations as well as to select middle market companies in growth industries. We also seek to provide a wide variety of fee-based corporate products and services, like documentary credits, cash management services, standby letters of credit and treasury-based derivative products that help us increase our non-interest income. In building our corporate banking activities, we have capitalized on the strong relationships that our parent company, ICICI, enjoys with many of India's leading corporations. We intend to generate significant growth in revenues based on increased synergies with ICICI and its group of companies.

     Our retail products and services include payroll accounts and other retail deposit products, online bill payment and remittance facilities, credit cards, depositary share accounts, retail loans against time deposits and loans against shares for subscriptions to initial public offerings. We have built a base of demand and time deposits with 494,480 retail customer accounts at December 31, 1999. We offer our customers a choice of delivery channels including physical branches, ATMs, telephone banking call centers and the Internet. In recent years, we have expanded our physical delivery channels, including bank branches and ATMs, to cover a total of 121 locations in 40 cities throughout India at December 31, 1999.

     Our treasury engages in domestic and foreign exchange operations. It seeks to manage our balance sheet, including by maintaining our required regulatory reserves. In addition, our treasury seeks to optimize profits from our trading portfolio by taking advantage of market opportunities using funds acquired from the inter-bank markets and corporate deposits. Our trading portfolio includes our regulatory portfolio as there is no restriction on active management of our regulatory portfolio.

     Since our inception in 1994, we have consistently used technology to differentiate our products and services from those of our competitors. For example, we were the first bank in India to offer Internet banking. Our technology-driven products also include electronic commerce-based business-to-business and business-to-consumer banking solutions, cash management services and mobile phone banking services. To support our technology initiatives, we have set up online real time transaction processing systems. We remain focused on changes in customer needs and technological advances and seek to remain at the forefront of electronic banking in India.

HISTORY

     We were formed in 1994 as a part of the ICICI group of companies. Our initial equity capital was contributed 75.0% by ICICI and 25.0% by SCICI Limited, a diversified finance and shipping finance lender of which ICICI owned 19.9% at December 1996. In December 1996, SCICI was merged into ICICI, and as a result, we became a wholly-owned subsidiary of ICICI. We have grown rapidly in size to become a leading player among the new private sector Indian banks.

     When ICICI obtained the commercial banking license to establish us in 1994, the Reserve Bank of India imposed a condition that ICICI reduce its ownership interest in us to no more than 40.0%. This condition reflected the government policy of preventing the monopolization of economic power in one entity. In 1997, ICICI sold a 25.8% interest in us in an offering in India to the public and to employees of the ICICI group. A discussion paper issued by the Reserve Bank of India in January 1999 states that if a financial institution chooses to provide commercial banking services directly, permission to create a 100.0% owned banking subsidiary would be considered. ICICI is categorized as one such financial institution and is presently in discussion with the Reserve Bank of India to determine whether and to what extent it may still be required to sell or reduce its interest in us.

OUR STRATEGY

     Our objective is to be the leading provider of banking products through technology driven distribution channels servicing a targeted group of corporate and retail customers.

     To achieve our objective, the key elements of our strategy are to:

     -  Increase our market share in corporate banking;

     -  Build a profitable retail franchise;

     - Apply Internet-related technologies to existing product offerings and create new business opportunities on the Internet;

     -  Use technology to provide a multi-channel distribution network;

     -  Enhance our recurring fee income; and

     - Emphasize conservative risk management practices to enhance our asset quality.

     INCREASE OUR MARKET SHARE IN CORPORATE BANKING

     Our corporate lending products and services, consisting principally of working capital finance and term lending, have grown at a compound annual growth rate of 56.9% over the past three fiscal years. We expect that short-term finance will continue to represent a significant growth opportunity as the economy in India develops. Over the past year, we have shifted our focus in favor of financing large, highly rated corporations, although we continue to seek to identify and gain market share in the new growth sectors of the Indian economy. Further, in all of our activities, we seek to be flexible and responsive to our clients needs, while at the same time seeking to maintain safeguards through conservative risk management practices.

     We believe we can continue to expand our market presence by leveraging strong corporate relationships of the ICICI group, the effective use of technology, speedy response times, quality service and the provision of products and services designed to meet specific customer needs. The ICICI group enjoys strong financial ties with over 1,000 of India's leading corporations, mainly through long-term funding relationships. Together with other members of the ICICI group, we participate in joint marketing teams to provide a comprehensive range of long and short-term financial products to these corporate customers. As a result, ICICI group relationships have enabled us to significantly enhance our market share in short-term funding. We expect to continue to work closely with the ICICI group to harness synergies in the marketing of our complementary range of products and rapidly expand our asset base.

     BUILD A PROFITABLE RETAIL FRANCHISE

     We believe the "ICICI" brand name is well established and one of the most respected names in the financial services business in India. We believe that this strength in brand identity, together with the ICICI group's strong corporate relationships and existing retail investor base, provides us with a unique opportunity to build a profitable retail franchise in India. At December 31, 1999, we had 494,480 retail customer accounts. Within India, we have a target market of 34 million households, consisting principally of professionals and high net worth individuals as well as select wage and salary earners. This market is supplemented by 22 million non-resident Indians, a significant portion of whom are well educated and affluent and have strong links to family members in India. We believe our range of retail products will facilitate further penetration of the Indian retail consumer market.

     We plan to attract customers through innovative products such as "Power Pay", our direct deposit product that allows our corporate customers' employee salaries to be directly credited to special savings accounts, to significantly drive the growth in the number of savings accounts maintained with us.

     We will continue to seek to provide our target market with a growing range of deposit, funds transfer, and retail bank products to meet their growing financial needs. We will continue to expand our range of retail savings products tailored to meet the needs of our customer base, such as foreign currency denominated accounts for non-resident Indians, as well as premium checking accounts for small businesses.

     We believe the lack of strong mass market players in retail assets in India creates a significant growth opportunity for us. Our retail asset products at present are limited to credit cards, loans against time deposits and loans against shares for subscriptions for initial public offerings in India. We intend to increase our retail asset base during fiscal 2001 by offering auto loans and home mortgage loans. Pursuant to an understanding between ICICI, and us, we will offer auto loans and home mortgage loans that qualify for priority sector lending. These loans would be marketed through ICICI Personal Financial Services which currently markets the retail assets of ICICI and its subsidiary, ICICI Home Finance. We will continue to broaden our range of retail products and services in an effort to gain market share among our target customer base.

     We are using the Retail Customer Data Mart, a database that consolidates retail customer and product data across all ICICI group companies including ICICI's three million retail bond customers. This data is analyzed for customer segmentation and is used in our targeted marketing campaigns. For example, we use this database to determine which high net worth individuals we should grant our credit cards with pre-approved credit limits. We plan to continue our use of this and similar information systems to enhance customer loyalty through increased cross selling.

     APPLY INTERNET-RELATED TECHNOLOGIES TO EXISTING PRODUCT OFFERINGS AND CREATE NEW BUSINESS OPPORTUNITIES ON THE INTERNET

     We believe that by developing Internet applications for our services, we can gain significant marketing and distribution advantages over our competitors. We also believe that through the Internet we can vertically integrate our product offerings, allowing customers, retailers, distributors, manufacturers and their suppliers access to our banking system. Lower costs from effective use of technology coupled with increased scale of operations should allow us to deliver greater value to our customers.

     Accordingly, we were the first bank in India to introduce an Internet banking service and an Internet-based bills payment system, and even today are one among very few banks offering this service in India. We pioneered online business-to-business solutions in India by launching "i-payments", a payments tool connecting our customers with their suppliers and dealers. We offer online electronic payment facilities to our corporate customers and their suppliers and dealers as a closed user group using the Internet as the delivery platform. These product offerings have resulted in significant cost savings to our clients, allowing us to develop client loyalty while at the same time better understanding the needs of our clients. In all of our endeavors, we intend to use the Internet as a means of enhancing our accessibility and overall customer convenience and satisfaction.

     USE TECHNOLOGY TO PROVIDE A MULTI-CHANNEL DISTRIBUTION NETWORK

     As we have recently entered the banking sector, we have been able to use current technology to develop all our systems. We believe that product differentiation through multiple delivery channels has improved our ability to attract and retain customers, enabling us to achieve gains in market share. Accordingly, we have tried to provide products and services, using the Internet, ATMs and other technology to increase our service and attract and satisfy customers. Our use of online delivery channels offers added convenience for our customers while markedly reducing the cost of financial transactions and the need to have an extensive branch network. Our technology is expected to allow the customer access to any product through any delivery channel and thereby give the customer the option of choosing the most convenient channel. To further expand our ATM network, we have entered into alliances with petroleum companies, department stores and cyber cafes to provide ATMs at select high traffic locations. Our proposed strategic alliance with a leading Indian Internet portal is intended to help us further distribute our banking products over the Internet. Our goal is to develop a cost efficient, highly effective distribution network, which ensures quality customer service.

     ENHANCE OUR RECURRING FEE INCOME

     We will continue to seek to develop value-added products and services in an effort to enhance our market share and to increase our recurring fee income. Our fee and commission income has grown at an average rate of 57.6% per annum since fiscal 1997, principally from issuing guarantees, documentary credits and similar instruments. We believe we were the third largest provider of cash management services in India and were among the market leaders in providing trust, retention and escrow account services at December 31, 1999. We have developed countrywide collection and payment mechanisms for rural and cooperative banks with limited geographic presence. We continue to seek to provide funds collection and transfer services to our clients and clients of the ICICI group. We also offer our customers depositary share accounts and direct sales of third party mutual funds and propose to distribute insurance products to be offered by the ICICI group in the future. Through Infinity, our Internet banking service, we offer Money2India, our online remittance facility for non-resident Indians, which is already generating fee income. We also offer "i-payments", our business-to-business electronic commerce solution for corporate customers, and electronic payment of utility bills for retail customers, which are presently free to increase customer acquisition. We believe these and other initiatives will enhance our recurring fee income in ways that are responsive to the needs of our customers.

     EMPHASIZE CONSERVATIVE RISK MANAGEMENT PRACTICES TO ENHANCE OUR ASSET
QUALITY

     We believe conservative risk management policies, processes and controls are critical for our long-term success. While we will continue to extend credit to growth oriented companies with strong financial positions, we expect that our emphasis on lending primarily to higher rated credits and active management of older less creditworthy assets should help improve the risk profile of our loan portfolio. In connection with our new credit card business, we have devised an internal credit scoring model and maintain strict monitoring of repayment patterns to minimize the risks associated with this business. Once we enter the auto loan and home mortgage loan market, we intend to apply the same rigor to credit evaluation standards for these products as we have applied to the credit evaluation standards for our current loan products.

     We expect to build on our established credit risk management procedures, credit evaluation and rating methodology, credit risk pricing models, proprietary analytics and monitoring and control mechanisms.

     Finally, we believe that our adoption of U.S. GAAP accounting including its higher provisioning requirements embodies a more conservative approach to quantifying credit losses.

     POSSIBLE ALLIANCES

     The banking sector in India is changing rapidly and we are considering a number of selective strategic options on an ongoing basis. These include alliances and other initiatives with Internet portal and other Internet service providers, telecommunications companies and banks for online financial products and services, alliances for installation of ATMs at gas station outlets, cyber cafes, outlets of consumer durable companies and retail chain stores and third party bank locations. After careful assessment, we may also consider selective acquisitions to further these or other strategic options. The goal of any such initiative would be to further our overall strategy of broadening our customer base, increasing market share and providing superior services through low cost distribution channels and thus increasing shareholder value.

OUR PRINCIPAL BUSINESS ACTIVITIES

     Our principal business activities include corporate banking, retail banking and treasury operations. In our corporate banking, we make working capital loans and term loans to our corporate borrowers, take deposits from corporate customers and provide a range of fee-based products and services. In retail banking, we take deposits from retail customers through multiple products and delivery channels and have recently begun to offer credit cards in addition to other retail loan products.

     The following table sets forth, for the periods indicated, the share of our corporate and retail banking deposits and loans in our total business:

                                               AT MARCH 31, 1999           AT DECEMBER 31, 1999
                                          ---------------------------   ---------------------------
                                          CORPORATE   RETAIL            CORPORATE   RETAIL
                                           BANKING    BANKING   TOTAL    BANKING    BANKING   TOTAL
                                          ---------   -------   -----   ---------   -------   -----
                                                    (IN RS. BILLION, EXCEPT PERCENTAGES)
Gross loans............................     27.4        1.1      28.5     38.0        0.8      38.8
  % of total...........................     96.1%       3.9%    100.0%    98.0%       2.0%    100.0%
Deposits...............................     45.6       15.1      60.7     59.6       25.4      85.0
  % of total...........................     75.1%      24.9%    100.0%    70.1%      29.9%    100.0%

     Our treasury manages our balance sheet, including by maintaining required regulatory reserves. In addition, our treasury seeks to optimize profits from our trading portfolio by taking advantage of market opportunities.

CORPORATE BANKING

     GENERAL

     Our largest activity in terms of deposits and gross loans is our corporate banking operations. At December 31, 1999, corporate banking represented 70.1% of our deposits and 98.0% of our gross loans.

     Our key corporate banking products include loan products and fee and commission-based products and services. Our principal loan products consist of working capital loans, including cash credit facilities (a revolving floating rate asset-backed overdraft facility) and bill discounting (a type of receivables financing), and term loans. Fee and commission-based products and services include documentary credit and standby letters of credit, forward contracts, interest and currency swaps, cash management services, trust and retention accounts and payment services. Most of these fee and commission-based products and services provide recurring fees from each customer. We also take rupee or foreign currency deposits with fixed or floating interest bases from our corporate customers. Our deposit taking products include certificates of deposit, checking accounts and time deposits. We deliver our corporate banking products and services through a combination of physical branches, correspondent banking networks and the Internet.

     We seek to differentiate ourselves from our competitors primarily by capitalizing on the relationships of the ICICI group and through speedy and efficient client servicing. We seek to achieve this through the effective use of technology, high quality staff, speedy decision-making and the provision of structured financial products meeting specific customer needs.

     We provide our products and services to a wide range of private sector and public sector commercial and industrial corporations, including some of India's leading companies as well as growth-oriented, middle market commercial enterprises, traders and service providers and to the agricultural sector. In the first few years of our operations, due to our small balance sheet size, small to medium-sized middle market companies were our target customers. Over the past year as our balance sheet has grown, we have, consistent with our strategy of focusing on quality growth opportunities, concentrated on financing large, highly-rated corporations by taking advantage of the corporate relationships of the ICICI group. Of our 800 corporate customers at December 31, 1999, 171 were also ICICI customers representing 24.3% of our loan portfolio.

     CORPORATE LOAN PRODUCTS

     Our corporate loan products are working capital finance and term loans. We offer a substantial portion of our corporate loans on a floating rate basis. For more details on our loan portfolio, see "-- Loan Portfolio".

     Working Capital Finance

     Under working capital finance, we offer our corporate customers cash credit facilities and bill discounting. At December 31, 1999, gross working capital loans outstanding were Rs. 26.0 billion (US$ 598 million), constituting 67.0% of our gross loan portfolio.

     Cash Credit Facilities. Cash credit facilities are the most common form of working capital financing in India. Cash credit facilities are given to borrowers to finance the cash flow gap arising out of the time difference between the purchase of raw materials and the realization of sale proceeds. A cash credit facility is a revolving overdraft line of credit for meeting the working capital needs of companies and is generally backed by current assets like inventories and receivables. Under the cash credit facility, we provide a line of credit up to a pre-established amount based on the borrower's projected level of inventories, receivables and cash deficits. Within this limit, disbursals are made based on the actual level of inventories and receivables. A portion of the cash credit facility can also be made in the form of a demand loan. A cash credit facility is typically given to companies in the manufacturing, trading and service sectors on a floating interest rate basis. We earn interest on this facility on a quarterly basis, based on the daily outstanding amounts. The facility is generally given for a period of up to 18 months, with a review after 12 months. Our cash credit facility is generally fully secured with full recourse to the borrower. In most cases, we have a first lien on the borrower's current assets, which normally are inventory and receivables. Additionally, in some cases, we may take further security of a first or second lien on fixed assets including real estate, a pledge of financial assets like marketable securities, corporate guarantees or personal guarantees.

     Cash credit facilities are extended to borrowers by either a single bank, multiple banks or a consortium of banks with a lead bank. The nature of the arrangement depends upon the amount of working capital financing required by the borrower, the risk profile of the borrower and the amount of loan exposure a single bank can take on the borrower. Though in the past we have extended cash credit facilities on our own, with our increased focus on more highly rated large corporations, we are increasingly participating in multiple bank and consortium arrangements. For a description of these arrangements, see "-- Loan Portfolio -- Collateral -- Completion, Perfection and Enforcement". Regardless of the arrangement, we undertake our own due diligence and follow our credit risk policy to determine whether we should lend money to the borrower and, if so, the amount to be lent to the borrower. For more details on our credit risk procedures, see "-- Risk Management -- Credit Risk".

     In cases where ICICI provides long-term loans for financing projects of corporations, we seek to provide, or participate in the consortium providing, working capital loans or the short-term portion of their working requirements. We appraise the customers' credit requirement separately and independently from ICICI.

     Bill Discounting. Bill discounting involves the financing of short-term trade receivables through negotiable instruments. These negotiable instruments can then be discounted with other banks if required, providing us liquidity. In addition to traditional bill discounting, we also provide customized solutions to our corporate customers having large dealer networks. Loans are approved to dealers in the form of working capital lines of credit, based on analysis of dealer credit risk profiles. These dealer financing facilities help us to strengthen our relationships with our corporate customers and may be expanded into Internet-based corporate banking services.

     Term Loans

     Term loans are amortizing loans given typically for a period of between three and seven years for financing core working capital requirements and normal capital expenditures of small and medium-sized companies. Our term credits include rupee loans, foreign currency loans, lease financing and subscription to preferred stock. These products also include marketable instruments such as fixed rate and floating rate debentures. In the case of rupee and foreign currency loans and debentures, we generally have a security interest and first lien on all the fixed assets of the borrower. The security interest typically includes property, plant and equipment and other tangible assets of the borrower. We typically provide term loans of smaller size, generally up to Rs. 200 million, (US$ 5 million), considering our liability profile, and refer larger loans to ICICI.

     At December 31, 1999, gross term loans outstanding were Rs. 12.0 billion (US$ 277 million), constituting 31.0% of our gross loan portfolio.

     FEE AND COMMISSION-BASED ACTIVITIES

     Our fee and commission-based products and services include documentary credits, standby letters of credit, forward contracts, interest and currency swaps, cash management services, trust and retention accounts and payment services.

     Documentary Credits

     We provide documentary credit facilities to our working capital loan customers both for meeting their working capital needs as well as for capital equipment purchases. For working capital purposes, we issue documentary credits on behalf of our customers for the sourcing of their raw materials and stock inputs. Lines of credit for documentary credits and standby letters of credit are approved as part of a working capital loan package provided to a borrower. These facilities, like cash credit facilities, are generally given for a period up to 18 months, with review after 12 months. Typically, the line is drawn down on a revolving basis over the term of the facility, resulting in a fee payable to us at the time of each drawdown, based on the amount and term of the drawdown. A significant proportion of our documentary credits for capital equipment are issued on behalf of borrowers who also had taken term loans from ICICI.

     We issue documentary credits on behalf of borrowers both for domestic and foreign purchases. Borrowers pay a fee to us based on the amount drawn down from the facility and the term of the facility. This facility is generally secured by the same collateral available for cash credit facilities. We generally also take collateral in the form of cash deposits from our borrowers before each drawdown of the facility.

     At December 31, 1999, we had a portfolio of documentary credits of Rs. 7.8 billion (US$ 179 million).

     Standby Letters of Credit

     We provide standby letter of credit facilities, called guarantees in India, that can be drawn down any number of times up to the committed amount of the facility. We issue standby letters of credit on behalf of our borrowers in favor of corporations and government authorities inviting bids for projects, guaranteeing the performance of our borrowers. We also issue standby letters of credit as security for advance payments made to our borrowers by project authorities and for deferral of and exemption from the payment of import duties granted to our borrowers by the government against fulfillment of certain export obligations by our borrowers. The term of these standby letters of credit is generally up to 18 months. This facility is generally secured by collateral similar to that of documentary credits.

     At December 31, 1999, we had a portfolio of standby letters of credit of Rs. 6.7 billion (US$ 154 million).

     Forward Contracts and Interest and Currency Swaps

     We provide forward contracts to our customers for hedging their short-term exchange rate risk on foreign currency denominated receivables and payables. We generally provide this facility for a term of up to six months and occasionally up to 12 months. We also offer interest rate and currency swaps to our customers for hedging their medium and long-term risks due to interest rate and currency exchange rate movements. We offer these swaps for a period ranging from three to ten years. Our customers pay a commission to us for this product that is included in the price of the product and is dependent upon market conditions. We also hedge our own exchange rate risk related to our foreign currency trading portfolio with products from banking counterparties.

     At December 31, 1999, we had a portfolio of outstanding forward contracts of Rs. 49.6 billion (US$ 1.1 billion) and a portfolio of interest and currency swaps of Rs. 8.6 billion (US$ 198 million).

     Cash Management Services

     Under cash management services, we offer our corporate clients custom-made payment and remittance services allowing them to reduce the time period between collections and remittances, thereby streamlining their cash flows. Our cash management products include physical check-based clearing in locations where settlement systems are not uniform, electronic clearing services, central pooling of country-wide collections, dividend and interest remittance services and Internet-based payment products. We believe we were the third largest provider of cash management services in India at December 31, 1999. We also provide cash management services to our parent, ICICI. Our customers including ICICI pay a fee to us for these services based on the volume of the transaction, the location of the check collection center and speed of delivery.

     The total amount handled under cash management services was Rs. 441.3 billion (US$ 10.1 billion) for the nine month period ended December 31, 1999, resulting in fee income of Rs. 74 million (US$ 1.7 million). At December 31, 1999, we had 231 cash management service customers. ICICI paid us Rs. 14 million (US$ 322,000) for the nine months ended December 31, 1999 for these services provided to it by us.

     Trust and Retention Accounts

     We offer trust and retention account facilities to lenders in limited and non-recourse project finance transactions who typically require the setting up of trust and retention accounts as part of the project financing structure and our customers include power and telecommunications companies. This service enables us to capture the receivables of the project on behalf of the lenders and channel the cash flows in a pre-determined manner. We also offer escrow account facilities for securitization and merger and acquisition transactions. Our customers pay a negotiated fee to us for this product based on the complexity of the structure and the level of monitoring involved in the transaction.

     We actively provide these services and use the strengths of our parent as a leading project financier in the country to obtain customers for these services. We believe that we are the market leader in providing these services in India, with about 90 accounts. The cash flows managed under this product during the nine months ended December 31, 1999 were about Rs. 228.3 billion (US$ 5.2 billion).

     Payment Services

     We offer online electronic payment facilities to our corporate customers and their suppliers and dealers as a closed user group, where the entire group is required to maintain bank accounts with us. We use the Internet as the delivery platform for this business-to-business electronic commerce product, which we call "i-payments". Under this service, all payments from our corporate customers to their suppliers and payments from the dealers to our corporate customers are made electronically. This service offers a high level of convenience since no physical instruments are required, all transactions are done online and the information may be viewed on the Internet. This product can be customized to meet the specific requirements of individual customers. We do not charge a fee for this service, as it results in large low cost funds for short durations in checking accounts of customers, that we invest profitably.

     We have already entered into memoranda of understanding with over 100 large Indian corporations relating to "i-payments". Many of these corporations have come to us as a result of our relationship with members of the ICICI group. Most of these corporations intend to include approximately 10-20 dealers and suppliers in their electronic commerce closed user group. Based on these statistics, we believe that, based on ICICI's corporate relationship base of over 1,000 customers, we have the potential to grow to service 15,000 small, medium and large corporate users over the next few years.

     OTHER CORPORATE BANKING ACTIVITIES

     International Banking Business

     We provide a wide range of cross-border banking services from 25 of our branches spread across the country. Our international business services include foreign currency loans for imports and exports, documentary credits, standby letters of credit and collection and funds transfer services. All these branches are connected directly to the Society for Worldwide Inter-Bank Financial Telecommunication network (SWIFT), to quickly facilitate transactions. We also have correspondent arrangements with over 105 international banks covering all major countries with which India has trade relationships. These arrangements facilitate the execution of cross border transactions including letters of credit and funds transfers. We also provide travel-related services to our corporate customers including money changing, sale and cashing of travelers' checks and foreign currency remittances to international travel destinations. Our customers pay fees to us for substantially all of these products and services.

     Treasury Products

     We provide liquidity management services to our corporate customers to enable them to invest their short-term cash surpluses in a variety of short-term treasury and deposit-based instruments, including treasury bills, commercial paper and certificates of deposit. These products allow our customers to earn income on their short-term cash surpluses since deposits for periods of less than 15 days are non-interest-bearing pursuant to Reserve Bank of India regulations. We also facilitate the holding of foreign currency accounts. Our target customers for these products are large public and private sector companies, provident funds and high net worth individuals.

     Products for Other Banks

     Various cooperative banks and rural banks in India are limited to specific regions or states of India. These banks need relationships with banks present in most of the large cities in India to be able to service the needs of their customers for country-wide collection and payment. We have developed customized products and solutions for cooperative banks. Although we do not charge a fee for these products, they result in large amounts being maintained with us in non-interest-bearing checking accounts that we can invest profitably.

     CORPORATE LOAN PRICING

     We price our corporate loans over our prime lending rate based on four factors:

     -  our internal credit rating of the company;

     - the nature of the banking arrangement (either a single bank, multiple bank or consortium arrangement);

     -  the collateral available; and

     -  market conditions.

     Our current credit approval process generally requires a minimum credit rating of A-. For a description of our credit rating system, see "-- Risk Management -- Credit Risk".

     Our Asset-Liability Management Committee fixes prime lending rates based on yield curve factors, such as interest rate and inflation rate expectations, as well as the market demand for loans of a certain term and our cost of funds. Working capital financing is usually contracted at rates linked to the prime lending rate for maturities over 365 days. The prime lending rates relevant to other maturities are used for short-term bill discounting products.

     We have four prime lending rates linked to the term of the loan. At December 31, 1999, our prime lending rates per annum were as follows:

TERM                                                            PRIME LENDING RATE
----                                                            ------------------
Up to 90 days...............................................          11.75%
91 days to 180 days.........................................          12.50
181 days to 364 days........................................          13.00
365 days and over...........................................          13.50

     Under the existing Reserve Bank of India regulations, loan exposures through corporate debt instruments and bill discounting are not subject to the prime lending rate regulations. Banks can lend at an interest rate below their prime lending rates when delivery is through these products.

     One of our competitive advantages in the corporate banking industry is our speed of delivery. We are generally able to preliminarily approve credit requests within two business days since we study the borrower and its credit rating well in advance of our marketing efforts. The formal credit approval process, including due diligence, generally takes about three to four weeks to complete. We believe this is a key factor in giving us a substantive competitive advantage and enabling us to charge a premium in pricing over many of our competitors.

     DIRECTED LENDING

     The Reserve Bank of India requires banks to lend to certain sectors of the economy. Such directed lending is comprised of priority sector lending, export credit and housing finance.

     Priority Sector Lending

     The Reserve Bank of India has established guidelines requiring banks to lend 40.0% of their net bank credit (total domestic loans less marketable debt instruments and certain exemptions permitted by the Reserve Bank of India from time to time) to certain specified sectors called priority sectors. Priority sectors include small-scale industries, the agricultural sector, food and agro-based industries and small businesses. Out of the 40.0%, we are required to lend a minimum of 18.0% to the agriculture sector and the balance to certain specified sectors, including small scale industries (defined as manufacturing, processing and services businesses with a limit on investment in plant and machinery of Rs. 10 million), small businesses, including retail merchants, professional and other self employed persons and road and water transport operators and to specified state financial corporations and state industrial development corporations.

     The following table sets forth, for the periods indicated, our priority sector loans broken down by type of borrower.

                                                                                                          % OF NET
                                      AT MARCH 31,                           AT DECEMBER 31,             BANK CREDIT
                       -------------------------------------------   -------------------------------   AT DECEMBER 31,
                         1997        1998             1999             1998             1999                1999
                       ---------   ---------   -------------------   ---------   -------------------   ---------------
                                                      (IN MILLIONS, EXCEPT PERCENTAGES)
Small scale
  industries.........  Rs. 1,860   Rs. 2,753   Rs. 3,510   US$  81   Rs. 3,180   Rs. 3,717   US$  85        13.2%
Others including
  small businesses...        231         513       1,959        45         392       1,022        24         3.6
Agricultural
  sector.............        252         501         675        16         491       1,912        44         6.8
                       ---------   ---------   ---------   -------   ---------   ---------   -------        ----
Total................  Rs. 2,343   Rs. 3,767   Rs. 6,144   US$ 142   Rs. 4,063   Rs. 6,651   US$ 153        23.6%
                       =========   =========   =========   =======   =========   =========   =======        ====

     We are required to comply with the priority sector lending requirements at the end of each fiscal year. Any shortfall in the amount required to be lent to the priority sectors may be required to be deposited with Indian development banks like the National Bank for Agriculture and Rural Development and the Small Industries Development Bank of India. These deposits have a maturity of up to five years and carry interest rates lower than market rates. These deposits also satisfy part of our priority sector requirement.

     At March 31, 1999, our priority sector loans were Rs. 6.1 billion, constituting 30.2% of net bank credit. This led to a shortfall of Rs. 1.9 billion (US$ 44 million) in our priority sector lending. The Reserve Bank of India required us to deposit the shortfall in the National Bank for Agriculture and Rural Development when it makes a demand on us. At the present time, this bank has taken deposits of only Rs. 19 million (US$ 437,000) from us. We believe that a large number of Indian commercial banks have had a shortfall in meeting their priority sector lending requirements.

     In fiscal 2001, as part of our retail banking activities, we plan to offer auto loans and home mortgage loans. These loans will be marketed through ICICI Personal Financial Services. ICICI, together with its subsidiary, ICICI Home Finance, offers these retail loans. These loans are also marketed through ICICI Personal Financial Services. Pursuant to an understanding between ICICI and us, we will offer auto loans and home mortgages loans that qualify as priority sector lending to our customers and ICICI together with its subsidiary, ICICI Home

Finance will offer all other auto loans and home mortgage loans to its customers. Home mortgages of up to Rs. one million and auto loans to professionals qualify as priority sector lending and we believe that they offer us an appropriate opportunity to meet our directed lending requirements without sacrificing our standards for credit quality.

     For a discussion of the asset quality of our priority sector loan portfolio, see "-- Non-Performing Loans -- Analysis of Non-Performing Loans by Directed Lending Sector".

     Export Credit

     As part of directed lending, the Reserve Bank of India also requires us to make loans to exporters at concessional rates of interest. We provide export credit for pre-shipment and post-shipment requirements of exporter borrowers in rupees and foreign currencies. At the end of our fiscal year, 12.0% of our net bank credit is required to be in the form of export credit. This requirement is in addition to the priority sector lending requirement but credit extended to exporters that are small scale industries or small businesses may also meet part of our priority sector lending requirement. We have complied with these requirements since inception. The Reserve Bank of India provides export refinancing for an eligible portion of total outstanding export loans at a concessional rate that is 2.0% lower than the concessional rate of interest on export credit. The interest income earned on export credits is supplemented through fees and commissions earned from these exporter customers from other fee-based products and services taken by them from us, such as foreign exchange products and bill handling. At December 31, 1999, our export credit was Rs. 3.4 billion (US$ 78 million), constituting 11.9% of our net bank credit. At December 31, 1999, the weighted average interest rate on our export credit was 10.61%.

     Housing Finance

     The Reserve Bank of India requires us to lend up to 3.0% of our incremental deposits in the previous fiscal year for housing finance. This can be in the form of home loans to individuals or investments in the debentures and bonds of the National Housing Bank and housing development institutions recognized by the government of India.

     CORPORATE DEPOSITS

     We take deposits from our corporate clients with terms ranging from 15 days to seven years but predominantly from 15 days to one year. We routinely provide interest quotes for deposits in excess of Rs. 10 million on a daily basis (uncommon in India), based on rates in the inter-bank term money market and other money market instruments such as treasury bills and commercial paper. The Reserve Bank of India regulates the term of deposits in India but not the interest rates with some minor exceptions. We are not permitted to pay interest for periods less than 15 days. Also, pursuant to the current regulations, we are permitted to vary the interest rates on our corporate deposits based upon the size range of the deposit so long as the rates offered are the same for every customer of a deposit of a certain size range on a given day. Corporate deposits include funds taken by us from large public sector corporations, government organizations, other banks and large private sector companies. Corporate deposits totaled Rs. 59.6 billion (US$ 1.4 billion) at December 31, 1999, constituting 70.1% of our total deposits and 60.5% of total liabilities at December 31, 1999.

     We offer a variety of deposit services to our corporate customers. We take rupee or foreign currency denominated deposits with fixed or floating interest. Our deposit products for corporations include:

     -  current accounts -- non-interest-bearing demand deposits;

     - time deposits -- fixed term deposits that accrue interest at a fixed rate and may be withdrawn before maturity by paying penalties; and

     -  certificates of deposit -- a higher cost type of time deposit.

     We have also introduced "Quantum Corporate", a value-added checking account, which provides automatic transfer of idle balances from current accounts to time deposits. Whenever there is a shortfall in the current accounts, deposits are transferred back from the fixed deposit accounts. This offers our corporate customer liquidity as well as high returns.

     The following table sets forth, for the periods indicated, our corporate deposits by product.

                                         AT MARCH 31,                        AT DECEMBER 31,         % OF TOTAL
                        -----------------------------------------------   ----------------------   AT DECEMBER 31,
                          1997         1998         1999        1999         1999        1999           1999
                        ---------   ----------   ----------   ---------   ----------   ---------   ---------------
                                                    (IN MILLIONS, EXCEPT PERCENTAGES)
Current accounts --
  banks...............  Rs.    34   Rs.     37   Rs.     74   US$     2   Rs.    267   US$     6          0.4%
Current accounts --
  others..............      2,990        3,345        5,162         118        6,873         158         11.6
Time deposits-banks...        945        2,586       13,140         302        9,200         211         15.4
Time
  deposits-others.....      4,036        9,917       25,883         595       42,910         986         72.0
Certificates of
  deposits............      1,335        3,169        1,330          31          330           8          0.6
                        ---------   ----------   ----------   ---------   ----------   ---------        -----
Total.................  Rs. 9,340   Rs. 19,054   Rs. 45,589   US$ 1,048   Rs. 59,580   US$ 1,369        100.0%
                        =========   ==========   ==========   =========   ==========   =========        =====

     Certificates of deposit decreased 75.2% at December 31, 1999 compared to at March 31, 1999 primarily due to our decreased emphasis on the marketing of this product due to its high cost and limited demand.

     The following table sets forth, for the periods indicated, our corporate deposits by type of customer.

                                         AT MARCH 31,                        AT DECEMBER 31,         % OF TOTAL
                        -----------------------------------------------   ----------------------   AT DECEMBER 31,
                          1997         1998         1999        1999         1999        1999           1999
                        ---------   ----------   ----------   ---------   ----------   ---------   ---------------
                                                    (IN MILLIONS, EXCEPT PERCENTAGES)
Banks.................  Rs.   978   Rs.  2,623   Rs. 13,214    US$  304   Rs.  9,467    US$  218         15.9%
Corporations..........      8,063       14,384       28,297         650       45,952       1,055         77.1
Others(1).............        299        2,047        4,078          94        4,161          96          7.0
                        ---------   ----------   ----------   ---------   ----------   ---------        -----
Total.................  Rs. 9,340   Rs. 19,054   Rs. 45,589   US$ 1,048   Rs. 59,580   US$ 1,369        100.0%
                        =========   ==========   ==========   =========   ==========   =========        =====

---------------

(1) Others include government agencies, charitable trusts, cooperatives, non-profit organizations and universities.

     The following table sets forth, for the period indicated, the maturity profile of our corporate deposits (including deposits of banks) of Rs. 10 million (US$ 230,000) or more:

                                                                   AT DECEMBER 31, 1999
                                                           -------------------------------------
                                                                                      % OF TOTAL
                                                                                       DEPOSITS
                                                                                      ----------
                                                             (IN MILLIONS, EXCEPT PERCENTAGES)
Less than three months.................................    Rs. 31,320    US$   720       36.9%
Above three months and less than six months............         3,720           86        4.4
Above six months and less than twelve months...........         7,850          180        9.2
More than twelve months................................           630           14        0.7
                                                           ----------    ---------       ----
Total deposits of Rs. 10 million and more..............    Rs. 43,520    US$ 1,000       51.2%
                                                           ==========    =========       ====

     ICICI is one of our deposit customers. At December 31, 1999, we had Rs. 930 million (US$ 21 million) of current deposits and Rs. 737 million (US$ 17 million) of time deposits from ICICI. We do not pay interest on these current deposits and we pay interest on these time deposits at rates which we pay all other time deposit customers.

     We market corporate deposits from all our 25 corporate branches, some of our retail branches and directly from our corporate office. With the increase in the number of initial public offerings in the Indian equity markets, we have been actively participating as commercial bankers to the offerings of select companies. These companies are required to maintain the subscription funds from the investors with the bankers to the offering until the allotment of shares and the refund of excess subscription is completed. This process generally takes about 30 days, resulting in short-term deposits with us. This has resulted in significant growth in our corporate deposits. We also act as commercial banker to companies with oversubscribed initial public offerings when they need to refund subscription funds to investors, also resulting in short-term deposits with us. We believe our management of our corporate deposit customers as well as our ability to offer competitive rates on large deposits significantly reduces the volatility in our corporate deposit base.

     The growth in corporate deposits has been supplemented by our "anywhere banking service", which allows multi-locational corporations in India to receive cash inflows and make payments in various cities by maintaining one central pooling account.

     Our other corporate deposit products are:

     -  inter-bank call rate-linked floating rate deposits; and

     - payout of interest and dividend checks issued to investors and bondholders by corporations.

     CLIENT COVERAGE

     We believe that the Indian market for working capital products is approximately Rs. 1.9 trillion (US$ 43.7 billion). We are focusing our corporate marketing efforts on increasing our market share in this segment. We believe that the ICICI group's existing corporate relationships provides us with an opportunity to provide working capital products to large companies and high growth middle market customers and increase our fee income.

     In fiscal 1999, in an effort to improve corporate client service and profitability, the ICICI group reorganized its corporate structure and created two corporate client relationship groups, the Major Clients Group and the Growth Clients Group. These groups are responsible for offering the full range of the ICICI group's products and services to its clients with an emphasis on cross-selling and the generation of fee income.

     We work with the Major Clients Group to offer various corporate banking products and services to the top 150 Indian corporations to further the ICICI group's objective to function as a universal bank. The Major Clients Group is made up of a team of client bankers, taken from ICICI, ICICI Securities and us. The Major Clients Group seeks to build on existing relationships and also focuses on bringing into the ICICI group portfolio new multinational corporations and large profitable public sector corporations. We currently have four of our employees working as part of the Major Clients Group.

     The Growth Clients Group focuses on middle market companies. The Growth Clients Group is made up of a team of client bankers, from ICICI and us and geographically dispersed among ICICI's offices across India. Over the past several years, the middle market segment has grown rapidly, particularly in the areas of information technology, automobile components, consumer goods and pharmaceuticals, and traditionally has had less access to financing compared to our major clients. We expect that continued growth among middle market companies will result in greater demand in the volume and type of financial products and services. We believe that rapid growth in the middle market segment offers us a significant opportunity to provide a wide variety of lending and fee-based banking products, including a substantial number of working capital lines of credit. Our internal estimates indicate that there are over 7,000 middle market companies in India, of which approximately 1,300 are believed to meet our benchmark credit risk rating of A- or above. The Growth Clients Group seeks to identify and build relationships with these middle market clients and build upon existing client relationships to facilitate a broader distribution of our products. The Growth Clients Group expects to initially target approximately 800 of these companies, mainly for our loan and deposit products. This group also seeks to provide other products and services, including our cash management services. We currently have 17 of our employees working as a part of the Growth Clients Group at their various locations.

     Relationship managers, who represent the entire ICICI group and include members of our staff who participate in these client relationship groups, are responsible for marketing our products and services as well as the products and services of the ICICI group to corporate customers. The basic principles of coverage followed by relationship managers include:

     -  further enhancing the ICICI group's strong customer relationships;

     -  focusing on a well-defined list of high priority clients;

     - responding to clients' needs by marketing those products best suited to their specific circumstances;

     - increasing the ICICI group's share of clients' total banking requirements;

     -  serving the client needs effectively and proactively;

     - cross-selling the ICICI group's products to improve client profitability; and

     -  facilitating a quick roll-out of new products for the ICICI group.

     The group has structured the cross-selling process as follows:

     - the relationship managers from our company and ICICI make joint marketing calls to targeted corporations to offer the entire range of the group's products and services;

     - products and services accepted by the targeted customer are then independently processed and delivered to the customer by the appropriate ICICI group company; and

     - fee and interest income accrue to the company that processes and delivers the products or services. These amounts are collected directly from the customer.

     Cross-selling is also initiated by our branch managers and operating officers, who interact with the corporate customer on a regular basis for operating and maintaining its various cash credit accounts. They also visit the customer's offices, factories or warehouses periodically. Business opportunities identified are conveyed to our representatives, ICICI group relationship managers and to other ICICI group companies.

     We believe that we have benefited significantly from this joint marketing relationship. While we had eight common customers with ICICI at March 31, 1998, we had 171 common customers at December 31, 1999, representing 24.3% of our loan portfolio at December 31, 1999. These customers have largely been top tier Indian corporations and improved the credit quality while significantly increasing the size of our loan portfolio. We have also been able to increase fee income from providing cash management services and trust and retention account services to many of these clients.

     While marketing and relationship functions are undertaken along with ICICI, the processes of credit appraisal, approval and monitoring are independent activities done by us. Exposures are governed by the policy framework prescribed by our board of directors. For a discussion of our credit approval process, see "-- Risk Management -- Credit Risk".

     DELIVERY CHANNELS

     Branch Network

     We deliver our corporate banking services primarily through our corporate banking network which at December 31, 1999 consisted of 25 branches out of our total 71 branches spread across India. All of our corporate branches are located in cities among the top 55 cities throughout all of India's states in terms of gross bank credit. The corporate banking unit at our head office in Mumbai assists and supervises these branches in the offering of new products, marketing initiatives and credit administration. In order to provide quality service to clients, our corporate branches work in close coordination with the ICICI group's relationship managers.

     Correspondent Banking Networks

     We have correspondent banking relationships with commercial and cooperative banks in India with large physical branch networks to offer a broader coverage for our funds transfers and remittance related products. As a result of our correspondent banking associations, we provide remittance and cash management services at over 750 locations in India.

     Internet

     In August 1999, we launched an Internet banking service called "Corporate Infinity" to deliver a full range of high quality financial services to corporate customers at their offices and raise our profile as a technologically sophisticated commercial bank. Corporate Infinity provides multi-location, multi-user access to the ICICI group's products on a 24-hour basis. This integrated client interface product allows our corporate customers to have a single point of contact for their entire relationship with the ICICI group. Corporate Infinity offers the following:

     - details of transactions with the ICICI group relating to term loans, working capital accounts, foreign currency positions, investments, documentary credits and standby letters of credit;

     - real-time access to the foreign exchange markets, domestic treasury and bond markets and the leading stock markets in India;

     - system-generated alerts including principal and interest payment dates, documentary credit and standby letter of credit expiry dates;

     -  online fund transfers;

     - requests for documentary credits, documentary credit amendments, remittances and stop payment orders;

     - generation of output in formats that can be interfaced into the standard accounting software used by our customers;

     - multiple access levels within a corporation to different levels of data, permissions and authorizations;

     - a secure e-mail environment to facilitate communication between the group's relationship managers and our customers; and

     -  robust and advanced security features.

     We do not charge any fee to our customers for using our Corporate Infinity product. We intend to explore charging our customers a fee for this service in the future. Based on the response for this product among large corporations, we believe that we will be able to attract an increasing number of large corporations to establish banking relationships with us. As a result, we expect to generate additional interest and fee income.

RETAIL BANKING

     GENERAL

     Retail banking deposit accounts represented 29.9% of our deposits and 2.0% of our gross loans at December 31, 1999. We believe that retail loans and deposits are growth opportunities for us. We intend to continue to grow our retail deposits for funding purposes since retail deposits are a good source of low cost, stable funds. We also intend to introduce new retail loan products on a limited basis during fiscal 2001, including auto and home mortgage loans that qualify as priority sector lending to diversify our asset base and increase the proportion of retail loans in our gross loan portfolio.

     Retail deposits constituted approximately Rs. 4.7 trillion or 77.0% of total bank deposits in India at March 31, 1998. Traditional players in the Indian banking sector include nationalized banks and foreign banks. While the nationalized banks have a large branch network, we believe that the advantages arising from this network are largely negated by over-staffing, the high cost of physical infrastructure and poor customer service. Foreign banks have mainly concentrated on the high net worth segment. Their expansion has been restricted by branch licensing requirements that make it difficult for them to expand their presence. As a recent entrant in the market, we do not have to support unprofitable branches and can open branches in locations with growth potential and, more importantly, use technology to enhance the accessibility of our products and services to customers and to offer a higher level of service than generally available in the market.

     We have decided to target professionals, self-employed persons, select wage earners and other members of the middle and upper income segments in India. The National Council for Applied Economic Research, a well established research institute in India, estimated that, in fiscal 1996, these segments (defined as those earning an effective income of more than Rs. 50,000 per annum) totaled approximately 34 million households in India. We have adopted a focused approach by targeting a limited sub-segment of about six million households based on a variety of parameters including residence in selected urban areas. We believe that this sub-segment is underserved and represents an extremely attractive business opportunity for us. Further, we expect our target market to experience continued growth in line with the growth of the Indian economy. The 22 million non-resident Indians are another important target market segment for us given their relative affluence and strong links to family members in India.

     According to a Reserve Bank of India report, the top 55 cities in India accounted for 52.5% of total deposits in India at March 31, 1999, and constitute our target market. We have focused our business activities extensively in the top eight metropolitan cities which account for 37.9% of total deposits. We already have branches in 25 out of these 55 cities and hope to have branches in 55 target locations by year-end fiscal 2002.

     RETAIL DEPOSITS

     Our retail deposit products include the following:

     -  time deposits including:

       -- recurring deposits, which are periodic deposits of a fixed amount over a fixed term that accrue interest at a fixed rate and may be withdrawn before maturity by paying penalties; and

       -- certificates of deposit;

     - savings accounts, which are demand deposits that accrue interest at a fixed rate set by the Reserve Bank of India (currently 4.5% per annum) and upon which checks can be drawn; and

     -  current accounts, which are non-interest-bearing demand deposits.

     In addition to deposits from Indian residents, we accept time and savings deposits from non-resident Indians, foreign nationals of Indian origin and foreign nationals working in India. These deposits are accepted on a repatriable and a non-repatriable basis and are maintained in rupees and select foreign currencies.

     The following table sets forth, for the periods indicated, our retail deposits.

                                              AT MARCH 31,
                              --------------------------------------------
                                1997        1998              1999           AT DECEMBER 31, 1999
                              ---------   ---------   --------------------   --------------------
                                                         (IN MILLIONS)
Retail deposits............   Rs. 4,140   Rs. 7,240   Rs. 15,140   US$ 348   Rs. 25,422   US$ 584

     The following table sets forth, for the period indicated, the number of retail deposit accounts and the balance outstanding by type of deposit.

                                                             AT DECEMBER 31, 1999
                                          ----------------------------------------------------------
                                                                              NUMBER OF
                                          BALANCE OUTSTANDING    % OF TOTAL   ACCOUNTS    % OF TOTAL
                                          --------------------   ----------   ---------   ----------
                                           (IN MILLIONS, EXCEPT PERCENTAGES AND NUMBER OF ACCOUNTS)
Current accounts.......................   Rs.    880   US$  20       3.4%        6,167        1.3%
Savings accounts.......................        4,310        99      17.0       219,326       44.3
Time deposits..........................       20,232       465      79.6       268,987       54.4
                                          ----------   -------     -----       -------      -----
Total retail deposits..................   Rs. 25,422   US$ 584     100.0%      494,480      100.0%
                                          ==========   =======     =====       =======      =====

     The following table sets forth, for the periods indicated, the amount of retail deposits outstanding by type of account holder.

                                         AT MARCH 31,                                      % OF TOTAL
                               --------------------------------                          AT DECEMBER 31,
                                 1998              1999           AT DECEMBER 31, 1999        1999
                               ---------   --------------------   --------------------   ---------------
                                                   (IN MILLIONS, EXCEPT PERCENTAGES)
Individuals..................  Rs. 6,090   Rs. 12,590   US$ 289   Rs. 20,470   US$ 470         80.5%
Clubs and associations.......        320          610        14        1,182        28          4.7
Partnership and
  proprietorship concerns....        530        1,120        26        1,710        39          6.7
Cooperatives and trusts......        300          820        19        2,060        47          8.1
                               ---------   ----------   -------   ----------   -------        -----
Total retail deposits........  Rs. 7,240   Rs. 15,140   US$ 348   Rs. 25,422   US$ 584        100.0%
                               =========   ==========   =======   ==========   =======        =====

     The following table sets forth, the amount of retail deposits outstanding by type of product.

                                         AT MARCH 31,                                      % OF TOTAL
                               --------------------------------                          AT DECEMBER 31,
                                 1998              1999           AT DECEMBER 31, 1999        1999
                               ---------   --------------------   --------------------   ---------------
                                                   (IN MILLIONS, EXCEPT PERCENTAGES)
Non-resident Indian
  deposits...................  Rs. 1,766   Rs.  2,805   US$  64   Rs.  4,282   US$  98         16.8%
Quantum Optima...............        450        2,240        52        4,600       106         18.1
Power Pay....................        250          780        18        2,140        49          8.4
Others(1)....................      4,774        9,315       214       14,400       331         56.7
                               ---------   ----------   -------   ----------   -------        -----
Total retail deposits........  Rs. 7,240   Rs. 15,140   US$ 348   Rs. 25,422   US$ 584        100.0%
                               =========   ==========   =======   ==========   =======        =====

---------------

(1)  Includes all other time deposits and current and savings accounts.

     For a description of the Reserve Bank of India regulations applicable to deposits in India and required deposit insurance, see "Supervision and Regulation -- Regulations Relating to Deposits" and "-- Insurance of Deposits".

     In addition to our conventional deposit products, we offer a variety of special value-added products and services which enable the customer to maximize returns as well as convenience.

     Power Pay

     In September 1996, we introduced "Power Pay", a direct deposit product for a select group of our corporate customers, to help them streamline their salary payment systems. At December 31, 1999, over 850 corporate clients were using Power Pay, which allows their employees' salaries to be directly credited to a special savings account established for this purpose. Direct deposit of paychecks is unusual in India and provides us with a competitive advantage as these new payroll account holders often open other accounts with us, including time deposits and subscribe to our credit card services.

     To enhance the attractiveness of Power Pay, we have added several features to the savings accounts maintained by these employees including:

     -  automatic overdraft up to 50.0% of monthly salary;

     -  free remittance facility up to Rs. 25,000;

     -  depositary share accounts; and

     - relaxing the requirement to maintain a quarterly average balance of Rs. 5,000.

     We intend to leverage on ICICI's relationships with over 1,000 corporates to sell our payroll account "Power Pay" to their employees. On December 31, 1999, the number of "Power Pay" accounts stood at over 106,000, constituting 21.4% of our total account base. The share of new "Power Pay" accounts among all new savings accounts opened during the nine-month period ended December 31, 1999 was 42.0%.

     Quantum Optima

     We have introduced a savings account product that offers the customer liquidity as well as high returns. This product provides automatic transfer of idle balances from savings accounts to time deposits in units of Rs. 5,000, resulting in higher yields. Whenever there is a shortfall in the customer's savings accounts, deposits are transferred back from the fixed deposit account, automatically in units of Rs. 1,000 to meet the shortfall.

     Premium Current Account

     We launched our premium current account product in August 1999 to meet the needs of the small business segment. In addition to conventional banking facilities, this account offers a free cash transfer remittance facility, free cash pick-up and delivery, pick-up of checks and documents and a sweep facility to automatically transfer any excess balance in their current account to a time deposit.

     INTERNET BANKING SERVICES

     Infinity

     In October 1997, we launched Infinity, India's first Internet banking service. In September 1999, we introduced an online account opening facility for non-resident Indians. We believe that the increasing number of Internet users, the demographic characteristics of those users and the relative flexibility and convenience of Internet banking provides an opportunity for us to capitalize on our experience in this area and gain market share in the retail banking sector.

     The number of our Internet banking customers has increased from 4,000 at March 31, 1999 to approximately 52,000 at February 29, 2000. We believe that the expected increase in Internet usage will accelerate business-to-business and business-to-consumer transactions, which will ensure our deposit growth through this channel.

     We currently offer the following services to our customers:

     -  access to account information;

     -  transaction tracking;

     - transfer of funds between accounts of the customer and to any other account in our bank;

     -  placement of fixed deposits;

     -  secure e-mail facility for communications with an accounts manager; and

     -  check book and stop payment requests.

     We expect Internet banking services to be a value differentiator and attract new customers from our target segment.

     Online Bill Payment

     On August 15, 1999, we became the first Indian company to introduce utility bill payments through the Internet. We now have tie-ups with leading telecommunications companies like Mahanagar Telephone Nigam Limited or MTNL and Tata Teleservices, Internet service providers like Videsh Sanchar Nigam Limited or VSNL and cellular operators like BPL Mobile and Usha Martin. We are currently offering this service free to our customers with the intention of building a base of users, based on cost sharing arrangements with most of these utility companies where we either charge the utility company a fixed fee per bill or the utility company maintains a balance with us before the funds are used by the utility company resulting in short-term deposits with us. In the future, we expect this facility to be a source of fee income from the utility companies and the customers who use the service. We have also introduced a bill receipt module, which allows the customer to receive the utility bill online.

     Money2India Remittance Facility

     For easy transfer of funds to India, we have introduced Money2India, a web-based remittance facility. Non-resident Indians can send money to over 173 locations in India. Neither the customer nor the beneficiary needs to have an account with us, and the remittance can be tracked on the web from origin to destination. This facility was launched in October 1999. We charge a fee for this service except where the customer sends funds to his accounts with us.

     Sawal Jawab -- An Online Information Service

     In order to invest in India, non-resident Indians often require information relating to financial and tax matters. To meet this need, we have introduced a free information service called "Sawal Jawab". This service allows non-resident Indians to post any query related to investment opportunities in India, Indian tax laws, banking and other related issues on the Internet. Our consultant, who is an expert in the field, replies to these queries and the reply is posted on our website.

     Web Brokering

     ICICI has recently started a wholly owned subsidiary, ICICI Web Trade Limited, which will facilitate the online integration of a customers' various accounts with the ICICI group, including depositary share and bank accounts with us and securities brokerage accounts with ICICI Web Trade. Guidelines for e-broking have been announced by the Securities and Exchange Board of India. In line with these guidelines, ICICI Web Trade must obtain various statutory approvals, for which it has applied. It expects to obtain these approvals by April 2000 and to make this service operational after that. For a description of these guidelines, see "Nature of Indian Securities Trading Market -- The Indian Securities Market -- Internet Based Securities Trading and Services". We expect this service to significantly aid us in our efforts to acquire new customers and low cost savings deposits as we will provide each e-broking customer with a bank account and a depositary share account. We also expect web broking to enhance customer retention and provide opportunities to earn fee income by cross-selling other products like loans against subscriptions for initial public offerings and mutual fund units.

     CREDIT CARDS

     In January 2000, we launched our credit cards by offering a VISA branded credit card to select retail customers in Mumbai and we expect to introduce this product in 12 other cities by March 2001. We believe that:

     - our credit card, business will be one of our core retail products and will help us attract and retain customers and generate interest and fee income;

     - the low penetration of credit cards in India presents us with a significant business opportunity;

     - while foreign banks today dominate the Indian credit card market, a significant segment of the Indian population prefers to deal with an Indian financial services provider; and

     - our credit cards will facilitate the expansion of our retail banking activities and the ongoing development of our retail customer database with information on spending patterns, repayment patterns and credit histories.

     The management of our credit card issuance, billing and other operations have been outsourced to ICICI Personal Financial Services, a subsidiary of ICICI, on a cost plus 10% basis. ICICI Personal Financial Services manages these operations on the basis of guidelines approved by us. A comprehensive credit and operations policy has been laid down for processing card applications and transactions. Credit approval is done by ICICI Personal Financial Services employees seconded to us, on the basis of a variety of factors determined by us including the demographic profile of the applicant, stability of earnings and the nature of employment. Physical verification of the applicant's details, such as residence, office location and the documents submitted by the applicant, is carried out to ensure that only genuine applications are accepted. Card issue, transaction processing and customer servicing are also carried out by ICICI Personal Financial Services.

     We have devised an internal credit scoring model and maintain strict monitoring of repayment patterns to minimize the risks associated with this business. There are no credit bureaus in India, but we are working closely with Visa International to develop our fraud and risk management policies. An in-house fraud unit has been set up to detect, control and manage frauds. We have also set up a 24 hours by seven days authorization unit which enables us to track spending patterns of card holders and trigger alerts. Our Vision Plus software system has an elaborate delinquency management functionality, which we believe will enable us to actively follow up on delinquent customers. Portfolio quality will be maintained with the help of advanced technology to deliver timely information and analytics.

     We are the first Indian company to provide credit card account information through the Internet. Our card holders have the convenience of applying for their card, accessing card-related information, viewing their statement, checking their balance and making payments online. Another innovation of our credit cards is the flexibility of the cardholder to set different spending limits on supplementary cards. This enables customers to control the spending of their supplementary card holders.

     We offer three credit card products targeted at different customer segments.

     True Blue. Positioned as an entry level offering, the True Blue card is a value for money card. Targeted at the mass market, the card is competitively priced with an application fee of Rs. 100 and an annual fee of Rs. 300. Interest is charged on the amount rolled-over to the next month at 2.95% per month. The credit limit is a function of the monthly income of the cardholder and is subject to a maximum limit.

     Sterling Silver. This credit card is a family offering with a free supplementary card, along with comprehensive insurance benefits for both primary as well as supplementary card members. Targeted at the upwardly mobile customer, this card is available at an application fee of Rs. 150 and an annual fee of Rs.
600. Interest is charged on the amount rolled-over to the next month at 2.5% per month. The credit limit is subject to a maximum limit.

     Solid Gold. The Solid Gold credit card is presently offered at a special invitation price comprising an application fee of Rs. 300 and an annual fee of Rs. 1,200. This credit card is the only one we offer that can be used outside India. Interest is charged on the amount rolled-over to the next month at 2.5% per month. The credit limit is subject to a maximum limit based on the cardholder's income. This globally accepted card offers additional comprehensive travel insurance, as well as a Global One Calling Card, which enables the holder to make telephone calls while travelling abroad.

     Customers do not need to have either a bank account or collateral securities with us to obtain a credit card. For customers with a bank account with us, we have the right to offset any delinquencies in the credit card account against balances in the bank account.

     RETAIL LOAN PRODUCTS

     Our retail loans were 2.0% of our gross loans at December 31, 1999. We offer credit cards, loans against time deposits and loans against shares for subscriptions to initial public offerings of Indian Companies. In fiscal 2001, we plan to offer auto loans and home mortgage loans which will be marketed through ICICI Personal Financial Services. Pursuant to an understanding between ICICI and us, we will offer auto and home mortgage loans that qualify as priority sector lending and ICICI, together with ICICI Home Finance, will offer all other auto loans and home mortgage loans. Home mortgages of up to Rs. 1 million and auto loans to professionals qualify as priority sector lending. Increasing the volume of retail loans will allow us to diversify our asset base and will help us to meet the priority sector lending requirements specified by the Reserve Bank of India. For more details on our loan portfolio, see "-- Loan Portfolio".

     Loans Against Time Deposits

     We provide overdraft and demand loans against the security of time deposits. The loan can be up to 85.0% of the deposit amount. The interest rate is linked to the interest rate on the underlying deposits and our prime lending rate.

     Loans against Shares for Subscription to Initial Public Offerings

     We make short-term loans to individuals to permit them to invest in initial public offerings of select companies, whose share offerings are expected to be significantly oversubscribed. These loans are secured by a lien on the shares to be allotted in the offering.

     Overdrafts and Personal Loans

     We provide overdraft and personal loans to our Power Pay account holders.

     OTHER FEE-BASED PRODUCTS AND SERVICES

     Mutual Fund Sales

     We have entered into arrangements with a few mutual funds, including Prudential ICICI Mutual Fund, Templeton Mutual Fund and Kothari Pioneer Mutual Fund, to distribute their products through our branches and our website, for which we earn front-end and back-end commissions. We believe that due to the growing popularity of mutual funds in India, this service has the potential to generate increased fee income and strengthen customer relationships.

     Depositary Share Accounts

     Our parent ICICI, a depositary participant with the National Securities Depository Limited, offers depositary share accounts to its customers through its ICICI centers. We have had an arrangement with ICICI since January 1999 whereby we offer depositary share accounts to our customers through our branches and collect fees (including account opening fees, transaction maintenance fees and quarterly fees) from our customers for this product, allowing us to increase our recurring fee income, attract and retain customers and increase balances in the savings and current accounts of our customers. We are not required to pay any fees to ICICI but pay a fee to ICICI Infotech for the processing by it of all back office transactions relating to this business. ICICI pays the same fees to ICICI Infotech relating to its depositary share account business. These depositary share accounts hold the customer's equity securities that are in book-entry form and handle purchase and sale transactions. At December 31, 1999, ICICI had approximately 64,000 depositary share accounts with a custody value of over Rs. 20.0 billion, approximately 44,000 of which were our customers' depositary share accounts.

     Life Insurance

     The Insurance Regulatory and Development Authority Bill has been passed by the Indian Parliament. This authority is expected to issue guidelines for new entrants to the life insurance industry by April 2000. These new insurance companies are expected to be operational by the end of 2000.

     ICICI has signed a memorandum of understanding with Prudential Insurance Plc, UK for entering the life insurance business. Life insurance products would be distributed through the ICICI group's distribution channels including our network of branches, subject to obtaining necessary approvals. We expect that we will not underwrite any insurance and our income will be based on fees earned from policies distributed by us.

     DISTRIBUTION CHANNELS

     We deliver our retail products and services through a variety of distribution outlets, ranging from traditional bank branches to ATMs and the Internet. We believe that India's vast geography necessitates a variety of distribution channels to best serve our customers' needs. The key components of our distribution network are described below.

     Branches

     At December 31, 1999, we had a fully computerized network of 71 branches (including 25 corporate branches) and 13 extension counters in 40 cities. Extension counters are small offices primarily within office buildings or on factory premises, that provide commercial banking services. Before opening a branch, we conduct a detailed study in which we assess the deposit potential of the area. Although the top 55 cities in India constitute our target segment, by having branches in 25 out of these 55 cities, we believe that we have achieved the basic geographic spread for our branch network. Branch locations are largely leased rather than owned. We are in the process of centralizing back office operations at regional processing centers, which is expected to reduce the number of employees required at the branch office, enabling us to create a more efficient branch network. For a description of our regional processing centers, see "-- Risk Management -- Quantitative and Qualitative Disclosures About Market Risk -- Operational Controls and Procedures in Regional Process Centers".

     As a part of its branch licensing conditions, the Reserve Bank of India has stipulated that at least 25.0% of our branches must be located in semi-urban and rural areas. A semi-urban area is defined as a center with a population of greater than 10,000 but less than 100,000. A rural area is defined as a center with a population of less than 10,000. The population figures relate to the 1991 census. We have adhered to this requirement as shown in the table below. The majority of these branches are located in suburbs of large cities, and some of these branches are located in areas where large corporations have their manufacturing facilities.

     The following table sets forth, for the period indicated, the number of branches broken down by area.

                                                                   AT DECEMBER 31, 1999
                                                                ---------------------------
                                                                                      % OF
                                                                NUMBER OF BRANCHES    TOTAL
                                                                ------------------    -----
Metropolitan/urban..........................................            49             69.0
Semi-urban/rural............................................            22             31.0
                                                                       ---            -----
Total.......................................................            71            100.0
                                                                       ===            =====

     We expect to reach an aggregate of 100 branches and extension counters by the end of fiscal 2000, subject to issuance of the necessary licenses by the Reserve Bank of India.

     ATMs

     We have the largest network of ATMs in the country. Of the 121 ATMs we operated at December 31, 1999, 89 were located at our branches and extension counters. The remaining 32 were located at the offices of select corporate clients, large residential developments, airports and on major roads in metropolitan cities. At December 31, 1999, we had 183,470 ATM cardholders. We currently lease a substantial portion of our ATMs from ICICI. See "Related Party Transactions" for a description of our ATM lease agreements with ICICI.

     To increase the number of off-site ATMs, we have entered into agreements with three major public sector petroleum companies in India. Under these agreements, we propose to deploy ATMs at the gas station outlets of these oil companies at strategic locations in metropolitan cities. We also propose to install ATMs at cyber cafes and at the outlets of consumer durable companies and retail chain stores.

     By the end of fiscal 2001, we intend to expand our ATM network to 500 ATMs. The capital expenditure required to complete this expansion project is approximately Rs. 2 million per new ATM. We intend to lease these new ATM facilities from ICICI.

     We propose to issue electronic debit cards as an associate member of VISA. We also plan to join "Swadhan", a Mumbai based shared payment network of ATMs promoted by the Indian Banks Association.

     Internet

     We believe that many of our corporate and retail customers demand Internet banking services as a convenient and cost effective means of conducting financial transactions. We offer online banking services through our website.

     Market Potential of the Internet in India. In India, the delivery of banking products has traditionally been through large physical branch networks. Rapid developments in telecommunications and the Internet are reducing the importance of physical channels. Internet banking is relatively new in India and we believe that the market for Internet banking services is underdeveloped.

     The growth of the Internet in India was inhibited by high costs of Internet access and an inadequate telecommunications infrastructure. With the liberalization of the telecommunications sector and the entry of private Internet service providers, the quality of infrastructure has improved. The International Data Corporation predicted in 1999 that the number of Internet users in India will grow from approximately 0.8 million in 1999 to 4.5 million in 2002 and 12.3 million by 2005. Approximately 22 million persons of Indian origin live overseas and many of these persons are Internet users. India has about 175 licensed Internet service providers, 30 of which have commenced operations. At present, there are 450,000 Internet subscribers in India.

     At March 31, 1999, there were 3.2 million personal computers in India, most of which were in the corporate segment. High telecommunications charges and high Internet access fees charged by service providers make Internet access from homes expensive. Although the penetration of personal computers is not widespread in India, other means of Internet access are gradually being developed. Cyber cafes providing Internet access to the public are opening up in many parts of the country and have the potential to be an important distribution channel in the future since customers can access the Internet by paying only for actual Internet usage. Also, India has about 37 million homes having access to cable television. The introduction of set-top boxes, which enable Internet access through cable television, is expected to increase the number of people having access to the Internet and to promote its reach in India. We expect that in India the increase in Internet usage will be driven by cyber-cafes and cable television.

     Strategic Alliances. We believe that we can expand our Internet distribution channel by entering into strategic alliances with various parties. We have recently signed a memorandum of understanding with a leading portal and private Internet service provider in India for online distribution of our retail banking products and services.

     We use online banner advertising with other Internet service providers and leading Indian Internet sites like samachar.com, rediff.com, and indiatimes.com.

     See "Technology -- Market Trends in India" for a discussion of the Internet market in India.

     Telephone Banking Call Centers

     We provide telephone banking services to our customers through our call centers located in Mumbai and Pune, which have an interactive voice response system as well as call agents. Both call centers work for 24 hours a day, 7 days a week and are managed by ICICI Personal Financial Services. We pay ICICI Personal Financial Services on the basis of the call volume. For a further discussion of our relation with ICICI Personal Financial Services, see "Related Party Transactions". We launched the Mumbai call center in September 1999 and the Pune call center in January 2000. At December 31, 1999, about 2,790 of our customers had registered for the telephone banking service. The Mumbai call center currently handles about 1,000 calls a day, which includes service calls, and other inbound and outbound marketing calls. We expect that four more call centers will be operational by the end of the first quarter of fiscal 2001. Currently, long distance telecommunications tariffs and regulations do not make a centralized call center attractive. We expect that with continued liberalization and convergence taking place in the telecommunications sector, we will then consolidate the call centers into two or three regional centers.

     Our customer information file is extensively used at the telephone banking call centers. This database issues a unique relationship number to each customer relationship that enables the call agent to cross-sell other products to the customer. For example, if a customer calls to pay his last auto loan installment, this database will signal the call agent to sell him either a loan to upgrade the car, a mortgage, a tax saving investment product or a recurring deposit. Software is being tested that, when operational, will display on the call agent's screen the product to be cross-sold to the customer.

     Franchisee Network

     Our parent ICICI has an unaffiliated franchisee network to sell the retail products of the ICICI group. This network consisted of 31 agents in 15 cities at December 31, 1999. These agents market the ICICI group's products exclusively and are not expected to market or act on behalf of any of our competitors. Agents are dedicated to a particular line of products and receive a fee based on the volume of business and the number of client relationships generated. We use the same franchisee network for distributing our retail deposit products. They supplement our growing network of branches and other electronic delivery channels and enable us to achieve deeper penetration by offering doorstep account opening facilities to the customer.

     Mobile Phone Banking

     We launched mobile phone banking in Mumbai on March 13, 2000. This will enable our savings account and credit card customers to view their account details on their mobile phone. We expect to provide the facility to conduct transactions and to expand the service to other customers of ICICI group by April 2000. We are in the process of finalizing agreements with several telecommunication companies to provide the service in other cities in India. We plan to introduce wireless application protocol based technology over time to provide our customers with greater functionality.

TREASURY

     Through our treasury operations, we seek to manage our balance sheet including the maintenance of required regulatory reserves and to optimize profits from our trading portfolio by taking advantage of market opportunities using funds acquired from the inter-bank markets and corporate deposits. Our trading portfolio includes our regulatory portfolio as there is no restriction on active management of our regulatory portfolio.

     GENERAL

     Due to regulatory requirements, a substantial portion of our trading portfolio consists of government of India securities. At March 31, 1999, government of India securities represented 91.3% of our trading portfolio while the remainder included domestic debt and equity securities and foreign currency assets.

     Under the Reserve Bank of India's statutory liquidity ratio requirement, we are required to maintain 25.0% of our total demand and time liabilities by way of approved securities, such as government of India securities and state government securities. We maintain the statutory liquidity ratio through a portfolio of government of India securities that we actively trade to optimize the yield and benefit from price movements to increase our trading income from this portfolio.

     Under the Reserve Bank of India's cash reserve ratio requirements, we are also required to maintain 9.0% of our demand and time liabilities in a current account with the Reserve Bank of India. The Reserve Bank of India pays no interest on these cash reserves up to 3.0% of the demand and time liabilities and pays 4.0% on the balance. In calculating the cash reserve ratio requirement, we exclude the following liabilities from demand and time liabilities:

     -  inter-bank liabilities;

     -  liabilities to primary dealers;

     - deposits from non-resident Indians, both repatriable and non-repatriable deposits;

     -  foreign currency deposits from non-resident Indians; and

     - refinancing from the Reserve Bank of India and other institutions permitted to offer refinancing to banks.

     For further discussion of these regulatory reserves, see "Supervision and Regulation -- Legal Reserve Requirements".

     As part of our treasury activities, we maintain proprietary trading portfolios in domestic debt and equity securities and in foreign currencies. We have a limited equity portfolio because the Reserve Bank of India restricts our incremental investment in equity securities in a fiscal year to 5.0% of the increase in deposits in the previous fiscal year.

     Our treasury engages in domestic and foreign exchange operations from a centralized trading floor in Mumbai. We believe that our dealing room is one of the best in India in terms of technological capability and skills. The infrastructure includes the latest voice systems and electronic dealing terminals with access to real time market information feeds. We are upgrading our decision support systems.

     The treasury has access to the ICICI group's research teams that regularly track the debt, equity and currency markets. This helps us to respond quickly to capitalize on market opportunities.

     The treasury consists of two parts, domestic treasury and foreign exchange treasury. At March 31, 1999, our domestic treasury represented 79.9% of our treasury assets and our foreign exchange treasury represented 20.1% of our treasury assets.

     DOMESTIC TREASURY

     Our domestic treasury manages our liquidity and regulatory reserves with an objective of optimizing yield on our investment portfolio. It undertakes transactions in both fixed income securities and equity securities. Our trading portfolio consists mainly of fixed income securities. At March 31, 1999, fixed income securities were 96.1% of our trading portfolio.

     Our investment policy, approved by our board of directors, was instituted in June 1994 and is updated periodically. This investment policy sets out the broad guidelines for transactions in securities and incorporates the various regulatory requirements. These guidelines include several checks on risk, including a duration limit, holding period limits and stop-loss limits. Our investment policy vests the Investment Committee, dealers and other officers with different levels of authority for investment decisions. For a more complete description of our investment policy, see "-- Risk Management -- Quantitative and Qualitative Disclosures About Market Risk -- Market Risk Management Procedures".

     Liquidity management involves maintaining an optimum level of liquidity and complying with the cash reserve ratio. The objective is to ensure the smooth functioning of all our branches and at the same time avoid the holding of excessive cash. Our domestic treasury maintains a balance between interest-earning liquid assets and cash to optimize earnings.

     Reserve management involves maintaining statutory reserves, including the cash reserve ratio and the statutory liquidity ratio.

     Our securities are classified into two categories, trading securities and available for sale securities. Trading securities constitute a major portion of our portfolio. The following table sets forth, for the periods indicated, certain information related to our trading portfolio.

                                                  AT MARCH 31,
                                        --------------------------------
                                          1998              1999           AT DECEMBER 31, 1999
                                        ---------   --------------------   --------------------
                                                             (IN MILLIONS)
Government of India securities.......   Rs. 6,987   Rs. 14,449   US$ 332   Rs. 28,100   US$ 646
Equity securities....................         101          198         5          165         4
Commercial paper and certificates of
  deposit............................         222          750        17           --        --
                                        ---------   ----------   -------   ----------   -------
Total................................   Rs. 7,310   Rs. 15,397   US$ 354   Rs. 28,265   US$ 650
                                        =========   ==========   =======   ==========   =======

     The following table sets forth, for the periods indicated, certain information related to interest and dividends on trading securities, net gain from the sale of these securities and unrealized gain/(loss) on these securities.

                                               YEAR ENDED MARCH 31,
                                          ------------------------------    NINE MONTHS ENDED
                                            1998             1999           DECEMBER 31, 1999
                                          ---------   ------------------   --------------------
                                                              (IN MILLIONS)
Interest and dividends.................   Rs.   865   Rs. 2,247   US$ 52   Rs.  2,079   US$  48
Gain on sale of trading securities.....         274         111        3          364         8
Unrealized gain/(loss) on trading
  securities...........................        (127)         23        1          334         8
                                          ---------   ---------   ------   ----------   -------
Total..................................   Rs. 1,012   Rs. 2,381   US$ 56   Rs.  2,777   US$  64
                                          =========   =========   ======   ==========   =======

     In addition to trading securities, we also hold available for sale securities, primarily corporate debt securities. The following tables set forth, for the periods indicated, certain information related to our available for sale securities.

                                                                     AT MARCH 31,
                           -------------------------------------------------------------------------------------------------
                                                1997                                              1998
                           -----------------------------------------------   -----------------------------------------------
                                         GROSS        GROSS                                GROSS        GROSS
                           AMORTIZED   UNREALIZED   UNREALIZED     FAIR      AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                             COST         GAIN         LOSS        VALUE       COST         GAIN         LOSS        VALUE
                           ---------   ----------   ----------   ---------   ---------   ----------   ----------   ---------
                                                                     (IN MILLIONS)
Corporate debt
  securities.............  Rs.   580        --       Rs.  (9)    Rs.   571   Rs. 1,117     Rs. 33      Rs. (14)    Rs. 1,136
Government of India
  securities.............      3,156        --           (10)        3,146          59          1           --            60
                           ---------      ----       -------     ---------   ---------     ------      -------     ---------
Total debt securities....      3,736        --           (19)        3,717       1,176         34          (14)        1,196
Mutual fund securities...         --        --            --            --         280         --           --           280
                           ---------      ----       -------     ---------   ---------     ------      -------     ---------
Total....................  Rs. 3,736        --       Rs. (19)    Rs. 3,717   Rs. 1,456     Rs. 34      Rs. (14)    Rs. 1,476
                           =========      ====       =======     =========   =========     ======      =======     =========

                                          AT MARCH 31, 1999                        AT DECEMBER 31, 1999
                       --------------------------------------------------------   ----------------------
                                     GROSS        GROSS                                         GROSS
                       AMORTIZED   UNREALIZED   UNREALIZED                        AMORTIZED   UNREALIZED
                         COST         GAIN         LOSS          FAIR VALUE         COST         GAIN
                       ---------   ----------   ----------   ------------------   ---------   ----------
                                                         (IN MILLIONS)
Corporate debt
  securities.........  Rs. 2,860     Rs. --          --      Rs. 2,860   US$ 66   Rs. 2,218    Rs.  45
Government of India
  securities.........        775         50          --            825       19         916         75
                       ---------     ------        ----      ---------   ------   ---------    -------
Total debt
  securities.........      3,635         50          --          3,685       85       3,134        120
Mutual fund
  securities.........        266         12          --            278        6       1,158         --
                       ---------     ------        ----      ---------   ------   ---------    -------
Total................  Rs. 3,901     Rs. 62          --      Rs. 3,963   US$ 91   Rs. 4,292    Rs. 120
                       =========     ======        ====      =========   ======   =========    =======

                             AT DECEMBER 31, 1999
                       --------------------------------
                         GROSS
                       UNREALIZED
                          LOSS          FAIR VALUE
                       ----------   -------------------
                                (IN MILLIONS)
Corporate debt
  securities.........        --     Rs. 2,263   US$  52
Government of India
  securities.........        --           991        23
                        -------     ---------   -------
Total debt
  securities.........        --         3,254        75
Mutual fund
  securities.........       (10)        1,148        26
                        -------     ---------   -------
Total................   Rs. (10)    Rs. 4,402   US$ 101
                        =======     =========   =======

     The following table sets forth, for the periods indicated, an analysis of the maturity profile of our investments in corporate debt securities classified as available for sale securities and the yields thereon.

                                                              AT DECEMBER 31, 1999
                                    ------------------------------------------------------------------------
                                                                                              MORE THAN TEN
                                    UP TO ONE YEAR    ONE TO FIVE YEARS   FIVE TO TEN YEARS       YEARS
                                    ---------------   -----------------   -----------------   --------------
                                    AMOUNT    YIELD    AMOUNT     YIELD    AMOUNT    YIELD    AMOUNT   YIELD
                                    -------   -----   ---------   -----   --------   ------   ------   -----
                                                                 (IN MILLIONS)
Corporate debt securities.........  Rs. 263   9.37%   Rs. 1,492   8.69%   Rs. 455    10.88%   Rs. 53   14.15%
Other debt securities.............       --     --           --     --         --       --        --      --
                                    -------   ----    ---------   ----    -------    -----    ------   -----
Total interest-earning
  securities......................  Rs. 263   9.37%   Rs. 1,492   8.69%   Rs. 455    10.88%   Rs. 53   14.15%
                                    -------   ----    ---------   ----    -------    -----    ------   -----
Total amortized cost..............  Rs. 263           Rs. 1,467           Rs. 438             Rs. 50
Total market value................      263               1,492               455                 53

     FOREIGN EXCHANGE TREASURY

     Our foreign exchange treasury manages our foreign currency exposures, offers foreign exchange and risk hedging derivative products to our customers and engages in proprietary trading of currencies. At March 31, 1999, our foreign exchange treasury represented 20.1% of our treasury assets.

     The foreign exchange treasury tracks balances on a real time basis to optimize the yield on funds across all currencies, using foreign exchange swaps and short-term deposits with correspondent banks.

     We deal in 15 major foreign currencies and we take deposits from non-resident Indians in four major foreign currencies. We also manage onshore accounts in foreign currencies. The foreign exchange treasury manages its portfolio through money market and foreign exchange instruments to optimize yield and liquidity.

     We control market risk and credit risk on our foreign exchange trading portfolio through an internal model which sets counterparty limits, stop-loss limits and limits on the loss of the entire foreign exchange trading operations and exception reporting. We also use a value at risk model to monitor our spot positions.

     Customer Foreign Exchange

     We provide customer specific products and services and risk hedging solutions in 15 currencies to meet the trade and service-related requirements of our corporate clients. The products and services offered include:

     - spot foreign exchange for the conversion of foreign currencies without any value restrictions;

     - forward foreign exchange for hedging future receivables and payables, without any value restriction, up to a maximum period of three years; and

     - foreign exchange and interest rate derivatives for hedging long-term exposures.

     We earn commissions on these products and services from our corporate customers.

     Proprietary Trading in Currencies

     We are active in the proprietary trading of currencies and are among the few Indian banks to be approved by the Reserve Bank of India to initiate cross currency positions abroad. Our trading is focused on US dollar, the Euro, the Japanese yen and the UK pound sterling. The average monthly inter-bank volumes in the nine months ended December 31, 1999 was US$ 2,480 million, up from US$ 1,764 million in fiscal 1999.

     The following table sets forth, for the periods indicated, our growth in trading volume in various segments of our foreign exchange operations.

                                 YEAR ENDED MARCH 31,           NINE MONTHS ENDED DECEMBER 31,
                           --------------------------------   ----------------------------------
                             1998              1999             1998               1999
                           ---------   --------------------   ---------   ----------------------
                              (IN BILLIONS, EXCEPT NUMBER OF CURRENCIES AND NOSTRO ACCOUNTS)
Trading volume:
  Inter-bank.............  Rs. 422.6   Rs. 898.7   US$ 20.7   Rs. 551.3    Rs.  971.4   US$ 22.3
  Merchants..............       38.8        57.4        1.3        35.9          76.6        1.8
                           ---------   ---------   --------   ---------   -----------   --------
Total trading volume.....  Rs. 461.4   Rs. 956.1   US$ 22.0   Rs. 587.2   Rs. 1,048.0   US$ 24.1
                           =========   =========   ========   =========   ===========   ========
Size of foreign currency
  book...................  Rs.  59.0   Rs.  86.6   US$  0.2   Rs.  90.1   Rs.    99.6   US$  0.2
Number of currencies.....         12          15                     15            15
Number of nostro
  accounts...............         14          20                     20            21

FUNDING

     Our funding operations are designed to ensure both stability of funding and effective liquidity management. The primary source of funding is deposits raised from corporate customers, which were 70.1% of total deposits at December 31, 1999. Retail deposits, which provide a cheaper source of funds, are the other source of deposits and represented 29.9% of total deposits at December 31, 1999. We expect retail deposits to account for a greater share of deposits in the future as a result of our improved market presence. We constantly monitor our funding strategy with a view to minimizing funding costs and matching maturities with our loan portfolio.

     TOTAL DEPOSITS

     The following table sets forth, for the periods indicated, our average outstanding deposits based on daily balances and the percentage composition by each category of deposits. The average cost (interest expense divided by average of daily balances) for each category of deposits is provided in the footnotes.

                                                    YEAR ENDED MARCH 31,
                         --------------------------------------------------------------------------      NINE MONTHS ENDED
                                  1997                     1998                      1999                DECEMBER 31, 1999
                         ----------------------   -----------------------   -----------------------   -----------------------
                          AMOUNT     % OF TOTAL     AMOUNT     % OF TOTAL     AMOUNT     % OF TOTAL     AMOUNT     % OF TOTAL
                         ---------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                           (IN MILLIONS EXCEPT PERCENTAGES)
Non-interest-bearing
  demand deposits......  Rs. 2,170      21.9%      Rs. 3,399      18.3%      Rs. 3,539       9.0%      Rs. 5,626       9.0%
Savings deposits(1)....        304       3.0             815       4.4           1,569       4.0           3,176       5.1
Time deposits(2).......      7,449      75.1          14,325      77.3          34,347      87.0          53,432      85.9
                         ---------     -----      ----------     -----      ----------     -----      ----------     -----
Total..................  Rs. 9,923     100.0%     Rs. 18,539     100.0%     Rs. 39,455     100.0%     Rs. 62,234     100.0%
                         =========     =====      ==========     =====      ==========     =====      ==========     =====

---------------

(1) With an average cost of 3.29% in fiscal 1997, 3.44% in fiscal 1998, 3.44% in fiscal 1999 and 3.40% in the nine months ended December 31, 1999.
(2) With an average cost of 12.91% in fiscal 1997, 11.10% in fiscal 1998, 10.64% in fiscal 1999 and 10.21% in the nine months ended December 31, 1999.

     For a breakdown of our corporate deposits, see "-- Corporate Banking -- Corporate Deposits", and for a breakdown of our retail deposits, see " -- Retail Banking -- Deposits".

     SHORT-TERM BORROWINGS

     The following table sets forth for the periods indicated, certain information related to our short-term rupee borrowings from banks, primary dealers and financial institutions, excluding deposits.

                                                                                     NINE MONTHS
                                                       YEAR ENDED MARCH 31,(1)          ENDED
                                                    ------------------------------   DECEMBER 31,
                                                      1997       1998       1999         1999
                                                    --------   --------   --------   ------------
                                                          (IN MILLIONS, EXCEPT PERCENTAGES)
Period end balance...............................   Rs.  100   Rs.1,500   Rs.  325     Rs.  633
Average balance during the period(2).............      1,024      1,250      2,193        2,576
Maximum month-end balance........................      2,476      3,195      3,968        6,172
Average interest rate during the period(3).......      12.70%     14.56%     10.31%        9.90%
Average interest at period end(4)................       7.00      10.30      10.64         5.88

---------------

(1) Short-term borrowings include trading liabilities, such as borrowings in the call market and repurchase agreements.
(2)  Average of daily balances outstanding.
(3) Represents the ratio of interest expense on short-term borrowings to the average of daily balances of short-term borrowings.
(4) Represents the weighted average rate of the short-term borrowings outstanding at year-end fiscal 1997, 1999 and 1999 and at December 31, 1999.

     OTHER SOURCES OF FUNDS

     We also obtain funds from the issuance of subordinated debt securities. In May 1998, we issued Rs. 1.0 billion of subordinated debt due August 2003, and in January 1999, we issued an additional Rs. 680 million of subordinated debt due April 2006. This debt is classified as Tier 2 capital in calculating our capital adequacy ratio. Under the Reserve Bank of India's capital adequacy requirements, we are required to maintain a minimum ratio of capital to risk adjusted assets and off-balance sheet items of 8.0% (9.0% effective March 31, 2000), at least half of which must be Tier 1 capital. Total subordinated debt classified as Tier 2 capital cannot exceed 50.0% of Tier 1 capital. For a discussion of our capital adequacy ratios, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Capital".

LOAN PORTFOLIO

     At December 31, 1999, our gross loan portfolio, which includes our holdings of corporate debt instruments, was Rs. 38.8 billion (US$ 893 million) and represented approximately 1,400 loans outstanding. Corporate debt instruments amounted to Rs. 8.5 billion (US$ 195 million) at December 31, 1999, or 21.8% of our gross loans. No trading market exists for these corporate debt securities, but we believe that as the secondary debt markets in India become more active, lenders will be able to more easily sell these corporate debt securities, thereby allowing for better management of mismatches in the maturity of assets and liabilities and providing additional liquidity. Almost all of our loans are to Indian borrowers.

     For a description of our corporate and retail loan products, see "-- Corporate Banking -- Loan Products" and "-- Retail Banking -- Credit Cards"; and "-- Retail Banking -- Retail Loan Products".

     The following table sets forth, for the periods indicated, our gross loan portfolio classified by product group.

                                                 AT MARCH 31,                 AT DECEMBER 31,
                                      -----------------------------------   --------------------
                                        1997         1998         1999         1999       1999
                                      ---------   ----------   ----------   ----------   -------
                                                            (IN MILLIONS)
Working capital....................   Rs. 6,705   Rs.  9,256   Rs. 17,508   Rs. 26,005   US$ 598
Term loans(1)......................       1,477        3,344        9,859       12,047       277
Retail loans.......................         380          590        1,110          780        18
                                      ---------   ----------   ----------   ----------   -------
Gross loans........................   Rs. 8,562   Rs. 13,190   Rs. 28,477   Rs. 38,832   US$ 893
                                      =========   ==========   ==========   ==========   =======
  Of which:
  Corporate debt instruments.......    Rs.  153   Rs.  1,424   Rs.  6,762   Rs.  8,471   US$ 195

---------------

(1) Includes corporate debt instruments and lease finance products. We had lease finance of Rs. 339 million (US$ 8 million) at December 31, 1999, representing 0.9% of our gross loans. In 1995-1996, we offered lease financing to a limited number of customers due to certain tax advantages to us from these transactions. We discontinued all of our lease finance activities in fiscal 1997 once the Indian tax authorities disputed this tax treatment. For a discussion of this dispute, see "-- Legal and Regulatory Proceedings".

     SHIFT IN CUSTOMER FOCUS

     Over the past year, consistent with our strategy of focusing on quality growth opportunities, we have concentrated on financing large, highly rated corporations by taking advantage of the corporate relationships of the ICICI group. The following table sets forth, for the periods indicated, the volume of our corporate loan approvals to new customers broken down by the revenues of these new customers. This table demonstrates the ongoing shift in our loan portfolio from small to medium-sized enterprises to large corporations.

                                                     NINE MONTHS ENDED DECEMBER 31,
                              -----------------------------------------------------------------------------
                                              1998                                    1999
                              -------------------------------------   -------------------------------------
                                              LOAN                                    LOAN
                                          APPROVALS TO                            APPROVALS TO
                              NUMBER OF       NEW                     NUMBER OF       NEW
REVENUES                      COMPANIES    CUSTOMERS     % OF TOTAL   COMPANIES    CUSTOMERS     % OF TOTAL
--------                      ---------   ------------   ----------   ---------   ------------   ----------
                                        (IN MILLIONS, EXCEPT NUMBER OF COMPANIES AND PERCENTAGES)
Below Rs. 5 million........        5       Rs.     36        0.7%          6       Rs.     28        0.3%
Rs. 5 to 100 million.......       30              544       10.7          48              481        4.9
Rs. 100 to 1,000 million...       40              904       17.8          76            1,402       14.4
Rs. 1 to 10 billion........       21            3,107       61.2          74            5,629       57.7
Rs. 10 to 20 billion.......       --               --         --           6            1,004       10.3
Above Rs. 20 billion.......        3              488        9.6           7            1,210       12.4
                                 ---       ----------      -----         ---       ----------      -----
Total......................       99       Rs.  5,079      100.0%        217       Rs.  9,754      100.0%
                                 ===       ==========      =====         ===       ==========      =====

     COLLATERAL -- COMPLETION, PERFECTION AND ENFORCEMENT

     Our loan portfolio consists predominantly of working capital loans. These loans are typically secured by a first lien on current assets, which normally consist of inventory and receivables. Additionally, in some cases, we may take further security of a first or second lien on fixed assets, a pledge of financial assets like marketable securities, corporate guarantees and personal guarantees. These security interests are perfected by the registration of these interests within 30 days with the Registrar of Companies pursuant to the provisions of the Indian Companies Act. This registration amounts to a constructive public notice to other business entities. At December 31, 1999, 93.3% of our gross loans were secured. In general, our loans are over-collateralized. In India, there are no regulations stipulating any loan-to-collateral limits.

     In India, foreclosure on collateral generally requires a written petition to an Indian court. An application, when made, may be subject to delays and administrative requirements that may result, or be accompanied by, a decrease in the value of the collateral. These delays can last for several years leading to deterioration in the physical condition and market value of the collateral. In the event a borrower makes an application for relief to a specialized quasi-judicial authority called the Board for Industrial and Financial Reconstruction, foreclosure and enforceability of collateral is stayed. For a discussion of the activities of the Board for Industrial and Financial Reconstruction, see "Republic of India -- The Indian Economy -- Legislative Framework for Restructuring Sick Companies".

     We recognize that our ability to realize the full value of our collateral in respect of current assets is difficult, due to, among other things, delays on our part in taking immediate action, delays in bankruptcy foreclosure proceedings, defects in the perfection of collateral and fraudulent transfers by borrowers. However, cash credit facilities are so structured that we are able to capture the cash flows of our customers for recovery of past due amounts. In addition, we have a right of set-off for amounts due to us on these facilities. Also, we monitor the cash flows of our working capital loan customers on a daily basis so that we can take any actions required before the loan becomes non-performing. On a case-by-case basis, we may also stop or limit the borrower from drawing further credit from its facility.

     Most of our corporate borrowers having large working capital requirements borrow from more than one bank either under a consortium arrangement or under a multiple banking arrangement. Under a consortium arrangement, the financing banks formally decide on the credit proposal of the company and decide how the funding should be distributed among the consortium banks. A lead bank, usually the bank providing the largest share of the overall credit, is appointed under a consortium lending arrangement. The lead bank coordinates credit appraisals, execution of joint documents, regular review meetings and security inspections.

     Under a consortium arrangement, typically the security is in the form of a first lien on current assets, which is shared on a proportionate basis among the participating banks. Theoretically, a member can exit from a consortium, with its share taken either by an existing member or by induction of a new member in the consortium. However, in the case of a non-performing loan, this exit route is generally not available since the other members of the consortium are not likely to take up additional credit that is impaired. Further, a member is generally not allowed to take recovery action independent of the consortium in the case of a non-performing loan. Hence, recovery from non-performing companies that are under a consortium arrangement may be delayed.

     Under a multiple banking arrangement, each bank stipulates its own terms and obtains distinct and identifiable collateral. Individual documents are also obtained and requisite liens created. Unlike a consortium arrangement lending, in a multiple bank or sole bank lending, we can independently pursue recovery of past due amounts either through full cash recovery, a negotiated settlement or a legal suit. At December 31, 1999, loans with consortium arrangements accounted for 46.0% of our gross non-performing loans, loans with multiple bank arrangements accounted for 29.5% of our gross non-performing loans and sole bank lending accounted for 24.5% of our gross non-performing loans.

     LOAN CONCENTRATION

     Pursuant to the guidelines of the Reserve Bank of India, our credit exposure to individual borrowers must not exceed 25.0% of our capital funds calculated under Indian GAAP (20.0% effective April 1, 2000). Our exposure to a group of companies under the same management control must not exceed 50.0% of our capital funds unless the exposure is in respect of an infrastructure project. In that case, the exposure to a group of companies under the same management control may be up to 60.0% of our capital funds. Pursuant to the Reserve Bank of India guidelines, an exposure is calculated as the sum of 100.0% of the committed funded amount or the outstanding funded amount, whichever is higher, and 50.0% of the committed non-funded amount or the outstanding non-funded amount, whichever is higher. Our loan exposures to individual and group borrowers have been generally within the percentages prescribed by the Reserve Bank of India based on the capital funds calculated under Indian GAAP. In exceptional cases, where we have exceeded these percentages, we have obtained the approval of the Reserve Bank of India as required.

     We follow a policy of portfolio diversification and evaluate our total financing exposure in a particular industry in light of our forecasts of growth and profitability for that industry. Our risk management department monitors all major sectors of the economy and specifically follows industries in which we have credit exposures. We respond to any economic weakness in an industrial segment by restricting new credits to that industry segment and any growth in an industrial segment by increasing new credits to that industry segment, resulting in active portfolio management.

     The following table sets forth, for the periods indicated, our gross loans outstanding by the borrower's industry or economic activity and as a percentage of our gross loans.

                                                   AT MARCH 31,
                       ---------------------------------------------------------------------
                             1997                 1998                      1999                   AT DECEMBER 31, 1999
                       -----------------   ------------------   ----------------------------   ----------------------------
                                                        (IN MILLIONS, EXCEPT PERCENTAGES)
Agriculture..........  Rs.   252     3.0%  Rs.    501     3.8%  Rs.    675   US$  15     2.4%  Rs.  1,912   US$  44     4.9%
Auto including
  trucks.............         --      --          600     4.5        1,006        23     3.5        1,518        35     3.9
Cement...............         60     0.7          170     1.3          540        12     1.9        1,060        24     2.7
Chemicals, drugs and
  pharmaceuticals....        490     5.7        1,092     8.3        2,420        56     8.5        4,221        97    10.9
Computer software....         --      --          230     1.7          460        11     1.6          650        15     1.7
Construction(1)......        510     6.0          770     5.8          740        17     2.6          940        22     2.4
Electricity..........        470     5.5          540     4.1        1,488        34     5.2        1,645        38     4.2
Finance..............        890    10.4          780     5.9        1,949        45     6.9        2,700        62     7.0
Iron and steel.......        380     4.4          460     3.5          620        14     2.2          715        16     1.8
Other metals and
  metal products.....        220     2.6          330     2.5        1,370        31     4.8        1,120        26     2.9
Light manufacturing..      1,280    14.9        1,300     9.9        2,800        64     9.8        4,528       104    11.7
Other personal
  loans..............        380     4.4          590     4.5        1,110        26     3.9          780        18     2.0
Paper and paper
  products...........        150     1.8          240     1.8          373         9     1.3          663        15     1.7
Textiles.............        860    10.0        1,170     8.9        1,405        32     4.9        1,375        32     3.5
Transport............        230     2.7          360     2.7          159         4     0.6          111         3     0.3
Other industries(2)..      2,390    27.9        4,057    30.8       11,362       261    39.9       14,894       342    38.4
                       ---------   -----   ----------   -----   ----------   -------   -----   ----------   -------   -----
Gross loans..........  Rs. 8,562   100.0%  Rs. 13,190   100.0%  Rs. 28,477   US$ 654   100.0%  Rs. 38,832   US$ 893   100.0%
                       =========   =====   ==========   =====   ==========   =======   =====   ==========   =======   =====

---------------

(1) Includes engineering, procurement and construction projects and building construction.
(2) Includes over 40 different industries with no industry constituting more than 3.0%.

     At December 31, 1999, no single industry accounted for more than 15.0% of our gross loan portfolio.

     In fiscal 1998 and 1999, there was an increase in the proportion of assets in the chemicals, drugs and pharmaceuticals and other metals and metal products sectors, while there was a decrease in the proportion of assets in the construction, iron and steel, and textiles sectors. In fiscal 1995 and 1996, our gross loans were significantly less than our gross loans at year-end fiscal 1998 and 1999 and there was no distinct trend in sectoral distribution of assets.

     Our 10 largest loan exposures at December 31, 1999 totaled approximately Rs. 4.3 billion (US$ 100 million) and represented 11.2% of our total gross loan portfolio. The largest group of companies under the same management control accounted for approximately 2.1% of our portfolio.

NON-PERFORMING LOANS

     The following discussion on non-performing loans is based on US GAAP. For classification of non-performing loans under Indian regulatory requirements, see "Supervision and Regulation".

     IMPACT OF ECONOMIC ENVIRONMENT

     The Indian economy was adversely affected by negative trends in the global marketplace, particularly in the commodities markets, in fiscal 1998 and 1999, which caused a slowdown in the industrial sector. The Indian industrial sector has been subject to increasing competitive pressures, and Indian corporations have had to respond to these pressures through a process of restructuring and repositioning. This restructuring process is taking place in several industries, primarily in sectors where many small, unprofitable manufacturing facilities have existed, principally the iron and steel and textiles industries. This has led to a decline in the operating performance of Indian corporations and the impairment of related loan assets in the financial system, including some of our assets. In fiscal 1999 gross non-performing loans increased primarily due to an increase in non-performing loans to light manufacturing, iron and steel and textiles industries.

     At December 31, 1999, our gross non-performing loans as a percentage of gross loan assets was 5.1% and our gross non-performing loans net of valuation allowances as a percentage of net loan assets was 2.3%. We have made total valuation allowances for 72.3% of our gross non-performing loans on which we have made valuation allowances. These allowances are based on the expected realization of cash flows from these assets. We had not made valuation allowances on 23.8% of our gross non-performing loans at December 31, 1999 based on the fact that the discounted cash flows from these borrowers were sufficient to cover the entire exposure of these loans. At December 31, 1999, we had 70 non-performing loans outstanding of which the top ten represented 59.8% of all non-performing loans and 3.0% of our gross loan portfolio.

     The following tables set forth, for the periods indicated, certain details of our gross non-performing portfolio.

                                                                                            % OF TOTAL
                                       AT MARCH 31,                                             AT
                          --------------------------------------                             DECEMBER
                           1997      1998            1999          AT DECEMBER 31, 1999      31, 1999
                          -------   -------   ------------------   --------------------   ---------------
                                        (IN MILLIONS, EXCEPT PERCENTAGES)
Non-performing working
  capital loans.........  Rs.  66   Rs. 558   Rs. 1,158   US$ 27   Rs. 1,408    US$ 32          71.6%
Non-performing term
  loans.................      121        46         236        5         245         6          12.5
Non-performing lease
  loans.................       --        --         144        3         237         5          12.1
Non-performing corporate
  debt instruments(1)...       --        --          75        2          75         2           3.8
                          -------   -------   ---------   ------   ---------    ------         -----
Gross non-performing
  loans.................  Rs. 187   Rs. 604   Rs. 1,613   US$ 37   Rs. 1,965    US$ 45         100.0%
                          =======   =======   =========   ======   =========    ======         =====
Gross non-performing
  loans without
  valuation
  allowances(2).........  Rs.  --   Rs.  26   Rs.   466   US $11   Rs.   467    US $11
Gross non-performing
  loans with valuation
  allowances(3).........      187       578       1,147       26       1,498        34
Total valuation
  allowances............      187       425         880       20       1,083        25
Non-performing loans net
  of valuation
  allowances............       --       179         733       17         882        20
Gross loan assets.......    8,562    13,190      28,477      654      38,832       893
Net loan assets.........    8,375    12,765      27,597      634      37,749       868

---------------

(1)  Includes debentures, preferred stock and bonds.
(2) Includes non-performing loans on which we have not made a valuation allowance.
(3)  Includes non-performing loans on which we have made a valuation allowance.

                                                               AT MARCH 31,
                                                         -------------------------   AT DECEMBER 31,
                                                         1997    1998      1999           1999
                                                         -----   -----   ---------   ---------------
                                                                      (IN PERCENTAGES)
Gross non-performing loans as a percentage of gross
  loan assets..........................................    2.2%    4.6%        5.7%         5.1%
Gross non-performing loans with valuation allowances as
  a percentage of gross loan assets....................    2.2     4.4         4.0          3.9
Non-performing loans net of valuation allowances as a
  percentage of net loan assets........................     --     1.4         2.7          2.3
Total valuation allowances as a percentage of
  non-performing loans with valuation allowances.......  100.0    73.5        76.7         72.3

     RECOGNITION OF NON-PERFORMING LOANS

     We identify loans as non-performing and place them on a non-accrual basis once we determine that interest or principal is past due beyond specified periods or that the payment of interest or principal is doubtful. Regarding interest or principal that is past due beyond specified periods, we classify loans as non-performing when interest or principal is past due for 180 days (typically two payment periods). We may consider the payment of interest or principal to be doubtful if the borrower has ceased operations or has incurred cash losses and the probability of revival is uncertain or the borrower's industry is under stress. We provide for loan losses based on our internal subjective assessment of the possibility of recovery of such loans based principally on the realizable value of collateral and the discounted value of future cash flows.

     We do not recognize interest on non-performing loans or credit interest to our income account unless it is collected. Any interest accrued and not received on non-performing loans is reversed and charged against current earnings. We return non-performing loans to accrual status when all contractual principal and interest amounts are reasonably assured of repayment and, in the case of term loans, there is a sustained period of repayment performance in accordance with the contractual terms for at least one year.

     Our non-performing loans, net of allowances for credit losses increased by Rs. 554 million (US$ 13 million) in fiscal 1999 to Rs. 733 million (US$ 17 million) at March 31, 1999. Net non-performing loans were 2.7% of our total net loan assets at March 31, 1999 compared to 1.4% at March 31, 1998. At December 31, 1999, net non-performing loans increased to Rs. 882 million (US$ 20 million) and net non-performing loans as a percentage of total net loan assets reduced to 2.3%.

     Under Indian GAAP, net non-performing loans outstanding (determined in accordance with the Reserve Bank of India guidelines applicable at that time) increased from Rs. 121 million (US$ 3 million) at March 31, 1998 to Rs. 608 million (US$ 14 million) at March 31, 1999 and to Rs. 686 million (US$ 16 million) at December 31, 1999. We did not have any net non-performing loans at March 31, 1995, 1996 and 1997 under Indian GAAP. For a description of the differences between Indian GAAP and US GAAP, see "Significant Differences Between Indian GAAP and US GAAP".

     ANALYSIS OF NON-PERFORMING LOANS BY DIRECTED LENDING SECTOR

     In lending as required under Indian directed lending requirements, we follow the same credit risk assessment and credit approval processes as in all our lending. In view of the possibility of higher incidence of asset impairment in directed lending relative to non-directed lending, we maintain the option of fulfilling our priority sector obligations by making deposits with Indian development banks since these yield a better risk adjusted return on capital, though the nominal returns are much lower than in making loans.

     The following table sets forth, for the periods indicated, our gross loans and our gross non-performing loans by segment and our gross non-performing loans as a percentage of our gross loans in the same segment.

                                                                    AT MARCH 31,
                          -------------------------------------------------------------------------------------------------
                                     1997                           1998                               1999
                          ---------------------------   ----------------------------   ------------------------------------
                                        NON-                           NON-
                           GROSS     PERFORMING           GROSS     PERFORMING           GROSS      NON-PERFORMING
                           LOANS       LOANS       %      LOANS       LOANS       %      LOANS           LOANS          %
                          --------   ----------   ---   ---------   ----------   ---   ---------   -----------------   ----
                                                          (IN MILLIONS, EXCEPT PERCENTAGES)
Directed Lending:
 Agriculture............  Rs.  252    Rs.   10    4.0%  Rs.   501    Rs.   33    6.6%  Rs.   675   Rs.   96   US$  2   14.2%
 Small scale
   industries...........     1,860          37    2.0       2,753         170    6.2       3,510        209        5    6.0
 Other..................     1,708          19    1.1       2,419          44    1.8       4,500        100        2    2.2
                          --------    --------          ---------    --------          ---------   --------   ------
Total directed
 lending................     3,820          66    1.7       5,673         247    4.4       8,685        405        9    4.7
Non-directed lending....     4,742         121    2.6       7,517         357    4.7      19,762      1,208       28    6.1
                          --------    --------          ---------    --------          ---------   --------   ------
Total...................  Rs.8,562    Rs.  187    2.2%  Rs.13,190    Rs.  604    4.6%  Rs.28,477   Rs.1,613   US$ 37    5.7%
                          ========    ========          =========    ========          =========   ========   ======
Allowance for credit
 losses.................              Rs. (187)                      Rs. (425)                     Rs. (880)     (20)
                                      --------                       --------                      --------   ------
Net non-performing
 loans..................                    --                       Rs.  179                      Rs.  733   US$ 17
                                      ========                       ========                      ========   ======

                                    AT DECEMBER 31,
                          ------------------------------------
                                          1999
                          ------------------------------------

                            GROSS      NON-PERFORMING
                            LOANS           LOANS          %
                          ---------   -----------------   ----
                           (IN MILLIONS, EXCEPT PERCENTAGES)
Directed Lending:
 Agriculture............  Rs. 1,912   Rs.  137   US$  3    7.2%
 Small scale
   industries...........      3,717        231        5    6.2
 Other..................      4,395        124        3    2.8
Total directed
 lending................     10,024        492       11    4.9
Non-directed lending....     28,808      1,473       34    5.1
                          ---------   --------   ------
Total...................  Rs.38,832   Rs.1,965   US$ 45    5.1%
                          =========   ========   ======
Allowance for credit
 losses.................              Rs.(1,083) US$(25)
                                      --------   ------
Net non-performing
 loans..................              Rs.  882   US$ 20
                                      ========   ======

     As shown by these tables, the quality of our directed lending portfolio is similar to the quality of the rest of our loan portfolio. At December 31, 1999, non-performing loans in the directed lending sector as a percentage of gross loans was 4.9% and non-performing loans in the other sectors as a percentage of gross loans was 5.1%.

     ANALYSIS OF NON-PERFORMING LOANS BY PRODUCT

     The following tables set forth, for the periods indicated, our non-performing loans by product, and as a percentage of our non-performing loans.

                                                         AT MARCH 31,                                    AT DECEMBER 31,
                               -----------------------------------------------------------------   ----------------------------
                                     1997               1998                    1999                           1999
                               ----------------   ----------------   ---------------------------   ----------------------------
                                                              (IN MILLIONS, EXCEPT PERCENTAGES)
Working capital loans:
  Cash credits/demand
    loans....................     Rs 66    35.3%  Rs.  537    88.9%  Rs. 1,130   US$  26    70.1%  Rs.  1,339   US$  31    68.1%
  Bill discounting...........        --      --         21     3.5          28         1     1.7           69         2     3.5
Term loans...................       121    64.7         46     7.6         236         5    14.7          245         5    12.5
Lease finance................        --      --         --      --         144         3     8.8          237         5    12.1
Corporate debt instruments...        --      --         --      --          75         2     4.7           75         2     3.8
                               --------   -----   --------   -----   ---------   -------   -----   ----------   -------   -----
Total non-performing loans...  Rs.  187   100.0%  Rs.  604   100.0%  Rs. 1,613   US$  37   100.0%  Rs.  1,965   US$  45   100.0%
                               ========   =====   ========   =====   =========   =======   =====   ==========   =======   =====
Allowance for credit
  losses.....................  Rs. (187)          Rs. (425)          Rs.  (880)  US$ (20)          Rs. (1,083)  US$ (25)
                               --------           --------           ---------   -------           ----------   -------
Net non-performing loans.....        --           Rs.  179           Rs.   733   US$  17           Rs.    882   US$  20
                               ========           ========           =========   =======           ==========   =======

     Although lease finance represented 0.9% of our gross loans at December 31, 1999, it represented 12.1% of our gross non-performing loans. In fiscal 1996, we offered lease financing to a limited number of small and medium-sized companies because we gained certain tax advantages from these transactions. We discontinued these activities in 1997 after the Indian tax authorities disputed this tax treatment. For a discussion of this dispute, see "-- Legal and Regulatory Proceedings". Due to the small size of these borrowers and their concentration in industry sectors that have experienced a slowdown, such as the textiles sector, we believe that our gross non-performing loans are greater for this type of exposure compared to others.

     ANALYSIS OF NON-PERFORMING LOANS BY INDUSTRY SECTOR

     The following table sets forth, for the periods indicated, our non-performing loans by borrowers' industry or economic activity and as a percentage of our loans in the respective industry or economic activity sector.

                                                                      AT MARCH 31,
                       -----------------------------------------------------------------------------------------------------------
                                   1997                             1998                                   1999
                       -----------------------------   -------------------------------   -----------------------------------------
                                      NON-                              NON-
                         GROSS     PERFORMING                        PERFORMING
                         LOANS       LOANS       %     GROSS LOANS     LOANS       %     GROSS LOANS   NON-PERFORMING LOANS    %
                       ---------   ----------   ----   -----------   ----------   ----   -----------   --------------------   ----
                                                            (IN MILLIONS, EXCEPT PERCENTAGES)
Agriculture..........  Rs.   252    Rs.   10     4.0%  Rs.    501    Rs.    33     6.6%  Rs.    675    Rs.    96    US$   2   14.2%
Auto including
  trucks.............         --          --      --          600           --      --        1,006           --         --     --
Cement...............         60          --      --          170           --      --          540           --         --     --
Chemicals, drugs and
  pharmaceuticals....        490          --      --        1,092           58     5.3        2,420           79          2    3.3
Computer software....         --          --      --          230           --      --          460           --         --     --
Construction.........        510          --      --          770           24     3.1          740           24          1    3.2
Electricity..........        470          --      --          540           --      --        1,488           --         --     --
Finance..............        890          --      --          780           --      --        1,949           61          1    3.1
Iron and steel.......        380          --      --          460           56    12.2          620          268          6   43.2
Other metals and
  metal products.....        220          --      --          330           --      --        1,370           --         --     --
Light manufacturing..      1,280         148    11.6        1,300           94     7.2        2,800          400          9   14.3
Other personal
  loans..............        380          --      --          590           --      --        1,110           --         --     --
Paper and paper
  products...........        150          --      --          240           --      --          373           --         --     --
Textiles.............        860          --      --        1,170           62     5.3        1,405          313          7   22.3
Transport............        230          --      --          360           --      --          159           --         --     --
Other industries.....      2,390          29     1.2        4,057          277     6.8       11,362          372          9    3.3
                       ---------    --------           ----------    ---------           ----------    ---------    -------
Total................  Rs. 8,562    Rs.  187     2.2%  Rs. 13,190    Rs.   604     4.6%  Rs. 28,477    Rs. 1,613     US$ 37    5.7%
                       =========    ========           ==========    =========           ==========    =========    =======
Allowance for credit
  losses.............               Rs. (187)                        Rs.  (425)                        Rs.  (880)    US$(20)
                                    --------                         ---------                         ---------    -------
Net non-performing
  loans..............               Rs.   --                         Rs.   179                         Rs.   733     US$ 17
                                    ========                         =========                         =========    =======

                                                                AT DECEMBER 31, 1999
                                                    --------------------------------------------
                                                    GROSS LOANS    NON-PERFORMING LOANS      %
                                                    -----------    ---------------------    ----
                                                         (IN MILLIONS, EXCEPT PERCENTAGES)
Agriculture.....................................    Rs.  1,912     Rs.    137    US$   3     7.2%
Auto including trucks...........................         1,518             --         --      --
Cement..........................................         1,060             --         --      --
Chemicals, drugs and pharmaceuticals............         4,221             90          2     2.1
Computer software...............................           650             --         --      --
Construction....................................           940              6         --     0.6
Electricity.....................................         1,645             --         --      --
Finance.........................................         2,700             56          1     2.1
Iron and steel..................................           715            274          6    38.3
Other metals and metal products.................         1,120             --         --      --
Light manufacturing.............................         4,528            581         13    12.8
Other personal loans............................           780             --         --      --
Paper and paper products........................           663             --         --      --
Textiles........................................         1,375            299          7    21.7
Transport.......................................           111             --         --      --
Other industries................................        14,894            522         13     3.5
                                                    ----------     ----------    -------
Total...........................................    Rs. 38,832     Rs.  1,965    US$  45     5.1%
                                                    ==========     ==========    =======
Allowance for credit losses.....................                   Rs. (1,083)   US$ (25)
                                                                   ----------    -------
Net non-performing loans........................                   Rs.    882    US$  20
                                                                   ==========    =======

     Our gross non-performing loans as a percentage of gross loans in the respective industries was the highest in the iron and steel, textiles and light manufacturing industries.

     Iron and Steel. Over the last few years, a sharp reduction in international steel prices to historic lows has had a significant impact on the companies in this sector. In addition, a substantial reduction in import tariffs over the last three years led to price competition from certain countries, significantly reducing domestic prices. Our outlook for the medium-term for the sector is positive due to the anticipated increase in prices from the historic lows reached in fiscal 1999 and an increase in domestic consumption. The majority of our loans to small steel plants and small re-rolling mills have already been classified as non-performing, and the balance of loans in this sector is primarily to economically sized plants with advanced technology. At December 31, 1999, we had classified 38.3% of our gross loans in this sector as non-performing.

     Textiles. The textiles industry experienced a reduction in exports following the devaluation of the south-east Asian currencies in 1998, which resulted in less competitive Indian textile exports. The reduction in exports was also due to reduced demand in the entire region. High cotton prices in the last two years also increased the costs for Indian manufacturers. The majority of our loans to small entities in this sector have been classified as non-performing, and the balance of our exposure is primarily to large economically sized plants. Our total exposure to this sector declined to Rs. 1,375 million at December 31, 1999 from Rs. 1,610 million at December 31, 1998. At December 31, 1999, we had classified 21.7% of our gross loans in this sector as non-performing.

     Light Manufacturing. The light manufacturing industry category includes manufacturers of electronic equipment, electrical cables, fasteners, watches and other light manufacturing items. At December 31, 1999, 80.0% of the non-performing loans in this sector were to middle market companies. The downturn in certain sectors of the Indian economy during the last few years affected the middle market companies to a greater extent in view of their higher vulnerability to external factors. At December 31, 1999, of the non-performing loans in the light manufacturing sector, 51.0% were to six companies engaged in the manufacture of equipment, 15.0% were to three companies in the forging sector, and 8.0% were to two manufacturers of electronic equipment. The lesser number of new projects during the last three years has led to the depressed performance of companies engaged in the manufacture of equipment. The increase in our exposure to this sector at December 31, 1999 compared to at March 31, 1999 has been to large sized companies with a diversified product range. At December 31, 1999, we had classified 12.8% of our gross loans in this sector as non-performing.

     TOP TEN NON-PERFORMING LOANS

     At December 31, 1999, we had 70 non-performing loans outstanding, of which the top ten represented 59.8% of our gross non-performing loans, 84.5% of our net non-performing loans and 3.0% of our gross loan portfolio. None of our top ten non-performing loans has been restructured so far. However, we are currently working out detailed restructuring packages for four borrowers in conjunction with other term lenders and other working capital consortium members. Four other borrowers have made an application for relief to the Board for Industrial and Financial Reconstruction. For a discussion of the activities of the Board for Industrial and Financial Reconstruction, see "Republic of India -- The Indian Economy -- Legislative Framework for Restructuring Sick Companies".

     The following table sets forth, for the period indicated, certain information regarding our 10 largest non-performing loans.

                                                                AT DECEMBER 31, 1999
                       ------------------------------------------------------------------------------------------------------
                                                                               PRINCIPAL
                                                                            OUTSTANDING NET                       CURRENTLY
                                                                 GROSS       OF ALLOWANCE                         SERVICING
                                            TYPE OF BANKING    PRINCIPAL      FOR CREDIT                         ALL INTEREST
                            INDUSTRY          ARRANGEMENT     OUTSTANDING      LOSSES(1)      COLLATERAL(2)(3)   PAYMENTS(4)
                       -------------------  ---------------   -----------   ---------------   ----------------   ------------
                                                                               (IN MILLIONS)
Borrower A...........  Textile              Consortium         Rs.   210        Rs. 210          Rs.   237           Yes
Borrower B...........  Steel                Multiple                 172            172                218           Yes
Borrower C...........  Light manufacturing  Consortium               161             65                146           Yes
Borrower D...........  Light manufacturing  Multiple                 104            104                 40            No
Borrower E...........  Energy               Multiple                  96             84                 96           Yes
Borrower F...........  Textile              Consortium                93             19                 59            No
Borrower G...........  Steel                Consortium                92             --                 66            No
Borrower H...........  Light manufacturing  Multiple                  90             63                105            No
Borrower I...........  Sugar                Multiple                  82             --                 --            No
Borrower J...........  Hotels/Resorts       Consortium                75             28                 56            No
                                                               ---------        -------          ---------
Total......................................................    Rs. 1,175        Rs. 745          Rs. 1,023
                                                               =========        =======          =========

---------------

(1) The net realizable value of these loans on a present value basis is determined by discounting the estimated cash flow over the expected period of repayment by the rate implicit in the loan. Under US GAAP, the net present value of a non-performing loan includes the net present value, to the extent realizable, of the underlying collateral, if any.
(2) Collateral value is that reflected on the borrower's books, or that determined by third party appraisers to be realizable, whichever is lower or available. We have collateral in the form of first charge on current assets for nine of these borrowers. Exposure to one of these nine borrowers is additionally secured by fixed assets. The exposure to the remaining one borrower is secured solely by a charge on fixed assets.
(3) Out of the above 10 cases, collection in the cases of borrower G and J are collateral dependent. In all other cases, we are primarily dependent on recovery through cash flows, collateral being of secondary importance.
(4) Since we also classify loans as non-performing once we determine that the payment of interest or principal is doubtful, and since such classification occurs even before the borrower stops paying interest and principal, certain of our non-performing loans are currently servicing all interest payments.

     Five of our top ten non-performing loans were to borrowers where we acted together with other banks or as part of a consortium of banks with our share of exposure being a maximum of 10.0% of the total exposure of all banks to these borrowers.

     INTEREST FOREGONE

     Interest forgone is the interest due on non-performing loans that has not been accrued in our books of accounts. The following table sets forth, for the periods indicated, the amount of interest foregone.

                                                                INTEREST FOREGONE
                                                                -----------------
                                                                  (IN MILLIONS)
Fiscal 1997.................................................    Rs. 26     US$ 1
Fiscal 1998.................................................        81         2
Fiscal 1999.................................................        93         2
Nine months ended December 31, 1999.........................        74         2

     RESTRUCTURING OF NON-PERFORMING LOANS

     Our non-performing loans are restructured on a case-by-case basis after our management has determined that restructuring is the best means of realizing repayment of the loan. These loans continue to be on a non-accrual basis and will be reclassified as performing loans only after sustained performance under the loan's renegotiated terms for at least a period of one year.

     The following table sets forth, for the periods indicated, our non-performing loans that have been restructured through rescheduling of principal repayments and deferral or waiver of interest.

                                                  AT MARCH 31,
                                       -----------------------------------   AT DECEMBER 31,
                                        1997     1998           1999               1999
                                       ------   -------   ----------------   ----------------
                                                 (IN MILLIONS, EXCEPT PERCENTAGES)
Gross restructured loans............       --        --   Rs. 38   US$ 0.9   Rs. 44   US$ 1.0
Allowance for credit losses.........       --        --      (22)     (0.5)     (26)      0.6
Net restructured loans..............       --        --       16       0.4       18       0.4
Gross restructured loans as a
  percentage of gross non-performing
  loans.............................       --        --      2.4%       --      2.2%       --
Net restructured loans as a
  percentage of net non-performing
  loans.............................       --        --      2.2%       --      2.0%       --

     We are currently working out restructuring packages for six borrowers along with other term lenders and working capital consortium members in the case of our non-performing loans under a consortium arrangement, and three borrowers who are under sole banking arrangements. Five other borrowers have made an application for relief to the Board for Industrial and Financial Reconstruction. For a discussion of the activities of the Board for Industrial and Financial Reconstruction, see "Republic of India -- The Indian Economy -- Legislative Framework for Restructuring Sick Companies".

     The following table sets forth, at the date indicated, the status of our efforts in working out restructuring packages for non performing loans:

                                                                    AT DECEMBER 31, 1999
                                                       ----------------------------------------------
                                                                                       PRINCIPAL
                                                                       GROSS       OUTSTANDING NET OF
                                                       NUMBER OF     PRINCIPAL       ALLOWANCES FOR
                                                       BORROWERS    OUTSTANDING      CREDIT LOSSES
                                                       ---------    -----------    ------------------
                                                               (IN MILLIONS, EXCEPT NUMBERS)
Loans under consortium arrangements(1)..............       6          Rs. 486           Rs. 267
Loans under sole banking arrangements(1)............       3               89                50
Loans to borrowers who have applied for relief to
  the Board for Industrial and Financial
  Reconstruction(2).................................       5              385               129
                                                          --          -------           -------
Total...............................................      14          Rs. 960           Rs. 446
                                                          ==          =======           =======

---------------

(1) None of these borrowers have applied for relief to the Board of Industrial and Financial Reconstruction.

(2) For a discussion of the activities of the Board for Industrial and Financial Reconstruction, see "Republic of India -- The Indian Economy -- Legislative Framework for Restructuring Sick Companies".

          NON-PERFORMING LOAN STRATEGY

     The recovery and settlement of non-performing loans is of high priority to us. In fiscal 1999, we set up a Special Asset Management Group, consisting of seven members, for finding early solutions and pursuing recovery in non-performing loans. The group, centralized at our corporate office in Mumbai, is headed by one of our senior employees with over 20 years of experience in the banking sector, and has representatives located at two branches having a higher concentration of non-performing loans. The branch managers at the branches having non-performing loans are also actively involved in supporting the efforts of the Special Asset Management Group. This group works closely with the special asset management group established in ICICI to work on restructuring and settlement packages for common customers and to adapt successful recovery strategies of ICICI. The group also uses the services of outside legal experts, accountants and specialized agencies for due diligence, valuation and legal advice to expedite early settlements.

     Methods for resolving non-performing loans include the following:

     -  negotiated or compromise settlements on a one-time settlement basis;

     - encouraging the financial restructuring of troubled but viable corporations;

     - encouraging the consolidation of troubled borrowers in fragmented industries with stronger industry participants; and

     -  early enforcement of collateral through judicial means.

     In the last 14 months, we fully recovered the principal outstanding of Rs. 62 million (US$ 1 million) from six non-performing borrowers. In six other non-performing loan accounts, we negotiated settlements of Rs. 40 million (US$ 1 million).

     We closely monitor migration of the credit ratings of our borrowers so we can take proactive remedial measures to prevent loans from becoming non-performing. We frequently review the industry outlook and analyze the impact of changes in the regulatory and fiscal environment, helping us to contain our non-performing loans. Our quarterly review systems help us to monitor the health of accounts and to take prompt remedial measures.

     Our current approval process generally requires a minimum credit rating by us of A-. However, prior to our organizational restructuring in April 1999, our minimum credit rating for credit approval was BBB. At present, some of our loans are rated BBB or below since we closely monitor the credit rating of our borrowers and downgrade the rating of credits as soon as they show any signs of deterioration.

     ALLOWANCE FOR CREDIT LOSSES

     The following table sets forth, for the periods indicated, movements in our allowance for credit losses.

                                               AT MARCH 31,
                                   ------------------------------------
                                    1997      1998           1999         AT DECEMBER 31, 1999
                                   -------   -------   ----------------   --------------------
                                                          (IN MILLIONS)
Allowance for credit losses at
  the beginning of the period...   Rs.  --   Rs. 187   Rs. 425   US$ 10   Rs.   880     US$ 20
Add:
Provisions for credit losses:
  Working capital...............        66       256       349        8         196          5
  Term loans....................       121       104        17       --          10         --
  Leasing finance...............        --        --       144        3          12         --
  Marketable corporate debt
     instruments................        --        --        30        1          --         --
                                   -------   -------   -------   ------   ---------   --------
Total provisions for credit
  losses........................       187       360       540       12         218          5
                                   -------   -------   -------   ------   ---------   --------
Less:
Write-offs......................        --      (122)      (85)      (2)        (15)        --
                                   -------   -------   -------   ------   ---------   --------
Allowances for credit losses at
  the end of the Period.........   Rs. 187   Rs. 425   Rs. 880   US$ 20   Rs. 1,083     US$ 25
                                   =======   =======   =======   ======   =========   ========

     We conduct a comprehensive analysis of our entire loan portfolio on a quarterly basis. The analysis considers both qualitative and quantitative criteria including, among others, the account conduct, future prospects, repayment history and financial performance. This comprehensive analysis includes an account by account analysis of our entire loan portfolio, and an allowance is made for any probable loss on each account. In estimating the allowance, we consider the net realizable value on a present value basis by discounting the future cash flows over the expected period of recovery. Further, we also consider our past history of credit losses and value of underlying collateral. For further discussions of our allowances for credit losses, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Result of operations -- Provisions for Credit Losses".

     Under our US GAAP analysis of the provisions for non-performing loans, we are required to take into account the time delay in our ability to foreclose upon and sell collateral. Under US GAAP, the net present value of a non-performing loan includes the net present value of the underlying collateral, if any. As a result, even though we are generally over-collateralized, allowances are required under US GAAP that would not be required under Reserve Bank of India regulations because US GAAP takes into account the time value of money.

RISK MANAGEMENT

     As a financial intermediary, we are exposed to various risks that are related to our lending and trading businesses, deposit taking activities and our operating environment. Our aim in risk management is to ensure that we understand, measure and monitor the various risks that arise and that our organization adheres strictly to the policies and procedures which are established to address these risks.

     We are exposed to three broad categories of risk: credit risk, market risk and operational and legal risk.

     In October 1999, our risk management function was reorganized and integrated into a single Risk Management Department separate from our three business units. The Risk Management Department works in close association with the business units to implement the various risk management strategies. Our Risk Management Department is completely independent of all business operations. This department identifies, assesses, monitors and manages all our principal risks in accordance with well-defined policies and procedures. The Risk Management Department consists of 20 experienced bankers and analysts and is led by a Senior Executive Vice President reporting directly to our Managing Director and Chief Executive Officer and the Audit and Risk Committee of our board of directors.

     The organizational structure of our Risk Management Department is shown in the following chart.

                                  [FLOWCHART]

     CREDIT RISK

     Credit risk primarily arises in our lending operations from the failure of any party, principally our borrowers, to abide by the terms and conditions of any financial contract with us, principally the failure to make required payments on loans due to us. Our standardized credit approval process includes a well-established procedure of credit evaluation and approval. We measure, monitor and manage credit risk for each borrower. We have a comprehensive system for tracking the rating profile of our loan portfolio and are now working on a comprehensive portfolio risk evaluation mechanism.

     Credit Risk Assessment Procedures for Corporate Loans

     In order to assess the credit risk associated with any financing proposal, we assess a variety of risks relating to the borrower and the relevant industry. If the borrower is undergoing a major expansion project that requires them to obtain project finance from a financial institution in addition to working capital loans from us, we also assess the risks relating to the project.

     We evaluate borrower risk by considering:

     - the financial position of the borrower by analyzing the quality of its financial statements, its past financial performance, its financial flexibility in terms of ability to raise capital and its cash flow adequacy;

     -  the borrower's relative market position and operating efficiency; and

     - the quality of management by analyzing their track record, payment record and financial conservatism.

     We evaluate industry risk by considering:

     - certain industry characteristics, such as the importance of the industry to the economy, its growth outlook, cyclicality and government policies relating to the industry;

     -  the competitiveness of the industry; and

     - certain industry financials, including return on capital employed, operating margins and earnings stability.

     After conducting an analysis of a specific borrower's risk, we assign a credit rating to the borrower. We have a scale of ten ratings ranging from AAA to B and an additional default rating of D. Before November 1999, we had a scale of six ratings ranging from AAA to D. We are in the process of re-rating all our existing exposures according to the new credit rating model. We expect to complete this process by the end of the first quarter of fiscal 2001. Credit rating is a critical input for the credit approval process. We use studies on the historical default patterns of loans in order to predict defaults. We determine the desired credit risk spread over our cost of funds by considering the borrower's credit rating and the default pattern corresponding to the credit rating. Our credit approval process generally requires a benchmark minimum credit rating of A-. Prior to April 1999, our benchmark credit risk rating was BBB.

     We study industry sectors and published reports from online databases, including the Center for Monitoring the Indian Economy and Internet Securities (a Euromoney group company), and review our large exposures by industry and by corporate client. We identify, through these internal studies, the growing industry sectors to which we should increase our exposure and the stagnating sectors to which we should decrease our exposure. These ongoing studies and reviews also enable us to regularly adjust a borrower's credit rating in response to changes in that borrower's risk and the risk associated with that borrower's industry.

     Working capital loans are generally approved for a period of 18 months. At the end of 12 months, we review the loan arrangement and the credit rating of the borrower and take a decision on continuation of the arrangement and the changes in the loan covenants as may be necessary. We intend to review the credit rating of borrowers with higher credit risks more frequently.

     In addition to the above, our credit policy includes the following internal restrictions:

     - Our focus will continue to be on short-term working capital financing. We focus on corporate lending to large and medium-sized industries and trade and service sectors;

     - Term loan exposure will be limited to 15.0% to 25.0% of our loan portfolio, in line with our resources profile;

     - Credit exposure to a particular industry is restricted to 15.0% of our gross loan assets;

     - We will extend credit to non-banking finance companies selectively -- only to those who are registered with the Reserve Bank of India and have an acceptable credit rating from reputed credit rating agencies;

     - We normally do not grant fixed rate loans except for credit in the form of corporate debt investments;

     - Rates of interest on foreign currency loans are generally with reference to London Inter-Bank Offer Rate;

     - We have set a benchmark level current ratio (current assets to current liabilities) of 1.25 and a benchmark level ratio of total liabilities to tangible net worth of 2.50 for our borrowers. Deviation from these levels are permitted by us only in exceptional cases.

     Depending upon market conditions, we may change our credit policy.

     Credit Approval Procedures for Corporate Loans

     Our corporate banking approval process is dictated by our credit policy approved by our board of directors. This policy sets out our maximum credit exposures to individual companies, groups of companies and industries.

     We have established a strong framework for the appraisal and execution of working capital and term loan finance transactions. Pursuant to our organizational restructuring that was implemented on April 1, 1999, our credit appraisal and approval processes have been centralized. We evaluate commercial, financial, marketing and management factors relating to the borrower and the sponsor's financial strength and experience. We make use of databases of approximately 3,000 Indian companies that contain historical financial and operating information on these companies. We also extensively use industry analysis reports and interact with external rating agencies to track business cycles in specific sectors and industries, the impact of emerging fiscal, regulatory and other environmental factors and the financial performance of Indian companies. Once this review is completed, an appraisal note is prepared for credit approval purposes. A structured appraisal format is used to ensure a uniform standard across the organization. Quantitative tools like inter-firm comparisons, sensitivity analysis and analysis

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

of demand-supply gap patterns are used to analyze the performance of the borrower. As part of the appraisal process, we generate a risk matrix, which identifies each of the risks, mitigating factors and residual risks associated with the proposal.

     Credit Approval Authority for Corporate Loans

     We have established five distinct levels of credit approval authorities for our corporate banking activities: the head of Corporate Banking, the Managing Director and Chief Executive Officer (or the Credit Committee of Executives that acts in the absence of the Managing Director and Chief Executive Officer), the Investment Committee, the Committee of Directors and our board of directors.

     The following table sets forth the composition of the committees and approval authority of the committees and the authorized officers.

AUTHORIZED EXECUTIVES AND COMMITTEES     MEMBERS                          APPROVAL AUTHORITY
------------------------------------     -------                          ------------------
Board of Directors...................    All the members on our board     All approvals (in practice,
                                         of directors                     generally above the
                                                                          prescribed authority of the
                                                                          Committee of Directors and
                                                                          the Investment Committee)
Committee of Directors...............    Managing Director and Chief      All approvals to companies up
                                         Executive Officer and four       to Rs. 400 million
                                         other directors
Investment Committee.................    Managing Director and Chief      All approvals for subscribing
                                         Executive Officer, heads of      to debentures, preferred
                                         Corporate Banking, Retail        stock, bonds and commercial
                                         Banking, Risk Management,        paper
                                         Domestic Treasury and Foreign
                                         Exchange Treasury and the
                                         Chief Financial Officer
Managing Director and
  Chief Executive Officer............                                     All approvals up to Rs. 160
                                                                          million
Credit Committee of Executives.......    Heads of Corporate Banking,      In the absence of the
                                         Retail Banking and Risk          Managing Director and Chief
                                         Management and the Chief         Executive Officer, all
                                         Financial Officer                approvals within the
                                                                          prescribed authority of the
                                                                          Managing Director and Chief
                                                                          Executive Officer
Head of Corporate Banking............                                     All approvals up to Rs. 100
                                                                          million

     The branch managers of corporate banking branches are not individually authorized to approve loans. They are however authorized to approve excess borrowing above the approved limits up to Rs. 10 million in respect of corporate loans. These loans are reported to the corporate office for ratification.

     Disbursement Procedures for Corporate Loans

     After credit approval, we disburse the loans though our corporate branches. Our corporate office sends credit approval letters to the branches stating the covenants governing the approval. Based on the credit approval letter received from the corporate office, branches issue a credit arrangement letter to the borrower outlining the terms of the facility, sponsors' obligations, conditions precedent to disbursement and undertakings from and covenants on the borrower. After the borrower accepts the terms, the loan agreement and other documents are executed.

The borrower account is then made operational in the case of a working capital facility and disbursements are made to the borrower in the case of other loan facilities. Our cash credit facilities operate as revolving asset backed overdraft facilities. We determine the amount that can be drawn by the borrower on the basis of monthly cash flow statements or statements of current assets provided by the borrower and the stipulated current asset cover margins.

     Credit Monitoring Procedures for Corporate Loans

     We have established detailed procedures for the monitoring of our credit exposures. Our aim in credit monitoring is to:

     -  ensure compliance with the terms and conditions of the credit approval;

     -  review performance of our borrowers against projections;

     -  detect early warning signals and take appropriate corrective actions;
        and

     -  observe the performance of the borrowers.

     With a view to achieve the above, we have laid out operating procedures for our branches and the frequency of credit monitoring activities to be undertaken. Our branches prepare various credit monitoring reports at periodic intervals. Any irregularity in the account is reported to the appropriate credit approval authority on a monthly basis. The performance of the borrowers is monitored through quarterly information reports. Monthly cash flow statements are obtained wherever considered necessary. We monitor the performance of companies by comparing the published results against the projections. We undertake stock inspections and stock audits on a regular basis.

     Credit Approval Procedures for Credit Cards

     The initial target group for credit cards are our present Power Pay account holders and ICICI's retail bond customers where relationships are already established and customer details are already available to us.

     We believe that the improper verification of identity and applicant information and payment delinquencies are the main source of credit risk in the credit card business.

     We use the services of external agencies for verification of applicant information and for collection of past due amounts. Detailed credit applications have been devised for aggregating information on a prospective customer, such as the person's place of work and residence.

     Credit checks are undertaken before the credit card applicants are approved. These credit checks contain a list of the delinquent customers of ICICI and a few non-banking finance companies. Copies of a prospective customer's income tax return and paychecks are also obtained to determine the income and tax status of the prospective customer. There are no credit bureaus in India, but we are in the process of implementing our own internal credit scoring model. We have set individual credit limits based on the monthly salary of the credit card holder.

     Credit Approval Procedures for Other Retail Loans

     Since substantially all of our retail loans are fully collateralized with either cash (in the case of loans against time deposits) or liquid equity securities (in the case of loans against subscriptions for initial public offering), we have not yet devised any credit risk procedures for these loans.

     QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Market risk is the risk of loss to future earnings, to fair values, or to future cash flows that may result from changes in the value of a financial instrument as a result of changes in interest rates, foreign currency exchange rates, commodity prices, equity prices and other market changes that affect market risk sensitive instruments. Market risk is attributed to all market risk sensitive financial instruments, including securities, loans, deposits, borrowings and derivative instruments. Our exposure to market risk is a function of our asset and liability management activities, our proprietary trading activities, and our role as a financial intermediary. The objective of market risk management is to avoid excessive exposure of our earnings and equity to loss and to reduce the volatility inherent in financial instruments.

     Market Risk Management Procedures

     Our board of directors reviews and approves the policies for the management of market risks and has delegated the responsibility for market risk management to the Asset Liability Management Committee. Our Managing Director and Chief Executive Officer chairs the Asset Liability Management Committee. Our Chief Financial Officer, executives of various business units and the Risk Management Department are the members of the committee. The committee generally meets on a monthly basis and reviews our interest rate and liquidity gap position, formulates a view on interest rates, sets deposit and benchmark lending rates and reviews the business profile and its impact on asset liability management. Emergency meetings of the committee are convened to respond to developments in the markets and economy. The committee also sets market risk limits for our trading activities. The committee reports to the Audit and Risk Committee of our board of directors on a quarterly basis.

     We have established a mid-office independent of treasury, which monitors the risks in our treasury operations and ensures adherence to various risk control limits on a daily basis. The mid-office at regular intervals submits reports to the head of the Risk Management Department and the Managing Director and Chief Executive Officer on the extent of our market risk exposure.

     We have established risk control limits, including holding period limits and stop loss limits. Additionally, in the case of foreign exchange trading, we have set up loss limits for each half-year period (April-September and October-March). These limits are monitored on a daily basis. We have also implemented a value at risk model for measuring market risk of our foreign exchange spot positions.

     Our exposure to market risk arises mainly from interest rate risk, equity risk, exchange rate risk and liquidity risk. We discuss, in the following paragraphs, each of these sources of risk and the methods we have adopted to manage them.

     Interest Rate Risk

     Since our balance sheet consists predominantly of rupee assets and liabilities, movements in domestic interest rates constitute the main source of interest rate risk. Our portfolio of traded debt securities is negatively impacted by an increase in interest rates while our loan portfolio benefits from a rise in interest rates.

     We measure our exposure to fluctuations in interest rates primarily by way of gap analysis, providing us a static view of the maturity and re-pricing characteristics of balance sheet positions. An interest rate gap report is prepared by classifying all assets and liabilities into various time period categories according to contracted maturities or anticipated re-pricing date. The difference in the amount of assets and liabilities maturing or being re-priced in any time period category, would then give us an indication of the extent to which we are exposed to the risk of potential changes in the margins on new or re-priced assets and liabilities.

     Our core business is deposit taking and lending, in both rupees and foreign currencies, as permitted by the Reserve Bank of India. As the rupee market differs significantly from the international credit asset markets, our gap positions in these markets are different.

     In the Indian market, our liabilities are mostly at fixed rates of interest for fixed periods. However, we have a mix of floating and fixed interest rate assets. We have term-based prime lending rates. We quote interest rates for our short-term working capital loan products as a markup over the relevant prime lending rate, effectively making these floating rate loans. Our corporate loan portfolio consists principally of working capital loans, which are on a floating rate basis.

     Our foreign currency liabilities, which are primarily deposits from non-resident Indians, are at fixed rates. A large portion of our foreign currency loans is on a floating rate basis. Although this leads to interest rate risk, the volumes are not significant. Foreign currency liabilities, net of foreign currency loans, enable us to raise rupee liquidity quickly by way of currency swaps, which help us to address any liquidity risk.

     The following table sets forth for both our loan portfolio and our trading portfolio, for the period indicated, our asset-liability gap position.

                                                                 AT MARCH 31, 1999(1)-(7)
                       ------------------------------------------------------------------------------------------------------------
                                                                                           GREATER THAN
                                                                                           ONE YEAR AND
                                                                  6-12      TOTAL WITHIN    UP TO FIVE    GREATER THAN
                       0-28 DAYS    29-90 DAYS   91-180 DAYS     MONTHS       ONE YEAR        YEARS        FIVE YEARS      TOTAL
                       ----------   ----------   -----------   ----------   ------------   ------------   ------------   ----------
                                                                      (IN MILLIONS)
Loans, net...........  Rs.     --   Rs. 19,870   Rs.     --    Rs.     --    Rs. 19,870     Rs.  5,977     Rs.  1,751    Rs. 27,598
Securities...........          --           --        1,034            57         1,091          2,172            700         3,963
Fixed assets.........          --           --           --            --            --             --          1,761         1,761
Trading assets.......         606          607           97           217         1,527         10,712          3,583        15,822
Cash and cash
  Equivalents........      12,657        1,266        4,565            --        18,488             --             --        18,488
Other assets(6)......          --           --           --            --            --            396          1,210         1,606
                       ----------   ----------   ----------    ----------    ----------     ----------     ----------    ----------
Total assets.........  Rs. 13,263   Rs. 21,743   Rs.  5,696    Rs.    274    Rs. 40,976     Rs. 19,257     Rs.  9,005    Rs. 69,238
                       ==========   ==========   ==========    ==========    ==========     ==========     ==========    ==========
Stockholders'
  equity.............  Rs.     --   Rs.    218   Rs.     --    Rs.     --    Rs.    218     Rs.     --     Rs.  2,612    Rs.  2,830
Debt(6)..............          --           --           --            --            --          1,084            680         1,764
Deposits.............      13,861       11,245       13,430        11,564        50,100         10,629             --        60,729
Other
  liabilities(6).....       3,915           --           --            --         3,915             --             --         3,915
                       ----------   ----------   ----------    ----------    ----------     ----------     ----------    ----------
Total liabilities....  Rs. 17,776   Rs. 11,463   Rs. 13,430    Rs. 11,564    Rs. 54,233     Rs. 11,713     Rs.  3,292    Rs. 69,238
                       ==========   ==========   ==========    ==========    ==========     ==========     ==========    ==========
Total gap............  Rs. (4,513)  Rs. 10,280   Rs. (7,734)   Rs.(11,290)   Rs.(13,257)    Rs.  7,544     Rs.  5,713
                       ==========   ==========   ==========    ==========    ==========     ==========     ==========

---------------

(1) Assets and liabilities are classified into the applicable categories, based on residual maturity or re-pricing date whichever is earlier.
(2) Items that neither mature nor re-price are included in the "greater than five years" category. This includes stockholders' equity and fixed assets. Expected dividend payout of Rs. 218 million, which is included in stockholders' equity, has been classified in the "29-90 day" category.
(3) Non-performing loans are classified in the "greater than five years" category.
(4) Based on past trends, 80.0% of non-interest-bearing non-maturity deposit accounts have been classified as "greater than one year and up to five years" category and 20.0% in the "0-28 days" category.
(5) Based on past trends, 90.0% of interest-bearing non-maturity deposit accounts have been classified as "greater than one year and up to five years" category and 10.0% in the "0-28 days" category.
(6) The categorization for these items is different from that reported in the financial statements.
(7) Cash and cash equivalents include balances with the Reserve Bank of India required by its cash reserve ratio requirement. These balances are held in the form of overnight cash deposits but we classify these balances under the "91-180 days" category as these balances cannot be readily withdrawn from the Reserve Bank of India.

     Price Risk (Loan Portfolio)

     The following table sets forth, for the period indicated, the impact of changes in interest rates on net interest revenue for fiscal 2000, assuming a parallel shift in yield curve at year-end fiscal 1999.

                                                                    AT MARCH 31, 1999
                                                           -----------------------------------
                                                                CHANGE IN INTEREST RATES
                                                                    (IN BASIS POINTS)
                                                           -----------------------------------
                                                           (100)     (50)      50        100
                                                           ------   ------   -------   -------
                                                            (IN MILLIONS, EXCEPT PERCENTAGES)
Rupee portfolio.........................................   Rs. 36   Rs. 18   Rs. (18)  Rs. (36)
Foreign currency portfolio..............................       (1)      (1)        1         1
                                                           ------   ------   -------   -------
Total...................................................   Rs. 35   Rs. 17   Rs. (17)  Rs. (35)
                                                           ======   ======   =======   =======
Profit/(loss) as a % of net income......................      6.9%     3.4%     (3.4%)    (6.9%)

     Given our asset and liability position at March 31,1999, if interest rates increased by 100 basis points, we expect that net interest revenue for fiscal 2000 would fall by Rs. 35 million (US$ 804,000). If interest rates decreased by 100 basis points, our net interest revenue for fiscal 2000 would rise by Rs. 35 million (US$ 804,000). The amount of Rs. 35 million was 6.9% of our net income for fiscal 1999. This sensitivity analysis is for risk management purposes and assumes we make no other changes in our portfolio. Actual changes in net interest revenue will vary from the model.

     Price Risk (Trading Portfolio)

     Trading activities are undertaken primarily to optimize the income from our portfolio of government of India securities that we are required to hold under the Reserve Bank of India's statutory liquidity ratio requirement and secondarily to enhance our earnings through profitable trading for our own account. A substantial proportion of our trading portfolio (91.3%) consisted of investments in government of India securities at March 31, 1999. We are required by law to invest 25.0% of our demand and time liabilities in specified securities, including government of India securities. Duration limits, holding period limits and stop-loss limits are used by us to manage risks for debt security positions in our trading book.

     The following table sets forth, for the period indicated, the impact of changes in interest rates on a tax adjusted basis on the value of our fixed income trading portfolio as a percentage of net income, assuming a parallel shift in yield curve at year-end fiscal 1999.

                                                                     AT MARCH 31, 1999
                                                         ------------------------------------------
                                                                  CHANGE IN INTEREST RATES
                                                                     (IN BASIS POINTS)
                                                         ------------------------------------------
                                       PORTFOLIO SIZE     (100)      (50)         50         100
                                       --------------    -------    -------    --------    --------
                                                             (IN MILLIONS, EXCEPT PERCENTAGES)
Government of India securities(1)....        14,449      Rs. 263    Rs. 131    Rs. (131)   Rs. (259)
Others...............................           751            1          1          (1)         (1)
                                         ----------      -------    -------    --------    --------
Total................................    Rs. 15,200      Rs. 264    Rs. 132    Rs. (132)   Rs. (260)
                                         ==========      =======    =======    ========    ========
Profit/(loss) as % of net income.....                       52.5%      26.2%      (26.2%)     (51.7%)

---------------

(1) For the purpose of analysis, certain quasi-government corporate securities are included as government of India securities.

     At March 31, 1999, the total value of our rupee fixed income trading portfolio was Rs. 15.2 billion (US$ 349 million). As set forth in the table above, if interest rates rose by 100 basis points, the value of this portfolio would fall, on a tax-adjusted basis, by Rs. 260 million (US$ 6 million) and if interest rates fell by 100 basis points, the value of this portfolio would rise, on a tax adjusted basis by Rs. 264 million (US$ 6 million). The sensitivity of the net interest revenue to interest rate changes is largely due to the government of India securities that we are required to hold under the Reserve Bank of India's statutory liquidity ratio requirement. However, in an increasing interest rate environment, we would shift the average maturity of our fixed income trading portfolio to shorter term government of India securities in order to contain any decrease in the value of our fixed income trading portfolio. This sensitivity analysis is for risk management purposes and assumes we make no other changes in our portfolio. Actual changes may vary from the model.

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

     Equity Risk

     Our equity positions include both equity securities and units of mutual funds. We only invest in equity securities in book-entry form, which decreases our settlement and liquidity risk. Our total exposure to these investments is not significant and was Rs. 198 million at March 31, 1999 and Rs. 165 million at December 31, 1999. Position limits, stop-loss limits and holding period limits are used by us to manage risks for equity positions in the trading book. The Reserve Bank of India requires that the net incremental investment by banks in equity securities in a fiscal year cannot exceed 5.0% of the incremental deposits in the previous fiscal year.

     Exchange Rate Risk

     We offer foreign currency hedge instruments like swaps and forwards to our clients. We actively use cross currency swaps and forwards to hedge ourselves against exchange risks arising out of these transactions. Our trading activities in the foreign currency markets expose us to exchange rate risks. We mitigate this risk by setting counterparty limits, stipulating stop-loss limits by deal and limits on the loss of the entire foreign exchange trading floor, implementing an internal value at risk model for all spot positions and engaging in exception reporting

     Liquidity Risk

     Liquidity risk arises in the funding of lending, trading and investment activities and in the management of trading positions. It includes both the risk of unexpected increases in the cost of funding our asset portfolio at appropriate maturities and the risk of being unable to liquidate a position in a timely manner at a reasonable price. The goal of liquidity management is for us to be able, even under adverse conditions, to meet all our liability repayments on time and fund all investment opportunities.

     We maintain diverse sources of liquidity to facilitate flexibility in meeting funding requirements. We fund our operations principally by accepting deposits from retail and corporate depositors. We also borrow in the short-term inter-bank market. Loan maturities and sale of investments also provide liquidity.

     We use the majority of funds raised by us to extend loans or purchase securities. Generally, deposits are of shorter average maturity than loans or investments.

     We maintain a substantial portfolio of liquid high quality securities that may be sold on an immediate basis to meet the liquidity needs. We also have the option to manage our liquidity by borrowing in the inter-bank market on a short-term basis. While generally this market provides an adequate amount of liquidity, the interest rates at which funds are available can sometimes be volatile. We prepare regular maturity gap analyses to review our liquidity position.

     The Reserve Bank of India adopted a directive on asset liability management in February 1999. Starting from April 1, 1999, we were required to submit gap analysis on a quarterly basis to the Reserve Bank of India. Effective April 1, 2000, our liquidity gap (if negative) must not exceed 20.0% of outflows in the 0-28 day time category.

     OPERATIONAL AND LEGAL RISK

     Due to our vast geographical spread and our operations being largely transaction oriented, we are exposed to many types of operational risks. Operational risks are risks arising from non-adherence to systems and procedures or from frauds resulting in financial or reputation loss. The Audit Department is part of our operational risk group and the head of the Audit Department reports to the head of the Risk Management Department. It inspects branches and conducts revenue and management audits based on an inspection calendar drawn up each year. The primary objective of the inspection function is to ascertain and ensure that the business activities are carried out in accordance with our policies, systems and procedures. The Audit and Risk Committee of our board of directors reviews the inspection function each quarter. Any weakness noticed in either systems or procedures is addressed appropriately. The Reserve Bank of India requires us to have a process of concurrent audits at our branches handling large volumes, to cover a minimum of 50.0% of our business volumes. We have instituted systems to conduct concurrent audits, using reputed chartered accountancy firms, to cover about 85.0% of our business.

     We plan to introduce snap audits in the future, which will entail a quick review of the implementation of various procedures in key areas at the branches. These audits are intended to rectify any procedural irregularities, especially in newly opened branches and new activities.

     We are subject to inspections conducted by the Reserve Bank of India under the Indian Banking Regulation Act. The Reserve Bank of India has adopted the global practice of subjecting banks to examination on the basis of the CAMELS model, a model that assigns confidential ratings to banks based on their capital adequacy, asset quality, management, earnings, liquidity and systems and controls. We also have independent statutory audits conducted on a quarterly basis by auditors appointed by our shareholders.

     We are now re-engineering the audit process to make it more risk-oriented. We propose to assign each operating group to a particular level of perceived operational risk. This would then determine a level of capital to be allocated for unexpected losses from that operating group. Aggregation of these allocations across operating groups would enable us to arrive at a capital allocation for operational risks. We have, on the basis of preliminary studies, decided to allocate capital to the extent of 0.25% of our stockholders' equity effective April 1, 2000 for operational risks. This capital allocation is not required by Indian regulations. We expect that we will be the first bank in India to have this capital allocation for operational risks.

     There is regular monitoring of complaints at the branches to improve customer service. We intend to centralize our complaint tracking mechanisms soon.

     We consider legal risk as a part of operational risk. The uncertainty of the enforceability of the obligations of our customers and counterparties, including the foreclosure on collateral, creates legal risk. Changes in law and regulation could also adversely affect us. Legal risk is higher in new areas of business where the law is often untested in the courts. For example, critical legal issues in the area of Internet banking are unresolved in India as well as other jurisdictions to which we would like to offer our products and services using the Internet. Legislation has been proposed in India in this area, but until this legislation is passed by the parliament, there will be uncertainty regarding the following issues: legal recognition of electronic records, validity of contracts entered into online and the validity of digital signatures. Legal risk in other jurisdictions is also increased by the international reach of Internet delivery.

     We seek to minimize legal risk by using stringent legal documentation, employing procedures designed to ensure that transactions are properly authorized and consulting legal advisers. Our internal auditors scrutinize all loan documents to ensure that these are correctly drawn up to withstand scrutiny in court.

     We are formulating a new product policy that requires the operating groups to test run their new products a certain number of times before launching them and to prepare detailed product profiles and requires each new product to be thoroughly evaluated by the Operational Risk Group.

     We plan to form an independent Operations Department to oversee our operations, branches and regional processing centers by the end of the first quarter of fiscal 2001. This action will enable the heads of our operating groups and our Chief Financial Officer to be freed from operational responsibilities. A new Chief Operations Officer will be named as the head of the Operations Department. All branches and other operational units will report to the Chief Operations Officer for operational matters.

     Operational Controls and Procedures in Branches

     We have operating manuals detailing the procedures for the processing of various banking transactions and the operation of our main application software, BANCS2000. Amendments to these manuals are implemented through circulars sent to all offices.

     When taking a deposit from a new customer, we require the new customer to complete a relationship form, which details the terms and conditions for providing various banking services. Photographs of customers are also obtained for our records, and specimen signatures are scanned and stored in the system for online verification. We enter into a relationship with our customer only after the customer is properly introduced to us. When time deposits become due for repayment, the deposit is paid to the depositor. System generated reminders are sent to depositors before the due date for repayment. Where the depositor does not apply for repayment on the due date, the amount is transferred to an overdue deposits account for follow up. Balances in overdue deposit accounts are controlled by the corporate office through monthly statements from branches.

     We have a scheme of delegation of financial powers that sets out the monetary limit for each employee with respect to the processing of transactions in a customer's account. Withdrawals from customer accounts are controlled by dual authorization. Senior officers have delegated power to authorize larger withdrawals. Our operating system validates the check number and balance before permitting withdrawals. Cash transactions over Rs. 1 million (US$ 23,000) are subject to special scrutiny to avoid money laundering.

     We have given importance to computer security. A comprehensive computer security manual has been provided to all offices. There is a system room in each office where the server is located. Access to the server room is regulated. Our banking software, BANCS2000, has multiple security features to protect the integrity of application and data. There are user access rights and terminal-based security features.

     Operational Controls and Procedures for Internet Banking

     The opening of a bank account online by a new customer is a two-step process. First, the customer fills out an online application, giving his personal details. Based on this preliminary information, we allot the customer a user ID and password. Second, the customer must send to us further documentation to prove the customer's identity, including a copy of the customer's passport, a photograph and specimen signature of the customer and a voided personal check so that we can contact his existing bank, if required. After the customer completes these formalities satisfactorily, we give him full access to his account online. For a description of the security features of our technology related to Internet banking, see "-- Technology".

     Operational Controls and Procedures in Regional Processing Centers

     To improve customer service at our physical locations, we propose to handle transaction processing centrally by taking away such operations from branches. The centralization is being done both at the corporate office and on a regional basis. We started this process in September 1999 when we implemented the quasi-centralization of branch operations in important cities where we have more than one branch. We have centralized operations at regional processing centers in Mumbai, New Delhi, Chennai and Bangalore. These regional processing centers process clearing checks and inter-branch transactions, make inter-city check collections, and engage in back office activities for account opening, standing instructions and auto-renewal of deposits. We plan to centralize operations in Pune, Calcutta, Hyderabad and Ahmedabad and add to the list of regionally centralized activities, such as cash pick-up and delivery services.

     In Mumbai, we have centralized transaction processing on a nationwide basis for transactions like the issue of ATM cards and PIN mailers, reconciliation of ATM transactions, monitoring of ATM functioning, issue of passwords to internet banking customers and credit card transaction processing. Centralized processing is being extended to the issuance of personalized check books, back office activities of non-resident Indian accounts, opening of new bank accounts who seek web broking services and recovery of service charges for accounts for holding shares in book-entry form.

     Operational Controls and Procedures in Treasury

     Management believes that we have the highest level of automation in trading operations in India. We use technology to monitor risk limits and exposures on a near real-time basis. Our front office, back office and accounting and reconciliation functions are fully segregated in both the domestic treasury and foreign exchange treasury. The respective middle offices use various risk monitoring tools such as counterparty limits, position limits, exposure limits and individual dealer limits. Procedures for reporting breaches in limits are also in place.

     Domestic Treasury. Our front office consists of dealers in fixed income securities, equity securities and inter-bank money markets. The dealers analyze the market conditions and take views on price movements.

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

Thereafter, they strike deals in conformity with various limits relating to counterparties, securities and brokers. The deals are then forwarded to the back office for settlement.

     Our middle office plays the role of a risk manager, reporting to the Risk Management Department, with an emphasis on market risk. The major functions of the middle office are to monitor counterparty limits, evaluate the mark-to-market impact on various positions taken by dealers and monitor market risk exposure of the investment portfolio.

     Our back office undertakes the settlement of funds and securities. The back office exercises controls for minimizing operational risks, including deal confirmations with counterparties, verifies authenticity of counterparty checks and securities, ensures receipt of contract notes from brokers, monitors receipt of interest and principal amounts on due dates, ensures transfer of title in the case of purchases of securities, reconciles actual security holdings with the holdings pursuant to the records, and reports any irregularity or shortcoming observed.

     Foreign Exchange Treasury. The inter-bank foreign exchange operations are conducted through Reuters dealing systems. Brokered deals are concluded through voice systems. Deals done through Reuters systems are captured on a real time basis for processing. Deals carried out through voice systems are input in the system immediately by the dealers for processing. The entire process from deal origination to settlement and reconciliation takes place via straight through processing. The processing ensures adequate checks at critical stages. Our foreign exchange dealings are carried out within the guidelines and directives outlined by the Risk Management Department. Trade strategies are discussed frequently and decisions are taken based on the market forecasts, information and liquidity considerations. Dealers are assigned specific currencies for dealing to ensure focused attention. Trading operations are conducted in conformity with the code of conduct prescribed by internal and regulatory guidelines.

     Our middle office is responsible for monitoring risk inherent to our operations. The middle office monitors counterparty limits, positions taken by dealers and adherence to various market risk limits set by the Risk Management Department.

     Our back office procedures were put in place to ensure speedy processing, confirmation, accounting, confirmation matching, deal settlements and cash balance monitoring. Our back office systems are designed to minimize settlement risk. The matching and checking of counterparty confirmation of deals is fully automated. Our 21 nostro accounts (our foreign overseas centers) in 15 currencies handle almost 8,000 transactions on average per month. Reconciliation of nostro accounts is automated and is carried out on a daily basis.

     Disaster Recovery

     Our disaster recovery site for treasury operations is located in downtown Mumbai about 15 kilometers away from our existing treasury location. The site is equipped with standard installations to run full-fledged trading operations in case of any contingency.

TECHNOLOGY

     With our focus on the application of technology to our business operations, particularly with respect to the Internet and electronic commerce solutions, we believe we are well positioned to continue to gain market share in our target market. We believe technology is the primary source of competitive advantage in the Indian banking sector. Our focus on technology emphasizes:

     -  Electronic and online channels to:

       -  Reach new target customers;

       -  Enhance existing customer relationships;

       -  Offer easy access to our products and services; and

       -  Reduce distribution costs.

     -  Application of information systems to:

       -  Effectively market to our target customers;

       -  Monitor and control risks; and

       -  Identify, assess and capitalize on market opportunities.

     TECHNOLOGY ORGANIZATION

     Our technology initiatives are undertaken in conjunction with ICICI Infotech Services Limited, the technology arm of the ICICI group and an ISO 9001 certified company. ICICI Infotech is divided into business groups, which include retail banking technology, corporate banking technology, infrastructure (comprising network management and technology operations), software development and web technology. At December 31, 1999, a team of 33 full-time professionals have been seconded to us from ICICI Infotech to supervise our technology operations in retail and corporate banking.

     ELECTRONIC AND ONLINE CHANNELS

     At December 31, 1999, all of our 71 branches and 13 extension counters were completely automated to ensure prompt and efficient delivery of products and services. We use the branch banking software, BANCS2000, developed by Infosys Technologies Limited, which is flexible and scalable and integrates well with our electronic delivery channels.

     Our ATMs are from NCR and Diebold, the world's leading vendors. These ATMs work with our main banking system, BANCS2000, and are proposed to be integrated with the recently launched credit card system.

     Our telephone banking call centers use an Interactive Voice Response System
(IVRS). The call centers are based on the latest technology, providing an integrated customer database that allows the call agents to get a complete overview of the customer's relationship with other ICICI group companies and us. The database enables customer segmentation and assists the call agent in identifying cross-selling opportunities. We are implementing a technology architecture which enables a customer to access any product from any channel.

     We believe that the Internet in India will help accelerate our customer acquisition rate through our Internet banking service. We expect the Internet to emerge as a key service delivery channel in the future.

     We continually seek to complement our delivery channels and product offerings with strategic alliances. We have recently signed a memorandum of understanding with a leading Indian portal and Internet service provider for online distribution of certain retail banking products and services.

     We are in the process of finalizing agreements with several telecommunications companies. When finalized, these agreements will allow our customers to conduct banking operations through their mobile phones. This service will initially be based on short messaging system technology to offer account balances and stock market quotes. Gradually, this application is scheduled to adopt wireless application protocol technology to provide greater functionality to users.

     APPLICATION OF INFORMATION SYSTEMS

     Treasury and Trade Finance Operations

     We believe we have one of the most technologically sophisticated treasury operations in India. We use technology to monitor risk limits and exposures on a real time basis. We have invested significantly to acquire advanced systems from IBM, Reuters and TIBCO and connectivity to the SWIFT network.

     Banking Application Software

     We have installed an advanced banking system which addresses our corporate banking as well as retail banking requirements. It is robust, flexible and scalable and allows us to effectively and efficiently serve our growing customer base.

     High-Speed Electronic Communications Infrastructure

     We have installed a nationwide data communications network linking all our offices. The network design is based on a mix of dedicated leased lines and satellite links to provide for redundancy and reach which is imperative in a vast country like India. The communications network is monitored 24 hours a day using advanced network management software. We also use a sophisticated data center in Mumbai for data storage and retrieval.

     SECURITY FEATURES OF OUR TECHNOLOGY

     We depend heavily on our technological base to provide our customers with high-quality service. Security is critical due to the diversity of product delivery platforms and the inherently sensitive nature of banking transactions. We use well laid out processes including access control, complex passwords and dual authentication. For our Internet banking service, we use 128 bit encryption, secure socket layer technology, digital certificates, multiple firewalls and isolation of web servers.

     We also employ the services of technical security advisory organizations for planned penetration of our systems, particularly our Internet banking service. The penetration tests have found our systems to be highly resilient.

     RECOGNITION FOR TECHNOLOGY USAGE

     We have received various awards for our innovative use of technology. Bank Technology News International, in their November 1997 issue, listed us as among the 43 True Internet Banks outside the United States. The Financial Times, London and UUNET, UK have consistently rated our website as a "highly commended" for the last three years. In 1998, we also received the Computer Society of India -- Tata Consultancy Services National Award for best information technology usage.

COMPETITION

     We face strong competition in all our principal areas of business from Indian public sector banks, private sector banks, foreign banks and mutual funds. We believe that our principal competitive advantage over our competitors arises from our use of technology, our innovative products and services and our highly motivated and experienced staff. In addition, our parent company, ICICI, has long-standing customer relationships which we continue to exploit to cross-sell our products and services. Because of these factors, we believe that we have a strong competitive position in the Indian financial services market.

     CORPORATE BANKING

     Our principal competition in corporate lending comes from public sector banks, which have built extensive branch networks that have enabled them to raise low cost deposits and, as a result, price their loans very competitively. Supported by their large retail deposit bases, public sector banks have over 80.0% of the market share for working capital financing. Their wide geographical reach facilitates the delivery of banking products to their corporate customers located in most parts of the country. We have been able, however, to build a quality loan portfolio without compromising our minimum lending rates, because of our efficient service and prompt turnaround times that are significantly faster than public sector banks. We seek to compete with the large branch networks of the public sector banks through our multi-channel distribution approach.

     Foreign banks have traditionally served Indian corporates with cross-border trade finance, fee-based services and other short-term financing products. We effectively compete with foreign banks in cross-border trade finance as a result of our strong correspondent banking relationships with over 105 international banks, our SWIFT-enabled corporate branches and customized trade financing solutions. We have established strong fee-based cash management services and compete with foreign banks due to our technological edge and competitive pricing strategies.

     Other new private sector banks also compete in the corporate banking market on the basis of efficiency, service delivery and technology. However, the ICICI group's strong corporate relationships and our ability to use technology to provide innovative, value-added products and services provide us with a competitive edge.

     RETAIL BANKING

     In the retail banking market, we face strong competition from commercial banks and mutual funds. Indian commercial banks attract the majority of retail bank deposits, historically the preferred retail savings product in India. We have exploited the ICICI group's corporate relationships to gain individual customer accounts through payroll management products such as Power Pay and will continue to pursue a multi-channel distribution strategy utilizing physical branches, ATMs, telephone banking call centers and the Internet to reach our customers.

     With access to the latest technology and the benefit of strategies developed in mature and highly competitive overseas markets, several foreign banks have recently started to target middle and upper middle class retail customers, particularly salary earners. These banks have installed ATM networks and introduced utility bill payment schemes, mortgages and personal loans.

     We also face competition from foreign banks and some new private sector banks in the areas of retail deposits and credit cards. Citibank recently launched a savings bank product to attract the middle income group. Other new private sector banks have been launching international debit cards and other innovative deposit schemes. There could be an increase in the consolidation of private sector banks that seek to exploit synergies of branch networks and technologies and realize economies of scale.

     Mutual funds have recently emerged as another source of competition to us. In its fiscal 2000 budget, the government of India waived the tax on dividends received from mutual funds. This change has made mutual fund offerings a viable alternative to bank deposits.

     GENERAL

     The following table gives a comparison pursuant to Indian GAAP of the relative levels of deposits and loans of leading foreign banks and new private sector banks in India.

                                                               AT MARCH 31,
                                           ----------------------------------------------------
                                              1998          1999          1998          1999
                                           ----------    ----------    ----------    ----------
                                                   DEPOSITS                    LOANS(1)
                                           ------------------------    ------------------------
                                                              (IN BILLIONS)
Total commercial banks.................    Rs.6,662.6    Rs.7,999.5    Rs.3,896.6    Rs.4,622.8
Total foreign banks....................         428.3         474.5         336.8         386.6
Of which leading banks are:
  Citibank NA..........................    Rs.   75.5    Rs.   94.4    Rs.   51.8    Rs.   59.4
  ANZ Grindlays Bank...................          77.6          86.9          51.6          57.7
  Hong Kong and Shanghai Banking
     Corporation.......................          54.9          63.9          33.0          40.9
  Standard Chartered Bank..............          48.1          53.5          34.5          44.4
  Bank of America......................          38.6          35.0          40.6          43.5
  Deutsche Bank                            20.0......          21.3          19.9          23.9
  ABN Amro Bank........................          14.6          18.8          16.0          25.9
Total new private sector banks.........    Rs.  217.4    Rs.  308.1    Rs.  141.8    Rs.  211.1
Of which leading banks are:
  ICICI Bank...........................    Rs.   26.3    Rs.   60.7    Rs.   14.5    Rs.   34.4
  IndusInd Bank........................          42.7          50.2          28.6          32.3
  Global Trust Bank....................          32.9          41.0          21.4          30.2
  Times Bank(2)........................          22.1          30.1          13.6          16.8
  HDFC Bank(2).........................          21.9          29.2          13.9          24.4
  Centurion Bank.......................          12.5          21.4           9.2          18.3

---------------

(1) Loans include advances and investments in non-statutory liquidity ratio securities.
(2)  HDFC Bank and Times Bank merged with effect from February 26, 2000.
Source: Reserve Bank of India publications.

EMPLOYEES

     At December 31, 1999, we had 1,190 employees, an increase from 891 employees at March 31, 1999, 603 employees at March 31, 1998 and 445 employees on March 31, 1997. Of the 1,190 employees at December 31,

1999, 564 were professionals, holding degrees in management, accountancy, engineering, law, computer science, economics and banking.

     We consider our relations with our employees to be good. Our human resource practices are open and transparent. Our employees do not belong to any union.

     We use incentives in structuring compensation packages and have established a performance-based bonus scheme under which permanent employees can significantly increase their pay (up to 100.0% of their base salary). We have a transparent system of performance measurement, consisting of review by an employee's superiors as well as a self review and, in some cases, review by any employee's peers. To encourage commitment to results and productivity, our board of directors has recently approved an employee stock option scheme, which was approved by our shareholders at an extraordinary general meeting on February 21, 2000. For further details on this scheme, see "Management -- Employee Stock Option Scheme".

     In addition to basic compensation, employees are eligible to receive loans from us at subsidized rates and to participate in our provident fund and other employee benefit plans. The provident fund, to which both we and our employees contribute a defined amount, is a savings scheme, required by government regulation, under which we at present are required to pay to employees a minimum 12.0% annual return. If such return is not generated internally by the fund, we are liable for the difference. Our provident fund has generated sufficient funds internally to meet the 12.0% annual return requirement since inception of the funds. We have also set up a superannuation fund to which we contribute defined amounts. In addition, we contribute specified amounts to a gratuity fund set up pursuant to Indian statutory requirements.

     We focus on training our employees on a continuous basis and we were named "learning organization" by the Asian Banking Digest and awarded the Asian Banking Award for the year 1998. We have training centers in Delhi and Mumbai, where we conduct regular training programs designed to impart the necessary skills to our employees including orientation sessions for new employees. Training programs are also conducted for developing functional as well as managerial skills. We regularly offer courses conducted by both national and international faculty, drawn from industry, academia and our own organization.

     For the career progression and promotion of employees, we use the assessment center approach to identify the potential of employees to assume new responsibilities. Career progression is assessed on the basis of job performance, future potential and abilities to handle assignments in the higher grade.

     We share no employees with our parent company ICICI. For the nine months ended December 31, 1999, we had seconded 16 employees to ICICI, and ICICI had seconded five employees to us. In addition, ICICI Infotech had seconded 33 employees to us. When we second an employee to ICICI, we pay the salary of that employee, but this expense is reimbursed to us by ICICI. When ICICI seconds an employee to us, ICICI pays the salary of that employee, but this expense is reimbursed to ICICI by us. We paid Rs. 2 million in fiscal 1997, Rs. 1 million in fiscal 1998 and Rs. 1 million in fiscal 1999 to ICICI for the secondment of ICICI employees to us.

     In accordance with our corporate policy, all our employees, other than those who are executive directors, retire at the age of 58 years.

PROPERTIES

     Our registered office is located at Land Mark, Race Course Circle, Vadodara-390 007, Gujarat, India. Our corporate headquarters are located at ICICI Towers, Bandra-Kurla Complex, Mumbai 400 051, Maharashtra, India.

     We had a principal office network consisting of 71 branches, 13 extension counters and 32 off-site ATMs at December 31, 1999. These facilities are located throughout India. Sixteen of these facilities are located on properties owned by us, while the remaining facilities are located on leased properties. The net book value of all our owned properties at December 31, 1999 was Rs. 1,234 million (US$ 28 million), which includes two residential facilities for our employees and residential flats under construction.

LEGAL AND REGULATORY PROCEEDINGS

     We are involved in a number of legal proceedings in the ordinary course of our business. However, excluding the legal proceedings discussed below, we are not a party to any proceedings and no proceedings are known by us to be contemplated by governmental authorities or third parties, which, if adversely determined, may have a material adverse effect on our financial condition or results of operations.

     At March 6, 1999, we had been assessed an aggregate of Rs. 469 million (US$ 11 million) in income tax, interest tax and sales tax demands by the government of India's tax authorities for past years ended March 31, 1997. We have paid Rs. 426 million (US$ 10 million) of this amount to the tax authorities. We have appealed the tax demands for Rs. 264 million (US$ 6 million), which represents the disputed amount, of which we have paid Rs. 221 million (US$ 5 million). We believe that we have a good chance of success in these appeals for the following reasons:

     - Of the aggregate assessed tax of Rs. 469 million (US$ 11 million), Rs. 271 million (US$ 6 million) represents income tax recoverable from lessees of assets under various lease agreements. In accordance with the expert opinion obtained by us, the tax treatment adopted by us is in conformity with industry practice and in our view, the demand by the Indian tax authorities cannot be substantiated. Accordingly, we have not provided for or disclosed this tax demand as a contingent liability.

     - The Indian appellate authorities have ruled in our favor in respect of the deductibility of software expenses. The Indian tax authorities, however, have appealed against this ruling that is pending adjudication before a higher appellate authority.

     - We have treated interest accrued on securities at the time of their purchase as revenue expenditure in accordance with standard accounting practices and the Reserve Bank of India guidelines. The Indian tax authorities have, however, treated such interest as capital expenditure.

                     SELECTED FINANCIAL AND OPERATING DATA

     Our selected financial and other data at year-end fiscal 1998 and 1999 and for fiscal 1997, 1998 and 1999 and at and for the nine months ended December 31, 1999 have been derived from our financial statements prepared in accordance with US GAAP, included in this prospectus. These financial statements have been audited by KPMG, independent accountants. The selected financial and other data at year-end fiscal 1997 and at nine months ended December 31, 1998 have been derived from our financial statements that are not included in this prospectus. The selected financial and other data at December 31, 1998 and for the nine months ended December 31, 1998 have been derived from our unaudited interim financial statements prepared in accordance with US GAAP. Capital adequacy ratios have been calculated both from the financial statements prepared in accordance with Indian GAAP and the financial statements prepared in accordance with US GAAP. Five years of selected Indian GAAP financial information is given in "Selected Financial Information For ICICI Bank Under Indian GAAP".

     You should read the following data with the more detailed information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements, included in this prospectus. Historical results do not necessarily predict the results in the future. The results for the nine months ended December 31, 1999 are not necessarily indicative of the results to be expected for the full fiscal 2000.

                                          YEAR ENDED MARCH 31,                NINE MONTHS ENDED DECEMBER 31,
                              --------------------------------------------   --------------------------------
                                1997        1998        1999      1999(1)      1998        1999      1999(1)
                              ---------   ---------   ---------   --------   ---------   ---------   --------
                                                (IN MILLIONS, EXCEPT PER COMMON SHARE DATA)
SELECTED INCOME STATEMENT DATA:
Interest revenue............  Rs. 1,843   Rs. 2,579   Rs. 5,390   US$  124   Rs. 3,758   Rs. 5,837   US$  134
Interest expense............     (1,170)     (1,854)     (4,244)       (98)     (2,962)     (4,783)      (110)
                              ---------   ---------   ---------   --------   ---------   ---------   --------
Net interest revenue........        673         725       1,146         26         796       1,054         24
Provisions for credit
  losses....................       (187)       (360)       (540)       (12)       (398)       (218)        (5)
                              ---------   ---------   ---------   --------   ---------   ---------   --------
Net interest revenue after
  provisions for credit
  losses....................        486         365         606         14         398         836         19
Non-interest revenue, net...        317         591         866         20         551       1,343         31
Net revenue.................        803         956       1,472         34         949       2,179         50
Non-interest expense........       (406)       (554)       (799)       (18)       (517)       (850)       (19)
                              ---------   ---------   ---------   --------   ---------   ---------   --------
Income before taxes.........        397         402         673         16         432       1,329         31
Income tax expense..........       (155)       (104)       (170)        (4)       (112)       (303)        (7)
                              ---------   ---------   ---------   --------   ---------   ---------   --------
Net income..................  Rs.   242   Rs.   298   Rs.   503   US$   12   Rs.   320   Rs. 1,026   US$   24
                              =========   =========   =========   ========   =========   =========   ========
PER COMMON SHARE DATA:
Net income(2)...............  Rs.  1.61   Rs.  1.84   Rs.  3.05   US$ 0.07   Rs.  1.94   Rs.  6.22   US$ 0.15
Dividends...................       1.00        1.00        1.20       0.03          --          --         --
Book value..................      11.67       14.98       17.15       0.39       16.02       22.24       0.51
Common shares outstanding at
  end of period (in millions
  of common shares).........        150         165         165                    165         165
Weighted average common
  shares outstanding (in
  millions of common
  shares)...................        150         162         165                    165         165

---------------

(1) Rupee amounts for fiscal 1999 and for the nine months ended December 31, 1999 have been translated into US dollars using the noon buying rate in effect on December 31, 1999 of Rs.43.51 = US$1.00.
(2) During these periods, we have not issued any securities convertible into equity shares that could dilute our equity shares.

     The following table sets forth, for the periods indicated, selected income statement data expressed as a percentage of our average total assets for the respective period.

                                                                                   NINE MONTHS
                                                                                      ENDED
                                                      YEAR ENDED MARCH 31,         DECEMBER 31,
                                                     -----------------------    ------------------
                                                     1997     1998     1999     1998(1)    1999(1)
                                                     -----    -----    -----    -------    -------
SELECTED INCOME STATEMENT DATA:
Interest revenue..................................   11.55%    9.67%   10.25%    10.29%      9.49%
Interest expense..................................   (7.33)   (6.95)   (8.07)    (8.11)     (7.78)
                                                     -----    -----    -----     -----      -----
Net interest revenue..............................    4.22     2.72     2.18      2.18       1.71
Provisions for credit losses......................   (1.17)   (1.35)   (1.03)    (1.09)     (0.35)
                                                     -----    -----    -----     -----      -----
Net interest revenue after provisions for credit
  losses..........................................    3.05     1.37     1.15      1.09       1.36
Non-interest revenue, net.........................    1.98     2.22     1.65      1.51       2.18
                                                     -----    -----    -----     -----      -----
Net revenue.......................................    5.03     3.59     2.80      2.60       3.54
Non-interest expense..............................   (2.54)   (2.08)   (1.52)    (1.42)     (1.38)
                                                     -----    -----    -----     -----      -----
Income before taxes...............................    2.49     1.51     1.28      1.18       2.16
Income tax expense................................   (0.97)   (0.39)   (0.32)    (0.30)     (0.49)
                                                     -----    -----    -----     -----      -----
Net income........................................    1.52%    1.12%    0.96%     0.88%      1.67%
                                                     =====    =====    =====     =====      =====

---------------

(1)  Annualized.

                                          AT MARCH 31,                               AT DECEMBER 31,
                        ------------------------------------------------   ------------------------------------
                           1997         1998         1999       1999(1)       1998         1999        1999(1)
                        ----------   ----------   ----------   ---------   ----------   -----------   ---------
                                                   (IN MILLIONS, EXCEPT PERCENTAGES)
SELECTED BALANCE SHEET
  DATA:
Total assets..........  Rs. 19,766   Rs. 35,278   Rs. 74,825   US$ 1,720   Rs. 59,346   Rs. 102,205   US$ 2,349
Cash and cash
  equivalents.........       4,099        8,728       18,488         425       15,298        18,590         427
Trading account
  assets..............           3        7,387       15,822         364       11,599        28,606         657
Loans, net(2).........       8,374       12,765       27,597         634       20,880        37,749         868
Securities............       3,816        1,476        3,963          91        2,912         4,402         101
Non-performing loans,
  net.................          --          179          733          17          594           882          20
Total liabilities.....      18,016       32,807       71,995       1,655       56,703        98,536       2,264
Long-term debt........          89          129        1,764          41        1,110         1,734          40
Deposits..............      13,476       26,290       60,729       1,396       46,424        85,002       1,953
Stockholders'
  equity..............       1,750        2,471        2,830          65        2,643         3,669          85
PERIOD AVERAGE(3):
Total assets..........      15,958       26,661       52,605       1,209       48,715        82,044       1,886
Interest-earning
  assets..............      11,730       19,467       42,521         977       38,599        62,349       1,433
Loans, net(2).........       7,224        9,498       18,546         426       16,623        28,469         654
Total liabilities.....      14,270       24,351       49,937       1,148       46,142        78,779       1,811
Interest-bearing
  Liabilities.........       9,484       17,185       41,212         947       37,837        63,202       1,453
Long-term debt........          76          109        1,127          26          958         1,763          41
Total deposits........       9,923       18,539       39,455         907       36,977        62,234       1,430
Of which:
Interest-bearing
  deposits............       7,753       15,140       35,916         825       33,533        56,608       1,301
Stockholders'
  equity..............       1,688        2,310        2,668          61        2,573         3,265          75

                                                                                AT OR FOR THE
                                                 AT OR FOR THE YEAR ENDED     NINE MONTHS ENDED
                                                        MARCH 31,                DECEMBER 31,
                                                --------------------------    ------------------
                                                 1997      1998      1999      1998       1999
                                                ------    ------    ------    -------    -------
PROFITABILITY(4):)
Net income as a percentage of:
  Average total assets......................      1.52%     1.12%     0.96%     0.88%      1.67%
  Average stockholders' equity..............     14.34     12.90     18.85     16.58      41.90
Dividend payout ratio(5)....................     61.98     59.89     43.30        --         --
Spread(6)...................................      3.37      2.46      2.38      2.54       2.39
Net interest margin(7)......................      5.74      3.72      2.70      2.75       2.25
Cost-to-income ratio(8))....................     41.01     42.10     39.71     38.38      35.47
Cost-to-average assets ratio(9).............      2.54      2.08      1.52      1.42       1.38
CAPITAL:
Total capital adequacy ratio(10)............     13.04     13.48     11.06     11.60       9.41
Tier 1 capital adequacy ratio(10)...........     12.71     13.38      7.32      9.12       6.60
Tier 2 capital adequacy ratio(10)...........      0.33      0.10      3.74      2.48       2.81
Average stockholders' equity as a percentage
  of average total assets...................     10.58      8.66      5.07      5.28       3.98
ASSET QUALITY:
Gross non-performing loans as a percentage
  of gross loans............................      2.18      4.58      5.66      6.53       5.06
Net non-performing loans as a percentage of
  net loans.................................        --      1.40      2.66      2.84       2.34
Net non-performing loans as a percentage of
  total assets..............................        --      0.51      0.98      1.00       0.86
Allowance for credit losses as a percentage
  of gross non-
  Performing loans..........................    100.00     70.36     54.56     58.08      55.11
Allowance for credit losses as a percentage
  of gross total loans......................      2.18      3.22      3.09      3.79       2.79

---------------

(1) Rupee amounts for fiscal 1999 and for the nine months ended December 31, 1999 have been translated into US dollars using the noon buying rate in effect on December 31, 1999 of Rs. 43.51 = US$ 1.00.
(2)  Net of allowance for credit losses in respect of non-performing loans.
(3)  Average balances are the daily average outstanding amounts.
(4) Profitability data for the nine months ended December 31, 1998 and 1999 is annualized.
(5) Represents the ratio of total dividends payable on common stock, including the dividend distribution tax, as a percentage of net income.
(6) Represents the difference between yield on average interest-earning assets and cost of average interest-bearing liabilities. Yield on average interest-earning assets is the ratio of interest revenue to average interest-earning assets. Cost of average interest-bearing liabilities is the ratio of interest expense to average interest-bearing liabilities.
(7) Represents the ratio of net interest revenue to average interest-earning assets. The difference in net interest margin and spread arises due to the difference in the amount of average interest-earning assets and average interest-bearing liabilities. If average interest-earning assets exceed average interest-bearing liabilities, net interest margin is greater than spread, and if average interest-bearing liabilities exceed average interest-earning assets, net interest margin is less than spread.
(8) Represents the ratio of non-interest expense to the sum of net interest revenue and non-interest revenue.
(9)  Represents the ratio of non-interest expense to average total assets.

(10) Our capital adequacy is computed in accordance with the Reserve Bank of India guidelines. The computation is based on our financial statements prepared in accordance with Indian GAAP. Our total capital adequacy ratio computed under the applicable Reserve Bank of India guidelines and based on our financial statements prepared in accordance with US GAAP was 9.08% at December 31, 1999. Using the same basis of computation, our Tier 1 capital adequacy ratio was 6.69% and our Tier 2 capital adequacy ratio was 2.39% at December 31, 1999. See "'Management's Discussion and Analysis of Financial Condition and Results of Operation -- Financial Condition -- Capital".

AVERAGE BALANCE SHEET

     The average balance is the daily average of balances outstanding. The amortized portion of loan origination fees (net of loan origination costs) is included in interest revenue on loans, representing an adjustment to the yield. The average yield on average interest-earning assets is the ratio of interest revenue to average interest-earning assets. The average cost on average interest-bearing liabilities is the ratio of interest expense to average interest-bearing liabilities. The average balances of loans include non-performing loans and are net of allowance for credit losses. We have not recalculated tax-exempt income on a tax-equivalent basis because we believe the effect of doing so would not be significant. The following tables set forth, for the periods indicated, the average balances of our assets and liabilities outstanding, which are major components of interest revenue, interest expense and net interest margin.

                                                                    NINE MONTHS ENDED DECEMBER 31,
                                                 ---------------------------------------------------------------------
                                                               1998                                1999
                                                 ---------------------------------   ---------------------------------
                                                               INTEREST    AVERAGE                 INTEREST    AVERAGE
                                                  AVERAGE      REVENUE/    YIELD/     AVERAGE      REVENUE/    YIELD/
                                                  BALANCE      EXPENSE     COST(1)    BALANCE      EXPENSE     COST(1)
                                                 ----------   ----------   -------   ----------   ----------   -------
                                                                   (IN MILLIONS, EXCEPT PERCENTAGES)
ASSETS:
INTEREST-EARNING ASSETS:
Cash, cash equivalents and trading
  assets(2)...................................   Rs. 19,524   Rs.  1,640   11.20%    Rs. 28,548   Rs.  2,142    10.00%
Securities(3).................................        2,452          209    11.36         5,332          525    13.13
Loans net.....................................       16,623        1,853    14.86        28,469        3,080    14.43
Other interest income(4)......................                        56                                  90
                                                 ----------   ----------             ----------   ----------
Total interest-earning assets.................       38,599        3,758    12.98        62,349        5,837    12.48
NON-INTEREST-EARNING ASSETS:
Cash and cash equivalents(5)..................        3,537                               5,473
Acceptances...................................        3,988                               6,978
Property and equipment........................        1,397                               1,606
Other assets..................................        1,194                               5,638
Total non-earning assets......................       10,116                              19,695
                                                 ----------   ----------             ----------   ----------
Total assets..................................   Rs. 48,715   Rs.  3,758             Rs. 82,044   Rs.  5,837
                                                 ==========   ==========             ==========   ==========
LIABILITIES:
INTEREST-BEARING LIABILITIES:
Savings account deposits......................   Rs.  1,447   Rs.     36     3.32%   Rs.  3,176   Rs.     81     3.40%
Time deposits.................................       32,086        2,573    10.69        53,432        4,091    10.21
Long-term debt................................          958          102    14.20         1,763          184    13.92
Trading account and other liabilities.........        3,346          251    10.00         4,831          427    11.78
                                                 ----------   ----------             ----------   ----------
Total interest-bearing Liabilities............       37,837        2,962    10.44        63,202        4,783    10.09
                                                 ==========   ==========             ==========   ==========
NON-INTEREST-BEARING LIABILITIES:
Non-interest-bearing deposits.................        3,444                               5,626
Other liabilities.............................        4,861                               9,951
Total non-interest-bearing Liabilities........        8,305                              15,577
                                                 ----------                          ----------
Total liabilities.............................       46,142        2,962                 78,779        4,783
                                                 ----------   ==========             ----------   ==========
Stockholders' equity..........................        2,573                               3,265
                                                 ----------                          ----------
Total liabilities and Stockholders' equity....   Rs. 48,715                          Rs. 82,044
                                                 ==========                          ==========

                                                          YEAR ENDED MARCH 31,
                                        ---------------------------------------------------------
                                                      1997                          1998
                                        --------------------------------   ----------------------
                                                     INTEREST    AVERAGE                INTEREST
                                         AVERAGE     REVENUE/    YIELD/     AVERAGE     REVENUE/
                                         BALANCE      EXPENSE     COST      BALANCE      EXPENSE
                                        ----------   ---------   -------   ----------   ---------
                                                    (IN MILLIONS, EXCEPT PERCENTAGES)
ASSETS:
Interest-earning assets:
Cash, cash equivalents and trading
 assets(2)............................  Rs.  1,159   Rs.   81      6.99%   Rs.  8,637   Rs.  913
Securities(3).........................       3,347        421     12.58         1,332        148
Loans, net............................       7,224      1,341     18.56         9,498      1,499
Other interest income(4)..............          --         --        --            --         19
                                        ----------   ---------             ----------   ---------
TOTAL INTEREST-EARNING ASSETS.........      11,730      1,843     15.71        19,467      2,579
                                        ----------   ---------             ----------   ---------
NON-INTEREST-EARNING ASSETS:
Cash and cash equivalents(5)..........       1,287                              2,776
Acceptances...........................       2,507                              2,575
Property and equipment................         212                                910
Other assets..........................         222                                933
Total non-earning assets..............       4,228                              7,194
                                        ----------   ---------             ----------   ---------
Total assets..........................  Rs. 15,958   Rs.1,843              Rs. 26,661   Rs.2,579
                                        ==========   =========             ==========   =========
LIABILITIES:
INTEREST-BEARING LIABILITIES:
Savings account deposits..............  Rs.    304   Rs.   10      3.29%   Rs.    815   Rs.   28
Time deposits.........................       7,449        962     12.91        14,325      1,590
Long-term debt........................          76         13     17.11           109         16
Trading account and other
 liabilities..........................       1,655        185     11.18         1,936        220
                                        ----------   ---------             ----------   ---------
Total interest-bearing Liabilities....       9,484      1,170     12.34        17,185      1,854
                                        ----------   ---------             ----------   ---------
NON-INTEREST-BEARING LIABILITIES:
Non-interest-bearing Deposits.........       2,170                              3,399
Other liabilities.....................       2,616                              3,767
                                        ----------                         ----------
Total non-interest-bearing
 liabilities..........................       4,786                              7,166
                                        ----------   ---------             ----------   ---------
Total liabilities.....................  Rs. 14,270   Rs.1,170              Rs. 24,351   Rs.1,854
                                        ----------   =========             ----------   =========
Stockholders' equity..................  Rs.  1,688                         Rs.  2,310
                                        ----------                         ----------
Total liabilities and stockholders'
 equity...............................  Rs. 15,958                         Rs. 26,661
                                        ==========                         ==========

                                                   YEAR ENDED MARCH 31,
                                        ------------------------------------------
                                         1998                   1999
                                        -------   --------------------------------
                                        AVERAGE                INTEREST    AVERAGE
                                        YIELD/     AVERAGE     REVENUE/    YIELD/
                                         COST      BALANCE      EXPENSE     COST
                                        -------   ----------   ---------   -------
                                            (IN MILLIONS, EXCEPT PERCENTAGES)
ASSETS:
Interest-earning assets:
Cash, cash equivalents and trading
 assets(2)............................  10.57%    Rs. 21,143   Rs.2,297    10.86%
Securities(3).........................   11.11         2,832        305     10.77
Loans, net............................   15.78        18,546      2,707     14.60
Other interest income(4)..............      --            --         81        --
                                                  ----------   ---------
TOTAL INTEREST-EARNING ASSETS.........   13.25        42,521      5,390     12.68
                                                  ----------   ---------
NON-INTEREST-EARNING ASSETS:
Cash and cash equivalents(5)..........                 3,625
Acceptances...........................                 4,388
Property and equipment................                 1,704
Other assets..........................                   367
Total non-earning assets..............                10,084
                                                  ----------   ---------
Total assets..........................            Rs. 52,605   Rs.5,390
                                                  ==========   =========
LIABILITIES:
INTEREST-BEARING LIABILITIES:
Savings account deposits..............    3.44%   Rs.  1,569   Rs.   54      3.44%
Time deposits.........................   11.10        34,347      3,653     10.64
Long-term debt........................   14.68         1,127        155     13.75
Trading account and other
 liabilities..........................   11.36         4,169        382      9.16
                                                  ----------   ---------
Total interest-bearing Liabilities....   10.79        41,212      4,244     10.30
                                                  ----------   ---------
NON-INTEREST-BEARING LIABILITIES:
Non-interest-bearing Deposits.........                 3,539
Other liabilities.....................                 5,186
                                                  ----------
Total non-interest-bearing
 liabilities..........................                 8,725
                                                  ----------   ---------
Total liabilities.....................            Rs. 49,937   Rs.4,244
                                                  ----------   =========
Stockholders' equity..................            Rs.  2,668
                                                  ----------
Total liabilities and stockholders'
 equity...............................            Rs. 52,605
                                                  ==========

---------------

(1) Average yield and average cost for the nine months ended December 31, 1998 and 1999 are annualized.
(2) Includes government of India securities, inter-bank deposits and lending, commercial paper, certificate of deposits and equity securities.
(3) Includes corporate debt securities, government of India securities held as available for sale and mutual fund units.
(4) Includes interest income earned on balances maintained with the Reserve Bank of India pursuant to the cash reserve ratio requirement, which is currently 9.0% of our demand and time liabilities, excluding certain specified liabilities. See "Supervision and Regulation -- Legal Reserve Requirements -- Cash Reserve Ratio". Up to fiscal 1997, no interest was payable by the Reserve Bank of India on these balances. Since fiscal 1998, the Reserve Bank of India pays interest of 4.0% per annum on balances in excess of 3.0% of our demand and time liabilities.
(5) Includes balances maintained with the Reserve Bank of India pursuant to the cash reserve ratio requirement.

ANALYSIS OF CHANGES IN INTEREST REVENUE AND INTEREST EXPENSE VOLUME AND RATE ANALYSIS

     The following table sets forth, for the periods indicated, the changes in the components of our net interest revenue.

                          FISCAL 1998 VS. FISCAL 1997            FISCAL 1999 VS. FISCAL 1998
                       ----------------------------------   -------------------------------------
                         INCREASE (DECREASE)(1) DUE TO          INCREASE (DECREASE)(1) DUE TO
                       ----------------------------------   -------------------------------------
                                 CHANGE IN                               CHANGE IN
                         NET      AVERAGE     CHANGE IN                   AVERAGE     CHANGE IN
                       CHANGE     VOLUME     AVERAGE RATE   NET CHANGE    VOLUME     AVERAGE RATE
                       -------   ---------   ------------   ----------   ---------   ------------
                                                     (IN MILLIONS)
INTEREST REVENUE:
Cash, cash
  equivalents and
  trading assets.....  Rs. 832    Rs. 790     Rs.    42     Rs. 1,384    Rs. 1,359    Rs.    25
Securities...........     (273)      (224)          (49)          157          162           (5)
Loans, net...........      158        359          (201)        1,208        1,321         (113)
Other interest
  income.............       19         19            --            62           62           --
                       -------    -------     ---------     ---------    ---------    ---------
Total interest
  revenue............  Rs. 736    Rs. 944     Rs.  (208)    Rs. 2,811    Rs. 2,904    Rs.   (93)
                       =======    =======     =========     =========    =========    =========
INTEREST EXPENSE:
Savings account
  deposits...........  Rs.  18    Rs.  18     Rs.    --     Rs.    26    Rs.    26    Rs.    --
Time deposits........      628        763          (135)        2,063        2,129          (66)
Long-term debt.......        3          5            (2)          139          140           (1)
Trading account and
  other
  Liabilities........       35         32             3           162          205          (43)
                       -------    -------     ---------     ---------    ---------    ---------
Total interest
  expense............  Rs. 684    Rs. 818     Rs.  (134)    Rs. 2,390    Rs. 2,500    Rs.  (110)
                       =======    =======     =========     =========    =========    =========
Net interest
  revenue............  Rs.  52    Rs. 126     Rs.   (74)    Rs.   421    Rs.   404    Rs.    17
                       =======    =======     =========     =========    =========    =========

                       NINE MONTHS ENDED DECEMBER 31, 1999
                              VS. NINE MONTHS ENDED
                                DECEMBER 31, 1998
                       ------------------------------------
                          INCREASE (DECREASE)(1) DUE TO
                       ------------------------------------
                                    CHANGE IN    CHANGE IN
                                     AVERAGE      AVERAGE
                       NET CHANGE     VOLUME        RATE
                       ----------   ----------   ----------
                                  (IN MILLIONS)
INTEREST REVENUE:
Cash, cash
  equivalents and
  trading assets.....  Rs.   502    Rs.   735      Rs (233)
Securities...........        316          273           43
Loans, net...........      1,227        1,300          (73)
Other interest
  income.............         34           34           --
                       ---------    ---------     --------
Total interest
  revenue............  Rs. 2,079    Rs. 2,342     Rs. (263)
                       =========    =========     ========
INTEREST EXPENSE:
Savings account
  deposits...........  Rs.    45    Rs.    44     Rs.    1
Time deposits........      1,518        1,673         (155)
Long-term debt.......         82           85           (3)
Trading account and
  other
  Liabilities........        176          116           60
                       ---------    ---------     --------
Total interest
  expense............  Rs. 1,821    Rs. 1,918     Rs.  (97)
                       =========    =========     ========
Net interest
  revenue............  Rs.   258    Rs.   424     Rs. (166)
                       =========    =========     ========

---------------

(1) The changes in net interest revenue between periods have been reflected as attributed either to volume or rate changes. For the purpose of this table, changes which are due to both volume and rate have been allocated solely to volume.

YIELDS, SPREADS AND MARGINS

     The following table sets forth, for the periods indicated, the yields, spreads and interest margins on our interest earning assets.

                                                                           NINE MONTHS ENDED
                                       YEAR ENDED MARCH 31,                 DECEMBER 31(1),
                              --------------------------------------    ------------------------
                                 1997          1998          1999          1998          1999
                              ----------    ----------    ----------    ----------    ----------
                                              (IN MILLIONS, EXCEPT PERCENTAGES)
Interest revenue..........    Rs.  1,843    Rs.  2,579    Rs.  5,390    Rs.  3,758    Rs.  5,837
Average interest-earning
  assets..................        11,730        19,467        42,521        38,599        62,349
Interest expense..........         1,170         1,854         4,244         2,962         4,783
Average interest-bearing
  liabilities.............         9,484        17,185        41,212        37,837        63,202
Average total assets......        15,958        26,661        52,605        48,715        82,044
Average interest-earning
  assets as a percentage
  of Average total
  assets..................          73.5%         73.0%         80.8%         79.2%         76.0%
Average interest-bearing
  liabilities as a
  percentage of Average
  total assets............          59.4          64.5          78.3          77.7          77.0
Average interest-earning
  assets as a percentage
  of Average
  interest-bearing
  liabilities.............         123.7         113.3         103.2         102.0          98.7
Yield.....................         15.71         13.25         12.68         12.98         12.48
Cost of funds.............         12.34         10.79         10.30         10.44         10.09
Spread(2).................          3.37          2.46          2.38          2.54          2.39
Net interest margin(3)....          5.74          3.72          2.70          2.75          2.25

---------------

(1) Yield, cost of funds, spread and net interest margin are annualized for the nine months ended December 31, 1998 and 1999.
(2) Spread is the difference between yield on average interest-earning assets and cost of average interest-bearing liabilities. Yield on average interest-earning assets is the ratio of interest revenue to average interest-earning assets. Cost of average interest-bearing liabilities is the ratio of interest expense to average interest-bearing liabilities.
(3) Net interest margin is the ratio of net interest revenue to average interest-earning assets. The difference in net interest margin and spread arises due to the difference in amount of average interest-earning assets and average interest-bearing liabilities. If average interest-earning assets exceed average interest-bearing liabilities, net interest margin is greater than the spread and if average interest-bearing liabilities exceed average interest-earning assets, net interest margin is less than the spread.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

     You should read the following discussion and analysis of our financial condition and results of operations together with our audited financial statements and unaudited interim financial statements included in this prospectus. The following discussion is based on our audited financial statements and unaudited interim financial statements, which have been prepared in accordance with US GAAP. The results for the nine months ended December 31, 1999 are not necessarily indicative of the results to be expected for the full fiscal 2000. Our fiscal year ends on March 31 of each year so all references to a particular fiscal year are to the year ended March 31 of that year.

INTRODUCTION

     Our loan portfolio, financial condition and results of operations have been, and in the future, are expected to be influenced by economic conditions, particularly industrial growth, in India and certain global developments, particularly in commodity prices relating to the business activities of our corporate customers. For ease of understanding the discussion of our results of operations that follows, you should consider the introductory discussion of these macroeconomic factors.

     INDIAN ECONOMY

     Despite the slowdown in the global economy between 1997 and 1999 stemming from the economic crisis in Asia, Russia and elsewhere, the GDP growth rate for the Indian economy was 7.5% in fiscal 1997, 5.0% in fiscal 1998 and 6.8% in fiscal 1999. Growth in industrial production in India, however, slowed to 4.0% in fiscal 1999 from 6.6% in fiscal 1998 and 5.6% in fiscal 1997, with overall GDP growth driven by other sectors such as agriculture and services. Average inflation, as measured by the wholesale price index, remained below 7.0% in each of fiscal 1997, 1998 and 1999. After the Asian crisis in 1997-1998, unlike certain south-east Asian currencies, the rupee maintained its value due to effective exchange rate management by the Reserve Bank of India and the fact that convertibility of the rupee is still controlled.

     The Indian economy registered a GDP growth rate of 5.9% in the six months ended September 30, 1999 compared to 4.0% in the six months ended September 30, 1998. The higher GDP growth rate was due to an improvement in growth in all the three sectors: agriculture, industry and services. Growth in industrial production was also higher at 7.2% in the period April 1999 to January 2000 compared to 3.8% in the period April 1998 to January 1999. This industrial growth was a result of higher demand for consumer, capital and intermediate goods, an increase in exports and a firming of international commodity prices. This recovery was evident particularly in the textiles, metals and machinery segments. Average inflation, as measured by the wholesale price index, for the period April 1999 to January 2000 was 3.0% compared to 7.7% during the corresponding period of the previous fiscal year. Lower inflation was essentially due to the easing of prices of primary articles and manufactured products, which more than offset the rise in the price of fuel.

     Fiscal 1999, in particular, was a difficult year for the Indian financial sector. There was an overall decline in asset quality principally due to an increase in non-performing loans to certain borrowers in the manufacturing sector, particularly in the textiles, man-made fibers, iron and steel and light manufacturing industries.

     The rapid reduction in trade barriers and integration with global markets, and the downtrend in global commodity markets, caused difficulty in the Indian economy for those commercial enterprises with cost inefficiencies, poor technology and fragmented capacities. Over the last few years, a sharp reduction in international steel prices to historic lows has had an adverse impact, for example, on the companies in the iron and steel industry. In addition, a significant reduction in import tariffs over the last three years led to price competition from certain countries, substantially reducing domestic steel prices. The textiles industry was also affected by a reduction in exports as a result of the devaluation of certain south-east Asian currencies in 1998, making Indian exports less competitive, and resulting in a decrease in demand in Asia.

     While the Indian economy as a whole has continued to grow, although at a slower rate than in past periods, the decline in commodities prices has made it difficult for those Indian companies whose business is dependent upon commodities to operate profitably. Middle market companies (companies with annual sales of less than Rs. 1.0 billion (US$ 23 million)) in particular have had to restructure their operations to deal with the resulting financial stress and in some cases, have had to operate at levels below their overall capacities, suffering cash losses as a result. This financial stress and decline in profitability had an adverse impact on the financial strength of some of our borrowers, which has resulted in an overall increase in non-performing loans in our loan portfolio. The impact was more on the middle market companies due to their generally weaker financial strength and lesser ability to withstand stress. In certain cases, while continuing to generate revenue and net profits, some of our borrowers have had to make significant changes in their operations, selling unproductive assets, merging with other market participants, reducing costs and refocusing their business objectives. This has resulted in the need to restructure and renegotiate credit and related facilities with banks and financial institutions including, in some cases, us.

     BANKING SECTOR

     According to the Reserve Bank of India's data, total deposits of all commercial banks have increased by 16.5% in fiscal 1997, 19.8% in fiscal 1998 and 17.9% in fiscal 1999. In fiscal 1997 and 1998, the high growth in deposits was primarily the result of a shift in depositor preference towards bank deposits and away from capital market instruments due to depressed capital market conditions resulting from relatively lower industrial growth. In fiscal 1999, the government-controlled State Bank of India, the largest commercial bank in India, issued bonds, totaling Rs. 179.5 billion (US$ 4.1 billion), to non-resident Indians living abroad. The Reserve Bank of India included these bonds in computing the total deposits of all commercial banks in fiscal 1999. Excluding these proceeds, growth in deposits would have been 15.0% in fiscal 1999 compared to 19.8% in fiscal 1998. This slowdown in the growth of core deposits reflected a higher holding by households of cash and non-bank deposits. In the nine months ended December 31, 1999, bank deposits increased 10.4% compared to 13.4% in the nine months ended December 31, 1998. The higher growth rate in the nine months ended December 31, 1998 was also due to the State Bank of India's bond issuance program. Excluding these proceeds, growth in deposits in the nine months ended December 31, 1999 would have been 10.6% compared to 10.4% in the nine months ended December 31, 1998.

     According to the Reserve Bank of India's data, bank credit increased at a slower rate than total bank deposits in recent years, growing 9.6% in fiscal 1997, 16.4% in fiscal 1998 and 13.8% in fiscal 1999. These growth rates reflected the trend in growth in industrial production during these years. In addition to loans, banks in India also invest in commercial paper, medium and long-term bonds and, to a limited extent, in equity securities. Including these investments, the total growth in bank credit was 12.3% in fiscal 1997, 18.1% in fiscal 1998 and 16.4% in fiscal 1999. As a result of improved growth in GDP and industrial production in fiscal 2000, growth in bank credit was 11.3% in the nine months ended December 31, 1999 compared to 7.1% in the nine months ended December 31, 1998. The comparable figures for growth in total bank credit, including investments, was 10.5% in the nine months ended December 31, 1999 and 9.1% in the nine months ended December 31, 1998.

     There has been a downward movement in interest rates during the last three fiscal years principally due to the Reserve Bank of India's policy of assuring adequate liquidity to the banking system by generally lowering the rate at which it will lend to Indian banks to ensure that corporate borrowers have access to funding at competitive rates. The Reserve Bank of India's primary motive has been to realign interest rates with the market to facilitate a smooth transition from a government-controlled regime in the early 1990s, when interest rates were heavily regulated, to a more market-oriented interest rate regime. Banks have generally followed the direction of interest rates set by the market and adjusted both their deposit rates and lending rates downward.

     The following table sets forth the decline in average deposit rates and average lending rates of five major public sector banks for the last three years.

                                                                AVERAGE DEPOSIT RATE    AVERAGE PRIME
                                                               FOR OVER ONE YEAR TERM   LENDING RATE
FISCAL YEAR                                                           (RANGE)              (RANGE)
-----------                                                    ----------------------   -------------
1997........................................................         11.0-12.0%           14.5-15.0%
1998........................................................         10.5-11.0                 14.0
1999........................................................          9.0-11.0            12.0-13.0
2000 (to December 31, 1999).................................          8.0-10.5            12.0-12.5

---------------

Source:Reserve Bank of India: Handbook of Statistics on Indian Economy, 1999 and
       Weekly Statistical Supplements.

     In line with the general market trends illustrated in the above table, our average deposit rate for deposits with a maturity of greater than one year decreased to 10.5%-11.0% in the nine months ended December 31, 1999 from 12.0%-14.5% in fiscal 1997 and our average prime lending rate range decreased to 13.5% in the nine months ended December 31, 1999 from 17.0%-18.5% in fiscal 1997.

RESULTS OF OPERATIONS

     In spite of the slowdown in the Indian economy between 1997 and 1999 and stress on certain core sectors of industry such as iron and steel and textiles, we were able to add to our assets and liabilities at a rapid pace. This was largely due to the fact that, as a recent entrant in the commercial banking sector, we were able to acquire new customers from public sector banks. We cannot guarantee that we will be able to continue to achieve the same growth rates as those achieved in the last three fiscal years.

     We analyze our financial performance in terms of interest revenue earned from cash, cash equivalents, trading account assets (i.e., interest-earning liquid assets maintained by our domestic treasury for meeting reserve requirements), loans and securities as offset by interest expense incurred from deposits, long-term debt and trading account liabilities. We analyze our average cost of deposits, yield on loans and returns from our trading portfolio and portfolio of available for sale securities on a regular basis. Along with these measures, we also focus on the gross non-performing loans, allowance for credit losses, non-interest revenue and non-interest expense to study our profitability. We discuss below these measures of financial performance.

     NET INTEREST REVENUE

     Nine months ended December 31, 1999 compared to Nine months ended December 31, 1998

     Net interest revenue increased 32.4% in the nine months ended December 31, 1999 compared to the nine months ended December 31, 1998 reflecting mainly the following factors:

     - an increase of 61.5% in the average volume of interest-earning assets, offset by

     - a decrease of 50 basis points in the net interest margin to 2.25% in the nine months ended December 31, 1999 from 2.75% in the nine months ended December 31, 1998 and a decrease of 15 basis points in our spread to 2.39% in the nine months ended December 31, 1999 from 2.54% in the nine months ended December 31, 1998.

     The increase in our average volume of interest-earning assets was primarily due to a rise in our loans to more highly rated corporate clients resulting from our joint marketing efforts with ICICI through the Major Clients Group. During this period, our net interest margin decreased primarily due to this shift towards loans to higher rated clients, which loans, consistent with market conditions typically, earn lower yields due to the lower credit risk associated with these borrowers, an increase in gross non-performing loans, a 120 basis point decline in yield on cash, cash equivalents and trading account assets and a decline in average interest-earning assets as a percentage of average interest-bearing liabilities to 98.7% in the nine months ended December 31, 1999 from 102.0% in the nine months ended December 31, 1998, as described below.

     The following table sets forth, for the periods indicated, the principal components of our net interest revenue (which reflects interest revenue from cash, cash equivalents and trading account assets, securities, loans and other assets minus interest expense on deposits, long-term debt and trading account and other liabilities). For further information on assets and liabilities, changes in interest revenue and interest expense volume and rate analysis, yields, spreads and margins for these periods, see "Selected Financial and Operating Data".

                                                          NINE MONTHS ENDED DECEMBER 31,
                                                  ----------------------------------------------
                                                                                       1999/1998
                                                    1998         1999        1999      % CHANGE
                                                  ---------    ---------    -------    ---------
                                                        (IN MILLIONS, EXCEPT PERCENTAGES)
INTEREST REVENUE
Cash, cash equivalents and trading account
  assets........................................  Rs. 1,640    Rs. 2,142    US$  49       30.6%
Securities......................................        209          525         12      151.2
Loans...........................................      1,853        3,080         71       66.2
Others..........................................         56           90          2       60.7
                                                  ---------    ---------    -------
Total interest revenue..........................  Rs. 3,758    Rs. 5,837    US$ 134       55.3
                                                  ---------    ---------    -------
INTEREST EXPENSE
Savings account deposits........................  Rs.    36    Rs.    81    US$   2      125.0%
Time deposits...................................      2,573        4,091         94       59.0
Long-term debt..................................        102          184          4       80.4
Trading account and other liabilities...........        251          427         10       70.1
                                                  ---------    ---------    -------
Total interest expense..........................  Rs. 2,962    Rs. 4,783    US$ 110       61.5
                                                  ---------    ---------    -------
NET INTEREST REVENUE............................  Rs.   796    Rs. 1,054    US$  24       32.4
                                                  =========    =========    =======

     Interest revenue increased 55.3% in the nine months ended December 31, 1999 compared to the nine months ended December 31, 1998 reflecting an increase in the average volume of interest-earning assets, principally loans, offset by a decline in the gross yield on interest-earning assets. The average volume of loans increased by Rs. 11.8 billion (US$ 272 million) or 71.3% to Rs. 28.5 billion (US$ 654 million) in the nine months ended December 31, 1999 compared to the nine months ended December 31, 1998. Our loan growth was largely due to an increase in our working capital loans primarily to more highly rated, larger corporate clients acquired through our joint marketing efforts with ICICI through the Major Clients Group. For a further discussion of our joint marketing efforts see, "Relationship with ICICI Group -- Group Operating Strategy". The decline in yield on interest-earning assets was primarily due to a 43 basis points decline in yield on loans to 14.43% in the nine months ended December 31, 1999 from 14.86% in the nine months ended December 31, 1998. This decrease reflected a general decline in interest rates during this period as well as an increased volume of loans to higher rated clients which loans, consistent with market conditions, typically earn lower yields due to the lower credit risk associated with these borrowers. Our yield was also lower due to an increase in our non-performing loans on which we do not accrue interest.

     The average volume of cash, cash equivalents and trading account assets increased 46.2% in the nine months ended December 31, 1999 by Rs. 9.0 billion (US$ 207 million) compared to the nine months ended December 31, 1998 primarily due to increased reserve requirements resulting from a 68.3% increase in average deposits in the nine months ended December 31, 1999. Our trading portfolio principally consists of government of India securities which are primarily held to meet our statutory liquidity reserve requirements. For further discussion of regulatory requirements applicable to our business, see "Supervision and Regulation". The yield on cash, cash equivalents and trading account assets decreased 120 basis points in the nine months ended December 31, 1999. This decrease was primarily caused by reduced opportunities to swap rupee funds into US dollars at forward rates as attractive as those prevalent in the nine months ended December 31, 1998.

     The average volume of our securities portfolio increased 117.5% to Rs. 5.3 billion (US$ 123 million) in the nine months ended December 31, 1999 from Rs.
2.5 billion in the nine months ended December 31, 1998. The yield on these available for sale securities increased to 13.13% in the nine months ended December 31, 1999 from 11.36% in the nine months ended December 31, 1998 primarily due to the higher level of dividend income earned from investments in mutual funds. Our investment in mutual funds increased to Rs. 1.2 billion (US$ 27 million) at December 31, 1999 from Rs. 266 million (US$ 6 million) at year-end fiscal 1999 primarily to take advantage of the buoyant Indian equity capital markets. Dividend income increased to Rs. 240 million (US$ 6 million) in the nine months ended December 31, 1999 from Rs. 44 million (US$ 1 million) in the nine months ended December 31, 1998.

     The average volume of our interest-bearing liabilities increased primarily due to an increase in time deposits which were 84.5% of average interest-bearing liabilities in the nine months ended December 31, 1999. The average volume of time deposits increased by Rs. 21.3 billion (US$ 491 million) or 66.5% to Rs.
53.4 billion (US$ 1.2 billion) in the nine months ended December 31, 1999 from Rs. 32.1 billion (US$ 737 million) in the nine months ended December 31, 1998 primarily due to an increase in corporate time deposits. The growth in our corporate deposits was driven by our provision of daily quotes of interest rates for deposits in excess of Rs. 10 million, a service not provided by most of our competitors during this period.

     The increase in the average volume of interest-bearing liabilities was also driven by a general increase in retail deposits. We were able to increase deposit taking from retail customers by offering products targeted at new segments of customers, including "Power Pay", a direct deposit product designed to streamline the salary payment systems of our corporate customers. The share of new "Power Pay" accounts as a percentage of all new savings accounts opened in the nine months ended December 31, 1999 was 42.0%. New "Power Pay" customers generally tended to also open time deposit accounts leading to a further increase in time deposits. Our focus on retail deposit taking resulted in the 67.9% growth in our retail deposits in the nine months ended December 31, 1999 compared to 30.7% growth in our corporate deposits in the same period.

     The average cost of interest-bearing liabilities declined primarily due to the decrease in the average cost of time deposits offset, in part, by the increase in cost of trading account and other liabilities. As our retail deposits typically carry lower interest rates compared to our corporate deposits, the increase in retail deposits as a percentage of total deposits over the past year resulted in the average cost of time deposits decreasing 48 basis points to 10.21% in the nine months ended December 31, 1999 from 10.69% in the nine months ended December 31, 1998.

     The average volume of trading account liabilities, consisting of borrowings from the inter-bank money market and short-term borrowings from institutions, increased 44.4% in the nine months ended December 31, 1999 to Rs. 4.8 billion (US$ 111 million) from Rs. 3.3 billion (US$ 77 million) in the nine months ended December 31, 1998 primarily due to the overall growth in our business. The cost of trading account liabilities increased to 11.78% in the nine months ended December 31, 1999 from 10.00% in the nine months ended December 31, 1998, primarily due to our conversion in the nine months ended December 31, 1999 of foreign currency liabilities into rupee funds through swap transactions to take advantage of domestic market trading opportunities. The cost of these swap transactions was accounted for as an interest expense and included in interest expense on trading account liabilities.

     Fiscal 1999 compared to Fiscal 1998

     Net interest revenue increased 58.1% in fiscal 1999 compared to fiscal 1998 reflecting mainly the following factors:

     - an increase of 118.4% in the average volume of interest-earning assets, offset by

     - a decrease of 102 basis points in the net interest margin to 2.70% in fiscal 1999 from 3.72% in fiscal 1998 and a decrease of eight basis points in our spread to 2.38% in fiscal 1999 from 2.46% in fiscal 1998.

     The increase in our average volume of interest-earning assets was primarily due to growth in cash, cash equivalents and trading account assets as discussed below. Our net interest margin decreased during this period primarily due to a shift towards loans to more highly rated clients resulting in lower credit spreads, an increase in gross non-performing loans and the decline in average interest-earning assets as a percentage of average interest-bearing liabilities to 103.2% in fiscal 1999 from 113.3% in fiscal 1998, as described below.

     The following table sets forth, for the periods indicated, the principal components of our net interest revenue. For further information on assets and liabilities, changes in interest revenue and interest expense volume and rate analysis, yields, spreads and margins, see "Selected Financial and Operating Data".

                                                              YEAR ENDED MARCH 31,
                                                 ----------------------------------------------
                                                                                      1999/1998
                                                   1998         1999        1999      % CHANGE
                                                 ---------    ---------    -------    ---------
                                                       (IN MILLIONS, EXCEPT PERCENTAGES)
INTEREST REVENUE
Cash, cash equivalents and trading account
  assets.....................................    Rs.   913    Rs. 2,297    US$  53      151.6%
Securities...................................          148          305          7      106.1
Loans........................................         1499        2,707         62       80.6
Others.......................................           19           81          2      326.3
                                                 ---------    ---------    -------
Total interest revenue.......................    Rs. 2,579    Rs. 5,390    US$ 124      109.0
                                                 ---------    ---------    -------
INTEREST EXPENSE
Savings account deposits.....................    Rs.    28    Rs.    54    US$   1       92.9%
Time deposits................................        1,590        3,653         84      129.7
Long-term debt...............................           16          155          4      868.8
Trading account and other liabilities........          220          382          9       73.6
                                                 ---------    ---------    -------
Total interest expense.......................    Rs. 1,854    Rs. 4,244    US$  98      128.9
                                                 ---------    ---------    -------
NET INTEREST REVENUE.........................    Rs.   725    Rs. 1,146    US$  26       58.1%
                                                 =========    =========    =======

     Interest revenue increased 109.0% in fiscal 1999 compared to fiscal 1998 reflecting an increase in the average volume of interest-earning assets, offset by a decline in the gross yield on interest-earning assets. The increase in our interest-earning assets was primarily driven by the growth in cash, cash equivalents and trading account assets. The average volume of cash, cash equivalents and trading account assets increased 144.8% in fiscal 1999 to Rs.
21.1 billion (US$ 486 million) compared to fiscal 1998 primarily due to increased reserve requirements resulting from a 112.8% increase in average deposits in fiscal 1999. Contributing to this increase in interest-earning assets were foreign currency denominated deposits which increased as a result of rupee funds being occasionally swapped into US dollars at attractive forward rates and placed in banks outside India.

     The decline in yield on interest-earning assets was primarily due to the decline in yield on loans. The average volume of loans increased by Rs. 9.0 billion (US$ 208 million) or 95.3% to Rs. 18.5 billion (US$ 426 million) in fiscal 1999 compared to fiscal 1998 due to an increase in our working capital loans acquired through our joint marketing efforts with ICICI through the Major Clients Group. The yield on loans decreased 118 basis points to 14.6% in fiscal 1999 from 15.78% in fiscal 1998 primarily due to lower market rates generally prevalent in fiscal 1999 compared to fiscal 1998 and the increased volume of loans to higher rated clients which, consistent with market conditions, typically earn lower yields. Our yield was also lower due to an increase in our non-performing loans as we do not accrue interest on non-performing loans.

     The average volume of our securities portfolio increased 112.6% to Rs. 2.8 billion (US$ 65 billion) in fiscal 1999 from Rs. 1.3 billion (US$ 31 million) in fiscal 1998. The yield on these available for sale securities declined to 10.77% in fiscal 1999 from 11.11% in fiscal 1998 primarily due to the lower coupon rate on additional securities purchased during the year in line with the general downward movement in market interest rates.

     Other interest revenue was derived from interest paid on cash reserves we were required to deposit with the Reserve Bank of India in accordance with their cash reserve ratio requirements. These amounts increased 326.3% from fiscal 1998 to fiscal 1999 primarily due to the fact that we received interest revenue on these cash reserves for all of fiscal 1999 compared to only six months of fiscal 1998 since the Reserve Bank of India paid interest on cash reserves beginning October 1997 only. In addition, other interest revenue increased due to increase in cash reserves as a result of the increase in our average deposits since the cash reserve requirement is calculated as a percentage of our demand and time deposits. For a further discussion of these cash reserve requirements, see "Business -- Treasury -- General".

     The average volume of our interest-bearing liabilities increased primarily due to an increase in time deposits which accounted for 83.3% of average interest-bearing liabilities in fiscal 1999. The average volume of time deposits increased by Rs. 20.0 billion (US$ 460 million) or 139.8% to Rs. 34.3 billion (US$ 789 million) in fiscal 1999 from Rs. 14.3 billion (US$ 329 million) in fiscal 1998. This increase was attributable to our continued focus on deposit taking by offering products targeting different segments of customers with features tailored to their specific requirements. We were thereby able to build existing customer relationships and acquire new time deposit customers.

     The average cost of interest-bearing liabilities declined primarily due to the decrease in the average cost of time deposits and trading account and other liabilities. The market interest rates were generally lower in fiscal 1999 compared to fiscal 1998. Consequently, we reduced the interest rate payable on short-term deposits to 5.0%-10.0% in fiscal 1999 from 6.0%-13.0% (except for one day during this period when the interest rate payable was 16.0%) in fiscal 1998 and the interest rate payable on deposits of over one year maturity to 11.0%- 11.5% in fiscal 1999 from 8.5%-13.0% in fiscal 1998. As a result of these interest rate reductions, the average cost of time deposits decreased 46 basis points to 10.64% in fiscal 1999 from 11.10% in fiscal 1998. The reduction in the average cost of time deposits was lower than the reduction in the interest rates offered on time deposits because our time deposits re-price only at maturity and existing deposits continue to earn interest at the original contracted rate until their maturity. As a result, revised interest rates on deposits are applicable only to new deposits made.

     The average volume of trading account liabilities, consisting of borrowings from the inter-bank call money market and short-term borrowings from institutions, increased 115.3% in fiscal 1999 to Rs. 4.2 billion (US$ 96 million) from Rs. 1.9 billion (US$ 44 million) in fiscal 1998 primarily due to the overall growth in our business. The cost of trading account liabilities decreased to 9.16% in fiscal 1999 from 11.36% in fiscal 1998 in line with the lower market rates prevalent in fiscal 1999.

     Fiscal 1998 compared to Fiscal 1997

     Net interest revenue increased 7.7% in fiscal 1998 compared to fiscal 1997 reflecting mainly the following factors:

     - an increase of 66.0% in the average volume of interest-earning assets, offset by

     - a decrease of 202 basis points in the net interest margin to 3.72% in fiscal 1998 from 5.74% in fiscal 1997 and a decrease of 91 basis points in our spread to 2.46% in fiscal 1999 from 3.37% in fiscal 1997.

     The increase in the average volume of our interest-earning assets was primarily the result of an increase in cash, cash equivalents and trading account assets as discussed below. Our net interest margin decreased primarily due to the over 2.0% decline in our average lending rates in fiscal 1998 and a decline in average interest-earning assets as a proportion of average interest-bearing liabilities to 113.3% in fiscal 1998 from 123.7% in fiscal 1997, as described below.

     The following table sets forth, for the periods indicated, the principal components of our net interest revenue (which reflects interest revenue from cash, cash equivalents and trading account assets, securities, loans and other assets minus interest expense on deposits, long-term debt and trading account and other liabilities). For further information on assets and liabilities, changes in interest revenue and interest expense volume and rate analysis, yields, spreads and margins for these periods, see "Selected Financial and Operating Data".

                                                                    YEAR ENDED MARCH 31,
                                                             -----------------------------------
                                                                                       1998/1997
                                                               1997         1998       % CHANGE
                                                             ---------    ---------    ---------
                                                              (IN MILLIONS, EXCEPT PERCENTAGES)
INTEREST REVENUE
Cash, cash equivalents and trading accounts assets.......    Rs.    81    Rs.   913     1,027.2%
Securities...............................................          421          148       (64.8)
Loans....................................................        1,341        1,499        11.8
Other....................................................                        19          --
                                                             ---------    ---------
Total interest revenue...................................    Rs. 1,843    Rs. 2,579        39.9
                                                             ---------    ---------
INTEREST EXPENSE
Savings account deposits.................................    Rs.    10    Rs.    28       180.0
Time deposits............................................          962        1,590        65.3
Long-term debt...........................................           13           16        23.1
Trading account and other liabilities....................          185          220        18.9
Total interest expense...................................    Rs. 1,170    Rs. 1,854        58.5
                                                             ---------    ---------
NET INTEREST REVENUE.....................................    Rs.   673    Rs.   725         7.7
                                                             =========    =========

     Interest revenue increased 39.9% in fiscal 1998 compared to fiscal 1997 reflecting mainly on increase in the average volume of interest-earning assets The increase in our interest-earning assets was primarily due to the growth in cash, cash equivalents and trading account assets. The average volume of cash, cash equivalents and trading account assets increased 645.2% in fiscal 1998 to Rs. 8.6 billion (US $198 million) compared to fiscal 1997 primarily due to increased reserve requirements resulting from an 86.8% increase in average deposits and our decision to shift towards trading operations by trading our government of India securities portfolio to maximize our earnings from this portfolio. Further, we swapped rupee funds into foreign currency at attractive forward rates and placed them in foreign currency denominated deposits with banks outside India. The yield on cash, cash equivalents and trading account assets increased significantly to 10.57% in fiscal 1998 from 6.99% in fiscal 1997 as a result of increase in our trading portfolio and higher yields earned on rupee funds held as foreign currency deposits as described above.

     The yield on interest-earning assets in fiscal 1998 decreased 246 basis points principally due to a decline in yield on loans offset, in part, by an increase in yield on cash, cash equivalents and trading account assets. The average volume of loans increased by Rs. 2.3 billion (US$ 52 million) or 31.5% to Rs. 9.5 billion (US$ 218 million) in fiscal 1998 compared to fiscal 1997 primarily due to the increased level of corporate customers acquired as a result of our focus on commercial lending. The yield on loans decreased 278 basis points to 15.78% in fiscal 1998 from 18.56% in fiscal 1997 as our average lending rates were over 2.0% lower in fiscal 1998 compared to fiscal 1997, in keeping with the general market decline in interest rates caused by the Reserve Bank of India's policy of assuring adequate liquidity to the banking system and generally lowering the rate at which it will lend to Indian banks to ensure that corporate borrowers have access to funding at competitive rates. In addition, an increase in our non-performing loans had an adverse effect on the yield on loans as we do not accrue interest on non-performing loans. For a discussion of factors contributing to the overall increase in our non-performing loans, see "-- Provisions for Credit Losses".

     The average volume of our securities portfolio decreased 60.2% to Rs. 1.3 billion (US$ 31 million) in fiscal 1998 from Rs. 3.3 billion in fiscal 1997 primarily as a result of the market in fiscal 1998 offering more opportunities for obtaining capital gains. At that time, we sold securities we had held as "available for sale" in fiscal 1997 and replaced these securities with bonds carrying market-related yields, which, as a result of lower interest rates caused by the above-mentioned changes in Reserve Bank of India monetary policy, were lower in fiscal 1998 compared to fiscal 1997.

     The average volume of interest-bearing liabilities increased primarily due to an increase in time deposits, which accounted for 83.4% of average interest-bearing liabilities in fiscal 1998. Both corporate and retail deposits increased significantly due to increased marketing efforts, which resulted in the average volume of time deposits increasing by Rs. 6.9 billion (US$ 158 million) or 92.3% to Rs. 14.3 billion (US$ 329 million) in fiscal 1998 from Rs.
7.4 billion (US$ 171 million) in fiscal 1997.

     The average cost of interest-bearing liabilities declined primarily due to the decrease in the average cost of time deposits offset in part by the increase in cost of trading account and other liabilities. The average cost of time deposits decreased 181 basis points to 11.10% in fiscal 1998 from 12.91% in fiscal 1997 primarily due to a decrease in market interest rates resulting from the Reserve Bank of India lowering the cash reserve ratio to release more funds into the system to create more liquidity and lowering the bank rate to create a decline in interest rates.

     The average volume of trading account liabilities increased 17.0% in fiscal 1998 to Rs. 1.9 billion (US$ 44 million) from Rs. 1.7 billion (US$ 38 million) in fiscal 1997 primarily due to the overall growth in our business. The cost of trading account liabilities increased 18 basis points in fiscal 1998 compared to fiscal 1997 primarily due to high inter-bank call money rates in the last quarter of fiscal 1998 on account of measures by the Reserve Bank of India to control volatility in the foreign exchange markets.

     PROVISIONS FOR CREDIT LOSSES

     The following table sets forth, for the periods indicated, certain information regarding our non-performing loans.

                                                      AT MARCH 31,
                             --------------------------------------------------------------    AT DECEMBER 31,
                                                 1998/1997                        1999/1998   ------------------
                              1997      1998     % CHANGE      1999       1999    % CHANGE      1999       1999
                             -------   -------   ---------   ---------   ------   ---------   ---------   ------
                                                      (IN MILLIONS, EXCEPT PERCENTAGES)
Gross non-performing
  loans....................  Rs. 187   Rs. 604     223.0%    Rs. 1,613   US$ 37     167.1%    Rs. 1,965   US$ 45
Allowance for credit
  losses...................      187       425     127.3           880       20     107.1         1,083       25
Net non-performing loans...       --       179                     733       17     309.5           882       20
Gross non-performing loans
  as a percentage of gross
  loans....................     2.18%     4.58%                   5.66%                            5.06%
Net non-performing loans as
  a percentage of net
  loans....................       --      1.40                    2.66                             2.34
Allowances for credit
  losses as a percentage of
  gross non-performing
  loans....................   100.00     70.36                   54.56                            55.11
Allowances for credit
  losses as a percentage of
  gross total loans........     2.18      3.22                    3.09                             2.79

     The following table sets forth, for the periods indicated, certain information regarding our provisions for credit losses.

                                                                                     NINE MONTHS ENDED
                                                  YEAR ENDED MARCH 31,                 DECEMBER 31,
                                          ------------------------------------   -------------------------
                                           1997      1998      1999      1999     1998      1999     1999
                                          -------   -------   -------   ------   -------   -------   -----
                                                         (IN MILLIONS, EXCEPT PERCENTAGES)
Provisions for credit loss..............  Rs. 187   Rs. 360   Rs. 540   US$ 12   Rs. 398   Rs. 218   US$ 5
Provisions for credit losses as a
  percentage of net loans...............     2.23%     2.82%     1.96%              1.91%     0.58%
Provisions for credit losses as a
  percentage of total assets............     0.95      1.02      0.72               0.67      0.21

     For information on changes in the allowance for credit losses, see "Business -- Non-Performing Loans -- Allowance for Credit Losses".

     Our loan portfolio is composed largely of short-term working capital loans where we have a security interest and first lien on all the current assets of the borrower, typically inventory and accounts receivable. We typically lend between 60.0% and 80.0% of the appraised value of collateral to ensure that our loans are sufficiently over-collateralized. However, the recoveries from non-performing loans are subject to delays that may take several years, due to the long legal collection process in India. For a further discussion of enforcement of collateral interests in India, see "Business -- Loan Portfolio -- Collateral -- Completion, Perfection and Enforcement". As a result, we make an allowance for the loans based on the time value of money or the present value of expected realizations of collateral, which takes into account the delay we will experience before recovering our principal. The time to recovery, expected future cash flows and realizable value for collateral value are periodically reviewed in estimating the allowance.

     We make an allowance for credit losses resulting from a non-performing loan by comparing the net present value of the expected cash flows from the loan discounted at the effective interest rate of the loan and our carrying value of the loan. We believe that our process for ascertaining our allowance for credit losses captures the expected losses on our entire loan portfolio and that our current allowance for credit losses is sufficient to cover all currently known credit losses in our existing portfolio. There can, however, be no guarantee that non-performing loans will not increase and that the current allowance for credit losses will be sufficient. For further discussion of our treatment of non-performing loans, see "Business -- Loan Portfolio -- Recognition of Non-Performing Loans".

     Changes in our provisions and our allowance for credit losses as a whole reflect economic trends in the key manufacturing, middle market corporate segments in which many of our customers operate. The manufacturing sector was adversely impacted during fiscal 1998 and 1999 primarily due to a slowdown in the Indian economy, a downturn in global commodity prices, particularly in the steel and textiles sub-sectors, and a rapid reduction in import duties which adversely impacted the performance of borrowers in these sectors. The impact was, in particular, more on the middle market corporate segment which, because of our small balance sheet in our first few years of operation were our target customers, due to their lower resilience to external factors. As a result of these adverse economic factors during fiscal 1998 and 1999, some of our loans to these borrowers became non-performing. As the Indian economy improved in the nine months ended December 31, 1999, non-performing loans increased at a slower rate than they had during the nine months ending December 31, 1998.

     Growth in gross non-performing loans slowed significantly to 21.8% in the nine months ended December 31, 1999 to Rs. 2.0 billion (US$ 45 million) as compared to Rs. 1.6 billion (US$ 37 million) at year-end fiscal 1999. As in fiscal 1998 and fiscal 1999, the increase in non-performing loans was primarily due to our loans made to middle market companies in earlier years becoming non-performing during this period. The middle market companies accounted for approximately 85.0% of the increase in gross non-performing loans in the nine months ended December 31, 1999. A significant portion of loans that became non-performing in the nine months ended December 31, 1999 were made in fiscal 1996 and 1997 when our focus was on middle market companies. Of the increase in non-performing loans of Rs. 341 million, Rs. 288 million were to middle market companies. This included Rs. 181 million to light manufacturing sector and Rs. 41 million to the agriculture sector. For a discussion on impact of economic changes in these sectors in fiscal 1999, see "--Introduction -- Indian Economy". The gross non-performing loans as a percentage of gross loans declined to 5.06% at December 31, 1999 from 5.66% at year-end fiscal 1999. As a percentage of net loans, net non-performing loans declined to 2.34% at December 31, 1999 from 2.66% at year-end fiscal 1999. Provisions for credit losses in the nine months ended December 31, 1999 decreased 45.2% to Rs. 218 million (US$ 5 million) from Rs. 398 million (US$ 9 million) in the nine months ended December 31, 1998 primarily due to the lower addition to non-performing loans in the nine months ended December 31, 1999 as a result of positive trends in the Indian economy. The gross non-performing loans increased by Rs. 352 million (US$ 8 million) in the nine months ended December 31, 1999 compared to an increase of Rs. 813 million (US$ 19 million) in gross non-performing loans in the nine months ended December 31, 1998. The coverage ratio for gross non-performing loans increased to 55.11% at December 31, 1999 from 54.56% at year-end fiscal 1999.

     Gross non-performing loans increased 167.1% in fiscal 1999 to Rs. 1.6 billion (US$ 37 million) at year-end fiscal 1999 from Rs. 604 million (US$ 14 million) at year-end fiscal 1998 due to an increase in non-performing loans to middle market companies of Rs. 542 million (US$ 12 million) primarily in the light manufacturing and agriculture sectors caused by a slowdown in the Indian economy. The non-performing loans in the light manufacturing, iron and steel and textile sector increased by Rs. 769 million (US$ 18 million) in fiscal 1999. This led to an increase in gross non-performing loans as a percentage of gross loans to 5.66% at year-end fiscal 1999 from 4.58% at year-end fiscal 1998. As a percentage of net loans, net non-performing loans increased to 2.66% at year-end fiscal 1999 from 1.40% at year-end fiscal 1998. Provisions for credit losses in fiscal 1999 increased 50.0% to Rs. 540 million (US$ 12 million) from Rs. 360 million (US$ 8 million) in fiscal 1998 in line with the increase in gross non-performing loans.

     Gross non-performing loans increased 223.0% in fiscal 1998 to Rs. 604 million (US$ 14 million) at year-end fiscal 1998 from Rs. 187 million (US$ 4 million) at year-end fiscal 1997. All the loans that became non-performing in fiscal 1998 were to middle market companies, primarily in the textiles and iron and steel industries, that were adversely impacted principally by the slowdown in the Indian economy. This led to an increase in gross non-performing loan as a percentage of gross loans to 4.58% at year-end fiscal 1998 from 2.18% at year-end fiscal 1997. As a percentage of net loans, net non-performing loans increased to 1.40% at year-end fiscal 1998 from none at year-end fiscal 1997. Provisions for credit losses in fiscal 1998 increased 92.5% to Rs. 360 million (US$ 8 million) from Rs. 187 million (US$ 4 million) in fiscal 1997 in line with the increase in gross non-performing loans.

     Management believes that several loans which became non-performing in fiscal 1998, 1999 and the nine months ended December 31, 1999 are essentially loans to inherently viable companies. Many of these borrowers are still making interest payments. Management expects credit losses in these loans to be lower due to the viability of these companies and our belief that they will eventually begin making all required payments. These loans were classified as non-performing as a result of continued stress on cash flows of these borrowers, primarily due to the slowdown in the Indian economy, the global downtrend in commodity prices coupled with the rapid reduction in domestic trade barriers over the past few years. In some cases, the non-performing loans are to operating companies generating positive, albeit reduced, cash flows because they are operating at levels below their overall capacities. In some cases, in management's view the future cash flows, discounted at the contracted rate of the loan, adequately cover our current outstanding principal and require no allowance for credit losses. Many of these borrowers are making current interest payments. They have been classified as non-performing in view of the stressed cash flow of the borrower, the borrower's relatively weak position in its industry or, in the case of some of the borrowers, a delay in making interest payments. In all cases, management believes that it has a strong collateral position. We are monitoring the situation of these loans and borrowers carefully and will make allowances if our view of the situation changes. Gross non-performing loans that require no allowance for credit losses increased to Rs. 466 million (US$ 10 million) at year-end fiscal 1999 from Rs. 26 million (US$ 600,000) at year-end fiscal 1998. As a result, the coverage ratio for gross non-performing loans decreased to 54.56% at year-end fiscal 1999 from 70.36% at year-end fiscal 1998 and 100.00% at year-end fiscal 1997. This was also reflected in the provisions for credit losses as a percentage of total assets declining to 0.72% in fiscal 1999 from 1.02% in fiscal 1998. We have also reached negotiated settlements with some of our borrowers where we expect to recover the majority of the gross principal outstanding. At December 31, 1999, we had 19 non-performing loans having a gross principal outstanding of Rs. 467 million (US$ 11 million) for which no allowance for credit losses have been made, as compared to 13 loans having a gross principal outstanding of Rs. 339 million (US$ 8 million) at December 31, 1998. For a more detailed discussion of our non-performing loan portfolio, see "Business -- Non-Performing Loans".

     We typically calculate our allowance for credit losses on a loan-for-loan basis. In the medium-term, as we increase our exposure to credit cards and other retail loans, we expect to change the way we calculate our allowance to incorporate the statistical methods for loan impairment that are used by banks in developed countries in their retail portfolios, including credit scoring and other methods designed to evaluate consumer credit risk.

     NON-INTEREST REVENUE

     Nine months ended December 31, 1999 compared to Nine months ended December 31, 1998

     The following table sets forth, for the periods indicated, the principal components of our non-interest revenue.

                                                          NINE MONTHS ENDED DECEMBER 31,
                                                    -------------------------------------------
                                                                                      1999/1998
                                                     1998        1999        1999     % CHANGE
                                                    -------    ---------    ------    ---------
                                                         (IN MILLIONS, EXCEPT PERCENTAGES)
Fees and commissions(1).........................    Rs. 261    Rs.   408    US$  9        56.3%
Trading account revenue(2)......................         11          698        16     6,245.5
Securities transactions(3)......................         22           70         2       218.2
Foreign exchange transactions(4)................        257          167         4       (35.2)
Other revenue...................................         --           --        --          --
                                                    -------    ---------    ------
Total non-interest revenue, net.................    Rs. 551    Rs. 1,343    US$ 31       143.7
                                                    =======    =========    ======

---------------

(1) Primarily from fee-based income on services such as the issue of documentary credits, the issue of guarantees, cash management services and remittances.
(2)  Primarily reflects income from trading in government of India securities.
(3) Primarily reflects capital gains realized on the sale of available for sale securities.
(4) Arises primarily from purchases and sales of foreign exchange on behalf of our corporate clients and trading for our own account.

     Non-interest revenue increased 143.7% in the nine months ended December 31, 1999 to Rs. 1.3 billion (US$31 million) from Rs. 551 million (US$13 million) in the nine months ended December 31, 1998, primarily due to an increase in trading account revenue and fees and commissions. The increase in trading account revenue was primarily due to the significantly higher level of trading opportunities in the nine months ended December 31, 1999 compared to the nine months ended December 31, 1998. These types of market opportunities may not be available in every period.

     The following table sets forth, for the periods indicated, the principal components of our fees and commissions.

                                                          NINE MONTHS ENDED DECEMBER 31,
                                                    -------------------------------------------
                                                                                      1999/1998
                                                      1998        1999       1999     % CHANGE
                                                    --------    --------    ------    ---------
                                                         (IN MILLIONS, EXCEPT PERCENTAGES)
Remittances.....................................    Rs.   28    Rs.   36    US$ --       28.6%
Cash management services........................          35          74         2      111.4
Commissions:
  Bills.........................................          47          71         2       51.1
  Guarantees....................................          60          79         2       31.7
  Documentary credits...........................          55          88         2       60.0
  Others........................................          36          60         1       66.7
                                                    --------    --------    ------
Total commissions...............................         198         298         7       50.5
                                                    --------    --------    ------
Total fees and commissions......................    Rs.  261    Rs.  408    US$  9       56.3
                                                    ========    ========    ======

     Fees and commissions increased 56.3% in the nine months ended December 31, 1999 primarily due to the increase in income from cash management services and commissions on documentary credits and guarantees. Increased marketing efforts through the Growth Clients Group and the Major Clients Group helped us to increase cash management services, guarantees, documentary credits and bills. The number of our customers for cash management services alone increased to 231 at December 31, 1999 from 130 at December 31, 1998 and the amount handled under cash management services also increased significantly to Rs. 441.3 billion (US$
10.1 billion) in the nine months ended December 31, 1999 from Rs. 228.3 billion (US$ 5.2 billion) in the nine months ended December 31, 1998. As a result, income from cash management services increased 111.4% to Rs. 74 million (US$ 2 million) in the nine months ended December 31, 1999 compared to the nine months ended December 31, 1998. Commissions increased 50.5% to Rs. 298 million (US$ 7 million) in the nine months ended December 31, 1999 from Rs. 198 million (US$ 5 million) in the nine months ended December 31, 1998. Our guarantees increased 45.2% to Rs. 6.7 billion (US$ 154 million) at December 31, 1999 from Rs. 4.6 billion (US$ 106 million) at year-end fiscal 1999. Our acceptances, primarily consisting of documentary credits, increased 40.0% to Rs. 7.8 billion (US$ 180 million) at December 31, 1999 from Rs. 5.6 billion (US$ 128 million) at year-end fiscal 1999. As a result, in the nine months ended December 31, 1999, commissions on guarantees increased 31.7% and commissions on documentary credits increased 60.0%. Commissions on bills also increased 51.1% in the nine months ended December 31, 1999 compared to the nine months ended December 31, 1998.

     Trading account revenue, resulting largely from sales of government of India securities, increased to Rs. 698 million (US$ 16 million) in the nine months ended December 31, 1999 from Rs. 11 million (US$ 252,000) in the nine months ended December 31, 1998 primarily due to the significantly higher level of trading opportunities. We took advantage of the decline in the yield on debt securities and sold higher yielding debt securities from our portfolio. Although our equity investments are limited by Reserve Bank of India requirements, we nonetheless were able to benefit from a buoyant equity capital market. As a result, in the nine months ended December 31, 1999, the gain on sale of trading securities was Rs. 364 million (US$ 8 million) and the revaluation gain on trading securities was Rs. 334 million (US$ 8 million). While the interest rates have been continuously declining and the Indian government's policy seems to support a lower interest rate regime, there can be no assurance that this type of market opportunities would be available in the future.

     Our income from foreign exchange transactions declined 35.2% to Rs. 167 million (US$ 4 million) in the nine months ended December 31, 1999 compared to the nine months ended December 31, 1998 primarily due to the decline in spread on corporate transactions on account of competition and the restricted trading opportunities in this period since exchange rates remained steady.

     Fiscal 1999 compared to Fiscal 1998

     The following table sets forth, for the periods indicated, the principal components of our non-interest revenue.

                                                                YEAR ENDED MARCH 31,
                                                      -----------------------------------------
                                                                                      1999/1998
                                                       1998       1999       1999     % CHANGE
                                                      -------    -------    ------    ---------
                                                          (IN MILLIONS, EXCEPT PERCENTAGES)
Fees and commissions(1)...........................    Rs. 240    Rs. 370    US$  9      54.2%
Trading account revenue(2)........................        147        134         3       (8.8)
Securities transactions(3)........................         32         21        --      (34.4)
Foreign exchange transactions(4)..................        171        341         8       99.4
Other revenue.....................................          1         --        --         --
                                                      -------    -------    ------
Total non-interest revenue........................    Rs. 591    Rs. 866    US$ 20       46.5
                                                      =======    =======    ======

---------------

(1) Primarily from fee-based income on services like the issue of documentary credits, the issue of guarantees, cash management services and remittances.
(2)  Primarily reflects income from trading in government of India securities.
(3) Primarily reflects capital gains realized on the sale of available for sale securities.
(4) Arises primarily from purchases and sales of foreign exchange on behalf of our corporate clients and trading for our own account.

     Non-interest revenue increased 46.5% in fiscal 1999 to Rs. 866 million (US$ 20 million) from Rs. 591 million (US$ 14 million) in fiscal 1998, primarily due to a 54.2% increase in income from fees and commissions and a 99.4% increase in income from foreign exchange transactions offset, in part, by a decline in trading account revenue and income from securities transactions.

     The following table sets forth, for the periods indicated, the principal components of our fees and commissions.

                                                                 YEAR ENDED MARCH 31,
                                                       ----------------------------------------
                                                                                      1999/1998
                                                        1998       1999      1999     % CHANGE
                                                       -------    -------    -----    ---------
                                                          (IN MILLIONS, EXCEPT PERCENTAGES)
Remittances........................................    Rs.  24    Rs.  38    US$ 1     58.3%
Cash management services...........................         35         53        1      51.4
Commissions:
  Bills............................................         45         68        2      51.1
  Guarantees.......................................         51         75        2      47.1
  Documentary credits..............................         45         73        2      62.2
  Others...........................................         40         63        1      57.5
                                                       -------    -------    -----
Total commissions..................................        181        279        7      54.1
                                                       -------    -------    -----
Total fees and commissions.........................    Rs. 240    Rs. 370    US$ 9      54.2
                                                       =======    =======    =====

     The increase in income from fees and commissions in fiscal 1999 was primarily due to an increase in fees from cash management services and commissions from guarantees and documentary credits. Increased marketing efforts through the Growth Clients Group and the Major Clients Group helped us in increasing cash management services, guarantees, documentary credits and bills. The number of customers for cash management services increased to 155 at year-end fiscal 1999 from 105 at year-end fiscal 1998. The amount handled under cash management services also increased significantly to Rs. 389.4 billion (US$
8.9 billion) in fiscal 1999 from Rs. 100.7 billion (US$ 2.3 billion) in fiscal 1998. As a result, income from cash management services increased 51.4% to Rs. 53 million (US$ 1 million) in fiscal 1999 compared to fiscal 1998.

     Commissions increased 54.1% to Rs. 279 million (US$ 7 million) at year-end fiscal 1999 from Rs. 181 million (US$ 4 million) at year-end fiscal 1998. Guarantees increased 75.0% to Rs. 4.6 billion (US$ 106 million) at year-end fiscal 1999 from Rs. 2.6 billion (US$ 61 million) at year-end fiscal 1998 and acceptances increased 94.9% to Rs. 5.6 billion at year-end fiscal 1999 from Rs.
2.9 billion at year-end fiscal 1998. As a result, commissions on guarantees increased 47.1% in fiscal 1999 and commissions on documentary credits increased 62.2% in fiscal 1999. Commissions on bills increased 51.1% in fiscal 1999 compared to fiscal 1998.

     Trading account revenue, resulting primarily from sales of government of India securities, decreased 8.8% to Rs. 134 million (US$ 3 million) in fiscal 1999 from Rs. 147 million (US$ 3 million) in fiscal 1998. Income from securities transactions, primarily consisting of capital gains realized on the sale of corporate debt securities, decreased 34.4% to Rs. 21 million (US$ 483,000) in fiscal 1999 from Rs. 32 million (US$ 735,000) in fiscal 1998. The decrease in trading account revenue and income from securities transactions was due to restricted trading opportunities in the domestic market in fiscal 1999 primarily due to uncertainty in the foreign currency markets with respect to the valuation of the rupee in fiscal 1999 caused by economic sanctions imposed on India in 1998 after nuclear testing was conducted in India. Subdued sentiment in the debt market also led to a decrease in capital gains realized in fiscal 1999. While the interest rates have been continuously declining and the Indian government's policy seems to support a lower interest rate regime, there can be no assurance that this type of market opportunities would be available in the future.

     Our income from foreign exchange transactions increased 99.4% to Rs. 341 million (US$ 8 million) in fiscal 1999 from Rs. 171 million (US$ 4 million) in fiscal 1998 due to favorable market conditions in foreign exchange markets and increase in volume of transactions to Rs. 956.1 billion (US$ 22.0 billion) in fiscal 1999 from Rs. 461.3 billion (US$ 10.6 billion) in fiscal 1998.

     Fiscal 1998 compared to Fiscal 1997

     The following table sets forth, for the periods indicated, the principal components of our non-interest revenue.

                                                                       YEAR ENDED MARCH 31,
                                                                ----------------------------------
                                                                                        1998/1997
                                                                  1997        1998       % CHANGE
                                                                --------    --------    ----------
                                                                (IN MILLIONS, EXCEPT PERCENTAGES)
Fees and commissions(1).....................................    Rs. 149     Rs. 240        61.1%
Trading account revenue(2)..................................         --         147          --
Securities transactions(3)..................................         80          32       (60.0)
Foreign exchange transactions(4)............................         86         171        98.8
Other revenue...............................................          2           1          --
                                                                -------     -------
Total interest revenue......................................    Rs. 317     Rs. 591        86.4
                                                                =======     =======

---------------

(1) Primarily from fee-based income on services like the issue documentary credits, the issue of guarantees, cash management services and remittances.
(2)  Primarily reflects income from trading in government of India securities.
(3) Primarily reflects capital gains realized on the sale of available for sale securities.
(4) Arises primarily from purchase and sales of foreign exchange on behalf of our corporate clients and trading for our own account.

     Non-interest revenue increased 86.4% in fiscal 1998 to Rs. 591 million (US$ 14 million) from Rs. 317 million (US$ 7 million) in fiscal 1997, primarily due to the increase in income from fees and commissions, foreign exchange transactions and trading account revenue, offset, in part, by the decline in income from securities transactions.

     The following table sets forth, for the periods indicated, the principal components of our fees and commissions.

                                                                       YEAR ENDED MARCH 31,
                                                                ----------------------------------
                                                                                        1998/1997
                                                                  1997        1998       % CHANGE
                                                                --------    --------    ----------
                                                                (IN MILLIONS, EXCEPT PERCENTAGES)
Remittances.................................................    Rs.  15     Rs.  24        60.0%
Cash management services....................................          2          35          --
Commissions
  Bills.....................................................         29          45        55.2
  Guarantees................................................         34          51        50.0
  Documentary credits.......................................         46          45        (2.2)
  Others....................................................         23          40        73.9
Total commissions...........................................        132         181        37.1
                                                                -------     -------
Total fees and commissions..................................    Rs. 149     Rs. 240        61.1
                                                                =======     =======

     The increase in our income from fees and commissions in fiscal 1998 was primarily due to the increase in income from cash management services which we began offering in fiscal 1997, and increased commissions from guarantees and income on remittances. The income from cash management services increased to Rs. 35 million (US$ 804,000) in fiscal 1998 compared to Rs. 2 million in fiscal 1997 when we first began offering the service. Our marketing efforts helped us to increase guarantees issued by 42.6% to Rs. 2.6 billion (US$ 61 million) at year-end fiscal 1998 from Rs. 1.8 billion (US$ 43 million) at year-end fiscal 1997. As a result, commissions on guarantees increased 50.0% in fiscal 1998.

     Trading account revenue, resulting largely from sales of government of India securities, was Rs. 147 million (US$ 3 million) in fiscal 1998. We did not have a trading account portfolio in fiscal 1997. The Reserve Bank of India's monetary policy in fiscal 1998 reduced cash reserve requirements for banks thereby reducing the market interest rates. This helped to improve trading opportunities. Our income from trading activities was high in fiscal 1998 as we capitalized on these available market opportunities in an environment where interest rates moved sharply during short periods. Income from securities transactions decreased 60.0% to Rs. 32 million (US$ 735,000) in fiscal 1998 from Rs. 80 million (US$ 2 million) in fiscal 1997. The decline in income from securities transactions was primarily due to the 61.3% decrease in our securities portfolio to Rs. 1.5 billion (US$ 34 million) at year-end fiscal 1998 from Rs. 3.8 billion (US$ 88 million) at year-end fiscal 1997 as a result of a shift in our focus to trading operations.

     Our income from foreign exchange transactions increased 98.8% to Rs. 171 million (US$ 4 million) in fiscal 1998 from Rs. 86 million (US$ 2 million) in fiscal 1997. This increase was primarily due to the increase in the volume of transactions to Rs. 461.3 billion (US$ 10.6 billion) in fiscal 1998 from Rs.
214.4 billion (US$ 4.9 billion) in fiscal 1997 as a result of the overall growth in our business and an increase in our corporate foreign exchange customers.

     NON-INTEREST EXPENSE

     Nine months ended December 31, 1999 compared to Nine months ended December 31, 1998

     The following table sets forth, for the periods indicated, the principal components of our non-interest expense.

                                                          NINE MONTHS ENDED DECEMBER 31,
                                                     -----------------------------------------
                                                                                     1999/1998
                                                      1998       1999       1999     % CHANGE
                                                     -------    -------    ------    ---------
                                                         (IN MILLIONS, EXCEPT PERCENTAGES)
Employee expense:
  Salaries.......................................    Rs. 100    Rs. 158    US$  4       58.0%
  Employee benefits..............................         30         48         1       60.0
                                                     -------    -------    ------
Total employee expense...........................        130        206         5       58.5
Premises and equipment expense:
  Premises.......................................         37         49         1       32.4
                                                     -------    -------    ------
  Computer and office equipment..................        149        173         4       16.1
                                                     -------    -------    ------
Total premises and equipment expense.............        186        222         5       19.4
                                                     -------    -------    ------
Administration and other expense:
  Rentals, taxes and electricity.................         70        123         3       75.7
  Advertisement and publicity....................         24         28        --       16.7
  Communications expense.........................         31         38         1       22.6
  Other..........................................         76        233         5      206.6
                                                     -------    -------    ------
Total administration and other expense...........        201        422         9      110.0
                                                     -------    -------    ------
Total non-interest expense.......................    Rs. 517    Rs. 850    US$ 19       64.4
                                                     =======    =======    ======

     Non-interest expense increased 64.4% in the nine months ended December 31, 1999 to Rs. 850 million (US$ 19 million) from Rs. 517 million (US$ 12 million) in the nine months ended December 31, 1998 primarily due to a significant increase in administration and other expenses. Non-interest expense as a percentage of average total assets decreased to 1.38% in the nine months ended December 31, 1999 from 1.42% in the nine months ended December 31, 1998.

     Administration and other expense increased 110.0% in the nine months ended December 31, 1999 compared to the nine months ended December 31, 1998 primarily due to additional rental payments resulting from the expansion of our branch network and a one-time increase in expenses from the issuance of new ATM cards to all our existing customers due to the networking of our ATMs to Switch which enabled all of our customers to access their accounts online at any of our ATM machines throughout India . As we focused on increasing our retail deposits, we engaged the services of direct selling agents in the nine months ended December 31, 1999 resulting in higher expenses. The agents were paid commissions based on the number of acceptable accounts mobilized.

     Employee expense increased 58.5% in the nine months ended December 31, 1999 due to a 46.4% increase in the number of employees to 1,190 at December 31, 1999 from 813 at December 31, 1998 as we expanded our branch network to 84 branches and extension counters from 64 branches and extension counters at March 31, 1999 and 49 branches and extension counters at December 31, 1998.

     Premises and equipment expense increased 19.4% in the nine months ended December 31, 1999 compared to the nine months ended December 31, 1998, primarily due to a 32.4% increase in premises expenses as a result of the addition of 20 new branches and extension counters in the nine months ended December 31, 1999. Computer and office equipment expense increased 16.1% in the nine months ended December 31, 1999 primarily due to the depreciation on technology equipment including servers, personal computers, ATMs, VSATs and BANCS2000.

     Fiscal 1999 compared to Fiscal 1998

     The following table sets forth, for the periods indicated, the principal components of our non-interest expense.

                                                               YEAR ENDED MARCH 31,
                                                     -----------------------------------------
                                                                                     1999/1998
                                                      1998       1999       1999     % CHANGE
                                                     -------    -------    ------    ---------
                                                         (IN MILLIONS, EXCEPT PERCENTAGES)
Employee expense:
  Salaries.......................................    Rs. 116    Rs. 172    US$  4       48.3%
  Employee benefits..............................         21         32         1       52.4
                                                     -------    -------    ------
Total employee expense...........................        137        204         5       48.9
Premises and equipment expense:
  Premises.......................................         21         49         1      133.3
  Computer and office equipment..................        141        183         4       29.8
                                                     -------    -------    ------
Total premises and equipment expense.............        162        232         5       43.2
                                                     -------    -------    ------
Administration and other expenses:
  Rentals, taxes and electricity.................         77        114         2       48.1
  Advertisement and publicity....................         21         34         1       61.9
  Communications expense.........................         22         43         1       95.5
  Other..........................................        135        172         4       27.4
                                                     -------    -------    ------
Total administration and other expense...........        255        363         8       42.4
                                                     -------    -------    ------
Total non-interest expense.......................    Rs. 554    Rs. 799    US$ 18       44.2
                                                     =======    =======    ======

     Non-interest expense increased 44.2% in fiscal 1999 to Rs. 799 million (US$ 18 million) from Rs. 554 million (US$ 13 million) in fiscal 1998 due to a 48.9% increase in employee expense, a 43.2% increase in premises and equipment expense and a 42.4% increase in administration and other expense. Non-interest expense as a percentage of average total assets decreased to 1.52% in fiscal 1999 from 2.08% in fiscal 1998.

     Total employee expense increased 48.9% in fiscal 1999 due to a 47.8% increase in the number of employees to 891 at year-end fiscal 1999 from 603 at year-end fiscal 1998 as we expanded our branch network in fiscal 1999 to 64 branches and extension counters from 37 branches and extension counters at year-end fiscal 1998.

     Premises and equipment expense increased 43.2% in fiscal 1999 compared to fiscal 1998, primarily due to a 133.3% increase in premises expenses as a result of the addition of 27 new branches and extension counters and the renovation in some of our branches in key locations. Computer and office equipment expense increased 29.8% in fiscal 1999 primarily due to the depreciation on technology equipment including servers, personal computers, ATMs, VSATs and BANCS2000.

     Administration and other expenses increased 42.4% in fiscal 1999 compared to fiscal 1998 primarily due to additional rental payments resulting from the expansion of our branch network, an increase in communication expenses, such as telecommunications and postage expenses, resulting from a rapid growth in the number of our customers and an increase in advertising expenses associated with building the ICICI Bank brand name and marketing our products.

     Fiscal 1998 compared to Fiscal 1997

     The following table sets forth, for the periods indicated, the principal components of our non-interest expense.

                                                                     YEAR ENDED MARCH 31,
                                                               ---------------------------------
                                                                                      1998/1997
                                                                 1997       1998       % CHANGE
                                                               --------   --------    ----------
                                                               (IN MILLIONS, EXCEPT PERCENTAGES)
Employee expense:
  Salaries..................................................   Rs.  55    Rs. 116       110.9%
  Employee benefits.........................................        12         21        75.0
                                                                          -------
Total employee expense......................................        67        137       104.5
Premises and equipment expense:
  Premises..................................................        17         21        23.5
  Computer and office equipment.............................        99        141        42.4
                                                               -------    -------
Total premises and equipment expense........................       116        162        39.7
                                                               -------    -------
Administration and other expense:
  Rentals, taxes and electricity............................        49         77        57.1
  Advertisement and publicity...............................         8         21       162.5
  Communications expense....................................        13         22        69.2
  Other.....................................................       153        135       (11.8)
                                                               -------    -------
Total administration and other expense......................       223        255        14.3
                                                               -------    -------
Total non-interest expense..................................   Rs. 406    Rs. 554        36.5
                                                               =======    =======

     Non-interest expense increased 36.5% in fiscal 1998 to Rs. 554 million (US$ 13 million) from Rs. 406 million (US$ 9 million) in fiscal 1997 primarily due to a 104.5% increase in employee expense. Non-interest expense as a percentage of average total assets decreased to 2.08% in fiscal 1998 from 2.54% in fiscal 1997.

     Employee expenses increased 104.5% in fiscal 1998 principally due to a 35.5% increase in the number of employees to 603 at year-end fiscal 1998 from 445 at year-end fiscal 1997 as we rapidly expanded our branch network in fiscal 1998 and an increase of approximately 14.0% in employee salaries due to the periodic revision of our employees' salaries.

     Premises and equipment expense increased 39.7% in fiscal 1998 compared to fiscal 1997, due to a 23.5% increase in premises expenses as a result of addition of 13 new branches and extension counters in fiscal 1998 and a 42.4% increase in the computer and office equipment expense in fiscal 1998 primarily due to depreciation on technology equipment including servers, personal computers, ATMs, VSATs and BANCS2000.

     Administration and other expenses increased 14.3% in fiscal 1998 compared to fiscal 1997 primarily due to additional rental payments resulting from the expansion of our branch network offset, in part, by a reduction in rent on office premises as we purchased three branch premises from ICICI. The communications expenses also increased due to the rapid growth in the number of our customer accounts.

     INCOME TAX EXPENSE

     Income tax expense increased 170.5% in the nine months ended December 31, 1999 to Rs. 303 million (US$ 7 million) from Rs. 112 million (US$ 3 million) in the nine months ended December 31, 1998 primarily due to the higher level of income in the nine months ended December 31, 1999. Our effective tax rate was 22.8% in the nine months ended December 31, 1999 compared to 25.9% in the nine months ended December 31, 1998. Our effective tax rate was lower than the marginal tax rate of 38.5% and 35.0% applicable to companies generally in India in fiscal 2000 and fiscal 1999 primarily due to the tax-exempt income from certain investments of our treasury department including bonds of certain public sector corporations and mutual funds units. The government of India, in order to facilitate access to competitive funding for certain public sector companies, allows these companies to issue bonds, the interest on which is tax-exempt to the bondholder. The government of India also passed a regulation providing that any dividends received on mutual fund units are tax exempt to the holder of the mutual fund units.

     Income tax expense increased 63.5% in fiscal 1999 to Rs. 170 million (US$ 4 million) from Rs. 104 million (US$ 2 million) in fiscal 1998 primarily due to the higher level of income in fiscal 1999. Our effective tax rate was 25.3% in fiscal 1999 compared to 25.9% in fiscal 1998.

     Income tax expense decreased 32.9% to Rs. 104 million (US$ 2 million) in fiscal 1998 from Rs. 155 million (US$ 4 million) in fiscal 1997. Our effective tax rate reduced to 25.9% in fiscal 1998 from 39.0% in fiscal 1997 primarily due to a reduction in the marginal tax rate to 35.0% in fiscal 1998 from 43.0% in fiscal 1997 and an increase in tax-exempt income from certain investments of our treasury department.

FINANCIAL CONDITION

     ASSETS

     The following tables sets forth, for the periods indicated, the principal components of our assets.

                                                                               AT DECEMBER 31,
                                          AT DECEMBER 31,   AT MARCH 31,   -----------------------
                                               1998             1999          1999         1999
                                          ---------------   ------------   -----------   ---------
                                                               (IN MILLIONS)
Cash and cash equivalents..............     Rs. 15,298       Rs. 18,488    Rs.  18,590   US$   427
Trading account assets(1)..............         11,599           15,822         28,606         657
Securities(2)..........................          2,912            3,963          4,402         101
Loans, net.............................         20,880           27,597         37,749         868
Acceptances(3).........................          5,045            5,587          7,822         180
Property and equipment.................          1,605            1,761          1,902          44
Other assets(4)........................          2,007            1,607          3,134          72
                                            ----------       ----------    -----------   ---------
Total assets...........................     Rs. 59,346       Rs. 74,825    Rs. 102,205   US$ 2,349
                                            ==========       ==========    ===========   =========

                                                             AT MARCH 31,
                               ------------------------------------------------------------------------
                                                         1998/1997                            1999/1998
                                  1997         1998      % CHANGE       1999        1999      % CHANGE
                               ----------   ----------   ---------   ----------   ---------   ---------
                                                  (IN MILLIONS, EXCEPT PERCENTAGES)
Cash and cash equivalents....  Rs.  4,099   Rs.  8,728     112.9%    Rs. 18,488   US$   425     111.8%
Trading account assets(1)....           3        7,387        --         15,822         364     114.2
Securities(2)................       3,816        1,476     (61.3)         3,963          91     168.5
Loans, net...................       8,374       12,765      52.4         27,597         634     116.2
Acceptances(3)...............       2,510        2,866      14.2          5,587         128      94.9
Property and equipment.......         573        1,363     137.9          1,761          41      29.2
Other assets(4)..............         391          693      77.2          1,607          37     131.9
                               ----------   ----------               ----------   ---------
Total assets.................  Rs. 19,766   Rs. 35,278      78.5     Rs. 74,825   US$ 1,720     112.1
                               ==========   ==========               ==========   =========

---------------

(1)  Primarily includes government of India securities.
(2) Includes corporate debt securities, government of India securities and mutual fund units.
(3)  Primarily includes documentary credits that are non-funded facilities.
(4) Includes deferred tax asset, interest accrued, staff loans, deposits in leased premises and pre-paid expenses.

     Our total assets increased 36.6% at December 31, 1999 compared to at March 31, 1999. Net loans increased 36.8% in the nine months ended December 31, 1999 compared to at March 31, 1999. The growth was in corporate lending as working capital loans increased 48.5% and term loans increased 22.2%. Our loan growth was driven by additional clients referred to us by our parent, ICICI, as we increased our focus on doing business with the large more highly rated clients that are serviced by the ICICI group's Major Clients Group. Loans denominated in foreign currency were less than 5.0% of our total loans at December 31, 1999. The growth in cash and cash equivalents and in trading account assets was principally due to increased reserve requirements resulting from a 40.0% increase in deposits in the nine months ended December 31, 1999. Securities increased 11.1% in the nine months ended December 31, 1999 primarily due to increased investments in mutual fund units as a result of buoyant equity capital markets. Our marketing strategy helped us in increasing our acceptances by 40.0% to Rs. 7.8 billion (US$ 180 million) at December 31, 1999 from Rs. 5.6 billion (US$ 128 million) at March 31, 1999.

     Our total assets increased 112.1% at year-end fiscal 1999 compared to at year-end fiscal 1998. The high growth in cash and cash equivalents was principally due to increased reserve requirements resulting from a 131.0% increase in deposits in fiscal 1999 and an increase in rupee funds swapped into US dollars at attractive forward rates and placed in foreign currency denominated deposits with banks outside India. Trading account assets increased 114.2% in fiscal 1999 principally due to increased investments in government of India securities to meet the reserve requirements resulting from a 131.0% increase in deposits in fiscal 1999. Securities increased 168.5% in fiscal 1999 primarily due to increased investments in corporate debt securities caused by the rapid growth of our deposits in fiscal 1999 compared to fiscal 1998. In fiscal 1999, our normal loan portfolio was not sufficient to cover these liabilities so we invested in corporate debt securities as this type of investment is the fastest way to deploy additional resources. Net loans increased 116.2% in fiscal 1999 compared to at year-end fiscal 1998 reflecting significant growth in corporate lending as working capital loans increased 89.2% and term loans increased 194.8%. Our loan growth was largely due to additional clients acquired through our joint marketing efforts with ICICI through the Major Clients Group. Our acceptances increased 94.9% at year-end fiscal 1999 compared to at year-end fiscal 1998 as a result of increased marketing efforts.

     Our total assets increased 78.5% at year-end fiscal 1998 compared to at year-end fiscal 1997. The high growth in cash and cash equivalents was principally due to the increased amount of cash required to be maintained in a current account with the Reserve Bank of India due to its reserve requirements resulting from a 95.1% increase in deposits in fiscal 1998. The growth was also due to an increase in rupee funds swapped into US dollars at attractive forward rates and placed in foreign currency denominated deposits with banks outside India. Trading account assets increased from Rs. 3 million at year-end fiscal 1997 to Rs. 7,387 million at year-end fiscal 1998 as we shifted our focus towards trading operations due to the Reserve Bank of India's monetary policy in fiscal 1998 which reduced the cash reserve requirements of banks, thereby reducing the market interest rates and creating better trading opportunities in India. These primarily comprised investments in government of India securities which increased to meet the reserve requirements resulting from a 95.1% increase in deposits in fiscal 1998. This shift to treasury operations was also reflected in the 61.3% decrease in securities in fiscal 1998. Net loans increased 52.4% in fiscal 1998 compared to at year-end fiscal 1997 reflecting growth in corporate lending as working capital loans increased 38.0% and term loans increased 126.4%. Acceptances increased 14.2% in fiscal 1998 to Rs. 2.9 billion (US$ 66 million) from Rs. 2.5 billion (US$ 58 million) at year-end fiscal 1997 as a result of increased marketing efforts.

     LIABILITIES AND STOCKHOLDERS' EQUITY

     The following tables set forth, for the periods indicated, the principal components of our liabilities and stockholders' equity.

                                                                               AT DECEMBER 31,
                                        AT DECEMBER 31,    AT MARCH 31,    -----------------------
                                            1998              1999            1999         1999
                                        ---------------    ------------    ----------    ---------
                                                              (IN MILLIONS)
Deposits.............................      Rs.46,424        Rs.60,729      Rs. 85,002    US$ 1,953
Trading account liabilities(1).......          2,207              418           1,797           41
Acceptances..........................          5,045            5,587           7,822          180
Long-term debt.......................          1,110            1,764           1,734           40
Other liabilities(2).................          1,917            3,497           2,181           50
                                           ---------        ---------      ----------    ---------
Total liabilities....................         56,703           71,995          98,536        2,264
                                           ---------        ---------      ----------    ---------
Stockholders' equity.................          2,643            2,830           3,669           85
                                           ---------        ---------      ----------    ---------
Total................................      Rs.59,346        Rs.74,825      Rs.102,205    US$ 2,349
                                           =========        =========      ==========    =========

                                                        AT MARCH 31,
                            ---------------------------------------------------------------------
                                                    1998/1997                           1999/1998
                              1997        1998      % CHANGE      1999        1999      % CHANGE
                            ---------   ---------   ---------   ---------   ---------   ---------
                                              (IN MILLIONS, EXCEPT PERCENTAGES)
Deposits..................  Rs.13,476   Rs.26,290      95.1%    Rs.60,729   US$ 1,396     131.0%
Trading account
  liabilities(1)..........        841       1,793     113.2           418          10     (76.7)
Acceptances...............      2,510       2,866      14.2         5,587         128      94.9
Long-term debt............         89         129      44.9         1,764          41        --
Other liabilities(2)......      1,100       1,729      57.2         3,497          80     102.3
                            ---------   ---------               ---------   ---------
Total liabilities.........     18,016      32,807      82.1        71,995       1,655     119.5
                            ---------   ---------               ---------   ---------
Stockholders' equity......      1,750       2,471      41.2         2,830          65      14.5
                            ---------   ---------               ---------   ---------
Total.....................  Rs.19,766   Rs.35,278      78.5     Rs.74,825   US$ 1,720     112.1
                            =========   =========               =========   =========

---------------

(1) Trading account liabilities are inter-bank borrowings and short-term borrowings from other institutions.
(2) Includes refinancing received from the Reserve Bank of India against our export credit, interest accrued but not due on deposits and bills payable.

     The following tables set forth, for the periods indicated, the components of our total deposits.

                                                                               AT DECEMBER 31,
                                         AT DECEMBER 31,    AT MARCH 31,    ----------------------
                                             1998              1999           1999         1999
                                         ---------------    ------------    ---------    ---------
                                                               (IN MILLIONS)
Interest-bearing deposits:
  Savings deposits....................      Rs. 1,913        Rs. 2,271      Rs. 4,313    US$    99
  Time deposits.......................         39,788           52,692         72,674        1,670
Total interest-bearing deposits.......         41,701           54,963         76,987        1,769
Non interest bearing deposits:
  Demand deposits.....................          4,723            5,766          8,015          184
                                            ---------        ---------      ---------    ---------
Total deposits........................      Rs.46,424        Rs.60,729      Rs.85,002    US$ 1,953
                                            =========        =========      =========    =========

                                                        AT MARCH 31,
                            ---------------------------------------------------------------------
                                                    1998/1997                           1999/1998
                              1997        1998      % CHANGE      1999        1999      % CHANGE
                            ---------   ---------   ---------   ---------   ---------   ---------
                                              (IN MILLIONS, EXCEPT PERCENTAGES)
Interest-bearing deposits:
  Savings deposits........  Rs.   497   Rs. 1,037     108.6%    Rs. 2,271   US$    52     119.0%
  Time deposits...........      9,816      21,621     120.3        52,692       1,211     143.7
Total interest-bearing
  deposits................     10,313      22,658     119.7        54,963       1,263     142.6
Non interest-bearing
  deposits:
  Demand deposits.........      3,163       3,632      14.8         5,766         133      58.8
                            ---------   ---------               ---------   ---------
Total deposits............  Rs.13,476   Rs.26,290      95.1     Rs.60,729   US$ 1,396     131.0
                            =========   =========               =========   =========

     Our total deposits increased 40.0% in the nine months ended December 31, 1999 compared to at March 31, 1999. Some of this increase is attributable to our increased focus on deposit taking from retail customers by offering products targeted at different segments of customers, such as customers of "Power Pay", a direct deposit product designed to streamline the salary payment systems of our corporate customers. This focus on retail deposit taking was reflected in the 67.9% growth in our retail deposits in the nine months ended December 31, 1999 compared to 30.7% growth in our corporate deposits in the same period. Our savings account deposits increased 89.9% in the nine months ended December 31, 1999 as we continued our focus on building a strong retail depositor base. Our time deposits increased 37.9% in the nine months ended December 31, 1999. Our non-interest-bearing deposits increased 39.0% due to our specific thrust on this segment particularly through the development and marketing of our key corporate deposit products (described in "Business -Corporate Banking -- Corporate Deposits") as it significantly reduces our cost of funds.

     Our total deposits increased 131.0% in fiscal 1999 from those at year-end fiscal 1998 as we focused on targeting different types of customers and offering them deposit services specifically tailored to their needs. As a result, in fiscal 1999, our corporate deposits increased 139.3% and our retail deposits increased 109.1%. Our savings account deposits increased 119.0% in fiscal 1999 as we continued our focus on building a strong retail depositor base. Our time deposits increased 143.7% in fiscal 1999 mainly from an increase in corporate deposits. Our non-interest-bearing deposits and savings account deposits grew at a lower rate than the time deposits, as customers appeared to prefer investing in higher earning time deposits. Long-term debt increased to Rs. 1.8 billion (US$ 41 million) at year-end fiscal 1999 from Rs. 129 million (US$3 million) at year-end fiscal 1998, primarily due to our issuing unsecured redeemable subordinated debentures of Rs. 1.7 billion (US$ 39 million) in fiscal 1999 to augment our Tier 2 capital level.

     Our total deposits increased 95.1% in fiscal 1998 compared to at year-end fiscal 1997. In fiscal 1998, our corporate deposits increased 104.0% and our retail deposits increased 74.9% primarily due to our increased marketing efforts. Our savings account deposits increased 108.6% in fiscal 1988 as we continued our focus on building a strong retail depositor base. Long-term debt increased 44.9% in fiscal 1998 from compared to fiscal 1997 primarily because we refinanced our term loans from the Small Industries Development Bank of India and the Export Import Bank in order to increase our liquidity. Stockholders' equity increased 41.2% in fiscal 1998 compared to fiscal 1997 as a result of our issuance of 15 million equity shares to our parent, ICICI, at Rs. 35 per equity share in June 1997.

     FOREIGN EXCHANGE AND DERIVATIVE CONTRACTS

     We enter into foreign exchange forward contracts, swap agreements and other derivative products, which enable customers to transfer, modify or reduce their foreign exchange and interest rate risks. Our foreign exchange contracts arise out of foreign exchange transactions, forward foreign exchange transactions with corporate and non-corporate customers and inter-bank foreign exchange transactions. We earn profit by way of an exchange margin as a mark-up over the exchange rate offer on customer transactions. We earn profit on inter-bank foreign exchange transactions by way of differences between the purchase rate and the sale rate. This income is booked as income from foreign exchange transactions.

     All our outstanding derivative contracts represent currency and interest rate swaps for our corporate customers. We have started offering these types of transactions only recently. The income earned by us on all such transactions is booked as trading account revenue.

     The following table sets forth, for the periods indicated, the notional amount of our derivative contracts.

                                   NOTIONAL PRINCIPAL AMOUNTS            BALANCE SHEET CREDIT EXPOSURE(1)
                            -----------------------------------------   -----------------------------------
                                 AT MARCH 31,         AT DECEMBER 31,     AT MARCH 31,      AT DECEMBER 31,
                            -----------------------   ---------------   -----------------   ---------------
                               1998         1999           1999          1998      1999          1999
                            ----------   ----------   ---------------   -------   -------   ---------------
                                                             (IN MILLIONS)
Interest rate products:
Swap agreements...........          --           --     Rs.    900           --        --            --
                            ==========   ==========     ==========      =======   =======       =======
Total interest rate
  products................          --           --     Rs.    900           --        --            --
                            ==========   ==========     ==========      =======   =======       =======
Foreign exchange products:
Forward contracts.........  Rs. 23,528   Rs. 36,705     Rs. 49,591      Rs.  77   Rs. 425       Rs. 341
Swap agreements...........          --        2,962          7,658           --        --            --
                            ----------   ----------     ----------      -------   -------       -------
Total foreign exchange
  Products................  Rs. 23,528   Rs. 39,667     Rs. 57,249      Rs.  77   Rs. 425       Rs. 341
                            ==========   ==========     ==========      =======   =======       =======

---------------

(1) Denotes the mark-to-market impact of the derivative and foreign exchange products at the indicated periods.

     CAPITAL

     We are subject to the capital adequacy requirements of the Reserve Bank of India, which are primarily based on the capital adequacy accord reached by the Basle Committee of Banking Supervision, Bank of International Settlements in 1988. For a detailed description of the Reserve Bank of India's capital adequacy guidelines, see "Supervision and Regulation -- Capital Adequacy Requirements". We are required to maintain a minimum ratio of total capital to risk adjusted assets as determined by a specified formula of 8.0%, at least half of which must be Tier 1 capital generally stockholders' equity. The Reserve Bank of India has increased the minimum requirement of the capital adequacy ratio to 9.0% from year-end fiscal 2000.

     The following tables set forth, for the periods indicated, our risk-based capital, risk-weighted assets and risk-based capital adequacy ratios computed in accordance with the applicable Reserve Bank of India guidelines and based on our financial statements prepared in accordance with Indian GAAP.

                                                               AT DECEMBER 31,
                                              --------------------------------------------------
                                                                                       1999/1998
                                                 1998          1999         1999       % CHANGE
                                              ----------    ----------    ---------    ---------
                                                      (IN MILLIONS, EXCEPT PERCENTAGES)
Tier 1 capital............................    Rs.  3,109    Rs.  3,624    US$    83       16.6%
Tier 2 capital............................           820         1,543           36       88.2
                                              ----------    ----------    ---------
Total capital.............................    Rs.  3,929    Rs.  5,167    US$   119       31.5
                                              ==========    ==========    =========
On-balance sheet risk assets..............        27,076        42,330          973       56.3
Off-balance sheet risk assets.............         6,780        12,610          290       86.0
                                              ----------    ----------    ---------
Total risk assets.........................    Rs. 33,856    Rs. 54,940    US$ 1,263       62.3
                                              ==========    ==========    =========
Tier 1 capital adequacy ratio.............          9.12%         6.60%
Tier 2 capital adequacy ratio.............          2.48          2.81
                                              ----------    ----------
Total capital adequacy ratio..............         11.60%         9.41%
                                              ==========    ==========

                                                              AT MARCH 31,
                                 -----------------------------------------------------------------------
                                                           1998/1997                           1999/1998
                                    1997         1998      % CHANGE       1999        1999     % CHANGE
                                 ----------   ----------   ---------   ----------   --------   ---------
                                                    (IN MILLIONS, EXCEPT PERCENTAGES)
Tier 1 capital.................  Rs.  1,819   Rs.  2,668      46.7%    Rs.  3,035   US$   70      13.8%
Tier 2 capital.................          47           20     (57.4)         1,549         35        --
                                 ----------   ----------               ----------   --------
Total capital..................       1,866        2,688      44.0          4,584        105      70.6
                                 ==========   ==========               ==========   ========
On-balance sheet risk assets...      10,698       15,801      47.7         33,646        773     112.9
Off-balance sheet risk
  assets.......................       3,613        4,138      14.5          7,803        179      88.6
                                 ----------   ----------               ----------   --------
Total risk assets..............  Rs. 14,311   Rs. 19,939      39.3     Rs. 41,449   US$  952     107.9
                                 ==========   ==========               ==========   ========
Tier 1 capital adequacy
  ratio........................       12.71%       13.38%                    7.32%
Tier 2 capital adequacy
  ratio........................        0.33         0.10                     3.74
                                 ----------   ----------               ----------
Total capital adequacy ratio...       13.04%       13.48%                   11.06%
                                 ==========   ==========               ==========

     Our total capital adequacy ratio computed under the applicable Reserve Bank of India guidelines and based on our financial statements prepared in accordance with Indian GAAP was 9.41% at December 31, 1999. Using the same basis of computation, our Tier 1 capital adequacy ratio was 6.60% and our Tier 2 capital adequacy ratio was 2.81% at December 31, 1999.

     Our total capital adequacy ratio computed under the applicable Reserve Bank of India guidelines and based on our financial statements prepared in accordance with US GAAP was 9.08% at December 31, 1999. Using the same basis of computation, our Tier 1 capital adequacy ratio was 6.69% and our Tier 2 capital adequacy ratio was 2.39% at December 31, 1999.

     Our total capital adequacy ratio computed under the applicable Reserve Bank of India guidelines and based on our financial statements prepared in accordance with US GAAP was 10.44% at year-end fiscal 1999. Using the same basis of computation, our Tier 1 capital adequacy ratio was 6.92% and our Tier 2 capital adequacy ratio was 3.52% at year-end fiscal 1999.

     CAPITAL EXPENDITURES

     The following table sets forth, for the periods indicated, the details of our capital expenditures.

                                                                              NINE MONTHS ENDED
                                           YEAR ENDED MARCH 31,                 DECEMBER 31,
                                   ------------------------------------   -------------------------
                                    1997      1998           1999          1998          1999
                                   -------   -------   ----------------   -------   ---------------
                                                            (IN MILLIONS)
Premises:
Owned............................  Rs. 208   Rs. 765   Rs. 221   US$  5   Rs. 180   Rs.  61   US$ 1
Leasehold........................       46        14        27        1         3        15       1
Total premises...................      254       779       248        6       183        76       2
Computers and accessories........       76       111       115        3        78       103       2
Other............................       66        95       124        3        34        88       2
                                   -------   -------   -------   ------   -------   -------   -----
Total capital expenditures.......  Rs. 396   Rs. 985   Rs. 487   US$ 11   Rs. 295   Rs. 267   US$ 6
                                   =======   =======   =======   ======   =======   =======   =====

     Capital expenditures decreased 9.5% in the nine months ended December 31, 1999 compared to the nine months ended December 31, 1998 primarily due to a 58.5% decrease in premises capital expenditures, offset in part by a 32.1% increase in computers and accessories capital expenditures and a 158.8% increase in other capital expenditures, including furniture, air-conditioning and office equipment purchased for new branches opened in this period and expenditures relating to renovations to our existing offices to better serve our increased number of customers. Premises capital expenditures decreased in the nine months ended December 31, 1999 largely as a result of the absence of the capital expenditures incurred in the nine months ended December 31, 1998 for residential premises for staff members. Capital expenditures decreased 50.6% in fiscal 1999 compared to fiscal

1998 primarily due to a 68.2% decrease in premises capital expenditures caused by the absence of the capital expenditures incurred in fiscal 1998 for the purchase of office premises in Mumbai, Bangalore and Coimbatore. Capital expenditures increased 148.7% in fiscal 1998 compared to fiscal 1997 primarily due to a 206.7% increase in premises capital expenditures caused by the purchase of office premises in Mumbai, Bangalore and Coimbatore during fiscal 1998.

     We plan to spend approximately Rs. 1.6 billion (US$ 36 million) in capital expenditures during fiscal 2001 and fiscal 2002 for the setting up of additional branches and other delivery channels. The proposed capital expenditure includes expenses on computers and accessories and other office equipment.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Our board of directors, which consists of eight members, is responsible for the management of our business. Our organizational documents provide for at least three and no more than twelve directors. We may, subject to the provisions of our organizational documents and the Indian Companies Act, change the minimum or maximum number of directors by a resolution which is passed at a general meeting by a majority of 75.0% of the present and voting shareholders.

     The composition of our board of directors reflects the principal shareholdings held by ICICI, the requirements of the Indian Banking Regulation Act and the public ownership in India. Under the terms of our organizational documents, ICICI is entitled to appoint one-third of the total number of directors of our board. ICICI has nominated two directors to our board. Pursuant to our organizational documents, to convene a board meeting, one of the two ICICI directors on our board of directors must be present unless they waive this requirement in writing. The Banking Regulation Act requires that not less than 51% of the board members have special knowledge or practical experience in areas relevant to banking including accounting, finance, agriculture, banking and small scale industry. Accordingly, all our directors are professionals with special knowledge of accountancy, banking, economics, administration and management. Of these, one director has expertise in the area of agriculture and another director has experience in small scale industries, as required by the Banking Regulation Act. In addition, under the Banking Regulation Act, the Reserve Bank of India may require us to convene a meeting of our shareholders for the purposes of appointing new directors to our board of directors.

     Our organizational documents also provide that we may execute trust deeds securing our debentures under which the trustee or trustees may appoint a director, known as a debenture director. The debenture director is not subject to retirement by rotation and may only be removed as provided in the relevant trust deed. There is no debenture director on our board of directors.

     Our organizational documents further provide that ICICI may appoint one of their nominated directors to act as the Executive Chairman and Managing Director of our board for terms not exceeding five years at a time. The board of directors has powers to appoint one of the directors to be the Executive Chairman or Managing Director, if ICICI has not appointed one of its nominee directors. The board of directors has proposed Mr. K. V. Kamath to be the non-executive Chairman of our board of directors, subject to approval of the Reserve Bank of India. Application to the Reserve Bank of India seeking approval for this appointment has been submitted. We are awaiting this approval. Mr. H.
N. Sinor has been appointed our Managing Director and Chief Executive Officer by the shareholders with effect from June 1, 1998 for a period of five years.

     At least two-thirds of the total number of directors, excluding the debenture director and the directors nominated by ICICI, are subject to retirement by rotation. One-third of these directors must retire from office at each annual meeting of shareholders. A retiring director is eligible for re-election. None of our directors other than the Chairman or executive directors shall hold office continuously for a period exceeding eight years.

     Our board of directors at March 15, 2000 had the following members:

NAME, DESIGNATION AND PROFESSION        DATE OF APPOINTMENT    OTHER APPOINTMENTS
--------------------------------        -------------------    ------------------
Mr. Kundapur Vaman Kamath               April 17, 1996         CHAIRMAN
Profession: Managing                                           ICICI Infotech Services Limited
Director and Chief Executive                                   ICICI Personal Financial Services
Officer of ICICI                                               Limited
                                                               ICICI Securities and Finance
                                                               Company Limited
                                                               ICICI Venture Funds Management
                                                               Company Limited
                                                               ICICI Web Trade Limited
                                                               Prudential ICICI Asset Management
                                                               Company Limited

                                                               DIRECTOR
                                                               Indian Institute of Management,
                                                               Ahmedabad
                                                               National Development Bank, Sri Lanka

                                                               VICE CHAIRMAN
                                                               Indian Business School

                                                               MEMBER -- GOVERNING BOARD
                                                               Entrepreneurship Development
                                                               Institute of India
                                                               National Institute of Bank Management

                                                               MEMBER -- MANAGING COMMITTEE
                                                               The Associated Chambers of Commerce and
                                                               Industry of India (ASSOCHAM)

                                                               MEMBER -- GOVERNING COUNCIL
                                                               Manel Srinivas Nayak Institute of
                                                               Management

                                                               MEMBER -- ADVISORY BOARD
                                                               NCR Financial Solutions Group Limited,
                                                               London
                                                               The Economic Times Editorial

                                                               MEMBER -- BOARD OF MANAGEMENT
                                                               Manipal Academy of Higher Education

                                                               MEMBER
                                                               Confederation of Indian Industry

NAME, DESIGNATION AND PROFESSION        DATE OF APPOINTMENT    OTHER APPOINTMENTS
--------------------------------        -------------------    ------------------
Mrs. Lalita Dileep Gupte                September 12, 1994     CHAIRPERSON
Profession: Joint Managing                                     ICICI Capital Services Limited
Director and Chief Operating                                   ICICI Home Finance Company Limited
Officer of ICICI

                                                               DIRECTOR
                                                               G. S. Mhaskar Private Limited
                                                               ICICI Personal Financial Services
                                                               Limited
                                                               ICICI Infotech Services Limited
                                                               ICICI Securities and Finance Company
                                                               Limited
                                                               ICICI Venture Funds Management Company
                                                               Limited
                                                               ICICI Web Trade Limited
                                                               National Stock Exchange of India
                                                               Limited
                                                               Prudential ICICI Asset Management
                                                               Company Limited

Dr. Satish Chandra Jha                  May 2, 1997            DIRECTOR -- GOVERNING BOARD
Profession: Development                                        Delhi Stock Exchange
Economist
                                                               DIRECTOR
                                                               Phillips India Limited
                                                               SREI International Finance Limited
                                                               Walchand Capital Limited

Mr. Raghunathan Rajamani                December 2, 1994       DIRECTOR
Profession: Retired                                            CanBank Computer Service Limited
Government Official
                                                               TRUSTEE
                                                               Sundaram Mutual Fund

Mr. Bhupendranath V. Bhargava           September 12, 1994     CHAIRMAN
Profession: Chairman,                                          India Index Services and Products
Credit Rating and                                              Limited
Information Services of India Limited
                                                               DIRECTOR
                                                               BPL Cellular Holdings Limited
                                                               Cosmo Films Limited
                                                               Grasim Industries Limited
                                                               HEG Limited
                                                               J. K. Corporation Limited
                                                               Raymond Limited
                                                               Supreme Industries Limited

                                                               TRUSTEE
                                                               Amarnath Vidya Ashram
                                                               Sri Shanmukhananda Fine Arts and
                                                               Sangeetha
                                                               Sabha

NAME, DESIGNATION AND PROFESSION        DATE OF APPOINTMENT    OTHER APPOINTMENTS
--------------------------------        -------------------    ------------------
Mr. Uday Madhav Chitale                 August 21, 1997        DIRECTOR
Profession: Partner,                                           Crossdomain Solutions Private Limited
M.P Chitale & Company                                          DFK Consulting Services (India) Private
(Chartered Accountants)                                        Limited
                                                               Seahorse Industries Limited

                                                               PARTNER
                                                               M.P Chitale & Associates

                                                               CHAIRMAN OF EXECUTIVE COMMITTEE
                                                               Shishu Vihar Mandal

Mr. Somesh R Sathe                      January 29, 1998       MANAGING DIRECTOR
Profession: Managing Director,                                 ESSP Meditek Private Limited
Arbes Tools Private Limited                                    Sukeshan Equipments Private Limited

Mr. H.N. Sinor                          August 21, 1997
Profession: Managing Director
and Chief Executive Officer

     Our executive officers at March 15, 2000 were as follows:

                                                            YEARS OF        TOTAL
                                                              WORK       REMUNERATION
NAME                             AGE        POSITION       EXPERIENCE   IN FISCAL 1999   SHAREHOLDINGS   STOCK OPTION
----                             ---        --------       ----------   --------------   -------------   -------------
Mr. H.N. Sinor.................  55    Managing Director       34       Rs. 1,514,078        1,100           75,000(1)
                                       and Chief
                                       Executive Officer
Mr. P.H. Ravikumar.............  48    Senior Executive        27           1,057,087        1,000           31,250
                                       Vice President
Mr. M.N. Gopinath..............  51    Senior Executive        30           1,046,699        1,200           31,250
                                       Vice President
Mr. Alladi Ashok...............  48    Senior Executive        28             867,374          100           18,750
                                       Vice President
Mr. E.S. Mohan.................  49    Executive Vice          26             886,522        1,000               --
                                       President
Mr. A.V.A. Subramaniam.........  57    Executive Vice          28             621,115        1,000               --
                                       President
Mr. G. Venkatakrishnan.........  49    Executive Vice          25             469,085           --           25,000
                                       President and
                                       Chief Financial
                                       Officer
Mr. K.S. Harshan...............  48    Senior Vice             23             702,648        1,000           18,750
                                       President
Mr. M.S. Annigeri..............  46    Senior Vice             20             663,774        1,000           18,750
                                       President
Mr. R.B. Nirantar..............  46    Senior Vice             21             651,378          100           18,750
                                       President
Mr. Bhashyam Seshan............  43    Company Secretary       22             567,749        1,200            7,500

---------------

(1)  Subject to the approval of the Reserve Bank of India.

     Mr. H. N. Sinor holds Bachelor's degrees in Commerce and Law. Mr. Sinor started his career with the Central Bank of India in September 1965 and moved to the Union Bank of India in 1969. He worked in various positions gaining experience in working capital finance, branch banking, resources and corporate planning. Mr. Sinor returned to Central Bank of India as its Executive Director in December 1996. Mr. Sinor joined us on

July 1, 1997 and our board on August 21, 1997 and was appointed our Managing Director and Chief Executive Officer with effect from June 1, 1998.

     Mr. P. H. Ravikumar has a Bachelor of Commerce degree and is a Certified Associate of the Institute of Bankers both of London and India. Mr. Ravikumar joined the Bank of India in September 1972. In his 22 years with the Bank of India, he has worked at various offices in India and in Paris, in the areas of branch management, treasury, international banking, commercial advances and planning. Mr. Ravikumar joined us in 1994 and is the Senior Executive Vice President heading the Corporate Banking.

     Mr. M. N. Gopinath holds a Bachelor's degree in Commerce, a Master's degree in Business Administration and is a Certified Associate of the Indian Institute of Bankers, Mumbai. He joined the Bank of India in 1970. In his 25 years with Bank of India, he has worked at various offices in India and in the US. He has gained experience in credit, international banking, training, branch management, operations, treasury, leasing and housing finance. He was transferred by the Bank of India to its merchant banking subsidiary, BOI Finance Limited, as General Manager. Mr. Gopinath joined us in 1995 and is the Senior Executive Vice President heading the Retail Banking.

     Mr. Alladi Ashok has a Bachelor of Science degree. Mr. Ashok started his career with the State Bank of India in 1972. He worked in different branches of State Bank of India both in India and in the US. He has handled various responsibilities including working capital financing, credit administration, branch management, foreign exchange and treasury. He joined us in 1996 and is the Senior Executive Vice President heading our Risk Management Department.

     Mr. E. S. Mohan holds Master's degrees in Science and in Business Administration. He is a Certified Associate of the Institute of Bankers of both London and India. He joined the Bank of India in 1974. He was posted at various offices of the Bank of India in India and U.K and gained exposure in treasury management, foreign exchange, commercial loans and branch banking. Mr. Mohan joined us in 1994. He is an Executive Vice President and is on secondment to Inter Commercial Bank Limited, Trinidad and Tobago as the Advisor to the Managing Director of that bank.

     Mr. A. V. A. Subramaniam has a Bachelor of Arts degree, a diploma in Systems Management and is a Certified Associate of the Indian Institute of Bankers. He joined the State Bank of India in 1965. He has worked in various areas including the audit and inspection of general banking and foreign exchange businesses of large branches and foreign offices. Mr. Subramaniam joined us in 1995. He is the Executive Vice President heading our Audit Department.

     Mr. G. Venkatakrishnan holds a Master's degree in Science and a post graduate diploma in bank management. He is a graduate member of Cost and Works Accountants of India and a Certified Associate of the Indian Institute of Bankers, Mumbai. He began his career as an officer with the State Bank of India in 1974. He has held various positions and worked in areas including international banking, auditing, compliance and balance sheet management. Mr. Venkatakrishnan joined us in 1997 and is the Executive Vice President and Chief Financial Officer.

     Mr. K. S. Harshan holds a Master's degree in Economics and a post graduate diploma in Management. He began his career with the Union Bank of India in 1976. In his 18 years with Union Bank of India, he has worked at various offices in India and in London, in the areas of branch management, international trade finance, foreign exchange and operations. Mr. Harshan joined us in 1994 and is a Senior Vice President and head of Foreign Exchange and International Banking.

     Mr. M. S. Annigeri holds a Bachelor's degree in Science. He joined the State Bank of India in 1979. He was posted at various offices of the State Bank of India and gained exposure in branch management and treasury management. Mr. Annigeri joined us in 1996 and is a Senior Vice President and head of Domestic Treasury.

     Mr. R. B. Nirantar has a Bachelor's degree in Commerce, a diploma in Industrial Relations and Personnel Management and is a Certified Associate of the Indian Institute of Bankers. He also holds a degree in General Law. He joined the Union Bank of India in 1974. He joined us in 1994 and is Senior Vice President and heads our Human Resources Development department.

     Mr. Bhashyam Seshan has a Bachelor's degree in Commerce. He is an Associate Member of the Institute of Company Secretaries of India. He started his career with State Bank of Travancore in 1978 and joined us in 1994. He is our Company Secretary.

CORPORATE GOVERNANCE

     Our corporate governance policies recognize the accountability of the board and the importance of making the board transparent to all our constituents, including employees, customers, investors and the regulatory authorities, and to demonstrate that the shareholders are the ultimate beneficiaries of our economic activities. We have taken a series of steps including the setting up of board sub-committees to oversee the functions of executive management. All important board committees consist mainly of non-executive directors. These board committees meet regularly.

     Our board's role, functions, responsibility and accountability are clearly defined. In addition to its primary role of monitoring corporate performance, the functions of the board include:

     -  approving corporate philosophy and mission;

     -  participating in the formulation of strategic and business plans;

     -  reviewing and approving financial plans and budgets;

     - monitoring corporate performance against strategic and business plans, including overseeing operations;

     -  ensuring ethical behavior and compliance with laws and regulations;

     -  reviewing and approving borrowing limits;

     -  formulating exposure limits; and

     - keeping shareholders informed regarding plans, strategies and performance.

     To enable the board of directors to discharge these responsibilities effectively, our executive management gives detailed reports on our performance on a quarterly basis.

     The board functions either as a full board or through committees. The following committees have been formed to focus on specific issues.

     AUDIT AND RISK COMMITTEE

     The Audit and Risk Committee consists of five directors, all of which are independent directors. It provides direction to and oversees the audit and risk management function, reviews the financial accounts, interacts with statutory auditors and reviews matters of special interest.

     COMMITTEE OF DIRECTORS

     The Committee of Directors consists of five directors, including the Managing Director and Chief Executive Officer. This Committee has delegated financial powers and approves loan proposals and expenditures within the broad parameters of the delegated authority.

     COMPENSATION COMMITTEE

     The Compensation Committee consists of four directors including the Managing Director and Chief Executive Officer. The functions of the committee include considering and recommending to the board the amount of compensation payable to the executive directors, fees payable to other directors and framing the guidelines and management of the employee stock option scheme.

     NOMINATION COMMITTEE

     The Nomination Committee consists of four directors including the Managing Director and Chief Executive Officer. The functions of this committee include the submission of recommendations to the board to fill vacancies on the board or in senior management positions.

     SHARE TRANSFER COMMITTEE

     The Share Transfer Committee consists of four directors including the Managing Director and Chief Executive Officer. This committee reviews and approves transfers of our equity shares and debentures.

COMPENSATION AND BENEFITS TO DIRECTORS AND OFFICERS

     Under our organizational documents, each director, except directors nominated by ICICI and the Managing Director and Chief Executive Officer, is entitled to remuneration for attending each meeting of the board or of a board committee. The amount of remuneration is set by the board from time to time in accordance with limitations prescribed by the Indian Companies Act or the government of India. Remuneration for attending a board meeting is Rs. 2,000 (US$ 46) and for a committee meeting Rs. 1,000 (US$ 23). At its meeting held on March 14, 2000, the board of directors revised the remuneration to Rs. 5,000 (US$ 115) for attending a board meeting and Rs. 2,000 (US$ 46) for attending a committee meeting. The revision is effective from April 1, 2000, but is subject to the approval of shareholders and the Reserve Bank of India. We reimburse directors for travel and related expenses in connection with board and committee meetings and with related matters. If a director is required to perform services for us beyond attending meetings, we may remunerate the director as determined by the board of directors and this remuneration may be either in addition to or as substitution for the remuneration discussed above.

     At its meeting held on March 28, 1998, the board of directors decided to revise the salary paid to the Managing Director and Chief Executive Officer, effective June 1, 1998. This was approved at the annual meeting of the shareholders on June 15, 1998. The board or the compensation committee may in its exclusive discretion fix the salary payable within the range of Rs. 60,000 to Rs. 120,000 (US$ 1,379 to US$ 2,758) per month, exclusive of committed bonus and special achievement bonus.

     The total compensation paid by us to our directors and our executive officers in fiscal 1999 was Rs. 9 million (US$ 207,000).

     BONUS

     Each year, our board of directors awards bonuses to our employees including the Managing Director and Chief Executive Officer on the basis of performance and seniority. The performance of each employee is judged by a management appraisal system. The aggregate amount paid towards bonuses to all eligible employees in fiscal 1999 was Rs. 48 million (US$ 1.1 million).

     EMPLOYEE STOCK OPTION SCHEME

     On January 24, 2000, our board approved an employee stock option scheme to attract, encourage and retain high performing employees. Our shareholders approved this scheme at the extraordinary general meeting on February 21, 2000. Under this scheme, up to 5.0% of our issued equity shares after the completion of the offering can be allocated to employee stock options. The stock options will entitle our eligible employees and directors, and eligible employees and directors of our subsidiary and holding companies to apply for equity shares. We do not have any subsidiaries so only our eligible employees and directors and ICICI's eligible employees and directors could apply for equity shares. Eligible employees include those that are assistant managers or higher. The board of directors and compensation committee will determine the eligibility of each employee and director based on an individual evaluation, including an evaluation of work performance, technical knowledge and leadership qualities. The compensation committee will determine the eligibility of ICICI's employees based on their contribution to its different areas of operations.

     The grant date will be the date of the meeting of our board of directors or our compensation committee approving the grant of the options. The vesting period will begin one year after the grant date and may extend for up to three years from that date. The options may vest in tranches subject to the conditions stipulated by the compensation committee. The conditions may include satisfactory performance and continued employment, unless the employment is discontinued because of death, disability or retirement.

     The options will be issued at an exercise price equal to the closing market price on the stock exchange with the highest trading volume on the grant date, or at a price determined by our board of directors or our compensation committee on the grant date.

     The exercise period will begin on the date of vesting and expire at the end of five years from the date of vesting or ten years from the grant date, whichever is later. The share option will be exercisable by submitting an application form or an exercise notice to us. The maximum number of option shares granted to any employee in a year will not exceed 0.05% of the issued shares on the grant date.

     ICICI has an employee stock option scheme. Under this scheme, eligible employees of ICICI group, including our employees, may be granted options on shares of ICICI. To date, ICICI has granted stock options to its employees only.

     LOANS

     Our bank has internal rules and regulations to grant loans to employees to acquire certain assets such as property, vehicles and other consumer durables. These loans are made at interest rates ranging from 3.5% to 6.0% per annum and are repayable over fixed periods of time. The loans are generally secured by the assets acquired by the employees. We have also given loans to our employees for purchasing our shares in the offering made by ICICI in June 1997 at the public offering price. At December 31, 1999, there were Rs. 197 million (US$ 5 million) loans outstanding to employees. Pursuant to the Banking Regulation Act, our non-executive directors are not eligible for any loans. At December 31, 1999, there was no outstanding loan to our directors.

     GRATUITY

     Under Indian law, we are required to pay a gratuity to employees who after at least five years of continuous service have resigned or retired. Our bank has set up a gratuity fund administered by the Life Insurance Corporation of India. In accordance with our gratuity fund's rules, actuarial valuation of gratuity liability is made based on certain assumptions regarding rate of interest, salary growth, mortality and staff turnover. The total corpus of the fund at March 31, 1999 was Rs. 12 million (US$ 276,000).

     SUPERANNUATION FUND

     We contribute 15.0% of the total annual salary of each employee to a superannuation fund, which is administered by the Life Insurance Corporation of India. An employee gets 33.3% of the commuted value on retirement and a monthly pension after that for life. In the event of a death of an employee, beneficiary receives the accumulated balance of the commuted value of 66.7%.

     PROVIDENT FUND

     We are statutorily required to maintain a provident fund as a part of our retirement benefits to our employees. Each employee contributes 12.0% of his or her salary and we contribute an equal amount to the fund. This fund is managed by in-house trustees. The investments of the fund are made according to rules made by the government of India. The accounts of the fund are audited by independent auditors. The corpus of the fund at March 31, 1999 was Rs. 52 million (US$ 1 million).

     INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

     Except as otherwise stated in this prospectus, no amount or benefit has been paid or given to any of our directors or officers.

                           RELATED PARTY TRANSACTIONS

     We have entered into several cost-sharing arrangements with ICICI and other group companies, including:

LEASE AGREEMENTS WITH ICICI

     We have entered into lease agreements with ICICI, as lessor, at market rates for the lease of certain properties for both office and residential purposes and for the lease of ATMs. We paid Rs. 92 million (US$ 2 million), Rs. 20 million (US$ 460,000) and Rs. 7 million (US$ 160,000) in fiscal 1997, 1998 and 1999, respectively, and Rs. 9 million (US$ 210,000) in the nine months ended December 31, 1999 for the use of ICICI property for office and residential purposes. We paid Rs. 4.4 million (US$ 102,000) in the nine months ended December 31, 1999 for the lease of ATMs. We did not lease ATMs from ICICI before this period. These lease agreements contain terms and conditions that are standard for agreements of these types.

AGREEMENTS WITH ICICI PERSONAL FINANCIAL SERVICES LIMITED

     On December 15, 1999, we entered into an agreement with ICICI Personal Financial Services for the provision by them of services related to our telephone banking call centers. The initial term of the agreement is one year. Under this agreement, we will pay fees to ICICI Personal Financial Services based on the number of calls handled by the call center.

     On January 3, 2000, we entered into another agreement with ICICI Personal Finance Services seconding 12 of their employees with skills in marketing and credit processing activities relating to our credit card business. Under this agreement, we will reimburse to ICICI Personal Financial Services the salaries of their employees seconded to us.

     On January 17, 2000, we entered into another agreement with ICICI Personal Financial Services for the provision by them of credit card processing services. Under this agreement, we will reimburse ICICI Personal Finance Services for all costs incurred by them, including salaries and other operating costs, plus a mark-up up to 10.0%.

AGREEMENTS WITH ICICI INFOTECH SERVICE LIMITED

     On September 9, 1997, we entered into an agreement with ICICI Infotech for the provision of services by them relating to the handling of share transfer activities. This agreement expires on September 9, 2000. Under this agreement, we pay fees to ICICI Infotech depending upon the volume of shares handled. In fiscal 1998 and 1999, we paid Rs. 3 million (US$ 69,000) and Rs. 6 million (US$ 138,000), respectively, to ICICI Infotech pursuant to this agreement.

     On September 1, 1999, we entered into another agreement with ICICI Infotech for seconding 33 of their employees for providing information technology services. We reimburse the salaries of ICICI Infotech employees seconded to us. In the nine months ended December 31, 1999, we paid ICICI Infotech Rs. 5 million (US$ 115,000).

OTHER TRANSACTIONS WITH ICICI

     We have generated fee and commission income from ICICI, as one of our customers, for the provision of banking services to ICICI, including cash management services, the management of ICICI bond issues, remittances and collection. We provided these services to ICICI at market rates. ICICI paid a total of Rs. 6 million (US$ 138,000), Rs. 15 million (US$ 345,000) and Rs. 12 million (US$ 276,000) to us in fiscal 1997, 1998 and 1999, respectively, for these banking services.

     We have generated fee and commission income since January 1999 from our customers that hold depositary share accounts. We are able to offer this product because ICICI is a depository participant with the National Securities Depository Limited. ICICI does not charge us any fees for acting as the depository participant on behalf of our customers. In the nine months ended December 31, 1999, we generated fee and commission income related to our depositary share account holders of Rs. 4 million (US$ 83,000).

     We paid Rs. 2 million (US$ 46,000), Rs. 1 million (US$ 23,000) and Rs. 1 million (US$ 23,000) to ICICI in fiscal 1997, 1998 and 1999, respectively, for the secondment of ICICI employees to us.

     We have paid to ICICI interest on deposits and borrowings in call money markets in the amount of Rs. 27 million (US$ 631,000), Rs. 105 million (US$ 2.4 million) and Rs. 125 million (US$ 2.9 million) in fiscal 1997, 1998 and 1999, respectively.

     In addition, we have paid dividends to ICICI, as our shareholder, in the amount of Rs. 113 million, (US$ 2.6 million) Rs. 120 million (US$ 2.8 million) and Rs. 147 million (US$ 3.4 million) for fiscal 1997, 1998 and 1999, respectively. We have paid the same dividend per share to ICICI as we have paid to all our other shareholders.

                             THE REPUBLIC OF INDIA

     The information in this section has been extracted from publicly available documents from various sources, including officially prepared materials from the government of India and its various ministries, the Reserve Bank of India, the Center for Monitoring Indian Economy, International Data Corporation and the National Council for Applied Economic Research, and has not been prepared or independently verified by us or the underwriters, or any of their respective affiliates or advisors. This is the latest available information to our knowledge.

TERRITORY AND POPULATION

     India is located in southern Asia and covers a land area of 1.3 million square miles. India's neighbors are Afghanistan, Bangladesh, Bhutan, Myanmar, Nepal, Pakistan, People's Republic of China and Sri Lanka. India is the world's second most populous country after China, with a population of approximately 975 million in mid-year 1998-99. India's poverty ratio improved to 36.0% in fiscal 1994 compared to 54.9% in fiscal 1974. English is the accepted business language in India. India is the world's largest democracy.

GOVERNMENT AND POLITICAL SYSTEM

     India achieved independence on August 15, 1947 and is a sovereign democratic republic consisting of 26 states and six union territories. India's Constitution provides for the separation of executive, legislative and judicial powers. The legislative power of the central government is vested in a bicameral legislature consisting of the Lok Sabha (House of People) and the Rajya Sabha (Council of States). The Lok Sabha consists of 545 members, two of whom are nominated by the President. The other members of the Lok Sabha are directly elected for a term of five years on the basis of a popular vote.

     The Indian Constitution provides that the Rajya Sabha can consist of not more than 250 members, 12 of who are nominated by the President and the rest are elected indirectly by the elected members of the legislatures of the States. The Rajya Sabha is not subject to dissolution, but one-third of its members is required to retire every two years.

     The President of India is the constitutional head of the executive branch of the government, exercising power under the Constitution generally upon the advice of the council of ministers, headed by the Prime Minister. Executive power essentially resides with the Prime Minister and the council of ministers who are responsible to the Lok Sabha. The Prime Minister is elected by the members of the Lok Sabha and appointed by the President who also appoints other ministers on the advice of the Prime Minister.

     The system of government in the states generally resembles that of the central government with the states having a legislature, a governor, a chief minister and a council of ministers. The union territories are administered by the President. There is an extensive system of local government in India, which is principally controlled through local corporations or municipalities. The system of local self-government extends to the village level.

     The Supreme Court of India consists of a Chief Justice and a maximum of 25 other judges appointed by the President.

     The 13th Lok Sabha elections were completed in October 1999. A coalition government led by the Bharatiya Janata Party was formed with A.B. Vajpayee as the Prime Minister of India.

MEMBERSHIP OF INTERNATIONAL ORGANIZATIONS

     India has the following international affiliations:

     -  charter member of the United Nations and its affiliated bodies;

     -  founding member of the International Monetary Fund ("IMF");

     - founding member of the International Bank for Reconstruction and Development ("World Bank");

     -  member of the Asian Development Bank;

     -  member of the African Development Bank; and

     -  member of the Commonwealth of Nations.

THE INDIAN ECONOMY

     The Indian economy was the eleventh largest in the world in terms of GNP measured in US dollars, based on World Bank data for 1998. In terms of purchasing power parity, however, the Indian economy was the fifth largest in the world in 1998. Agriculture remains India's largest economic sub-sector and employs approximately two-thirds of its workforce. The government of India has played a dominant role in the economy in an effort to ensure social justice and self-reliance while achieving economic growth. Economic policy has been formulated in a series of successive five-year plans.

     Economic performance in the period from fiscal 1951 to the early 1980s was mixed. Growth in real gross domestic product or GDP averaged about 3.6% during this period. Though the per capita GDP in this period grew at a lower rate of 1.2% a substantial middle class has emerged over the years.

     India's five-year plans in this period followed policies that promoted:

     - import substitution through quantitative trade restrictions and high tariff barriers;

     -  extensive public ownership of productive capital; and

     - a complex set of controls and regulations governing the activities of the private sector.

     In the 1980s, fiscal imbalances began to arise and the government of India's gross fiscal deficit reached 8.3% of GDP in fiscal 1991. This was primarily on account of:

     -  increased government expenditure;

     - rapid expansion of subsidies which grew from about 1.5% of GDP in fiscal 1981 to more than 2.3% in fiscal 1991;

     - rapid growth of interest expenses as a result of the expansion of public debt;

     -  tax policies that discouraged compliance; and

     -  lower revenue contributions from the public sector.

     There was also deterioration in India's balance of payments position. Import payments increased consistently in the 1980s and more so after the Persian Gulf conflict in fiscal 1991. India's external debt service obligations rose significantly, reflecting a mounting external debt, which consisted increasingly of more expensive commercial borrowings rather than concessional official lending.

     The fiscal and external payments problems reached a crisis point in 1991. After the assassination of the former Prime Minister Rajiv Gandhi in 1991, the Congress Party with P.V. Narasimha Rao as Prime Minister initiated a major structural transformation in the economy.

     ECONOMIC REFORMS

     Confronted with a major economic crisis, the government of Prime Minister Rao undertook a comprehensive economic reform program that has been continued by all the successive governments. These reforms have primarily included:

     - elimination of industrial licensing requirements for the majority of industries, with only five items of health, strategic and security considerations still remaining under the purview of licensing;

     -  lowering of tariff barriers and simplification of the trade regime;

     -  reduction in subsidies;

     - substantial liberalization of the restrictions on foreign investment, including limitations on foreign equity participation;

     -  reduction in the role of the public sector;

     - increased deregulation of interest rates and introduction of more stringent standards for the financial sector;

     -  achievement of full convertibility of the rupee on current account;

     -  reduction in marginal tax rates and a simplification of tax procedures;

     - introduction of a program to make prices in petroleum sector market-determined; and

     -  several initiatives for developing the infrastructure sector.

     Sectoral Composition

     The Indian economy can be divided into three sectors:

     - the primary sector including agriculture, forestry, fishing, mining and quarrying;

     - the secondary sector including manufacturing, construction and utilities (such as electricity and gas supply); and

     - the tertiary sector including transport, communications, financial, information technology, government and other services.

     The following table sets forth, for the periods indicated the sectoral composition of the Indian economy.

                                                     YEAR ENDED MARCH 31,
                              -------------------------------------------------------------------
                              1951   1961   1971   1981   1991   1995   1996   1997   1998   1999
                              ----   ----   ----   ----   ----   ----   ----   ----   ----   ----
                                                      (PERCENTAGE OF GDP)
Primary....................   56.5%  52.1%  45.8%  39.6%  32.9%  33.0%  30.7%  31.1%  29.2%  29.2%
Secondary..................   15.0   18.8   22.3   24.4   28.0   24.2   25.3   25.1   25.3   24.7
Tertiary...................   28.5   29.1   31.9   36.0   39.1   42.8   44.0   43.8   45.5   46.1

---------------

Source:Government of India, Economic Survey 1999-2000.

     Although manufacturing and services have grown to be major elements of the Indian economy, agriculture remains the single largest sub-sector. In fiscal 1999, the primary sector was estimated to have contributed 29.2% of value added in GDP. Weather conditions, in particular, the annual monsoons, are a critical factor in the performance of agriculture each year. In the past decade, improved irrigation, increased use of fertilizers and higher quality seeds have helped reduce the wide fluctuations once seen. Agricultural exports have exhibited an increasing trend. Agricultural exports have constituted 17-20.0% of India's total exports in recent years.

     The early development of India's manufacturing base was heavily focused on the production of iron, steel, chemicals, paper and cement. Since the 1980s, manufacturing industries in India have been expanded to include high value-added production of petrochemicals, electrical equipment, transport equipment, power generation and synthetic fibers. The secondary sector's contribution to GDP amounted to 24.7% in fiscal 1999.

     The services or tertiary sector has grown significantly. Its share in GDP has increased from about 39.1% in fiscal 1991 to 46.1% in fiscal 1999. Within the services sector, finance is one of the most important components. Government-owned entities dominate India's financial sector.

     TRENDS IN THE ECONOMY

     The following table sets forth, for the periods indicated, the key indicators of the Indian economy.

                                                             YEAR ENDED MARCH 31,
                                    -----------------------------------------------------------------------
                                    1990   1991   1992    1993   1994   1995   1996   1997   1998   1999(1)
                                    ----   ----   -----   ----   ----   ----   ----   ----   ----   -------
                                         (ANNUAL PERCENTAGE CHANGE, EXCEPT FOREIGN EXCHANGE RESERVES)
Real GDP growth...................   6.9%   5.4%    0.8%   5.3%   6.2%   7.0%   7.3%   7.5%   5.0%    6.8%
Real per capital income...........   4.8    3.0    (2.1)   3.1    4.2    4.8    5.1    6.0    3.2     5.0
Agricultural production...........   2.1    3.8    (2.0)   4.2    3.8    5.0   (2.7)   9.3   (6.1)    7.4
Industrial production.............   8.6    8.2     0.6    2.3    6.0    8.4   12.8    5.6    6.6     4.0
Wholesale price index (average)...   7.5   10.3    13.7   10.1    8.4   10.9    7.7    6.4    4.8     6.9
Imports...........................   8.8   14.4   (24.5)  15.4   10.0   22.9   28.0    6.7    6.0     0.9
Exports...........................  18.9    9.0    (1.1)   3.3   20.2   18.4   20.8    5.3    4.6    (3.9)
Foreign exchange reserves
  (including Gold) (in US$
  billions).......................   4.0    5.8     9.2    9.8   19.3   25.2   21.7   26.4   29.4    32.5

---------------

(1)  Provisional figures.

Source:Government of India: Economic Survey, various issues and Reserve Bank of
       India: Reserve Bank of India Annual Report 1998-99.

     Real GDP growth in the 1980s averaged approximately 5.7%. The economy experienced a sharp downturn in fiscal 1992, when the real growth was just 0.8%. The economy recovered considerably from fiscal 1993 onwards primarily due to the liberalization initiatives of the early 1990s. Real GDP growth decreased to 5.0% in fiscal 1998 primarily due to reduced growth in agriculture, caused by a prolonged cold and wet spell in November 1997. Real GDP growth recovered to 6.8% in fiscal 1999. The recovery has continued in fiscal 2000. See "-- The Indian Economy -- Economic Scenario in Fiscal 2000" for further discussion.

     Although good agricultural performance has been a critical contributor to the rising production trend, industrial output has also picked up since fiscal 1994 and peaked in fiscal 1996 to 12.8%. However, there was a slowdown in India's industrial growth which began in the second half of 1997 due to domestic corporate restructuring, a decline in global commodity prices and a slowdown in world trade. Exports grew at an average rate of 19.8% between fiscal 1994 and fiscal 1996. However, growth in exports slowed down from fiscal 1997 through fiscal 1999 primarily due to a softening in international demand. Industrial growth and exports have recovered significantly in fiscal 2000. See "-- The Indian Economy -- Economic Scenario in Fiscal 2000" for further discussion.

     INFLATION

     India's inflation rate has varied significantly in the past 10 years. As a result of increasing fiscal imbalances and sharp fluctuations in oil and other world commodity prices, average inflation as measured by the wholesale price index rose and reached a peak rate of 13.7% in fiscal 1992. Between fiscal 1992 and fiscal 1998, inflation generally declined except in fiscal 1995 when there was a sudden increase in the inflation rate, due to excess liquidity and an increase in the prices of primary goods. However, the trend was reversed in the following year. The average inflation rate in fiscal 1999 was 6.9%. The decline in inflation rate has continued in fiscal 2000. See "-- The Indian Economy -- Economic Scenario in Fiscal 2000" for further discussion.

     FOREIGN TRADE AND BALANCE OF PAYMENTS

          FOREIGN TRADE

     Efforts in recent years to expand the export orientation of the economy have been successful. Merchandise exports have increased from 6.2% of GDP in fiscal 1991 to 8.2% in fiscal 1999, while imports have risen from 9.4% to 11.4%. India's major trade partners are the United States, developing countries in Asia, Germany, Japan and the United Kingdom.

     Exports have increased in diversity, with manufactured goods constituting a rising proportion of the total, as compared to primary commodities. Provisional data indicates that two industry groups, handicrafts (including gems and jewellery) and textiles, accounted for about 44.3% of total exports and 57.8% of manufactured exports in fiscal 1999. In recent years, capital goods imports have been dominating total imports. Petroleum and petroleum products are the single largest import items. Although the share of petrol and petroleum product imports had fallen from 25.6% in fiscal 1997 to 15.4% in fiscal 1999 primarily due to the decrease in oil prices, it has begun to rise again since April 1999 due to major increases in the price of crude oil in the world market. In the past five fiscal years, India's trade deficit has ranged between 2.8% to 3.9% of GDP. However, the strong growth in invisible receipts, which includes receipts from tourism, other services including software exports, and remittances, has financed a large part of the trade deficit. Consequently, India's current account deficit has remained at manageable levels. In the past five fiscal years, the current account deficit as a percentage of GDP has been in the range of 1.0% to 1.7%.

     The following table sets forth, for the periods indicated, trade deficit and current account deficit as a percentage of GDP.

                                                         YEAR ENDED MARCH 31,
                          -----------------------------------------------------------------------------------
                           1992      1993       1994       1995       1996       1997       1998       1999
                          -------   -------   --------   --------   --------   --------   --------   --------
                                          (IN PERCENTAGES, EXCEPT FOREIGN EXCHANGE RESERVES)
Trade deficit as
  percentage of GDP.....      1.0%      2.2%       1.5%       2.8%       3.2%       3.9%       3.8%       3.1%
Current account deficit
  as Percentage of
  GDP...................      0.3       1.7        0.4        1.0        1.7        1.2        1.4        1.0
Foreign exchange
  reserves (including
  gold) (in billions)...  US$ 9.2   US$ 9.8   US$ 19.3   US$ 25.2   US$ 21.7   US$ 26.4   US$ 29.4   US$ 32.5

---------------

Source:Economic Survey, various issues.

     FOREIGN INVESTMENT INFLOWS

     India has experienced a surge in foreign investment inflows from fiscal 1994. Foreign investment inflows were a mere US$ 103 million in fiscal 1991. Between fiscal 1994 and fiscal 1999, foreign investment inflows have ranged between US$ 2.4 billion and US$ 6.1 billion. The share of foreign direct investment as a percentage of total foreign investment inflows has been rising consistently in the recent years. There had been a slowdown in foreign portfolio investment inflows in the last two years, largely due to the south-east Asian and Russian economic crisis. However, foreign portfolio investment inflows have improved substantially in fiscal 2000. See "-- The Indian Economy -- Economic Scenario in Fiscal 2000" for further discussion.

     The following table sets forth, for the periods indicated, the inflows from foreign direct investment and portfolio investment.

                                                      YEAR ENDED MARCH 31,
                               ------------------------------------------------------------------
                               1991   1992   1993   1994    1995    1996    1997    1998    1999
                               ----   ----   ----   -----   -----   -----   -----   -----   -----
                                                       (IN US$ MILLIONS)
Direct investment...........    97    129    315      586   1,314   2,144   2,821   3,557   2,462
Portfolio investment........     6      4    244    3,567   3,824   2,748   3,312   1,828     (61)
                               ---    ---    ---    -----   -----   -----   -----   -----   -----
Total.......................   103    133    559    4,153   5,138   4,892   6,133   5,385   2,401
                               ===    ===    ===    =====   =====   =====   =====   =====   =====

---------------

Source:Reserve Bank of India Bulletin, August 1999

     India's foreign exchange reserves reached a low of US$ 5.8 billion in fiscal 1991. Since then, the foreign exchange reserves have grown consistently to reach a comfortable level of US$ 35.2 billion at February 18, 2000. This level of foreign exchange reserves provides India an import cover of over seven months. This increase in foreign exchange reserves has been primarily due to foreign investment inflows.

     EXCHANGE RATE

     Since March 1993, the exchange rate of the rupee has been market-determined, with transactions on trade account being fully convertible. In February 1994, the Reserve Bank of India announced relaxations in payments restrictions in the case of many invisible transactions, and the final step towards current account convertibility was taken in August 1994 by further liberalization of invisible payments.

     According to the Reserve Bank of India reference rate, the exchange rate of the rupee (monthly average) has moved from Rs. 31.53 per US$ 1.00 in March 1993 to Rs. 42.45 per US$ 1.00 in March 1999. On March 1, 2000, the exchange rate was Rs. 43.61 per US$ 1.00.

     The rupee was stable around Rs. 31.40 per US$ 1.00 from March 1993 to August 1995. Between August 1995 and March 1996, the rupee depreciated sharply against the dollar. However, this was the same period that the dollar appreciated strongly against other currencies. In real terms, the rupee had appreciated in comparison to other currencies and a depreciation was required to maintain a real exchange rate parity.

     Between August 19, 1997 and September 8, 1997 the rupee depreciated by 2.7%, in part due to the south-east Asian crisis. In August 1998, the rupee became volatile in the wake of the Russian crisis. Between August 5, 1998 and August 19, 1998, the rupee depreciated by 2.2%. However, unlike the south-east Asian currencies, the rupee has not experienced a precipitous decline. The rupee was largely stable between September 1998 and March 1999. The rupee then depreciated from Rs. 42.51 per US$ 1.00 at 6 April 1999 to Rs. 43.60 per US$
1.00 in October 1999 due to hostilities and tensions with Pakistan caused by armed conflicts over parts of Kashmir. Since October 1999, the rupee has largely been stable.

     The following chart sets forth the month-end rupee/dollar exchange rates expressed in rupees per US dollar.

                                    [CHART]
---------------

Source:Report on Currency and Finance, the Reserve Bank of India (various issues)

     EXTERNAL DEBT

     Total external debt (non-defense) grew by about US$ 6.2 billion annually between fiscal 1986 and fiscal 1991. Growth in external debt slowed sharply thereafter. As a proportion of GDP, external debt declined from 37.7% in fiscal 1992 to 23.7% in fiscal 1999.

     Total external debt was estimated to be US$ 98.9 billion at the end of September 1999. Short-term debt was only 4.7% of total external debt, and concessional debt was 38.7% of total external debt.

     The debt service ratio, which refers to debt service payments as a percentage of current receipts excluding official transfers, declined from 30.2% in fiscal 1992 to 18.0% in fiscal 1999.

     The following table sets forth, for the periods indicated, certain information regarding external debt and debt service payments.

                                                                YEAR ENDED MARCH 31,
                                            ------------------------------------------------------------
                                            1991   1992   1993   1994   1995   1996   1997   1998   1999
                                            ----   ----   ----   ----   ----   ----   ----   ----   ----
                                                       (IN US$ BILLIONS, EXCEPT PERCENTAGES)
Period-end outstanding stock..............  83.8   85.3   90.0   92.7   99.0   93.7   93.5   93.5   97.7
Debt service payments.....................   9.0    8.3    7.7    8.6   11.0   12.0   11.7   11.2   10.7
Total debt as a percentage of GDP.........  30.4%  41.0%  39.8%  33.8%  30.9%  27.1%  24.7%  24.4%  23.5%
Total debt service as a percentage of
  current receipts........................  35.3   30.2   27.5   25.6   26.2   24.3   21.2   19.1   18.0

---------------

Source:India's External Debt -- A Status Report, Ministry of Finance, June 1999,
       Economic Survey, 1999-2000. Reserve Bank of India Annual Report, 1998-99.

     INVESTMENT TRENDS

     A major achievement of the economic liberalization since 1991 has been the improvement in the investment climate in India. The amount of capital raised in the primary market has risen from Rs. 109.6 billion in fiscal 1991 to Rs. 432.0 billion in fiscal 1999. Simultaneously, there has been an increase in foreign investment inflows. See "-- The Indian Economy -- Foreign Trade and Balance of Payments" for further discussion.

     Gross domestic savings as a percentage of GDP rose from 22.5% in fiscal 1994 to 24.7% in fiscal 1998 before falling to 22.3% in fiscal 1999. Similarly, gross domestic investment rose from 23.1% of GDP in fiscal 1994 to 26.2% of GDP in fiscal 1998 before falling to 23.4% in fiscal 1999. The savings-investment gap has increased from negative 0.6% in fiscal 1994 to negative 1.1% in fiscal 1999.

     The following table sets forth, for the periods indicated, certain information relating to savings, investment and capital raised in the domestic market.

                                                                YEAR ENDED MARCH 31,
                               ---------------------------------------------------------------------------------------
                                1994            1995            1996            1997            1998            1999
                               -------         -------         -------         -------         -------         -------
                                                      (IN PERCENTAGES, EXCEPT RS. IN BILLIONS)
Gross domestic savings as a
  percentage of GDP..........     22.5%           25.0%           25.5%           23.3%           24.7%           22.3%
Gross domestic investment as
  a percentage of GDP........     23.1            26.1            27.2            24.6            26.2            23.4%
Capital raised in the
  domestic market............  Rs. 398         Rs. 480         Rs. 309         Rs. 289         Rs. 490         Rs. 432

---------------

Source:Economic Survey 1999-2000, Government of India, Center for Monitoring
       Indian Economy.

     In recent years, industry has raised around one-half of the funds for capital formation from its own savings and depreciation provisions. The balance has been raised from equity share issues in India, borrowings from financial institutions and the domestic market and equity share issues or borrowings in overseas markets.

     INCOME DISTRIBUTION: THE GROWTH OF THE MIDDLE CLASS

     One of the outcomes of the growth of the Indian economy in recent years has been the rapid growth of the Indian middle class. In the last decade, an increasing proportion of India's population has moved from the low-income brackets to the middle-income group as shown in the table below.

     The following table sets forth, for the periods indicated, the distribution of households and the annual income at fiscal 1996 prices by income group.

                                                                        YEAR ENDED MARCH 31,
                                                           -----------------------------------------------
                                                                   1990                    1996(1)
                                     ANNUAL INCOME AT      ---------------------   -----------------------
INCOME GROUP                        FISCAL 1996 PRICES     URBAN   RURAL   TOTAL   URBAN    RURAL    TOTAL
------------                     ------------------------  -----   -----   -----   -----   -------   -----
Low............................  Rs. 25,000 or less        37.1%   67.3%   58.8%   27.9%   57.2%     48.9%
Lower Middle...................  Rs. 25,001 - 50,000       34.8    23.9    26.9    34.9     29.0     30.7
Middle.........................  Rs. 50,001 - 77,000       17.9     7.1    10.1    20.3      8.6     11.9
Upper Middle...................  Rs. 77,001 - 106,000       6.5     1.2     2.7     9.6      3.1      5.0
High...........................  Greater than Rs. 106,000   3.8     0.5     1.4     7.3      2.0      3.5

---------------

(1) Total number of households at year-end 1995-96 was estimated at 164.9 million.

Source:National Council of Applied Economic Research, India Market Demographics
       Report, 1998.

     Households in the low-income group have decreased by 3.2 million between fiscal 1990 and fiscal 1996 (the latest year for which consumer statistics are available), while they have increased by 12.1 million in the lower middle income group, 5.3 million in the middle income group and 4.4 million in the upper middle income group. Both rural and urban areas have exhibited similar trends, though the movement towards the middle income groups seems more pronounced in the urban regions.

     A LARGE AND SIGNIFICANT CONSUMER MARKET

     The recent growth in the middle class has created the possibility of a large and significant consumer market.

     A study conducted by the National Council of Applied Economic Research ("NCAER") in India on consumer classes, based on ownership and consumption trends rather than household incomes, revealed that the structure of the Indian market has changed significantly over the last few years, with the top three population groups, the "very rich", the "consuming class" and the "climbers", growing at nearly five times the average for the population as a whole. The study also revealed that Indian consumption patterns have changed in the last two decades.

     The NCAER estimates that if India's GDP were to grow by an average of 6.4% a year, by fiscal 2007, up to 70.0% of the Indian population, or about 140 million households, would be in the three middle income brackets. This would certainly make India one of the largest consumer markets in the world. Most of this shift is likely to come from the urban areas, where the share of households in the lower income category would drop by a dramatic 90.0%. Corresponding to these income groups, there is likely to be a significant shift in the consumption classes in the economy as well, with the "climbers" together with the "consuming class" projected to form the bulk (about 80%) of the Indian population by fiscal 2007.

     We cannot be sure that growth will occur as predicted by NCAER estimates and investors should not assume that these estimates will, in fact, predict the future.

     TELECOMMUNICATIONS IN INDIA

     The Indian telecommunications network is one of the largest networks in the world and has been in operation since 1851. At December 31, 1999, there were
23.8 million direct exchange lines in India, translating into a tele-density of about 2.44 per hundred population as against a world average of 11. The telecommunications infrastructure in India historically has been controlled by government-controlled telecommunications providers. The resulting service has been inferior to service in developed countries. Recognizing the business need for a reliable communications network, the government of India decided in 1994 to deregulate the telecommunications sector and open it up to competition.

     The privatization process for the telecommunications sector commenced in 1994 with the announcement of National Telecom Policy and the subsequent opening up of cellular telephony and fixed line telephony to private

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operators. Licences have been awarded to private fixed line and cellular operators. At November 30, 1999, there were about 1.5 million cellular subscribers in the country.

     The government announced the New Telecom Policy 1999 in March 1999 with a view to further facilitate development of telecommunications in the country. The key features of this policy include:

     - multiple operators in cellular and fixed line services subject to certain conditions;

     - licensing of operators based on a revenue sharing structure with a fixed entry fees;

     - provision of telephony through cable and any other media except internet telephony;

     -  opening up of national long distance operations from January 1, 2000;

     - free interconnection between all fixed line, cellular and other telecommunicaitions service operators at mutually determined terms without obligations to the Department of Telecommunications, the government service provider;

     - corporatization of the Department of Telecommunications by the year 2001; and

     -  opening of international long distance will be reviewed by 2004.

     There has been significant growth in the telecommunications network in the past few years. The telephone lines over the past five years have been added at a growth rate of 20% per annum. At December 31, 1999, out of 607,491 villages in India, 349,931 villages had public telephones. The above telecommunications network was supported by about 122,124 kilometers of optic fibre and 154,067 kilometers of microwave backbone at December 31, 1999.

     INTERNET IN INDIA

     Internet services were commercially introduced in India in August 1995, with the Videsh Sanchar Nigam Limited or VSNL as the sole provider of Internet connectivity. The services which were initially offered in the four metros of New Delhi, Mumbai, Chennai and Calcutta have been expanded to cover a network of 42 nodes throughout the country. In November 1998, the Internet Service Providers Policy was announced which envisaged entry of unlimited private Internet service providers with negligible license fees. At October 1997, 175 licenses were issued to service providers which include cable operators.

     Although the market for electronic commerce is at an early stage of development in India, it is expanding rapidly. International Data Corporation report estimates that:

     - the personal and network computer base in India will grow at a rate that averages 44% annually from 1.9 million in 1998 to 8.2 million in 2002;

     - Internet users will grow at a rate that averages 76% annually from 0.5 million in 1998 to 4.5 million in 2002 and 12.3 million in 2005; and

     Internet commerce revenues in India will grow at a rate that averages 260% annually from US$ 3.5 million in 1998 to US$ 593.6 million in 2002.

     We believe that the fundamentals for Internet growth exist in India in terms of income, education, and demographics but the growth has been inhibited by relatively high costs and poor user experience caused by inadequate telecommunications infrastructure and slow network connection speeds. Internet usage is expected to grow rapidly with continuing deregulation, availability of bandwidth at cheaper rates, a bigger base of personal and network computers, advances in network design, increased availability of alternative Internet delivery channels, such as cable, satellite and wireless, increased availability of Internet-based software and applications and emergence of useful content and electronic commerce technologies. As the Internet is becoming more developed and reliable, businesses are increasingly using the Internet for functions critical to their core business strategies such as sales and marketing, customer service and project coordination as it enables them to reduce operating costs, access valuable information and reach new markets.

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     The government of India is in the process of introducing legislation to facilitate the development of a secure environment for electronic commerce. In 1999, the Information Technology Bill was referred to a committee of the parliament. This bill seeks to establish a regulatory authority for electronic commerce, provide legal validity to information in the form of electronic records and permit, unless otherwise agreed, an acceptance of contract to be expressed by electronic means of communication. It seeks to facilitate electronic intercourse in trade and commerce by providing the legal framework for authentication and origin of electronic record/communication through digital signature and eliminate uncertainties over writing and signature requirements. The passage of the bill is expected to spur growth of electronic commerce.

   IMPACT OF POLITICAL ENVIRONMENT ON ECONOMIC REFORMS

     The present government was formed by a coalition of a number of parties led by the Bhartiya Janata Party in October 1999. Since economic reforms were introduced in fiscal 1992, successive governments in India formed by different political parties have continued the economic reform process despite their varying ideologies. This focus on economic reforms points to the broad political consensus in India on the need for economic reforms. Therefore, we believe that the political environment is unlikely to impact economic policy making in the economy and the process of reforms. However, we cannot guarantee that this will continue to be the case and investors should form their own views regarding the political situation.

   ECONOMIC SCENARIO IN FISCAL 2000

     The Indian economy grew at 5.9% in the first quarter and 6.0% in the second quarter of fiscal 2000. Inflation has remained low throughout the current fiscal year. On a point to point basis, the inflation rate measured by the wholesale price index was 2.4% for the week ended February 12, 2000. During fiscal 2000 up to February 11, 2000 total flow of funds from commercial banks to the commercial sector increased to Rs. 505.2 billion from Rs. 348.2 billion in the corresponding period in fiscal 1999. During the period April 1999 to January 2000, industrial production recorded a 7.2% growth compared to a growth of 3.8% in the corresponding period in fiscal 1999. Exports during the period from April 1999 to January 2000 have grown by 11.3% reflecting an increased world demand for Indian goods in the current fiscal year. Software exports for the period April 1999 to September 1999 were 58% higher than that for the period April 1998 to September 1998. Foreign investment inflows, which were at US$ 2,401 million for the full year in fiscal 1999, have reached US$ 2,671 million in the first eight months of the current fiscal year. Foreign exchange reserves were at US$
35.2 billion at February 18, 2000.

   UNION BUDGET FISCAL 2000

     In the Union Budget fiscal 2000, the Ministry of Finance modified the method of estimating the fiscal deficit of the central government. Under this modified method, it excluded from capital expenditure the proportion of small savings that are given as loans to States and Union Territories. Further, the revised GDP series released by the Central Statistical Organization was used for calculating various deficit ratios. With these modifications, fiscal deficit estimates worked out to be 4.7% of GDP in fiscal 1998 and 4.5% in fiscal 1999. In fiscal 2000, fiscal deficit was budgeted to decline further to 4.0% of GDP. However, the actual deficit is now estimated at 5.6% of GDP.

     The major steps taken and proposals made in the Union Budget were:

     - The indirect tax structure was rationalized. The number of excise duty rates was brought down from 11 to three and the number of customs duty rates was reduced from seven to five;

     - Several measures were introduced to encourage the flow of investment to the housing sector;

     - The tax rate on long-term capital gains on transfer of listed securities was fixed at the lower of 20.0% with adjustment for cost inflation index, or 10.0% without adjustment for cost inflation index;

     - Tax on dividend income from mutual funds was abolished. However, mutual funds are required to pay a 10.0% tax on distributions, except in the case of equity oriented mutual funds that are exempt from this tax for a period of three years;

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     -  Stamp duty was proposed to be removed on transfer of debt instruments in dematerialized form;

     - Investment by non-resident Indians up to 100.0% was proposed in almost all sectors; and

     -  Corporate restructuring was generally made tax neutral.

     UNION BUDGET FOR FISCAL 2001

     The Union Budget for fiscal 2001, tabled in the Lok Sabha on February 29, 2000, proposes to introduce several measures to improve the state of government finances. These include implementation of zero-base budgeting in all government departments, reassessment of the manpower requirements of various departments, redeployment of surplus staff and introduction of a voluntary retirement scheme, review of subsidies and retirement of government debt using a part of proceeds from divestment of public sector units. Greater emphasis has also been accorded to agricultural and rural development. The Budget provides fiscal incentives for the venture capital industry as this sector is expected to promote the growth of knowledge-based industries in the country. The significance of growth of the information technology has been recognized. Liberal tax treatment is given for imports of computer components to promote the growth of the information technology industry and telecommunications equipment as the telecommunications industry acts as the backbone of the information technology sector.

     The fiscal deficit is budgeted at 5.1% of GDP for fiscal 2001. The proposals contained in the Union Budget will come into force once approved and notified by the Indian government.

     The major steps taken and proposals made in the Union Budget were:

     - The limit for portfolio investment by foreign institutional investors has now been increased to 40% from the existing 30%;

     - The limit on the overseas acquisitions by Indian companies under the automatic route has been increased from the existing US$ 15 million to US$ 50 million;

     - The Reserve Bank of India Act is to be amended in order to provide greater operational flexibility to the Reserve Bank of India in monetary policy;

     - The governments stake in public sector banks is to be reduced to 33% and weak public sector banks are to be recapitalised;

     - Tax rate for dividends distributed by companies has been increased from 10% to 20%;

     -  The government proposes to set up additional Debt Recovery Tribunals;
        and

     - The government proposes to set up a Credit Information Bureau for sharing of credit information on borrowers and potential borrowers among banks and financial institutions.

     RATIONALIZATION OF SALES TAX

     All states and union territories of India have agreed in principle to introduce a system of tax on value added from April 1, 2001. Further, to reduce the severe competition among Indian states in attracting business by fixing very low tax rates which was not in the general economic interest, the states have agreed to introduce floor rates of sales tax.

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     LEGISLATIVE FRAMEWORK FOR RESTRUCTURING SICK COMPANIES

     The Sick Industrial Companies (Special Provisions) Act, 1985 established the Board for Industrial and Financial Reconstruction and the Appellate Authority for Industrial and Financial Reconstruction to secure timely detection of sick and potentially sick companies, and for speedy determination and enforcement of preventive and remedial measures to be taken in respect of such companies. The Board for Industrial and Financial Reconstruction makes necessary inquiries into the working of a company and appoints an agency to formulate a scheme for recovery. The Board for Industrial and Financial Reconstruction is empowered to appoint banks or financial institutions as its agents to assist it in discharging its functions. In the event of an application for relief to the Board for Industrial and Financial Reconstruction, no legal proceedings pertaining to the properties of the company or any proceedings for the liquidation of the company may be brought except with the consent of the Board for Industrial and Financial Reconstruction.

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               REFORMS IN SOME KEY SECTORS OF THE INDIAN ECONOMY

     The information in this section has been extracted from publicly available documents from various sources, including officially prepared materials from government of India and its various ministries, the Reserve Bank of India and the Center for Monitoring Indian Economy, and has not been prepared or independently verified by us or the underwriters, or any of their respective affiliates or advisors. This is the latest available information to our knowledge.

INFRASTRUCTURE SECTOR

     The Expert Group on the Commercialization of Infrastructure Projects appointed by the government of India estimated that the annual level of investment in infrastructure (at fiscal 1996 prices) would rise from Rs. 600 billion in fiscal 1996 to approximately Rs. 1.8 trillion by fiscal 2006. This group also estimated that infrastructure investment could rise from 5.5% of GDP to 7.0% of GDP by fiscal year 2001 and to 8.0% of GDP by fiscal 2006. The financial resources required between 1996 and 2006 was estimated at Rs. 6.2 billion for the power generation sector and Rs. 1.9 billion for the telecommunications sector, both at fiscal 1996 prices.

     Until 1991, the development of the infrastructure in India was entrusted predominantly to the public sector. Given the quantum of investment required in this sector, the government of India issued policy guidelines to encourage the involvement of the private sector, including foreign private investment, in infrastructure development. To give a boost to investment in the infrastructure sector, the government took the following steps:

     - It introduced tax incentives for financing and developing infrastructure activities in the 1996-97 budget;

     - Telecommunications, oil exploration and industrial parks were included in infrastructure to enable them to take advantage of the tax benefits;

     - Holding companies' promoters were allowed to raise external commercial borrowings up to US$ 50 million to finance equity in a subsidiary or joint venture company implementing infrastructure projects;

     - Provident funds have been allowed to invest up to 10.0% of incremental funds in private infrastructure projects;

     - Private investment including foreign equity participation up to 100.0%, subject to certain conditions, has been permitted in electricity generation, transmission and distribution, construction and maintenance of roads, highways, vehicular tunnels and bridges and ports; and

     - The Telecom Regulatory Authority of India and the Tariff Authority for Major Ports were set up in 1997.

INSURANCE

     The R.N. Malhotra Committee was set up in April 1993 to recommend reforms in the insurance industry. This committee submitted its report on January 7, 1994 and its major recommendations were as follows:

     - The entry of the private sector in the insurance industry should be allowed;

     - India's two insurance corporations, the Life Insurance Corporation of India and General Insurance Corporation of India should be privatized, with the government retaining a 50.0% stake;

     -  The licensing system for surveyors should be abolished;

     -  The tariff regime in general insurance must continue;

     -  Contributions to pension schemes must be exempt from tax;

     -  Settlement of claims must be expedited; and

     -  High priority should be given to activating the regulatory apparatus.

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     As a first step towards implementation of the recommendations of the
Malhotra Committee on Reforms in the Insurance Sector, the budget for fiscal 1996 indicated that an independent regulatory authority would be set up for the insurance industry, and the Insurance Regulatory Authority was set up in 1996.

     In December 1999, the parliament approved the Insurance Regulatory and Development Authority Bill, 1999. This bill has opened up the Indian insurance sector for foreign and private investors. This bill allows foreign equity participation in new insurance companies of up to 26.0%. The new company should have a minimum paid up equity capital of Rs. 1.0 billion to carry out the business of life insurance or general insurance or Rs. 2.0 billion to carry out exclusively the business of reinsurance. An Insurance Regulatory and Development Authority has been set up to regulate, promote and ensure orderly growth of the insurance industry.

     The Reserve Bank of India recently has circulated draft guidelines governing the entry of banks and financial institutions into the insurance business. The objective of the guidelines is to allow only financially strong banks and financial institutions to enter the insurance business. The draft guidelines permit banks and financial institutions to enter the business of underwriting insurance through joint ventures if they meet the stipulated criteria relating to their net worth, capital adequacy ratio, profitability track record and level of non-performing loans and the performance of their existing subsidiary companies. The draft guidelines specify the maximum percentage of the paid up capital and of the net worth of the bank or financial institution that can be invested in the joint venture. To keep the risks associated with each of the businesses distinct, the guidelines envisage an "arms length" relationship between the bank or financial institution and the insurance company. The Reserve Bank of India has released these draft guidelines for public discussion.

EXTERNAL SECTOR

     TRADE POLICY

     The export-import policy for the fiscal years 1997-2000 initiated the process of import liberalization by substantially decreasing the number of items on the restricted list of imports and increasing the number of items that can be imported under the special import license and the open general license. Items under the restricted list face quantitative restrictions on import while items under open general license can be imported freely without any quantitative restrictions. The special import licenses are freely transferable import licenses which are granted to export houses and trading houses for the import of goods. In a major revision of the policy on March 31, 1999, an additional 894 items were moved from the restricted list to the open general license and another 414 items were permitted to be imported against a special import license.

     In September 1998, the government of India allowed Indian companies to access international commodity exchanges to hedge their commodity price risks by entering into standard exchange-traded futures and options contracts. Companies with genuine underlying exposure will now be allowed to hedge these risks.

     EXTERNAL COMMERCIAL BORROWINGS

     Since 1991, the government of India has announced various measures with respect to external commercial borrowings. Generally, the approval of the Ministry of Finance and the Reserve Bank of India is required for external commercial borrowings. The government has initiated reforms in this respect to encourage the inflow of long term funds for infrastructure. The major reforms with respect to external commercial borrowings are as follows:

     - Exporters can raise up to three times their average annual exports of the preceding three years subject to a ceiling of US$ 200 million, and subject to various applicable average maturity conditions. All exporters are permitted to have foreign currency exposure up to 60.0% of the project cost.

     - The maximum eligibility for external commercial borrowings under the long-term external commercial borrowings scheme has been raised to US$ 200 million for borrowings with an average maturity of eight years and US$ 400 million for borrowings with an average maturity of 16 years.

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     -  Holding companies and promoters will be permitted to raise external commercial borrowings up to a maximum of US$ 200 million to finance equity investments in a subsidiary or joint venture company implementing infrastructure projects.

     - External commercial borrowings can be used for any purpose except investment in real estate and capital markets.

     Prepayment of external commercial borrowings is permitted if these borrowings are met out of inflows of foreign equity. In addition, prepayment is allowed, subject to government approval, of all commercial borrowings with a residual maturity of one year. Alternatively, a one-time prepayment of up to 10.0% of the outstanding external commercial borrowing during the life of the loan is permitted. In addition, prepayment of 100.0% of outstanding external commercial borrowings is permitted if the source of funds is from "Exchange Earners" Foreign Currency Accounts". While there are end-use restrictions under the guidelines for external commercial borrowings, financial institutions are permitted to provide loans for project-related expenditure in rupees.

     FOREIGN EXCHANGE MANAGEMENT ACT

     In India, payments and dealings affecting foreign exchange are governed by the Foreign Exchange Regulation Act. In December 1999, parliament passed the new Foreign Exchange Management Act, which when effective, will replace the Foreign Exchange Regulation Act. This new legislation indicates a major shift in the policy of the government with regard to foreign exchange management in India. While the Foreign Exchange Regulation Act was aimed at the conservation of foreign exchange and its utilization for the economic development of the country, the objective of the Foreign Exchange Management Act is to facilitate external trade and promote the orderly development and maintenance of foreign exchange market in India.

     CAPITAL ACCOUNT CONVERTIBILITY

     A committee, which was set up by the Reserve Bank of India to look into the various aspects of capital account convertibility, submitted its report on June 3, 1997. The committee in its report had laid out a road map for introducing various measures relating to making the rupee convertible on the capital account. At the same time, it had also specified the pre-conditions to be achieved. Implementation of these recommendations and movement towards capital account convertibility has been gradual, particularly in the wake of the south-east Asian crisis.

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                    OVERVIEW OF THE INDIAN FINANCIAL SECTOR

     The information in this section has been extracted from publicly available documents from various sources, including officially prepared materials from the government of India and its various ministries and the Reserve Bank of India, and has not been prepared or independently verified by us or the underwriters, or any of their respective affiliates or advisors. This is the latest available information to our knowledge.

     The Reserve Bank of India, the central banking and monetary authority of India, is the central regulatory and supervisory authority for the Indian financial system. A variety of financial intermediaries in the public and private sector participate in India's financial sector, including the following:

     -  commercial banks;

     -  long-term lending financial institutions;

     -  non-bank finance companies, including housing finance companies; and

     - other specialized financial institutions, and state-level financial institutions.

     Until the early 1990s, the Indian financial system was strictly controlled. Interest rates were administered, formal and informal parameters governed the asset allocation, and strict controls limited entry into and expansion within the financial sector. The government of India's economic reform program, which began in 1991, encompassed the financial sector. The first phase of the reform process began with the implementation of the recommendations of the Committee on the Financial System, the Narasimham Committee I. The reform process has now entered into its second phase. See "-- Banking Sector Reform -- The Committee on Banking Sector Reforms (Narasimham Committee II)".

     This discussion presents an overview of the role and activities of the Reserve Bank of India and of each of the major participants in the Indian financial system, with a focus on the commercial banks and the long-term lending institutions. This is followed by a brief summary of the banking reform process along with the recommendations of various committees which have played a key role in the reform process. We then present a brief discussion on the impact of the liberalization process on long-term lending institutions and commercial banks. Finally, reforms in the non-banking financial sector are briefly reviewed.

RESERVE BANK OF INDIA

     The Reserve Bank of India, established in 1935, is the central banking and monetary authority in India. The Reserve Bank of India manages the country's money supply and foreign exchange and also serves as a bank for the government of India and for the country's commercial banks. In addition to these traditional central banking roles, the Reserve Bank of India undertakes certain developmental and promotional roles.

     The Reserve Bank of India requires financial entities regulated by it to furnish information relating to their businesses to it on a regular basis. The Department of Financial Supervision of the Reserve Bank of India is authorized to make requests for information from or undertake both on-site inspection and off-site surveillance of financial institutions. The Reserve Bank of India also issues guidelines on exposure standards, income recognition, asset classification, provisioning for non-performing assets and capital adequacy standards for commercial banks, long-term lending institutions and non-bank finance companies.

     For further discussion regarding Reserve Bank of India's role as the regulatory and supervisory authority, of India's financial system and its impact on us, see "Supervision and Regulation".

COMMERCIAL BANKS

     Commercial banks in India have traditionally focused only on meeting the short-term financial needs of industry, trade and agriculture. On September 30, 1999, there were 298 scheduled commercial banks in the country, with a network of 65,294 branches serving approximately Rs. 7.4 trillion in deposit accounts. Scheduled commercial banks are banks which are listed in the schedule to the Reserve Bank of India Act, 1934, and may further be classified as public sector banks, private sector banks and foreign banks.

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     Commercial banks have a presence throughout India, with nearly 72.0% of bank branches located in rural or semi-urban areas of the country. A large number of these branches belong to the public sector banks.

     PUBLIC SECTOR BANKS

     Public sector banks make up the largest category in the Indian banking system. They include the State Bank of India and its associate banks, 19 nationalized banks and 196 regional rural banks. Excluding the regional rural banks, the remaining public sector banks have 45,761 branches, and account for 77.8% of the outstanding gross bank credit and 79.5% of the aggregate deposits of the scheduled commercial banks. The public sector banks' large network of branches enables them to fund themselves out of low cost deposits.

     The State Bank of India is the largest public sector bank in India. At September 30, 1999, the State Bank of India and its seven associate banks had 13,334 branches. They accounted for 24.7% of aggregate deposits and 29.0% of outstanding gross bank credit of all scheduled commercial banks.

     Regional rural banks were established from 1976 to 1987 by the central government, state governments and sponsoring commercial banks jointly with a view to develop the rural economy. Regional rural banks provide credit to small farmers, artisans, small entrepreneurs and agricultural laborers. There were 196 regional rural banks at September 30, 1999 with 14,481 branches, accounting for 3.8% of aggregate deposits and 3.0% of gross bank credit outstanding of scheduled commercial banks.

     PRIVATE SECTOR BANKS

     After the first phase of bank nationalization was completed in 1969, public sector banks made up the largest portion of Indian banking. The focus on public sector banks was maintained throughout the 1970s and 1980s. Furthermore, existing private sector banks which showed signs of an eventual default were merged with state-owned banks. In July 1993, as part of the banking reform process and as a measure to induce competition in the banking sector, the Reserve Bank of India permitted entry by the private sector into the banking system. This resulted in the introduction of nine private sector banks, including us. These banks are collectively known as the "new" private sector banks. In addition, 25 private sector banks existing prior to July 1993 are operating.

     At September 30, 1999, private sector banks accounted for approximately 10.2% of aggregate deposits and 11.3% of gross bank credit outstanding of the scheduled commercial banks. Their network of 4,883 branches accounted for 7.5% of the total branch network of scheduled commercial banks in the country.

     FOREIGN BANKS

     At March 31, 1999, there were 44 foreign banks with 192 branches operating in India. At September 30, 1999, foreign banks accounted for 6.0% of aggregate deposits and 7.9% of outstanding gross bank credit of scheduled commercial banks. As part of the liberalization process, the Reserve Bank of India has permitted foreign banks to operate more freely, subject to requirements largely similar to those imposed on domestic banks. This has led to increased foreign banking activity.

     The primary activity of most foreign banks in India has been in the wholesale segment. However, in recent years, some of the larger foreign banks have started to make consumer financing a larger part of their portfolios based on the growth opportunities in this area in India. These banks are offering products such as automobile finance, home loans, credit cards and household consumer finance.

     COOPERATIVE BANKS

     Cooperative banks cater to the financial needs of agriculture, small industry and self-employed businessmen in urban and semi-urban areas of India. The state land development banks and the primary land development banks provide long-term credit for agriculture.

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FINANCIAL INSTITUTIONS

     The financial institutions were established to provide medium-term and long-term financial assistance to various industries for setting up new projects and for the expansion and modernization of existing facilities. These institutions provide fund-based and non-fund-based assistance to industry in the form of loans, underwriting, direct subscription to shares, debentures and guarantees. The primary financial institutions include ICICI Limited, the Industrial Development Bank of India, IFCI Limited and the Industrial Investment Bank of India.

     The financial institutions were expected to play a critical role in Indian industrial growth and accordingly, had access to concessional government funding. However, in recent years, the operating environment of the financial institutions has changed substantially. Although the initial role of these institutions was largely limited to providing a channel for government funding to industry, the reform process has required them to expand the scope of their business activities. Their new activities include:

     -  fee-based activities like investment banking and advisory services; and

     - short-term lending activity including issuing corporate finance and working capital loans.

     In addition, there are three other investment institutions at the national level, Life Insurance Corporation of India, General Insurance Corporation of India and its subsidiaries and Unit Trust of India, which also provide long-term financial assistance to the industrial sector.

     NON-BANK FINANCE COMPANIES

     There are over 10,000 non-bank finance companies in India, mostly in the private sector. All non-bank finance companies are required to register with the Reserve Bank of India. The non-bank finance companies may be categorized into entities which take public deposits and those which do not. The companies which accept public deposits are subject to strict supervision and capital adequacy requirements of the Reserve Bank of India.

     The scope and activities of non-bank finance companies have grown significantly over the years. The primary activities of the non-bank finance companies are consumer credit, including automobile finance, home finance and consumer durable products finance, wholesale finance products to small and medium-sized companies such as bills discounting, and fee-based services such as investment banking and underwriting.

     Over the last few years, certain non-bank finance companies have defaulted to investors and depositors, and consequently actions (including bankruptcy proceedings) have been initiated against them, many of which are pending.

     HOUSING FINANCE COMPANIES

     Housing finance companies form a distinct sub-group of the non-bank finance companies. As a result of the various incentives given to investing in the housing sector by the government in recent years, the scope of this business has grown substantially. Housing Development Finance Corporation Limited is a premier institution providing housing finance in India. In addition, insurance institutions like Life Insurance Corporation of India and several commercial banks have also established housing finance subsidiaries. National Housing Bank and Housing and Urban Development Corporation Limited are the two government-controlled financial institutions created to improve the availability of housing finance in India.

OTHER FINANCIAL INSTITUTIONS

     SPECIALIZED FINANCIAL INSTITUTIONS

     In addition to the long-term lending financial institutions, there are various specialized financial institutions which cater to the specific needs of different sectors. They include the National Bank for Agricultural and Rural Development, Export Import Bank of India, the Small Industries Development Bank of India, ICICI Venture Funds Management Company Limited, Risk Capital and Technology Finance Corporation Limited, Tourism Finance Corporation of India Limited, Power Finance Corporation Limited and the Infrastructure Development Finance Corporation Limited.

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     STATE LEVEL FINANCIAL INSTITUTIONS

     State financial corporations operate at the state level and form an integral part of the institutional financing system. State financial corporations were set up to finance and promote small and medium-sized enterprises. The state financial institutions are expected to achieve balanced regional socio-economic growth by generating employment opportunities and widening the ownership base of industry. At the state level, there are also state industrial development corporations, which provide finance primarily to medium-sized and large-sized enterprises.

IMPACT OF LIBERALIZATION ON THE INDIAN FINANCIAL SECTOR

     Until 1991, the financial sector in India was heavily controlled and commercial banks and long-term lending institutions, the two dominant financial intermediaries, had mutually exclusive roles and objectives and operated in a largely stable environment, with little or no competition.

     The focus of commercial banks was primarily to mobilize household savings through demand and time deposits and to use these deposits to meet the short-term financial needs of borrowers in industry, trade and agriculture. In addition, commercial banks provided a range of banking services to individuals and business entities.

     Long-term lending institutions were focused on the achievement of the Indian government's various socio-economic objectives, including balanced industrial growth and employment creation, especially in areas requiring development.

     However, since 1991, there have been comprehensive changes in the Indian financial system. Various financial sector reforms, implemented since 1991, have transformed the operating environment of the banks and long-term lending institutions. In particular, the deregulation of interest rates, emergence of a liberalized domestic capital market, and entry of new private sector banks, along with the broadening of long-term lending institutions' product portfolios, have progressively intensified the competition between banks and long-term lending institutions.

     All of these factors are leading to a gradual disappearance of the traditional boundaries between banks and long-term lending institutions. Long-term lending institutions now compete directly with banks in several areas of business. At the same time, since 1992, the long-term lending institutions' access to subsidized domestic sources of long-term funds has diminished and they now primarily depend upon market borrowings. They do not have complete access to retail savings and demand deposits and have certain restrictions on the short maturity funds that they are able to raise from the market.

BANKING SECTOR REFORM

     Most large banks in India were nationalized in 1969 and thereafter were subject to a high degree of control until reform began in 1991. All of the major reforms since 1991 are described below.

     COMMITTEE ON THE FINANCIAL SYSTEM (NARASIMHAM COMMITTEE I)

     The Committee on the Financial System (The Narasimham Committee-I) was set up in August 1991 to recommend measures for reforming the financial sector. Many of the recommendations made by the committee, which addressed organizational issues, accounting practices and operating procedures, were implemented by the government of India. The major recommendations that were implemented included the following:

     - With fiscal stabilization and the government increasingly resorting to market borrowing to raise resources, the statutory liquidity ratio or the proportion of the banks' net demand and time liabilities that were required to be invested in government securities was reduced from 38.5% in the pre-reform period to 25.0% in October 1997. This meant that the significance of the statutory liquidity ratio shifted from being a major instrument for financing the public sector in the pre-reform era to becoming a prudential requirement;

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     -  Similarly, the cash reserve ratio or the proportion of the bank's net demand and time liabilities that were required to be deposited with the Reserve Bank of India was reduced from 15.0% in the pre-reform period to 9.5% in November 1997. At present, the level of cash reserve ratio to be maintained by banks is at 9.0%.

     -  Special tribunals were created to resolve bad debt problems;

     - Almost all restrictions on interest rates for deposits were removed. Commercial banks were allowed to set their own level of interest rates for all deposits except savings bank deposits;

     - Substantial capital infusion to several state-owned banks was approved in order to bring their capital adequacy closer to internationally accepted standards. By the end of fiscal 1999, aggregate recapitalization amounted to Rs. 204.5 billion. The stronger public sector banks were given permission to issue equity to further increase capital; and

     -  Banks were granted the freedom to open or close branches.

     COMMITTEE ON BANKING SECTOR REFORM (NARASIMHAM COMMITTEE II)

     The second Committee on Banking Sector Reform (Narasimham Committee II) submitted its report in April 1998. The major recommendations of the committee were as follows:

     - Capital adequacy requirements should take into account market risk in addition to credit risk. Accordingly, this committee suggested that government securities and other approved securities should carry risk weights;

     - Risk weight on a government guaranteed advance should be the same as for other advances;

     -  Foreign exchange open positions should carry a 100.0% risk weight;

     - The minimum capital to risk assets ratio should be increased from 8.0% to 10.0% and a general provision of 1.0% for standard assets should be introduced;

     -  There should be stricter standards for asset classification;

     - For resolution of non-performing assets, this committee proposed the establishment of an asset reconstruction company. Alternatively, banks in difficulty could issue Tier 2 bonds guaranteed by the government of India and these bonds could be made eligible for statutory liquidity ratio investments;

     - The shareholdings of the government of India and the Reserve Bank of India in public sector banks should be reduced;

     - Banks should introduce risk management, asset-liability management and efficient treasury management policies;

     - Decisions to merge public sector banks should originate from the management of the relevant banks, with the government of India as the common shareholder playing a supportive role; and

     - Mergers should not be seen as a means of bailing out weak banks. Rather, weak banks should be strengthened by slowing down their expansion and eliminating their high cost funds and borrowings.

     The Reserve Bank of India accepted and began implementing many of these recommendations in October 1998.

     WORKING GROUP ON ROLE OF BANKS AND FINANCIAL INSTITUTIONS

     In December 1997, the Reserve Bank of India created a working group under the chairmanship of S. H. Khan to harmonize the role and operations of long-term lending institutions and banks. In its report submitted in April 1998, the Khan Working Group recommended that banks and long-term lending institutions progressively move towards universal banking and encouraged the development of a regulatory framework for this purpose.

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     Based on the recommendations of the Khan Working Group and the Narasimham
Committee II, the Reserve Bank of India, in January 1999, issued a discussion paper entitled "Harmonizing the Role and Operations of Development Financial Institutions and Banks". The paper described the future of the financial system:

     - The provision of diversified services both by banks and long-term lending institutions should continue, subject to appropriate regulation by the Reserve Bank of India;

     - Ultimately there should be only banks and restructured non-bank finance companies;

     - The special role of long-term lending institutions being noted, a transitional path was envisioned for them to become either full-fledged non-bank finance companies or banks. This transitory arrangement should be worked out in consultation with the Reserve Bank of India;

     - If a long-term lending institution chooses to provide commercial banking services directly, permission to create a 100.0% owned banking subsidiary would be considered by the Reserve Bank of India;

     - A corporate form of organization under the Companies Act was recommended to provide the financial intermediaries with the necessary flexibility for mergers and acquisitions and the diversification to meet the needs of the evolving situation;

     - Any conglomerate in which a bank is present should be subject to supervision and regulation on a consolidated basis; and Supervisory functions should be isolated and brought under a consistent supervisory framework; and

     - Ownership of financial intermediaries should be transferred from the Reserve Bank of India to the government of India. This would help ensure that the Reserve Bank of India focused on its supervisory and regulatory functions.

RECENT STRUCTURAL REFORMS

     LEGISLATIVE FRAMEWORK FOR RECOVERY OF DEBTS DUE TO BANKS

     Following the recommendations of the Narasimham Committee -- I, the Recovery of Debts due to Banks and Financial Institutions Act, 1993 was enacted. The purpose of this legislation is to provide for the establishment of tribunal for speedy resolution of litigation and recovery of debts owed to banks of financial institutions. This act creates tribunals before which the banks for the financial institutions can file a suit for recovery of the amounts due to them. However, if a scheme of reconstruction is pending before the Board for Industrial and Financial Reconstruction, under the Sick Industrial Companies (Special Provision) Act, 1985, no proceeding for recovery can be initiated or continued before the tribunals.

     As part of their effort to continue bank reform, the Reserve Bank of India announced a series of measures in the credit policy for fiscal 1999 and fiscal 2000 aimed at deregulating and strengthening the financial system.

     CREDIT POLICY FOR FISCAL 1999

     In the monetary and credit policy for fiscal 1999, the following major changes regarding banks were announced:

     - The minimum maturity of term deposits was reduced from 30 days to 15 days; and

     - Differential interest rates were permitted on term deposits of different sizes, but of the same maturity. However, the lending rates for loans below Rs. 200,000 were not to exceed the prime lending rate.

     The major changes regarding banks and long-term lending institutions announced in the mid-term review of the monetary and credit policy for fiscal 1999 included:

     - Regulations were tightened to require provisioning for investment in government securities and government-guaranteed loans and for general provisioning for standard assets;

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     -  Effective from fiscal 2000, risk weights of 2.5% for central government securities and other approved securities and 20.0% for advances guaranteed by state governments which remained in default were stipulated;

     - Effective from fiscal 1999, foreign exchange open positions carry a 100.0% risk weight;

     - Effective from fiscal 2000, provisioning of a minimum of 0.25% will be introduced for standard assets;

     - Minimum capital to risk assets ratio for banks will be raised from 8.0% to 9.0% by fiscal 2000; and

     - The period for classifying assets in the sub-standard category as doubtful will be reduced from 24 months to 18 months by March 31, 2001.

     CREDIT POLICY FOR FISCAL 2000

     In the monetary and credit policy for fiscal 2000, the Reserve Bank of India reduced the cash reserve ratio to 10.0%. In addition, several structural reform measures in the banking sector were introduced including:

     - the introduction of differential prime lending rates for various maturities;

     -  permission for banks to provide fixed rate loans;

     - permission for long-term lending institutions to enter the repo market for short-term liquidity management before making the call-money market a purely inter-bank market; and

     - the introduction of a cap on the subscription to Tier 2 bonds of a financial intermediary by another financial intermediary.

     The mid-term review of the monetary and credit policy for fiscal 2000 introduced the following major changes applicable to the financial sector:

     -  The cash reserve ratio has been reduced from 10.0% to 9.0% for banks;

     - A market risk weight of 2.5% has been introduced in respect of all bank investments in government securities (on other bank investments also from fiscal 2001);

     - The exposure limit in respect of a single borrower has been reduced from 25.0% to 20.0% of the capital funds of banks and financial institutions; and

     - Money market mutual funds, which previously were regulated by the Reserve Bank of India, have now been brought under the supervision and regulation of the Securities and Exchange Board of India.

     RECOMMENDATIONS OF THE WORKING GROUP ON RESTRUCTURING WEAK PUBLIC SECTOR BANKS

     The Reserve Bank of India constituted a working group on restructuring weak public sector banks which submitted its report in October 1999. The group has suggested a restructuring program which covers the following:

     -  operational restructuring involving

       -- changes in the method of operations;

       -- adoption of modern technology;

       -- resolution of the problem of high non-performing loans; and

       -- reduction in cost of operations;

     - organizational restructuring aimed at improved governance and increased management involvement and efficiency;

     - financial restructuring including the investment of funds by the government on fulfillment of certain conditions; and

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     -  restructuring providing for legal changes and institution building for supporting the restructuring process.

     WORKING GROUP TO REVIEW DEPOSIT INSURANCE IN INDIA

     The working group constituted by the Reserve Bank of India to review the role of deposit insurance in India submitted its report in October 1999. The group has recommended changes with respect to the following in the existing system of deposit coverage:

     -  institutions to be brought within the ambit of deposit insurance;

     -  regulatory systems to be set up;

     -  introduction of a risk-based premium;

     -  parameters for the assessment of risk; and

     -  parameters for the capital of a deposit insurance agency.

     The Reserve Bank of India has released the report for public discussion.

     REFORMS OF THE NON-BANK FINANCE COMPANIES

     The standards relating to income recognition, provisioning and capital adequacy were prescribed for non-bank finance companies in June 1994. The registered non-bank finance companies were required to achieve a minimum capital adequacy of 6.0% by March 31, 1995 and 8.0% by March 31, 1996 and to obtain a minimum credit rating. To encourage the companies complying with the regulatory framework, the Reserve Bank of India announced in July 1996 certain liberalization measures under which the non-bank finance companies registered with it and complying with the prudential norms and credit rating requirements were granted freedom from the ceiling on interest rates on deposits and amount of deposits. A new set of regulatory measures were announced by the Reserve Bank of India in January 1998. The Reserve Bank of India has stipulated a cap of 16.0% on interest rates on the deposits raised from the public by the non-bank finance companies.

     Efforts have also been made to integrate non-bank finance companies into the mainstream financial sector. The first phase of this integration covered measures relating to registrations and standards. These include requiring non-bank finance companies to register and to have minimum net owned funds of Rs. 2.5 million. Other measures introduced include requiring non-bank finance companies to maintain a certain percentage of liquid assets and to create a reserve fund. The percentage of liquid assets to be maintained by non-bank finance companies has been revised uniformly upwards and beginning in April 1999, 15.0% of public deposits must be maintained.

     The focus of supervision has now shifted to non-bank finance companies accepting public deposits. This is because these companies will be subject to deposit regulations and standards. A task force on non-bank finance companies set up by the government of India submitted its report in October 1998, and recommended several steps to rationalize the regulation of non-bank finance companies. Accepting these recommendations, Reserve Bank of India issued new guidelines for non-bank finance companies, which were as follows:

     - A minimum net owned fund of Rs. 2.5 million is mandatory before existing non-bank finance companies may accept public deposits;

     - A minimum investment grade rating is compulsory for loan and investment companies accepting public deposits, even if they have the minimum net owned funds;

     - Permission to accept public deposits was also linked to the level of capital to risk assets ratio. Different capital to risk assets ratio levels for non-bank finance companies with different ratings were specified; and

     - Non-bank finance companies were advised to restrict their investments in real estate to 10.0% of their net owned funds.

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     Recently, in the Reserve Bank of India's Monetary and Credit Policy for
fiscal 2000, the Reserve Bank of India stipulated a minimum capital base of Rs. 20 million for all new non-bank finance companies.

REGULATIONS REVIEW AUTHORITY

     In March 1999, the Reserve Bank of India set up a Regulations Review Authority to provide an opportunity to the public at large to seek justification for and suggest deletion or modification of any regulation, circular or return issued, or required by the Reserve Bank of India. This authority is neither a forum for grievance redressal nor a policy-making forum. This authority will, however, convey its views on an application to the relevant department of the Reserve Bank of India.

     Based on the recommendations of this authority, some of the existing regulations may come under review in course of time.

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                           SUPERVISION AND REGULATION

     The main legislation governing commercial banks in India is the Banking Regulation Act. Other important legislations include the Reserve Bank of India Act, the Negotiable Instruments Act and the Banker's Books Evidence Act. Additionally, the Reserve Bank of India, from time to time, issues guidelines, to be followed by the banks.

RESERVE BANK OF INDIA REGULATIONS

     Commercial banks in India are required under the Banking Regulation Act to obtain a license from the Reserve Bank of India to carry on banking business in India. Before granting the license, the Reserve Bank of India must be satisfied that certain conditions are complied with, including (i) that the bank has the ability to pay its present and future depositors in full as their claims accrue;
(ii) that the affairs of the bank will not be or are not likely to be conducted in a manner detrimental to the interests of present or future depositors; (iii) that the bank has adequate capital and earnings prospects; and (iv) that the public interest will be served if such license is granted to the bank. The Reserve Bank of India can cancel the license if the bank fails to meet the above conditions or if the bank ceases to carry on banking operations in India.

     We, being licensed as a banking company, are regulated and supervised by the Reserve Bank of India. The Reserve Bank of India requires us to furnish statements, information and certain details relating to our business. It has issued guidelines for commercial banks on recognition of income, assets, maintenance of capital adequacy and provisioning for non-performing assets. The Reserve Bank of India has set up a Board for Financial Supervision, under the chairmanship of the Governor of the Reserve Bank of India. This Board is assisted by the Department of Financial Supervision of the Reserve Bank of India in supervising commercial banks and financial institutions. The appointment of the auditors of the banks is subject to the approval of the Reserve Bank of India. The Reserve Bank of India can direct a special audit in the interest of the depositors or in the public interest.

REGULATIONS RELATING TO THE OPENING OF BRANCHES

     Banks are required to obtain licenses from the Reserve Bank of India to open new branches. Permission is granted based on factors such as the financial condition and history of the company, its management, adequacy of capital structure and earning prospects and the public interest. The Reserve Bank of India may cancel the license for isolations of the conditions under which its granted. Under the banking license granted to us by the Reserve Bank of India, we are required to have at least 25.0% of our branches located in rural and semi-urban areas. A rural area is defined as a center with a population of less than 10,000. A semi-urban area is defined as a center with population of greater than 10,000 but less than 100,000. These population figures relate to the 1991 census conducted by the government of India.

CAPITAL ADEQUACY REQUIREMENTS

     The Reserve Bank of India has laid down minimum capital adequacy standards for banks based on the guidelines of the Basle Committee on Banking Regulations and Supervisory Practices, 1988. Under these guidelines, we are required to maintain a minimum ratio of capital to risk adjusted assets and off-balance sheet items of 8.0%, at least half of which must be Tier 1 capital. The Reserve Bank of India, in its credit policy announced in October 1998, has proposed to increase the minimum capital adequacy ratio to 9.0% effective March 31, 2000.

     The total capital of a banking company is classified into Tier 1 and Tier 2 capital. Tier 1 capital, the core capital, provides the most permanent and readily available support against unexpected losses. It comprises paid-up capital and reserves consisting of any statutory reserves, free reserves and capital reserve in terms of Indian Income Tax Act as reduced by equity investments in subsidiaries, intangible assets, gap in provisioning and losses in the current period and those brought forward from the previous period.

     Tier 2 capital consists of undisclosed reserves, revaluation reserves (at a discount of 55.0%), general provisions and loss reserves (allowed up to a maximum of 1.25% of weighted risk assets), hybrid debt capital

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instruments (which combine certain features of both equity and debt securities)
and subordinated debt and redeemable cumulative non-convertible preferred equity with an initial maturity of not less than five years. Any subordinated debt is subject to progressive discounts each year for inclusion in Tier 2 capital and total subordinated debt considered as Tier 2 capital cannot exceed 50.0% of Tier 1 capital. A bank's investment in Tier 2 bonds issued by other banks is subject to a ceiling of 10.0% of the bank's total capital. Tier 2 capital cannot exceed Tier 1 capital. The Banking Regulation Act does not allow banks established on or after January 15, 1937 to issue preferred equity.

     Risk adjusted assets and off-balance sheet items considered for determining the capital adequacy ratio are the risk weighted total of specified funded and non-funded exposures. Degrees of credit risk expressed as percentage weighting have been assigned to various balance sheet asset items and conversion factors to off-balance sheet items. The value of each item is multiplied by the relevant weight or conversion factor to produce risk-adjusted values of assets and off-balance-sheet items. Guarantees and documentary credits are treated as similar to funded exposure and are subject to similar risk weight. All foreign exchange open position limits of the bank carry a 100.0% risk weight. Capital requirements have also been prescribed for open foreign currency exposures and open positions in gold. Starting March 31, 2000, investment in government and approved securities will also be assigned a risk weight for fluctuation in prices. The aggregate risk weighted assets are taken into account for determining the capital adequacy ratio.

LOAN LOSS PROVISIONS AND NON-PERFORMING ASSETS

     In March 1994, the Reserve Bank of India issued formal guidelines on recognition of income, classification of asset, provisioning against assets and valuation of investments applicable to banks, which are revised from time to time. These guidelines are applied for the calculation of non-performing assets under Indian GAAP. The discussion of asset quality in this prospectus is under US GAAP and the US GAAP standards applied are set forth in "Business -- Risk Management -- Loan Portfolio."

     The principal features of these Reserve Bank of India guidelines, which have been implemented with respect to our loans, debentures, lease assets and bills, are set forth below.

     NON-PERFORMING ASSETS

     A non-performing asset is an asset in respect of which any amount of interest or principal has remained past due for more than two quarters. In particular, loans are not classified as non-performing until the borrower has missed two interest payments (180 days) or two principal payments (180 days). Interest in respect of non-performing assets is not recognized or credited to the income account unless collected.

     ASSET CLASSIFICATION

     Assets are classified as described below:

     - Standard Assets. Assets that do not have any problems or do not carry more than normal risk attached to the business.

     - Sub-Standard Assets. Assets that are non-performing assets for a period not exceeding two years (18 months by March 31, 2001).

     - Doubtful Assets. Assets that are non-performing assets for more than two years and have not been written off, either wholly or partially (18 months by March 31, 2001)

     - Loss Assets. Assets that are considered uncollectible and identified as a loss by us, the Reserve Bank of India or our external auditors.

     Renegotiated or rescheduled loans must have no past due amounts for one year after renegotiation or rescheduling for the loan to be upgraded.

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     PROVISIONING AND WRITE-OFFS

     Provisions are based on guidelines specific to the classification of the assets. The following guidelines apply to the various asset classifications:

     - Standard Assets. No provision required until fiscal 1999. From fiscal 2000, a general provision of 0.25% is required.

     -  Sub-Standard Assets.  A general provision of 10.0% is required.

     - Doubtful Assets. A 100.0% write-off is required to be taken against the unsecured portion of the doubtful asset and charged against income. The value assigned to the collateral securing a loan is the amount reflected on the borrower's books or the realizable value determined by third party appraisers. In cases where there is a secured portion of the asset, depending upon the period for which the asset remains doubtful, a 20.0% to 50.0% provision is required to be made against the secured asset as follows:

       -- Up to one year:  20.0% provision

       -- One to three years:  30.0% provision

       -- More than three years:  50.0% provision

     - Loss Assets. The entire asset is required to be written off or provided for.

     While the provisions as indicated above are mandatory, a higher provision in a loan account would be required if the auditors considered it necessary.

REGULATIONS RELATING TO MAKING LOANS

     The provisions of the Banking Regulation Act govern making loans by banks in India. The Reserve Bank of India issues directions covering the loan activities of banks. Some of the major guidelines of Reserve Bank of India, which are now in effect, are as follows:

     - The Reserve Bank of India has prescribed norms for bank lending to non-bank financial companies.

     - Banks are free to determine their own lending rates but each bank must declare its Prime Lending Rate as approved by the board of directors. Prime lending rate is the minimum rate of interest charged by banks on advances of over Rs. 200,000. Separate Prime Lending Rates can be fixed for short-term and long-term credit. Each bank should also indicate the maximum spread over the Prime Lending Rate for all credit exposures other than consumer credit. The interest charged by banks on advances up to Rs. 200,000 to any one entity (other than most personal banking loans) must not exceed the Prime Lending Rate. Interest rates in certain categories of advances are regulated by the Reserve Bank of India.

       The Reserve Bank of India, however, does not require interest rates to be linked to the bank's Prime Lending Rate in respect of the following categories:

       -- loans covered by refinance scheme of financial institutions;

       -- interest rates on bank lending to intermediary agencies including housing finance intermediary agencies;

       -- bill discounting by banks; and advances or overdrafts against domestic and non-resident deposits.

     - With respect to cash credit facilities (revolving asset-backed overdraft facilities for meeting working capital needs), up to 80.0% of the facility can be in the form of a demand loan.

     - Penalty interest represents additional interest charged over and above the base rate of interest on certain events, including default in the repayment of loans. Penalty interest is not chargeable for loans up to Rs. 25,000. For loans over Rs. 25,000, penalty interest cannot exceed 2.0%.

     There are guidelines on loans against equity shares in respect of amount, margin and purpose.

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     DIRECTED LENDING

     Priority Sector Lending

     The Reserve Bank of India has established guidelines requiring banks to lend a minimum of 40.0% of their net bank credit (total domestic loans less marketable debt instruments and certain exemptions permitted by the Reserve Bank of India from time to time. Presently specified categories of deposits from non-resident Indians are exempted) to certain specified sectors called priority sectors. Priority sectors include small-scale industries, the agricultural sector, food and agro-based industries, small business enterprises and weaker sections of society.

     The Reserve Bank of India also has set out the minimum percentage of net bank credit that banks may direct to the priority sectors. The minimum percentage of credit to agriculture sector is 18.0% of which at least 25% should be directed towards indirect agriculture. The balance can be lent to the following:

     - Credit to small scale industrial units which are entities engaged in manufacturing, processing and providing services and whose investment in plant and machinery does not exceed Rs. 10 million;

     - Credit to small businesses including small road and water transport operators, retail traders and professional and other self employed persons;

     -  Educational and other loans to the weaker sections of society; and

     - Direct home loans up to Rs. 1 million disbursed in urban and metropolitan areas and investment in bonds of National Housing Bank and Housing and Urban Development Corporation exclusively for the financing of housing;

     Any shortfall in the amount required to be lent to the priority sectors may be required to be deposited with developmental banks like National Bank for Agriculture and Rural Development and Small Industries Development Bank of India. These deposits can be for a period of one year or five years and presently carry interest at 8.0% per annum and 11.5% per annum, respectively.

     The Reserve Bank of India requires banks to lend up to 3.0% of our incremental deposits in the previous fiscal year towards housing finance. This can be in the form of home loans to individuals or subscription to the debentures and bonds of National Housing Bank and housing development institutions recognized by the government of India.

     Export Credit

     The Reserve Bank of India also requires us to make loans to exporters at concessional rates of interest. This enables exporters to have access to an internationally competitive financing option. Pursuant to existing guidelines, 12.0% of our net bank credit is required to be in the form of export credit. We provide export credit for pre-shipment and post-shipment requirements of exporter borrowers in rupees and foreign currencies.

     REGULATION RELATING TO BRIDGE LOANS

     Banks may consider approval of bridge loan or interim finance for a maximum period of four months against commitment made by financial institutions or other banks only in cases, where the lending institution faces temporary liquidity constraint. These loans are subject to conditions specified by the Reserve Bank of India.

     - The bank extending bridge loan or interim finance must obtain prior approval of other banks and financial institutions, which have approved the term loans; and

     - The approving bank must obtain a commitment from other banks and financial institutions that the latter would directly remit the amount of term loan to it at the time of disbursement.

     CREDIT EXPOSURE LIMITS

     As a prudent measure aimed at better risk management and avoidance of concentration of credit risk, the Reserve Bank of India has prescribed credit exposure limits for banks in respect of their lending to individual borrowers and borrower groups.

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     The limits set by the Reserve Bank of India are as follows:

     - exposure to individual borrowers must not exceed 25.0% of capital funds of the bank (20.0% by April 1, 2000);

     - exposure to a borrower group must not exceed 50.0% of capital funds of the bank. In the case of infrastructure projects, such as power, telecommunications, road and port projects, an additional exposure of 10.0% of capital funds is allowed; and

     - exposure to individuals against shares or debentures cannot exceed Rs. 2 million if the shares or debentures are in book-entry form and Rs. 1 million if they are in physical form.

     Exposure is the aggregate of:

     -  all approved fund-based limits;

     - investments in shares, debentures and commercial papers of companies and public sector undertakings; and

     - 50.0% of approved non-fund-based limits, underwriting and similar commitments.

     Capital funds include paid-up capital and free reserves excluding revaluation reserves pursuant to accounts audited and published under Indian GAAP.

     Our loan exposures to individual borrowers and borrower groups are within the above limits, except in some cases where we have obtained the approval of Reserve Bank of India for exceeding the above limits.

     To ensure that exposures are evenly spread, the Reserve Bank of India requires banks to fix internal limits of exposure to specific sectors. These limits are subject to periodical review by the banks. We have fixed a ceiling of 15.0% on our exposure to any one industry and monitor our exposures accordingly. Where financial fundamentals and sponsors' backing are strong, our exposures have exceeded these limits. However, these exposures are within the individual and borrower group limits specified by the Reserve Bank of India.

REGULATIONS RELATING TO INVESTMENTS

     There are no limits on the amount of investments by banks in non-convertible debt instruments. However, credit exposure limits specified by the Reserve Bank of India in respect of a bank's lending to individual borrowers and borrower groups apply in respect of these investments. The Reserve Bank of India requires that the net incremental investment by banks in equity securities in a fiscal year cannot exceed 5.0% of the incremental deposits in the previous fiscal year. Investments in debentures convertible into equity and equity related mutual funds are included in this 5.0% limit. In April 1999, the Reserve Bank of India, in its monetary and credit policy stated that the investment by a bank in subordinated debt instruments, representing Tier 2 capital, issued by other banks and financial institutions should not exceed 10.0% of the investing bank's capital including Tier 2 capital and free reserves. The Reserve Bank of India has permitted banks to comply with this requirement by March 31, 2000.

     RESTRICTIONS ON INVESTMENTS IN A SINGLE COMPANY

     No bank may hold shares in any company exceeding 30.0% of the paid up share capital of that company or 30.0% of its own paid up share capital and reserves, whichever is less.

     LIMIT ON TRANSACTIONS THROUGH INDIVIDUAL BROKERS

     The guidelines issued by the Reserve Bank of India require banks to empanel brokers for transactions in securities. The guidelines also require that a disproportionate part of the bank's business should not be transacted only through one broker or a few brokers. The Reserve Bank of India specifies that not more than 5.0% of the total transactions through empanelled brokers can be transacted through one broker. If for any reason this limit is breached, the Reserve Bank of India has stipulated that the board of directors of the bank concerned should ratify such action.

     PROHIBITION ON SHORT SELLING

     The Reserve Bank of India does not permit short selling of securities by banks.

     VALUATION OF INVESTMENTS

     In terms of the Reserve Bank of India guidelines, new private sector banks like us are required to mark-to-market their entire investment portfolio each year. Securities, for which market quotes are not available, are valued as follows:

     - fixed income securities are valued on the basis of yield to maturity of or linked to government of India securities except that debentures issued by corporations are valued at cost if interest is serviced regularly and treated as non-performing loans if not so serviced;

     - equity shares are valued at book value as per the latest balance sheet of the investee company except that the holding is valued at Rupee. 1 if the balance sheet is not available; and

     - mutual funds are valued at their latest net asset value declared by the fund.

     Short-term instruments like treasury bills and commercial paper are to be valued at cost.

     A committee of the Reserve Bank of India has proposed new guidelines for the valuation of investments from the next fiscal year. These guidelines, if implemented by the Reserve Bank of India, would require banks to classify their entire portfolio of approved securities under three categories namely "held for trading", "available for sale" and "permanent". The permanent component would be required not to exceed 25.0% of the total investment in approved securities. Securities held in the "permanent" category would have to be valued at cost and any premium paid over face value would be amortized over the period of maturity of the instrument. The other two components would have to be marked to market on the basis of the bank's own yield curve subject to the satisfaction of auditors. Any gain or loss on the revaluation of investments in the "held for trading" category would have to be recognized in the income account. Depreciation should be recognized in the income account. However, the appreciation, being unrealized, would be appropriated to an investment fluctuation reserve through the income account. The gain or loss on revaluation of investments in the "available for sale" category would have to be taken to the investment fluctuation reserve account without routing through the income account. If the balance in the reserve account is insufficient to provide for any loss on revaluation, provision for such loss would have to be made in the income account. Banks would be able to shift investments from one category to another category only with the approval of their board of directors.

REGULATIONS RELATING TO DEPOSITS

     The Reserve Bank of India has permitted banks to independently determine rates of interest offered on fixed deposits. However, no bank is permitted to pay interest on current account deposits. Further, banks can pay interest of 4.5% per annum on savings deposits. In respect of savings and time deposits accepted from employees, we are permitted by the Reserve Bank of India to pay an additional interest of 1.0% over the interest payable on deposits from the public.

     Domestic time deposits can have a minimum maturity of 15 days and maximum maturity of 10 years. Time deposits from non-resident Indians denominated in foreign currency can have a minimum maturity of one year and maximum maturity of three years. Rupee time deposits from non-resident Indians can have a minimum maturity of six months and maximum maturity of three years.

     Starting April 1998, the Reserve Bank of India has permitted banks the flexibility to offer varying rates of interests on domestic deposits of the same maturity subject to the following conditions:

     -  Time deposits are of Rs. 1.5 million and above; and

     - Interest is paid in accordance with the schedule of interest rates disclosed in advance by the bank and not pursuant to negotiation between the depositor and the bank.

INSURANCE OF DEPOSITS

     Demand and time deposits of up to Rs. 100,000 (US$2,300) accepted by Indian banks have to be mandatorily insured with the Deposit Insurance and Credit Guarantee Corporation, a wholly-owned subsidiary of the Reserve Bank of India. Banks are required to pay the insurance premium for the eligible amount to the Deposit Insurance and Credit Guarantee Corporation on a semi-annual basis. The cost of the insurance premium cannot be passed on to the customer.

REGULATIONS RELATING TO KNOWING THE CUSTOMER

     The Reserve Bank of India requires banks to open accounts only after verifying the identity of customers as to their name, residence and other details to ensure that the account is being opened by the customer in his own name. To open an account, a prospective customer requires an introduction by:

     - an existing customer who has had his own account with the bank for at least six months duration and has satisfactorily conducted that account; or

     - a well known person in the local area where the prospective customer is residing

     If the prospective customer does not have an introducer, documents of the prospective customer, like his identity card, passport or details of bank accounts with other banks, are required to be submitted.

LEGAL RESERVE REQUIREMENTS

     CASH RESERVE RATIO

     A banking company like us is required to maintain a specified percentage of its demand and time liabilities by way of a balance in a current account with the Reserve Bank of India. This is to maintain the solvency of the banking system. In October 1999, the Reserve Bank of India, in its midterm review of credit and monetary policy, fixed the cash reserve ratio at 9.0%. For this purpose, the following liabilities are not considered:

     -  inter-bank liabilities;

     -  liabilities to primary dealers;

     -  repatriable and non-repatriable deposits from non-resident Indians;

     -  foreign currency deposits from non-resident Indians; and

     - refinance from Reserve Bank of India and other institutions permitted to offer refinance to banks.

     The Reserve Bank of India pays no interest on the cash reserves up to 3.0% of the demand and time liabilities and pays 4.0% on the balance.

     The cash reserve ratio has to be maintained on an average basis for a fortnightly period and should not fall below 85.0% of the required cash reserve ratio on any particular day except the last business date of the fortnight. On the last business day of the fortnight, no restrictions apply.

     Ever since the Reserve Bank of India introduced the financial sector reforms, the goal has been to reduce the cash reserve ratio. It has been indicated by the Reserve Bank of India that the ratio would ultimately be reduced to the statutory minimum of 3.0%.

     STATUTORY LIQUIDITY RATIO

     In addition to the cash reserve ratio, a banking company like us is required to maintain in India a specified percentage of its total demand and time liabilities by way of liquid assets like cash, gold or approved securities, such as government of India securities and state government securities. This is to maintain liquidity in the banking system. The percentage of this liquidity ratio is fixed by the Reserve Bank of India from time to time. Currently, the Reserve Bank of India requires banks to maintain a liquidity ratio of 25.0% on its total demand and time liabilities. For this purpose the following liabilities are not considered:

     - any advance taken from the Reserve Bank of India or from institutions notified in this regard; and

     -  interbank liabilities to the extent of interbank assets.

REGULATIONS FOR ASSET LIABILITY MANAGEMENT

     At present, Reserve Bank of India regulations for asset liability management require banks to draw up two types of asset-liability gap statements separately for rupee and for four major foreign currencies. These gap statements are prepared by scheduling all assets and liabilities according to the stated or anticipated re-pricing date, or maturity date. These statements have to be submitted to the Reserve Bank of India on a quarterly basis. The Reserve Bank of India has advised banks to actively monitor the difference in the amount of assets and liabilities maturing or being re-priced in a particular period and place internal prudential limits on the gaps in each time period, as a risk control mechanism. Additionally, the Reserve Bank of India has asked banks to manage their asset-liability structure such that the negative liquidity gap in the 1-14 day and 15-28 day time periods does not exceed 20.0% of the cash outflows in these time periods. The Reserve Bank of India intends to make this 20.0% limit on negative liquidity gaps mandatory with effect from April 1, 2000.

FOREIGN CURRENCY DEALERSHIP

     Reserve Bank of India has granted us a full-fledged authorized dealers' license to deal in foreign exchange through our designated branches. Under this license, we have been granted permission to:

     -  engage in foreign exchange transactions in all currencies;

     -  open and maintain foreign currency accounts abroad;

     - raise foreign currency and rupee denominated deposits from non resident Indians;

     -  grant foreign currency loans to on-shore and off-shore corporations;

     -  open documentary credits;

     -  grant import and export loans;

     -  handle collection of bills, funds transfer services;

     -  issue guarantees; and

     - enter into derivative transactions and risk management activities that are incidental to our normal functions authorized under our organizational documents.

     Our foreign exchange operations are subject to the guidelines specified by the Reserve Bank of India in the exchange control manual. As an authorized dealer, we are required to enroll as a member of the Foreign Exchange Dealers Association of India, which prescribes the ground rules relating to foreign exchange business in India.

     Authorized dealers like us are required to determine our limits on open positions and maturity gaps in accordance with Reserve Bank of India guidelines and these limits are approved by the Reserve Bank of India. At present, the limit for our over-night open positions is Rs. 460 million. Further, we are permitted to hedge foreign currency loan exposures of Indian corporations in the form of interest rate swaps, currency swaps and forward rate agreements, subject to certain conditions.

STATUTES GOVERNING FOREIGN EXCHANGE AND CROSS BORDER BUSINESS TRANSACTIONS

     The foreign exchange and cross border transactions undertaken by banks are subject to the provisions of Foreign Exchange Regulation Act. All branches should monitor all non-resident accounts to prevent money laundering. These transactions will be regulated by the Foreign Exchange Management Act and the Prevention of Money Laundering Act, once they are put in force.

REQUIREMENTS OF BANKING REGULATION ACT

     PROHIBITED BUSINESS

     The Banking Regulation Act specifies the business activities in which a bank may engage. Business activities other than the specified activities are prohibited to be undertaken by a bank.

     RESERVE FUND

     Any bank incorporated in India is required to create a reserve fund to which not less than 20.0% of the profits of each year before dividends must be transferred. If there is an appropriation from this account, the bank is required to report the same to the Reserve Bank of India within 21 days, explaining the circumstances leading to such appropriation.

     RESTRICTIONS ON PAYMENT OF DIVIDEND

     The Banking Regulation Act requires that a bank shall pay dividend on its shares only after all its capitalized expenses (including preliminary expenses, organization expenses, share selling commission, brokerage, amounts of losses and any other item of expenditure not represented by tangible assets) have been completely written off.

     Prior approval of the Reserve Bank of India is required for a dividend payment above 25.0% of par value of a company's shares or for an interim dividend payment.

     The government of India may, on recommendation of the Reserve Bank of India, exempt a bank from requirements relating to its reserve fund and the restrictions on dividend payment.

     RESTRICTION ON SHARE CAPITAL AND VOTING RIGHTS

     Banks can issue only ordinary shares. Banks incorporated before January 15, 1937 can also issue preferential shares. The Banking Regulation Act specifies that no shareholder in a banking company can exercise voting rights on poll in excess of 10.0% of total voting rights of all the shareholders of the banking company.

     RESTRICTION ON TRANSFER OF SHARES

     Reserve Bank of India approval is required to obtain its approval before we can register the transfer of shares for an individual or group which acquires 5.0% or more of our total paid up capital.

     REGULATORY REPORTING AND EXAMINATION PROCEDURES

     The Reserve Bank of India is empowered under the Banking Regulation Act to inspect a bank. The Reserve Bank of India monitors prudential parameters at quarterly intervals. To this end and to enable off-site monitoring and surveillance by the Reserve Bank of India, the banks are required to report to the Reserve Bank of India on aspects such as:

     -  assets, liabilities and off-balance sheet exposures;

     - the risk weighting of these exposures, the capital base and the capital adequacy ratio;

     -  the unaudited operating results for each quarter;

     -  asset quality;

     -  concentration of exposures;

     - connected and related lending and the profile of ownership, control and management; and

     -  other prudential parameters.

     The Reserve Bank of India also conducts periodical on-site inspections on matters relating to the bank's portfolio, risk management systems, internal controls, credit allocation and regulatory compliance, at intervals ranging from one to three years. We have been subject to the on-site inspection by the Reserve Bank of India at yearly intervals. The inspection report, along with the report on actions taken by us, has to be placed before our board of directors. On approval by our board of directors, we are required to submit the report on actions taken by us to the Reserve Bank of India. The Reserve Bank of India also discusses the report with our management team including our chief executive officer.

     The Reserve Bank of India also conducts on-site supervision of our selected branches with respect to their general operations and foreign exchange related transactions.

     PENALTIES

     The Reserve Bank of India can impose penalties on banks and its employees in case of infringement of regulations under the Banking Regulation Act. The penalty can be a fixed amount or be related to the amount involved in any contravention of the regulations. The penalty may also include imprisonment.

ASSETS TO BE MAINTAINED IN INDIA

     Every bank is required to ensure that its assets in India (including import-export bills drawn in India and Reserve Bank of India approved securities, even if the bills and the securities are held outside India) are not less than 75.0% of its demand and time liabilities in India.

     SECRECY OBLIGATIONS

     Our obligations relating to maintaining secrecy arise out of common law principles governing our relationship with our customers. We cannot disclose any information to third parties except under clearly defined circumstances. The following are the exceptions to this general rule:

     -  where disclosure is required to be made under any law;

     -  where there is an obligation to disclose to the public;

     -  where we need to disclose information in our interest; and

     - where disclosure is made with the express or implied consent of the customer.

     We are required to comply with the above in furnishing any information to any parties. We are also required to disclose information if ordered to do so by a court The Reserve Bank of India may, in the public interest, publish the information obtained from the bank. Under the provisions of the Banker's Books Evidence Act, a copy of any entry in a bankers' book, such as ledgers, day books, cash books and account books certified by an officer of the bank may be treated as prima facie evidence of the transaction in any legal proceedings.

APPOINTMENT AND REMUNERATION OF OUR CHAIRMAN, MANAGING DIRECTOR AND OTHER DIRECTORS

     We require prior approval of the Reserve Bank of India to appoint our chairman and managing director and any other directors and to fix their remuneration. The Reserve Bank of India is empowered to remove such an appointee on the grounds of public interest, interest of depositors or to ensure the proper management of the bank. Further, the Reserve Bank of India may order meetings of the bank's board of directors to discuss any matter in relation to the bank, appoint observers to such meetings and in general may make such changes to the management as it may deem necessary and can also order the convening of a general meeting of the company to elect new directors.

SECURITIES AND EXCHANGE BOARD OF INDIA REGULATIONS AND GUIDELINES

     The Securities and Exchange Board of India was established to protect the interests of public investors in securities and to promote the development of, and to regulate, the Indian securities market. We are subject to Securities and Exchange Board of India regulations in respect of our activities as underwriters and agents for collecting subscriptions to public offerings of securities made by other companies. These regulations provide for registration with the Securities and Exchange Board of India for each of these activities, the functions, responsibilities and a code of conduct applicable for these activities.

                               EXCHANGE CONTROLS

RESTRICTIONS ON CONVERSION OF RUPEES

     There are restrictions on the conversion of rupees into dollars. Before February 29, 1992, the Reserve Bank of India determined the official value of the rupee in relation to a weighted basket of currencies of India's major trading partners. In the February 1992 budget, a new dual exchange rate mechanism was introduced by allowing conversion of 60.0% of the foreign exchange received on trade or current account at a market-determined rate and the remaining 40.0% at the official rate. All importers were, however, required to buy foreign exchange at the market rate except for certain specified priority imports. In March 1993, the exchange rate was unified and allowed to float. In February 1994 and again in August 1994, the Reserve Bank of India announced relaxations in payment restrictions in the case of a number of transactions. Since August 1994, the government of India has substantially complied with its obligations owed to the IMF, under which India is committed to refrain from using exchange restrictions on current international transactions as an instrument in managing the balance of payments. Effective July 1995, the process of current account convertibility was advanced by relaxing restrictions on foreign exchange for various purposes, such as foreign travel and medical treatment.

RESTRICTIONS ON SALE OF THE EQUITY SHARES UNDERLYING THE ADSS AND FOR REPATRIATION OF SALE PROCEEDS

     ADSs issued by Indian companies to non-residents have free transferability outside India. However, under Indian regulations and practice, the approval of the Reserve Bank of India is required for the sale of equity shares underlying the ADSs (other than a sale on a stock exchange or in connection with an offer made under the takeover regulations) by a non-resident of India to a resident of India as well as for renunciation of rights to a resident of India. Further, the depositary cannot accept deposits of outstanding equity shares and issue ADRs evidencing ADSs representing such equity shares. Therefore, an investor in the ADSs who surrenders ADSs and withdraws equity shares is not permitted subsequently to deposit such equity shares and obtain ADSs. Nor would a holder to whom such equity shares are transferred be permitted to deposit such equity shares. Investors who seek to sell in India any equity shares (other than a sale on a stock exchange or in connection with an offer made under the takeover regulations) withdrawn from the depositary facility and to convert the rupee proceeds from such sale into foreign currency and repatriate such foreign currency from India will, subject to the foregoing, have to obtain Reserve Bank of India approval for each such transaction.

                 NATURE OF THE INDIAN SECURITIES TRADING MARKET

     The information in this section has been extracted from publicly available documents from various sources, including officially prepared materials from the Securities and Exchange Board of India, the BSE and the NSE, and has not been prepared or independently verified by us or the underwriters, or any of their respective affiliates or advisors. This is the latest available information to our knowledge.

MARKET PRICE INFORMATION

     EQUITY SHARES

     Our outstanding equity shares are listed and traded on the Calcutta, Delhi, Madras and Vadodara Stock Exchanges, the BSE and the NSE. The equity shares were first listed on the Vadodara Stock Exchange in 1997. The prices for equity shares as quoted in the official list of each of the Indian stock exchanges are in Indian Rupees. We have applied to list the ADSs, each representing two equity shares, for quotation on the New York Stock Exchange. The equity shares underlying the ADSs will be listed on each of these Indian stock exchanges within six weeks of the offering.

     The following table shows:

     - the reported high and low closing prices quoted in rupees for the equity shares on the NSE;

     - the reported high and low closing prices for the equity shares, translated into U.S. dollars, based on the noon buying rate on the last date of each period presented; and

     -  the average trading volume for the equity shares on the NSE.

                                                                                     AVERAGE DAILY
                                         PRICE PER                PRICE PER             EQUITY
                                      EQUITY SHARE(1)            EQUITY SHARE        SHARE TRADING
                                  -----------------------    --------------------      VOLUME(2)
                                     HIGH          LOW         HIGH        LOW       -------------
                                  ----------    ---------    --------    --------    (IN MILLIONS)
FISCAL 1998
Third Quarter (from
  September 29, 1997).........    Rs.  54.50    Rs. 35.00    US$ 1.39    US$ 0.89      Rs. 41.7
Fourth Quarter................         52.25        36.40        1.32        0.92          10.1
Fiscal 1999
First Quarter.................         65.00        32.00        1.53        0.75          17.4
Second Quarter................         44.00        32.10        1.04        0.76           3.6
Third Quarter.................         35.00        21.55        0.82        0.51           2.9
Fourth Quarter................         33.60        20.75        0.79        0.49           6.1
Fiscal 2000
First Quarter.................         38.60        22.70        0.89        0.52           2.6
Second Quarter................         45.45        32.00        1.04        0.73           3.4
Third Quarter.................         75.00        32.15        1.72        0.74           9.7
Fourth Quarter (through
  March 15, 2000).............        250.00        66.00        5.75        1.52          46.3

---------------

(1) Data from the NSE. The prices quoted on the BSE and other stock exchanges may be different.
(2) Data from the NSE. The average daily trading volumes reported on the BSE and other stock exchanges may be different.

     On March 16, 2000, the closing price of equity shares on the NSE was Rs. 203.95, equivalent to US$ 4.68 per equity share (US$ 1.00 per ADS on an imputed basis) translated at the noon buying rate of Rs. 43.58 per US$ 1.00 on March 16, 2000.

     At March 15, 2000, there were approximately 124,779 holders of record of our equity shares, of which 19 had registered addresses in the United States and held an aggregate of approximately 6,200 equity shares.

THE INDIAN SECURITIES MARKET

     India has a long history of organized securities trading. In 1875, the first stock exchange was established in Mumbai.

     STOCK EXCHANGE REGULATION

     India's stock exchanges are regulated primarily by the Securities and Exchange Board of India, as well as by the government of India acting through the Ministry of Finance, Stock Exchange Division, under the Securities Contracts (Regulation) Act, 1956 and the Securities Contracts (Regulation) Rules, 1957. The Securities Contracts (Regulation) Rules regulate the recognition of stock exchanges, the qualifications for membership and the manner in which contracts are entered into and enforced between members.

     The main objective of the Securities and Exchange Board of India, which was established by the government of India in February 1992, is to promote the development of and regulate the Indian securities markets and protect the interests of investors. The Securities and Exchange Board of India may make or amend an exchange's by-laws and rules, overrule an exchange's governing body and withdraw recognition of an exchange. In the past, the Securities and Exchange Board of India's regulation of market practices was limited. The Securities and Exchange Board of India Act, 1992 granted the Securities and Exchange Board of India powers to regulate the business of Indian securities markets, including stock exchanges and other financial intermediaries, promote and monitor self-regulatory organizations, prohibit fraudulent and unfair trade practices and insider trading, and regulate substantial acquisitions of shares and takeovers of companies. The Securities and Exchange Board of India has also issued guidelines concerning minimum disclosure requirements by public companies, rules and regulations concerning investor protection, insider trading, substantial acquisitions of shares and takeovers of companies, buybacks of securities, employee stock option schemes, stockbrokers, merchant bankers, mutual funds, credit rating agencies and other capital market participants.

     Recently, the Securities Contracts (Regulation) Act has been amended to include derivatives of securities and instruments of collective investment in the definition of "securities". This has been done with a view to develop and regulate the markets for derivatives. Trading in derivatives is expected to commence in the near future. The Securities and Exchange Board of India also set up a committee for the review of Indian securities laws, which has proposed a draft Securities Bill. The draft Securities Bill, if accepted, will result in a substantial revision in the laws relating to securities in India. Recently, the Indian Companies Act, 1956 was amended to introduce significant changes such as allowing buyback of securities, issuance of sweat equity shares, making accounting standards issued by the Institute of Chartered Accountants of India mandatory and relaxing restrictions on inter-corporate investment and loans.

     PUBLIC ISSUANCE OF SECURITIES

     Under the Companies Act, a public offering of securities in India must generally be made by means of a prospectus, which must contain information specified in the Companies Act and be filed with the Registrar of Companies having jurisdiction over the place where a company's registered office is situated. A company's directors and promoters may be subject to civil and criminal liability for misstatements in a prospectus. The Companies Act also sets forth procedures for the acceptance of subscriptions and the allotment of securities among subscribers and establishes maximum commission rates for the sale of securities.

     The Securities and Exchange Board of India has issued detailed guidelines concerning disclosures by public companies and investor protection. Prior to the repeal of certain rules in mid-1992, the Controller of Capital Issues of the government of India regulated the prices at which companies could issue securities. The Securities and Exchange Board of India guidelines now permit existing listed companies to price freely their issues of securities, though the pricing of initial public offerings is subject to certain restrictions. All new issues governed by the Securities and Exchange Board of India guidelines are conditional upon a minimum subscription requirement of 90.0% of the securities being issued. However, such minimum subscription clause is not applicable to Development Financial Institutions. In July 1996, Securities and Exchange Board of India relaxed the foregoing minimum subscription requirement in the case of "offer for sale" of securities, but introduced regulations which require that there be a minimum of ten shareholders for every Rs. 100,000 (US$ 2,298) of the nominal value of shares offered to the public. In the case of public issues, the requirement is for a minimum of five shareholders for every Rs. 100,000 (US$ 2,298) of the nominal value of shares offered to the public. Promoters of companies are required to retain a certain minimum certified holding of equity share capital, which is subject to a lock-in for three years. No issuance of bonus shares is permitted within 12 months of any public issue or rights issue.

     Public limited companies are required under the Companies Act to prepare, file with the Registrar of Companies and circulate to their shareholders audited annual accounts, which comply with the Companies Act's disclosure requirements and regulations governing their manner of presentation. In addition, a listed company is subject to continuing disclosure requirements pursuant to the terms of its listing agreement with the relevant stock exchange. The Securities and Exchange Board of India has recently notified amendments to the listing agreement tightening the continual disclosure standards by corporations. Accordingly, companies are now required to publish unaudited financial statements on a quarterly basis and are required to inform stock exchanges immediately regarding any stock-price sensitive information.

     LISTING

     The listing of securities on a recognized Indian stock exchange is regulated by the Securities Contract Rules.

     Under the standard terms of stock exchange listing agreements, the governing body of each stock exchange is empowered to suspend trading of or dealing in a listed security for breach of the company's obligations under such agreement, subject to the company receiving prior notice of the intent of the exchange. A listed company can also be delisted after a notice period of six months if the number of public shareholders falls below five for every Rs. 100,000 nominal value of shares offered to the public, the public shareholding falls below 20.0% of the number of shares offered to the public or the listed company fails to pay annual listing fees to the relevant stock exchange. The Securities and Exchange Board of India has recently issued guidelines for standardizing listing agreements and by-laws of stock exchanges in India. The Securities and Exchange Board of India proposes to issue additional guidelines, which set out basic listing standards for all stock exchanges in India. In the event that a suspension of a company's securities continues for a period in excess of three months, the company may appeal to the Securities and Exchange Board of India to set aside the suspension. The Securities and Exchange Board of India has the power to veto stock exchange decisions in this regard.

     INDIAN STOCK EXCHANGES

     There are 24 stock exchanges in India. At December 31, 1999, these stock exchanges were served by over 9,000 brokers dispersed across India. Most of the stock exchanges have their governing board for self-regulation.

     It is estimated that the six major exchanges, the BSE, the stock exchanges at Ahmedabad, Calcutta, Chennai and Delhi, and the NSE, account for more than 90.0% of the market capitalization of listed Indian companies. The BSE and the NSE account for a majority of trading volumes of securities in India. The BSE and NSE together hold a dominant position among the stock exchanges in terms of number of listed companies, market capitalization and trading activity.

     The Securities and Exchange Board of India had prescribed certain guidelines for the pricing and reporting of negotiated deals. A negotiated deal refers to a transaction executed at a price not determined through stock exchange pricing and involving a value of not less than Rs. 2.5 million or a volume of not less than 10,000 shares. Earlier, a negotiated deal had to be reported to the stock exchange within 15 minutes from the time the trade was negotiated or, if such transaction occurs after trading hours, on the next day when the market opens.

     However, for greater transparency, the Securities and Exchange Board of India has decided that negotiated deals will not be permitted in the existing manner and they have to be executed on the screens of the exchanges just like any other normal trade.

     There are generally no restrictions on price movements of any security on any given day. However, to restrict abnormal price volatility, the Securities and Exchange Board of India has instructed stock exchanges to apply daily circuit breakers which do not allow transactions at prices different by more than 8.0% of the previous closing price for shares quoted at Rs. 20 or more. The Securities and Exchange Board of India has recently

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instructed stock exchanges to relax the circuit breakers by a further 4.0% after half an hour from the time prices reach the limit of 8.0%. It has allowed stock exchanges to fix circuit breakers for shares quoted at prices up to Rs. 20. Further, margin requirements are also imposed by stock exchanges that are required to be paid at rates fixed by the stock exchanges. The Indian stock exchanges can also exercise the power to suspend trading during periods of market volatility.

     A settlement cycle is an account period for the securities traded on a stock exchange. At the end of the period, obligations are settled, i.e., buyers of securities pay for and receive securities while sellers give securities and receive payment for them. The obligations are settled on a net basis, i.e., if some security is both purchased and sold in the same settlement cycle then only the net quantity of securities is delivered or received and the net amount of funds paid or received. Typically, the length of the settlement period is five business days. The Securities and Exchange Board of India has specified 10 shares that were to be settled by rolling settlement from January 10, 2000. Under rolling settlement, the length of the settlement period is one day.

     In December 1993, the Securities and Exchange Board of India announced a ban on forward trading on the Ahmedabad, Calcutta and Delhi stock exchanges and the BSE in order to contain excessive speculation, protect the interests of investors and regulate the stock market. All transactions thereafter were required to be for payment and delivery.

     In October 1995, the Securities and Exchange Board of India announced the introduction of a modified forward trading system to enable buyers and sellers to defer the settlement of their obligations to the following settlement cycle. This system began on the BSE in January 1996 for select shares. The new system segregates trades into different categories, namely, carry-forward, delivery and jobbing, with different identification numbers of the various trades. Other features of the new system are: flat margins of 15.0%; compulsory online trading (which means that only computerized exchanges will be allowed to use the system); a maximum 90-day period for carry-over of transactions and capital adequacy standards of 3.0% for individual brokers and 6.0% for corporate brokers. The Securities and Exchange Board of India has appointed a committee to recommend modalities for a carry forward mechanism under the rolling settlement. Once the revised carry forward mechanism is approved, rolling settlement would will be applicable also for shares in the carry forward list.

     In 1992, the Securities and Exchange Board of India promulgated rules and regulations that prescribe conditions for registration of stockbrokers. A stockbroker may not buy, sell or deal in securities except pursuant to a certificate granted by the Securities and Exchange Board of India. The regulations also prescribe a broker code of conduct and rules for the fair treatment of investors by brokers, the procedures for registration, the payment of registration fees, maintenance of appropriate books and records and the right of inspection of the books of the stockbrokers by the Securities and Exchange Board of India. Broker liability in cases of default extends to suspension or cancellation of the broker's registration. The Securities and Exchange Board of India has issued registration certificates to over 9,000 stockbrokers who are members of various stock exchanges in India. Before these regulations, stockbrokers were required to be registered only with the stock exchanges of which they were members. The Securities and Exchange Board of India regulations introduced the concept of dual registration of stockbrokers with the Securities and Exchange Board of India and the stock exchanges, and brought the brokers under regulation for the first time.

     The Securities and Exchange Board of India has enforcement powers over secondary market participants for violation of any provisions of the Securities and Exchange Board of India Act, 1992, or breach of the rules and regulations of the Securities and Exchange Board of India. The Securities and Exchange Board of India may also take enforcement actions for violations of the Securities Contract Act or rules made thereunder and rules, regulations and by-laws of the stock exchanges.

     NSE

     In April 1993, the government of India gave the final clearance for the setting up of the NSE at Mumbai. The NSE was established by financial institutions and banks, with the Industrial Development Bank of India as the coordinating agency. The NSE serves as a national exchange, providing nationwide online satellite-linked screen-based trading facilities with market makers and electronic clearing and settlement. The principal aim of the NSE is to enable investors to buy or sell securities from anywhere in India, serving as a national market for

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securities, including government securities, debentures, public sector bonds and units. The NSE does not categorize shares into groups. Deliveries for trades executed "on-market" are exchanged through the National Securities Clearing Corporation Limited. Screen-based paperless trading and settlement is possible through the NSE from more than 291 cities in India. At November 25, 1999, the NSE had 6,839 trading terminals across the country.

     Government securities, public sector bonds and units commenced trading on the NSE in July 1994 and trading in equities of 200 large companies started in November 1994. The average daily traded value of the capital market segment rose from approximately Rs. 70 million in November 1994 to Rs. 44.8 billion in December 1999. The NSE has 890 trading members on the capital market segment and 96 trading members on the wholesale debt market segment. At October 31, 1999, 685 securities were listed and 572 securities were permitted to trade on the capital market segment. On the wholesale debt market segment, 797 securities were listed and 517 securities were permitted to trade at October 31, 1999. The NSE launched the NSE 50 Index, now known as S&P CNX NIFTY, on April 22, 1996 and the Mid-cap index on January 1, 1996. The securities in the NSE 50 Index are highly liquid. In May 1998, India Index Services and Products Limited (IISL) was launched as a joint venture between the NSE and Credit Rating and Information Services of India Limited with the objective of providing index-related services and products for the capital markets. IISL has a consulting agreement with Standard & Poor's, the world's leading provider of equity indices, for co-branding IISL's equity indices. The market capitalization of the NSE at December 31, 1999 was approximately Rs. 8,529.9 billion. With a wide network in major metropolitan cities, screen-based trading, central monitoring system and greater transparency, the NSE has lately recorded high volumes of trading. The volume of trading on the NSE now generally exceeds that on the BSE.

     The NSE has set up a disaster recovery site at Pune to enable it to commence normal business operations within a very short time frame should a disaster occur.

     The clearing and settlement operations of the NSE are managed by its wholly owned subsidiary, the National Securities Clearing Corporation. A key factor in the growth of the NSE has been the short and tight settlement cycles that have operated since its commencement. The National Securities Clearing Corporation Limited operates a well-defined settlement cycle and there has been no deviation or deferment from this cycle. The NSE provides a facility for multiple settlement mechanisms including an account period settlement in regular market sub-segment dealing in physical securities and rolling settlement -- normal (lot size one) and rolling settlement -- normal (marketable lots) in book-entry sub-segment.

     The account period cycle starts every Wednesday and ends on a Tuesday with the pay in of securities on the next Monday, pay-in of funds on the next Tuesday and pay-out of funds and securities on the next Wednesday. The settlement in the book-entry sub-segment is conducted on the next Tuesday. The settlement is completed within eight days of the last day of the trading cycle. The rolling settlement is typically on a T+5 working day basis, trades taking place on Monday will be settled on the next Monday. All settlements for securities are through the clearing house in the case of physical settlement and through the depositary in the case of book entry sub-segment. Funds settlement takes place through designated clearing banks. The National Securities Clearing Corporation Limited interfaces with the depositary on the one hand and the clearing banks on the other to provide delivery versus payment settlement for depositary enabled trades.

     BSE

     The BSE, the oldest stock exchange in India, was established in 1875. It has evolved over the years into its present status as the premier stock exchange of India. The BSE switched over to online trading (BOLT) since May 1995. At December 31, 1999, the BSE had 639 members, comprising 243 individual members, 375 Indian companies, 20 foreign brokers and one composite corporate member. Only a member of the BSE has the right to trade in the stocks listed on the BSE.

     At December 31, 1999, there were 5,863 listed companies trading on the BSE. At December 31, 1999, the estimated market capitalization of stocks trading on the BSE was Rs. 8.0 trillion. The average daily turnover on the BSE has also shown a significant increase from approximately Rs. 67 million in January 1987 to approximately Rs. 35.7 billion in December 1999. At December 31, 1999, the BSE had over 1,000 trading work-

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stations in 246 cities across the country. The BSE has SEBI approval to expand its BOLT online trading network to 424 cities.

     TRADING HOURS

     Trading on the BSE is from 10:00 a.m. to 3:30 p.m. on weekdays. The BSE is closed on public holidays. Special trade sessions are held outside normal trading hours simultaneously with the annual government budget announcement and on Diwali, a religious festival.

     TRADING PROCEDURE

     Until 1995, brokers and members of the BSE received individual orders from which any cross-orders were matched and taken off. The balance of the orders was transmitted to the trading floor for execution in an open outcry system. The BSE has now introduced its BOLT online trading system on the exchange. The enhanced transparency in dealings due to implementation of BOLT has assisted considerably in smoothening settlement cycles and improving efficiency in back office work. From July 3, 1995, all listed shares were transferred to BOLT.

     CLASSIFICATION OF SHARES

     On the BSE, shares are classified into A, B1, B2, C and Z groups. All groups settle funds and securities through the BSE clearing house. For the A group of shares, forward trading is permitted. The Z group includes those companies who have not fulfilled the listing guidelines or have not paid listing fees. The C group covers odd lot securities in other groups and rights renunciations. Our equity shares are in the A group. At December 31, 1999, there were 140 A group, 1,124 B1 group, 4,521 B2 group and 544 Z group shares and 682 debentures listed on the BSE.

     SETTLEMENT

     The trading period for all group shares lasts from Monday to Friday. The trades are normally settled by the broker's net payment to the BSE clearing house for securities on the following Thursday and the broker's delivery of securities to the BSE clearing house on the same Thursday and, in the case of overflow of securities, on Friday. The BSE clearing house then delivers securities to the brokers on Friday and makes payments to the brokers on Saturday. All shortages in delivery are compulsorily auctioned by the clearing house. The auction system is fully computerized and has been following a closed-bid system. For payments, the bank accounts of the brokers are maintained with the designated clearing banks which are debited or credited on the specified days.

     COMMISSIONS

     The maximum commission charged by brokers for trading equities is 2.5% of the transaction value but, in practice, commissions are normally in the range of 0.5% to 2.0%. The 1994 budget imposed a 5.0% service tax on brokerage commissions.

     STOCK MARKET INDICES

     The following two indices are generally used in tracking the aggregate price movements on the BSE.

     - The BSE Sensitive Index (Sensex) consists of listed shares of 30 large market capitalization companies representing 15 industries from 'A' group, including ICICI. The companies were selected on the basis of market capitalization, liquidity and the need for sectoral representation. The BSE Sensitive Index was first compiled in 1986 (and revised in 1996) with the financial year ended March 31, 1979 as its base year. This is the most commonly used index in India. On October 12, 1998 the BSE Index Committee revised the composition of the Index to include the representation of the information technology sector and increase the representation of the oil and gas, and pharmaceutical sectors. The

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       revised index, the changes in the calculation of which became effective from November 16, 1998, represented approximately 34.9% of the BSE market capitalization at December 31, 1999.

     - The BSE 100 Index (formerly the BSE National Index) contains listed shares of 100 companies including the 30 in the BSE Sensitive Index, and was based in March 1984 at a stated value of 100. The BSE 100 Index was introduced in January 1986. On January 15, 1998, the BSE Index Committee revised the composition of the BSE 100 Index. The index represented approximately 67.0% of the BSE market capitalization at December 31, 1999.

INTERNET-BASED SECURITIES TRADING AND SERVICES

     The Securities and Exchange Board of India has recently allowed Internet-based securities trading under the existing legal framework. The regulations seek to allow the Internet to be used as an order routing system through stock brokers registered with the Securities and Exchange Board of India on behalf of clients for executing trades on a recognized stock exchange in India. Stock brokers interested in providing this service are required to apply for permission to the respective stock exchange and also have to comply with certain minimum conditions stipulated by the Securities and Exchange Board of India. Given the limited life of these new regulations to date, it is possible that these regulations will continue to evolve in the future.

TAKEOVER CODE

     Disclosure and mandatory bid obligations under Indian law are governed by the Securities and Exchange Board of India (Substantial Acquisition of Shares and Takeovers) Regulations, 1997 (the "Takeover Code") which prescribes certain thresholds or trigger points that give rise to these obligations. The Takeover Code is under constant review by the Securities and Exchange Board of India and was recently amended.

     The most important features of the Takeover Code, as amended, are as follows:

     Any acquirer (meaning a person who, directly or indirectly, acquires or agrees to acquire shares or voting rights in a company, either by himself or with any person acting in concert) who acquires shares or voting rights that would entitle him to more than 5.0% of the shares or voting rights in a company is required to disclose the aggregate of his shareholding or voting rights in that company to the company (which in turn is required to disclose the same to each of the stock exchanges on which the company's shares are listed) within four working days of (a) the receipt of allotment information; or (b) the acquisitions of shares or voting rights, as the case may be.

     - A person who holds more than 15.0% of the shares or voting rights in any company is required to make annual disclosure of his holdings to that company (which in turn is required to disclose the same to each of the stock exchanges on which the company's shares are listed).

     - Promoters or persons in control of a company are also required to make annual disclosure of their holdings in the same manner.

     - An acquirer cannot acquire shares or voting rights which (taken together with existing shares or voting rights, if any, held by him or by persons acting in concert with him) would entitle such acquirer to exercise 15.0% or more of the voting rights in a company, unless such acquirer makes a public announcement offering to acquire a further 20.0% of the shares of the company.

     - An acquirer who, together with persons acting in concert with him, holds between 15.0% and 75.0% of the shares cannot acquire additional shares or voting rights that would entitle him to exercise a further 5.0% of the voting rights in any period of 12 months unless such acquirer makes a public announcement offering to acquire a further 20.0% of the shares of the company.

     - Any further acquisition of shares or voting rights by an acquirer who holds 75.0% of the shares or voting rights in a company triggers the same public announcement requirements.

     - In addition, regardless of whether there has been any acquisition of shares or voting rights in a company, an acquirer acting in concert cannot directly or indirectly acquire control over a company (for example,

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       by way of acquiring the right to appoint a majority of the directors or to control the management or the policy decisions of the company) unless such acquirer makes a public announcement offering to acquire a minimum of 20.0% of the shares of the company.

     The Takeover Code sets out the contents of the required public announcements as well as the minimum offer price.

     The Takeover Code permits conditional offers as well as the acquisition and subsequent delisting of all shares of a company and provides specific guidelines for the gradual acquisition of shares or voting rights. Specific obligations of the acquirer and the board of directors of the target company in the offer process have also been set out. Acquirers making a public offer are also required to deposit in an escrow account a percentage of the total consideration which amount will be forfeited in the event that the acquirer does not fulfill his obligations. In addition, the Takeover Code introduces the "chain principle" by which the acquisition of a holding company will obligate the acquirer to make a public offer to the shareholders of each subsidiary company which is listed.

     The general requirements to make such a public announcement do not, however, apply entirely to bail-out takeovers when a promoter (i.e., a person or persons in control of the company, persons named in any offer document as promoters and certain specified corporate bodies and individuals) is taking over a financially weak company but not a "sick industrial company" pursuant to a rehabilitation scheme approved by a public financial institution or a scheduled bank. A "financially weak company" is a company which has at the end of the previous financial year accumulated losses, which have resulted in erosion of more than 50.0% but less than 100.0% of the total sum of its paid up capital and free reserves at the end of the previous financial year. A "sick industrial company" is a company registered for more than five years which has at the end of any financial year accumulated losses equal to or exceeding its entire net worth.

     The Takeover Code does not apply to certain specified acquisitions including the acquisition of shares (i) by allotment in a public, rights and preferential issue, (ii) pursuant to an underwriting agreement, (iii) by registered stockbrokers in the ordinary course of business on behalf of clients,
(iv) in unlisted companies, (v) pursuant to a scheme of reconstruction or amalgamation or (vi) pursuant to a scheme under Section 18 of the Sick Industrial Companies (Special Provisions) Act, 1985. The Takeover Code does not apply to acquisitions in the ordinary course of business by public financial institutions such as ICICI either on their own account or as a pledgee. In addition, the Takeover Code does not apply to the acquisition of ADSs so long as they are not converted into equity shares.

DEPOSITARIES

     In August 1996, the Indian Parliament enacted the Depositaries Act, 1996 which provides a legal framework for the establishment of depositaries to record ownership details and effectuate transfers in book-entry form. The Securities and Exchange Board of India passed the Securities and Exchange Board of India (Depositories and Participants) Regulations, 1996 which provides for the formation of such depositaries, the registration of participants as well as the rights and obligations of the depositaries, participants and the issuers. Every depositary has to register with the Securities and Exchange Board of India. Pursuant to the Depositories Act, the National Securities Depository Limited was established by the Unit Trust of India, the Industrial Development Bank of India and the NSE in 1996 to provide electronic depositary facilities for trading in equity and debt securities. The National Securities Depository Limited, which commenced operations in November 1996, was the first depositary in India. Another depositary, the Central Depository Services (India) Limited, established by the BSE has commenced operations since July 15, 1999. The depositary system has significantly improved the operations of the Indian securities markets.

     Trading of securities in book-entry form commenced in December 1996 and was available for securities of more than 472 companies at August 1999. In order to encourage "dematerialization" of securities, the Securities and Exchange Board of India has set up a working group on dematerialization of securities comprising foreign institutional investors, custodians, stock exchanges, mutual funds and the National Securities Depository Limited to review the progress of securities and trading in dematerialized form and to recommend scrips for compulsory dematerialized trading in a phased manner. Accordingly, commencing January 1998, the Securities and

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Exchange Board of India has notified scrips of various companies for compulsory dematerialized trading by certain categories of investors such as foreign institutional investors and other institutional investors and has also notified compulsory dematerialized trading in specified scrips for all retail investors. The Securities and Exchange Board of India proposes to increase the number of scrips in which dematerialized trading is compulsory for all investors significantly in the near future. The Securities and Exchange Board of India has also provided that the issue and allotment of shares in public, rights or offer for sale after a specified date to be notified by the Securities and Exchange Board of India) shall only be in dematerialized form and an investor shall be compulsorily required to open a depository account with a participant.

     However, even in case of scrips notified for compulsory dematerialized trading, investors, other than institutional investors, are permitted to trade in physical shares on transactions outside the stock exchange where there are no requirements of reporting such transactions to the stock exchange and on transactions on the stock exchange involving lots less than 500 securities.

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             RESTRICTION ON FOREIGN OWNERSHIP OF INDIAN SECURITIES

     The government of India regulates ownership of Indian companies by foreigners. Foreign investment in Indian securities, including the equity shares represented by the ADSs, is generally regulated by the Foreign Exchange Regulation Act, 1973. The Foreign Exchange Regulation Act will be replaced by the Foreign Exchange Management Act, 1999 once it is notified by the government of India in the Official Gazette. The Foreign Exchange Management Act, 1999 contains similar provisions to the Foreign Exchange Regulation Act regarding the restrictions on foreign ownership of Indian securities and the Reserve Bank of India will continue to regulate foreign investment in Indian securities.

     The Reserve Bank of India has recently issued a notification under the provisions of the Foreign Exchange Regulation Act relaxing the requirement of prior approval for an Indian company making an ADS issue provided that the issuer is eligible to issue ADSs pursuant to the guidelines issued by the Ministry of Finance and has the necessary approval from the Foreign Investment Promotion Board. We have sought the approval of the Foreign Investment Promotion Board and will not be required to obtain the prior approval of the Reserve Bank of India for this offering. The Reserve Bank of India has also granted general permission for foreign investors to acquire our ADSs.

     Under the foreign investment rules, the following restrictions are applicable on foreign ownership:

     - Under the foreign direct investment route, foreign investors may own our equity shares only with the approval of the Foreign Investment Promotion Board; this approval is granted on a case-by-case basis;

     - Under the Issue of Foreign Currency Convertible Bonds and Equity Shares (through Depositary Receipt Mechanism) Scheme, 1993, foreign investors may purchase ADSs or GDRs, subject to the receipt of all necessary government approvals at the time the depositary receipt program is set up. Recently, with a view to liberalize the operational procedures, the government of India's Ministry of Finance and the Reserve Bank of India have granted a general approval to ADS or GDR issues, subject to certain restrictions;

     - Under the portfolio investment route, foreign institutional investors, subject to registration with the Securities and Exchange Board of India and the Reserve Bank of India, may be permitted to own in the aggregate up to an additional 24.0% of our equity shares that are not represented by ADSs or GDRs; no single foreign institutional investor may own more than 10.0% of our equity shares; and

     - Under the portfolio investment route, non-resident Indians and corporate bodies predominantly owned by non-resident Indians may own up to 10.0% of our equity shares; no single non-resident Indian or corporate body predominantly owned by non-resident Indian's may own more than 5.0% of our total equity shares.

     We have obtained the approval of the Foreign Investment Promotion Board for this offering which is a foreign direct investment. Under the guidelines issued by the Indian government relating to foreign direct investment in a banking company, non-resident Indians, inclusive of foreign investors, are allowed to invest up to 40.0% of the bank's equity capital. Out of this 40.0%, foreign investment of up to 20.0% is permitted by foreign banking companies or finance companies. The Reserve Bank of India has confirmed to us that portfolio investment in the secondary market in India by foreign institutional investors and non-resident Indians described above is not included in the above limit of 40.0%.

     Assuming the underwriters' over-allotment option is exercised in full, foreign direct investment through this offering will be -- % of our equity shares.

     As an investor in ADSs, you do not need to seek the specific approval from the government of India to purchase, hold or dispose of your ADSs. In the offering, we are also required to obtain the approval of the Department of Company Affairs and the relevant stock exchanges. We have sought these approvals.

     Equity shares which have been withdrawn from the depositary facility and transferred on our register of shareholders to a person other than the depositary or its nominee may be voted by that person. However, you may

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not receive sufficient advance notice of shareholder meetings to enable you to withdraw the underlying equity shares and vote at such meetings.

     Notwithstanding the foregoing, if a foreign institutional investor, non-resident Indian or overseas corporate body were to withdraw its equity shares from the ADS program, its investment in the equity shares would be subject to the general restrictions on foreign ownership noted above and may be subject to the portfolio investment restrictions, including the 10-24.0% portfolio investment limitations, and the 5-10.0% non-resident Indian limitation. The application of these limitations, however, is not clear. Secondary purchases of securities of Indian companies in India by foreign direct investors or investments by non-resident Indians, persons of Indian origin, overseas corporate bodies and foreign institutional investors above the ownership levels set forth above require government of India approval on a case-by-case basis. It is unclear whether similar case-by-case approvals of ownership of equity shares withdrawn from the depositary facility by foreign institutional investors, non-resident Indians and overseas corporate bodies would be required.

     Further, if you withdraw your equity shares from the ADS program and your direct or indirect holding in us exceeds 15.0% of our total equity (under the Takeover Code), you would be required to make a public offer to the remaining shareholders. If you withdraw your equity shares from the depositary facility, you will not be able to redeposit them with the depositary.

     If you wish to sell the equity shares withdrawn from the depositary facility, you will be required to receive the prior approval of the Reserve Bank of India, unless the sale is on a stock exchange or in connection with an offer under the Takeover Code.

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                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding the ownership of our equity shares, at March 15, 2000 and adjusted to give effect to the offering (including the equity shares to be issued in the event the underwriters' over-allotment option is exercised in full).

                                                        PERCENTAGE OF TOTAL
                                                           EQUITY SHARES         NUMBER OF EQUITY
                                                            OUTSTANDING            SHARES SOLD
                                                        -------------------   ----------------------
                                                        ACTUAL    ADJUSTED      ACTUAL      ADJUSTED
                                                        -------   ---------   -----------   --------
ICICI(1).............................................     74.2%        --%    122,505,800     --
Unit Trust of India..................................      4.0      --          6,537,049     --
Other Indian institutional investors and corporate
  bodies.............................................      5.4      --          8,962,715     --
Individual domestic investors(2).....................     12.8      --         21,078,508     --
Foreign institutional investors, foreign banks,
  overseas corporate bodies and non-resident Indians
  excluding Bankers Trust Company, as depositary.....      3.6      --          5,916,628     --
Bankers Trust Company, as depositary.................       --      --                 --     --
                                                         -----      -----     -----------    -----
                                                         100.0%     100.0%    165,000,700     --
                                                         =====      =====     ===========    =====

---------------

(1) Under the Indian Banking Regulation Act, no person holding shares in a banking company can vote more than 10.0% of the outstanding equity shares. This means that while ICICI owns 74.2% of our equity shares, it can only vote 10.0% of our equity shares. Due to this voting restriction, and the fact that no other shareholder owns 10.0% or more of our outstanding equity shares, ICICI effectively controls 28.0% of the voting power of our outstanding equity shares. After the completion of the offering, ICICI's effective voting power may decrease.
(2) Executive officers and directors as a group held less than 0.01% of our equity shares at March 15, 2000.

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                                   DIVIDENDS

     Under Indian law, a company pays dividends upon a recommendation by its board of directors and approval by a majority of the shareholders at the annual general meeting of shareholders held within six months of the end of each fiscal year. The shareholders have the right to decrease but not increase the dividend amount recommended by the board of directors. Dividends may be paid out of company profits for the fiscal year in which the dividend is declared. We have paid dividends consistently every year since fiscal 1996, the second year of our operations.

     The following table sets forth, for the periods indicated, the dividend per equity share and the total amount of dividends paid on the equity shares, both exclusive of dividend tax.

                                                                DIVIDEND PER    TOTAL AMOUNT OF
                                                                EQUITY SHARE    DIVIDENDS PAID
                                                                ------------    ---------------
                                                                                 (IN MILLIONS)
FOR FISCAL YEAR
1995........................................................           --               --
1996........................................................      Rs.0.80           Rs.117
1997........................................................         1.00              150
1998........................................................         1.00              162
1999........................................................         1.20              198

     Until fiscal 1997, investors were required to pay tax on dividend income. From fiscal 1998, dividend income was made tax-exempt. However, all companies were required to pay a 10% tax on distributed profits. From fiscal 1999, this tax rate rose to 11% because of a 10% surcharge imposed on all taxes by the government. The government of India's budget for fiscal 2001 proposes to raise this tax to 22.0% (including surcharge).

     Future dividends will depend upon our revenues, cash flow, financial condition and other factors. As an owner of ADSs, you will be entitled to receive dividends payable in respect of the equity shares represented by such ADSs. The equity shares represented by ADSs will rank pari passu with existing equity shares. At present, we have equity shares issued in India. See "Description of the American Depositary Shares -- Share Dividends and Other Distributions" for payment and distribution of dividends.

     With respect to equity shares issued by us during a particular fiscal year, dividends declared and paid for such fiscal year generally are prorated from the date of issuance to the end of such fiscal year. As an owner of ADSs, you will be entitled to full dividends for fiscal 2001 and will not be entitled to any dividends for fiscal 2000. The equity shares in this offering will be issued on
March  -- , 2000, the    --   day of fiscal 2000.

     Before paying any dividend on our shares, we are required under the Indian Banking Regulation Act to write off all capitalized expenses (including preliminary expenses, organization expenses, share-selling commission, brokerage, amounts of losses incurred or any other item of expenditure not represented by tangible assets). Before declaring dividends, we are required to transfer at least 20.0% of the balance of profits of each year to a reserve fund. The government of India may, however, on recommendation of the Reserve Bank of India, exempt us from such requirement. We require prior approval from the Reserve Bank of India to pay a dividend of more than 25.0% of the par value of our shares. We also require prior approval from the Reserve Bank of India to pay an interim dividend.

     We have no agreement with ICICI regarding the payment of dividends by us to ICICI or the contribution of capital by ICICI to us for maintenance of our minimum capital adequacy ratio. Any declaration or payment of a dividend by us to ICICI would have to be approved by our board of directors and shareholders, and if the dividend is in excess of 25.0% of the par value of our shares, we would have to obtain prior approval from the Reserve Bank of India. Pursuant to the Banking Regulation Act, ICICI, though holding more than 10.0% of our share capital, has voting power equal to only 10.0% of our outstanding equity shares.

     For a description of the tax consequences of dividends paid to our shareholders, see "Taxation -- Indian Tax -- Taxation of Distributions".

                                    DILUTION

     Our net tangible book value at December 31, 1999, under US GAAP was Rs. 3.7 billion (US$ 85 million) or Rs. 44.47 (US$ 1.02) per ADS. "Net tangible book value per ADS" represents the amount of total tangible assets less total liabilities, divided by the number of equity shares outstanding, adjusting for the ratio of two equity shares per ADS.

     After giving effect to the gross proceeds from the sale of -- ADSs representing -- equity shares offered hereby (including the equity shares to be issued in the event the underwriters' over-allotment option is exercised in full) at the public offering price of Rs. -- (US$ -- ) per ADS, net tangible book value at December 31, 1999 would have been Rs. -- billion (US$ -- billion) or Rs. -- (US$ -- ) per ADS. This represents an immediate increase in the net tangible book value of Rs. -- (US$ -- ) per ADS to existing shareholders and an immediate dilution of Rs. -- (US$ -- ) per ADS to new investors purchasing ADSs.

     The following table illustrates the per ADS dilution:

Public offering price per ADS...............................  Rs.        --
Net tangible book value per ADS before the offering.........        44.47
Increase per ADS to existing shareholders...................           --
Pro forma net tangible book value per ADS after the
  offering..................................................           --
Dilution per ADS to new investors...........................           --

     The following table sets forth, for the period indicated, the number of ADSs purchased from us, the total consideration and the average price per ADS paid by the existing holders of equity shares and the price to be paid by the new investors (before deducting the underwriting discount and commissions and the estimated offering expenses payable by us) on an adjusted basis:

                                                      AT DECEMBER 31, 1999
                           --------------------------------------------------------------------------
                           ADS PURCHASED(1)       TOTAL CONSIDERATION(1)
                           ----------------   -------------------------------       AVERAGE PRICE
                           NUMBER   PERCENT          AMOUNT           PERCENT        PER ADS(1)
                           ------   -------   ---------------------   -------   ---------------------
                                              (IN MILLIONS, EXCEPT AVERAGE PRICE)
Existing shareholders....   82.5      --%     Rs.2,025   US$     47     --%     Rs.24.55   US$   0.56
New investors............     --       --           --           --      --           --           --
Total....................     --      --%     Rs.   --   US$     --     --%     Rs.   --   US$     --

---------------

(1) Equity shares purchased, have been converted into ADS equivalents for comparison purposes.

                          DESCRIPTION OF EQUITY SHARES

DIVIDENDS

     Under Indian law, a company pays dividends upon a recommendation by its board of directors and approval by a majority of the shareholders at the annual general meeting of shareholders held within six months of the end of each fiscal year. The shareholders have the right to decrease but not increase the dividend amount recommended by the board of directors. Dividends are generally declared as a percentage of par value and distributed and paid to shareholders in proportion to the paid up value of their equity shares, and pro rata for the period for which the equity shares are paid up. It is customary in India to pay to holders of newly issued shares only a portion of the annual dividend based on a pro rata basis. The Indian Companies Act provides that shares of a company of the same class must receive equal dividend treatment.

     These distributions and payments are required to be made within six weeks of the declaration by the shareholders at the annual general meeting where our balance sheet and profit and loss account are approved by the shareholders. The Indian Companies Act states that any dividends that remain unpaid or unclaimed after that period are to be transferred to a special bank account. Any money, which remains unclaimed for seven years from the date of the transfer is to be transferred by us to a fund created by the Indian government. No claims for the payment of dividends unpaid or unclaimed for a period of seven years shall lie against the fund of the Indian government or against us.

     Our Articles of Association authorize our board of directors to declare and pay interim dividends with prior approval of the Reserve Bank of India.

     Under the Indian Companies Act, dividends payable can be paid only in cash to the registered shareholder to his order or to the order of his banker at a record date fixed prior to the relevant annual general meeting.

     Before paying any dividend on our shares, we are required under the Indian Banking Regulation Act to write off all capitalized expenses (including preliminary expenses, organization expenses, share-selling commission, brokerage, amounts of losses incurred or any other item of expenditure not represented by tangible assets). We require prior approval from the Reserve Bank of India to pay a dividend of more than 25.0% of the par value of our shares. We also require prior approval from the Reserve Bank of India to pay an interim dividend.

     Dividends may only be paid out of our profits for the relevant year. Before declaring dividends, we are required to transfer at least 20.0% of the balance of profits of each year to a reserve fund. The government of India may, however, on recommendation of the Reserve Bank of India, exempt us from such requirement.

BONUS SHARES

     In addition to permitting dividends to be paid out of current or retained earnings, the Indian Companies Act permits our board of directors to distribute to the shareholders, in the form of fully paid-up bonus equity shares, an amount transferred from the capital surplus reserve or legal reserve to stated capital. Bonus equity shares can be distributed only with the prior approval of the Reserve Bank of India. These bonus equity shares must be distributed to shareholders in proportion to the number of equity shares owned by them.

PREEMPTIVE RIGHTS AND ISSUE OF ADDITIONAL SHARES

     The Indian Companies Act gives shareholders the right to subscribe for new shares in proportion to their existing shareholdings unless otherwise determined by a resolution passed by three-fourths of the shareholders present and voting at a general meeting. Under the Indian Companies Act and our Articles of Association, in the event of an issuance of securities, subject to the limitations set forth above, we must first offer the new shares to the holders of equity shares on a fixed record date. The offer, required to be made by notice, must include:

     - the right, exercisable by the shareholders of record, to renounce the shares offered in favor of any other person;

     -  the number of shares offered; and

     - the period of the offer, which may not be less than 15 days from the date of offer. If the offer is not accepted, it is deemed to have been declined.

     Our board of directors is permitted to distribute equity shares not accepted by existing shareholders in the manner it deems beneficial for us in accordance with our Articles of Association.

GENERAL MEETINGS OF SHAREHOLDERS

     There are two types of general meetings of shareholders: annual general meetings and extraordinary general meetings. We are required to convene our annual general meeting within six months after the end of each fiscal year. We may convene an extraordinary general meeting when necessary or at the request of a shareholder or shareholders holding on the date of the request at least 10.0% of our paid up capital. A general meeting is generally convened by our Secretary in accordance with a resolution of the board of directors. Written notice stating the agenda of the meeting must be given at least 21 days prior to the date set for the general meeting to the shareholders whose names are in the register at the record date. Those shareholders who are not registered at the record date do not receive notice of this meeting and are not entitled to attend or vote at this meeting.

     The annual general meeting is held in Vadodara, the city in which our registered office is located. General meetings other than the annual general meeting may be held at any location if so determined by a resolution of our board of directors.

VOTING RIGHTS

     A shareholder has one vote for each equity share and voting may be by a show of hands or on a poll. However, under the Indian Banking Regulation Act, on poll, a shareholder cannot exercise voting rights in excess of 10.0% of the total voting rights of all shareholders. Resolutions are adopted at a general meeting by a majority of the shareholders having voting rights present or represented. The quorum for a general meeting is five members personally present. Generally, resolutions may be passed by simple majority of the shareholders present and voting at any general meeting. However, certain resolutions, such as an amendment to the organizational documents, commencement of a new line of business, an issue of additional equity shares without preemptive rights and reductions of share capital, require that the votes cast in favor of the resolution (whether by show of hands or on a poll) are not less than three times the number of votes, if any, cast against the resolution. As provided in our Articles of Association, a shareholder may exercise his voting rights by proxy to be given in the form prescribed by us. This proxy, however, is required to be lodged with us at least 48 hours before the time of the relevant meeting. A shareholder may, by a single power of attorney, grant general power of representation covering several general meetings. A corporate shareholder is also entitled to nominate a representative to attend and vote on its behalf at all general meetings.

     ADS holders have no voting rights with respect to the deposited shares. For a discussion of the voting rights, see "Description of the American Depositary Shares -- Voting Rights".

ANNUAL REPORT

     At least 21 days before an annual general meeting, we must circulate either a detailed or abridged version of our audited financial accounts, together with the Directors' Report and the Auditor's Report, to the shareholders along with a notice convening the annual general meeting. We are also required under the Indian Companies Act to make available upon request of any shareholder our complete balance sheet and profit and loss account.

     Under the Companies Act, we must file with the Registrar of Companies our balance sheet and profit and loss account within 30 days of the conclusion of the annual general meeting and our annual return within 60 days of the conclusion of that meeting.

REGISTER OF SHAREHOLDERS AND RECORD DATES

     The equity shares are in registered form. We maintain a register of our shareholders in Vadodara. We register transfers of equity shares on the register of shareholders upon presentation of certificates in respect of the transfer of equity shares held in physical form together with a transfer deed duly executed by the transferor and transferee. Such transfer deeds attract stamp duty, which has been fixed at 0.5% of the transfer price.

     For the purpose of determining equity shares entitled to annual dividends, the register of shareholders is closed for a notified period prior to the annual general meeting. The Indian Companies Act and our listing agreements with the stock exchanges permit us, pursuant to a resolution of our board of directors and upon at least thirty days' advance notice to the stock exchanges, to set the record date and close the register of shareholders after seven days' public notice for not more than 30 days at a time, and for not more than 45 days in a year, in order for us to determine which shareholders are entitled to certain rights pertaining to the equity shares. Trading of equity shares and delivery of certificates in respect of the equity shares may, however, continue after the register of shareholders is closed.

TRANSFER OF SHARES

     Shares held through depositaries are transferred in the form of book entries or in electronic form in accordance with the regulations laid down by the Securities and Exchange Board of India. These regulations provide the regime for the functioning of the depositaries and the participants and set out the manner in which the records are to be kept and maintained and the safeguards to be followed in this system. Transfers of beneficial ownership of shares held through a depositary are exempt from stamp duty.

     The Securities and Exchange Board of India requires that our equity shares for trading and settlement purposes be in book-entry form for all investors, except for transactions that are not made on a stock exchange and transactions that are not required to be reported to the stock exchange. However, up to 500 equity shares may be traded and settled in physical form. Transfers of equity shares in book-entry form require both the seller and the purchaser of the equity shares to establish accounts with depositary participants appointed by depositaries established under the Depositaries Act, 1996. Charges for opening an account with a depositary participant, transaction charges for each trade and custodian charges for securities held in each account vary depending upon the practice of each depositary participant. Upon delivery, the equity shares shall be registered in the name of the relevant depositary on our books and this depositary shall enter the name of the investor in its records as the beneficial owner. The transfer of beneficial ownership shall be effected through the records of the depositary. The beneficial owner shall be entitled to all rights and benefits and subject to all liabilities in respect of his securities held by a depositary.

     The requirement to hold the equity shares in book-entry form will apply to the ADS holders when the equity shares are withdrawn from the depositary facility upon surrender of the ADSs. In order to trade the equity shares in the Indian market, the withdrawing ADS holder will be required to comply with the procedures described above.

     Our equity shares are freely transferable, subject only to the provisions of the Indian Companies Act under which, if a transfer of equity shares contravenes the Securities and Exchange Board of India Act, 1992 or the regulations issued under it or the Sick Industrial Companies (Special Provisions) Act, 1985, or any other similar law, the Indian Company Law Board may, on application made by us, a depositary incorporated in India, an investor, the Securities and Exchange Board of India or certain other parties, direct a rectification of the register of records. It is a condition of our listing that we transfer equity shares and deliver share certificates duly endorsed for the transfer within one month of the date of lodgment of transfer. If a company without sufficient cause refuses to register a transfer of equity shares within two months from the date on which the instrument of transfer is delivered to the company, the transferee may appeal to the Company Law Board seeking to register the transfer of equity shares. The Indian Company Law Board may, in its discretion, issue an interim order suspending the voting rights attached to the relevant equity shares before completing its investigation of the alleged contravention. Our Articles of Association provide for certain restrictions on the transfer of equity shares, including granting power to the board of directors in certain circumstances, to refuse to register or acknowledge transfer of equity shares or other securities issued by us. However, under the Indian Companies Act, the enforceability of these transfer restrictions is unclear. Further, the Reserve Bank of India requires us to obtain their approval before registering a transfer of equity shares in favor of a person which together with equity shares already held by him represent more than 5.0% of our share capital.

     Our transfer agent is ICICI Infotech Services Limited, located in Mumbai. Certain foreign exchange control and security regulations apply to the transfer of equity shares by a non-resident or a foreigner. See "Restriction on Foreign Ownership of Indian Securities".

     We have entered into listing agreements with the Vadodara Stock Exchange, Vadodara and five other stock exchanges in India on which our outstanding equity shares are listed. It is a condition of our listing that if an acquisition of our equity shares results in the acquirer holding any securities beyond 5.0% of our voting capital, we and the acquirer shall be subject to the provisions of the Securities and Exchange Board of India (Substantial Acquisitions of Shares & Takeovers) Regulations, 1997. See "Nature of the Indian Securities Trading Market -- Takeover Code". These provisions would not be applicable to the equity shares so long as they are represented by ADSs. See "Restriction on Foreign Ownership of Indian Securities".

DISCLOSURE OF OWNERSHIP INTEREST

     The provisions of the Indian Companies Act generally require beneficial owners of equity shares of Indian companies that are not holders of record to declare to the company details of the holder of record and holders of record to declare details of the beneficial owner. While it is unclear whether these provisions apply to holders of an Indian company's ADSs, investors who exchange ADSs for equity shares are subject to this provision. Failure to comply with these provisions would not affect the obligation of a company to register a transfer of equity shares or to pay any dividends to the registered holder of any equity shares in respect of which such declaration has not been made, but any person who fails to make the required declaration may be liable for a fine of up to Rs. 1,000 (US$23) for each day such failure continues. Furthermore, any charge, promissory note or any other collateral agreement created, executed or entered into by the registered owner of any equity share in respect of which a declaration as required by the Indian Companies Act has not been made is not enforceable by the beneficial owner or any person claiming through him. However, under the Indian Banking Regulation Act, a registered holder of any equity shares, except in certain conditions, shall not be liable to any suit or proceeding on the ground that the title to those equity shares vests in another person.

ACQUISITION BY THE ISSUER OF ITS OWN SHARES

     Until recently, the Indian Companies Act did not permit a company to acquire its own equity shares because of the resulting reduction in the company's capital. However, the government of India amended the Indian Companies Act and consequently this reduction in capital is permitted in certain circumstances. The reduction of capital requires compliance with buy-back provisions specified in the Indian Companies Act and by the Securities and Exchange Board of India.

     ADS holders will be eligible to participate in a buyback in certain cases. An ADS holder may acquire equity shares by withdrawing them from the depositary facility and then selling those equity shares back to us. ADS holders should note that equity shares withdrawn from the depositary facility may not be redeposited into the depositary facility.

     There can be no assurance that the equity shares offered by an ADS investor in any buyback of shares by us will be accepted by us. The position regarding regulatory approvals required for ADS holders to participate in a buyback is not clear. ADS investors are advised to consult their Indian legal advisers prior to participating in any buyback by us, including in relation to any regulatory approvals and tax issues relating to such buyback.

LIQUIDATION RIGHTS

     Subject to the rights of depositors, creditors, employees and holders of any equity shares entitled to preferential prepayment over the equity shares, in the event of our winding up, the holders of the equity shares are entitled to be repaid the amounts of capital paid up or credited as paid up on such equity shares. All surplus assets remaining after payments are made to the holders of any preference shares belong to the holders of the equity shares in proportion to the amount paid up or credited as paid up on such equity shares, respectively, at the commencement of the winding-up.

ACQUISITION OF THE UNDERTAKING BY THE GOVERNMENT

     Under the Indian Banking Regulation Act, the government may, after consultation with the Reserve Bank of India, in the interest of our depositors or banking policy or better provision of credit generally or to a particular community or area, acquire our banking undertaking. The Reserve Bank of India may acquire our business if it is satisfied that we have failed to comply with the directions given to us by the Reserve Bank of India or that our business is being managed in a manner detrimental to the interest of our depositors.

     Some of the provisions specified above are proposed to be amended by way of the Companies (Bill), 1999. These include the introduction of specific guidelines regarding the declaration of an interim dividend, voting by postal ballot, appointment of directors by nominee shareholder and removal of requirements to disclose beneficial ownership of securities under Section 187C of the Companies Act. These changes will become effective once this bill is passed by the Indian parliament and is notified in the Official Gazette of India.

                 DESCRIPTION OF THE AMERICAN DEPOSITARY SHARES

     Bankers Trust Company, as depositary, will issue the ADSs. Each ADS will represent an ownership interest in two equity shares. The equity shares will be deposited by us with ICICI, the custodian. The custodian's office is located at ICICI Towers, Bandra-Kurla Complex, Mumbai 400 051, India. The depositary's principal executive office is located at 4 Albany Street, New York, NY 10006.

     You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes that you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your brokers or other financial institutions to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

     As the depositary will actually be the legal owner of the equity shares, you must rely on it to exercise the rights of a shareholder. The obligations of the depositary are set out in a deposit agreement among Bankers Trust Company, you, as an ADS holder, and us. The deposit agreement and the ADSs are generally governed by New York law.

     The following is a summary of the material provisions of the deposit agreement. As it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire deposit agreement and the ADR. Copies of the deposit agreement and the ADR will be available for inspection at the Corporate Trust Office of the depositary and at the office of the custodian set forth above.

SHARE DIVIDENDS AND OTHER DISTRIBUTIONS

     The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on equity shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of equity shares your ADSs represent.

     CASH

     The depositary will, as promptly as practicable, convert any cash dividend or other cash distribution we pay on the equity shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any approval from any government is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It may hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for interest.

     Before making the distribution, any withholding taxes that must be paid will be deducted. See "Taxation". The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If exchange rates fluctuate during a time when the depositary cannot convert foreign currency, you may lose some or all of the value of the distribution.

     SHARES

     The depositary will distribute new ADSs representing any equity share we may distribute as a free distribution, if we request it to make this distribution and provided that the depositary receives satisfactory evidence that it is legal to do so. The depositary will only distribute whole ADSs. It will sell equity shares which would require it to issue a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, each ADS will also represent the new equity shares.

     RIGHTS TO RECEIVE ADDITIONAL SHARES

     If we offer holders of securities any rights to subscribe for additional equity shares or any other rights, the depositary, after consultation with us, will have discretion as to the procedure to be followed in making those rights available to you. If the depositary decides it is not legal or feasible to make these rights available to you, the Depositary may sell the rights and distribute the net proceeds. The depositary may allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

     After consultation with us, if the depositary makes rights available to you, upon instruction from you, it will exercise the rights and purchase the equity shares on your behalf. The depositary will then deposit the equity shares and issue ADSs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

     The U.S. securities laws may restrict the sale, deposit, cancellation and transfer of the ADSs issued after exercise of rights. For example, you may not be able to trade the ADSs freely in the United States. In this case, the depositary may issue the ADSs under a separate restricted deposit agreement which will contain the same provisions as the deposit agreement, except for the changes needed to put the restrictions in place. The depositary will not offer you rights, unless those rights and the securities to which the rights relate are either exempt from registration or have been registered under the Securities Act with respect to a distribution to you. We will have no obligation to register under the Securities Act those rights or the securities to which they relate.

     OTHER DISTRIBUTIONS

     The depositary will, after consultation with us, send to you anything else that we distribute on deposited securities by any means it thinks is legal, fair and practical, subject to the receipt of requisite approvals. If it cannot make the distribution in that way, the depositary, after consultation with us, may decide to sell what we distributed and distribute the net proceeds, subject to the receipt of requisite approvals, in which case the ADSs will also represent the newly distributed property.

     The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, equity shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, equity shares, rights or anything else to ADS holders. This means that you may not receive the distribution we make on our equity shares or any value for them if it is illegal or impractical for us to make them available to you.

DEPOSIT, WITHDRAWAL AND CANCELLATION

     Subject to Indian law, the depositary will issue ADSs if you or your broker deposits equity shares or evidence of rights to receive equity shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the name you request and will deliver the ADSs as promptly as practicable at its New York office to the persons you request. Under current Indian laws and regulation, the depositary cannot accept deposits of equity shares other than from us (except for equity shares issued as bonus shares or pursuant to rights offerings) and issue ADRs evidencing ADSs representing the equity shares.

     Persons resident in India (other than us) may not, directly or indirectly, deposit equity shares with the custodian.

     If you surrender your ADSs and withdraw the underlying equity shares, you or any subsequent transferee will not be permitted to redeposit the equity shares and obtain ADSs. Moreover, foreign institutional investors, non-resident Indians or overseas corporate bodies who withdraw equity shares will be subject to Indian legal restrictions governing the foreign ownership of Indian securities. For a discussion, see "Restriction on Foreign Ownership of Indian Securities". The depositary has agreed, subject to the terms of the deposit agreement, to accept deposits of equity shares if current Indian laws and regulations are amended to permit such deposits.

     You may turn in your ADSs at the depositary's New York office. Upon payment of its fees and expenses and any taxes and charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver (1) the underlying equity shares to an account in the book-entry system in India and (2) any other deposited securities underlying the ADSs at the office of the custodian.

     If you surrender ADSs and withdraw equity shares, you will have to take the equity shares in electronic dematerialized form. You will be required to establish an account with a participant of the National Securities Depository Limited or Central Depository Services (India) Limited to hold or sell the shares in electronic dematerialized form, and you may incur customary fees and expenses in doing so. Equity shares which are withdrawn from the depositary also may not be sold on the stock exchanges in India until the equity shares underlying the ADSs have been listed on those exchanges. The process of listing on those exchanges will be completed within six weeks after the offering. In addition, the sale of withdrawn equity shares by a non-resident of India to a resident of India may require approval from the Reserve Bank of India. For further details on the sale of underlying equity shares, see "Description of Equity Shares -- Transfer of Shares".

VOTING RIGHTS

     You will have no voting rights with respect to the deposited equity shares. The depositary will exercise voting rights in respect of the deposited equity shares as directed by the board of directors. The depositary will not, under any circumstances, be obliged to exercise any discretion in relation to the exercise or non-exercise of voting rights.

     Equity shares which have been withdrawn from the depositary facility and transferred on our register of shareholders to a person other than the depositary or its nominee may be voted by that person. However, you may not receive sufficient advance notice of shareholder meetings to enable you to withdraw the underlying equity shares and vote at such meetings.

     Notwithstanding the foregoing, if a foreign institutional investor, non-resident Indian or overseas corporate body were to withdraw its equity shares from the depositary facility, its investment in the equity shares would be subject to the general restrictions on foreign ownership noted under "Restriction on Foreign Ownership of Indian Securities" and may be subject to the portfolio investment restrictions, including the 10-24.0% portfolio investment limitations, and the 5-10.0% non-resident Indian limitation. The application of these limitations, however, is not clear. Secondary purchases of securities of Indian companies in India by foreign direct investors or investments by non-resident Indians, persons of Indian origin, overseas corporate bodies and foreign institutional investors above the ownership levels set forth under "Restriction on Foreign Ownership of Indian Securities" require government of India and Reserve Bank of India approval on a case-by-case basis. It is unclear whether similar case-by-case approvals of ownership of equity shares withdrawn from the depositary facility by foreign institutional investors, non-resident Indians and overseas corporate bodies would be required.

FEES AND EXPENSES

    ADS holders must pay:                          For:
    US$ 5.00 (or less) per 100 ADSs                Each issuance of an ADS, including as a result of
                                                   a distribution of equity shares or rights or other
                                                   property.
                                                   Each cancellation of an ADS, including if the
                                                   agreement terminates.
    Registration or transfer fees                  Transfer and registration of shares on the equity
                                                   share register of the foreign registrar from your
                                                   name to the name of the depositary or its agent
                                                   when you deposit or withdraw equity shares.
    Expenses of the depositary                     Conversion of foreign currency to US dollars.
                                                   Cable, telex and facsimile transmission expenses.
    Taxes and other governmental charges that the  As necessary.
    depositary or the custodian is required to
    pay on any ADS or equity share underlying an
    ADS, for example, stock transfer taxes, stamp
    duty or withholding taxes.

INSPECTION OF TRANSFER BOOKS

     The depositary will maintain at its transfer office in New York facilities for the execution and delivery, registration of transfer, combination or split-up of ADRs and a register for the registration of ADRs and the registration of the transfer of ADSs that at reasonable times will be open for inspection by the investors in the ADSs and by us provided that such inspection shall not be for the purpose of communication with investors in the ADSs in the interest of a business or object other than our business or a matter related to the deposit agreement or the ADRs.

REPORTS AND NOTICES

     We will transmit to the depositary copies of any communications generally distributed to holders of equity shares, including annual reports to shareholders and notices of shareholder's meetings. The depositary will make available for inspection by ADS holders at its principal office any notices, reports and communications received from us that are both received by the depositary or the custodian as the holder of the equity shares and made generally available to holders of our equity shares. The depositary will also send to ADS investors copies of such reports where furnished by us as provided in the deposit agreement.

     On or before the first date on which we give notice, by publication or otherwise, of any meeting of shareholders, or of any adjourned meeting of such holders, or of the taking of any action by such holders other than at a meeting, or the taking of any action in respect of any cash or other distributions or the offering of any rights, we will transmit to the depositary and the custodian a written English-language version of the notice thereof in the form given or to be given to shareholders. The depositary will arrange for the mailing of such notices to all ADS holders.

PAYMENT OF TAXES

     You will be responsible for any taxes or other governmental charges payable on your ADRs or on the deposited securities underlying your ADSs. The Depositary may refuse to transfer your ADSs or allow you to withdraw the equity shares underlying your ADSs until such taxes or other charges are paid.

     The depositary may deduct the amount of any taxes or other charges owed from any payments due to you. The depositary may also sell deposited securities, by public or private sale, to pay any taxes or other charges owed. You will remain liable for any deficiency if the proceeds of the sale are not enough to pay the taxes or other charges. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

RECLASSIFICATIONS, RECAPITALIZATIONS AND MERGERS

    If we:                                         Then:
    Change the nominal or par value of our equity  The cash, equity shares or other securities
    shares                                         received by the depositary will become deposited
    Reclassify, split up or consolidate any of     securities. Each ADS will automatically represent
    the deposited securities                       its equal share of the new deposited securities.
    Distribute securities on the equity shares     The depositary may, and will if we ask it to,
    that are not distributed to you                distribute some or all of the cash, equity shares
    Recapitalize, reorganize, merge, liquidate,    or other securities it receives. It may also issue
    sell all or substantially all of our assets,   new ADSs or ask you to surrender your outstanding
    or take any similar action                     ADSs in exchange for new ADSs, identifying the new
                                                   deposited securities.

AMENDMENT AND TERMINATION

     We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If the amendment adds or increases fees or charges, except for taxes and other governmental charges or certain expenses of the depositary, or prejudices an important right of ADS investors, it will only become effective thirty days after the depositary notifies you of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADS, to agree to the amendment and to be bound by the ADR and the deposit agreement as amended.

     The depositary will terminate the deposit agreement if we ask it do so. The depositary may also terminate the agreement if the depositary has told us that it would like to resign and we have not appointed a new depositary bank within 90 days. In both cases, the depositary must notify you at least 90 days before termination.

     After termination, the depositary and its agents will be required to do only the following under the agreement: (1) collect dividends and distributions on the deposited securities, (2) sell rights offered to you, and (3) deliver equity shares and other deposited securities upon cancellation of ADSs. Any time after one year after termination, the depositary will, if practical, sell any remaining deposited securities by public or private sale. After that, the depositary will hold the proceeds of the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered the ADSs. It will not invest the money and will have no liability for interest. The depositary's only obligations will be to account for the proceeds of the sale and other cash. After termination, our only obligations will be with respect to indemnification and to pay certain amounts to the depositary.

LIMITATIONS ON OBLIGATIONS AND LIABILITY TO ADS HOLDERS

     The agreement expressly limits our obligations and the obligations of the depositary, and it limits our liability and the liability of the depositary. We and the depositary:

     - are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

     - are not liable if either we or the depositary is prevented or delayed by law or circumstances beyond our or its control from performing our or its obligations under the deposit agreement;

     - are not liable if either we or the depositary exercise discretion permitted under the deposit agreement;

     - have no obligation to become involved in a lawsuit or other proceeding related to the ADRs or the deposit agreement on your behalf or on behalf of any other party; and

     - may rely upon any documents we or the depositary believe in good faith to be genuine and to have been signed or presented by the proper party, and may rely on advice or information from any person we or the depositary believe, in good faith, to be competent to give such advice or information.

     In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

REQUIREMENTS FOR DEPOSITARY ACTIONS

     Before the depositary will issue or register transfer of an ADS, make a distribution on an ADS, or allow a withdrawal of equity shares, the depositary may require:

     - payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any equity shares or other deposited securities;

     - production of satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

     - compliance with laws or governmental regulations relating to ADSs or the withdrawal of deposited securities and such reasonable regulations, if any, that the depositary may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

     The depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the depositary's books are closed, or at any time if we or the depositary think it advisable to do so.

     You have the right to cancel your ADSs and withdraw the underlying equity shares at any time except:

     - when temporary delays arise because: (1) we or the depositary have closed our transfer books; (2) the transfer of equity shares is blocked to permit voting at shareholders' meeting; or (3) we are paying a dividend on the equity shares;

     - you or other ADS holders seeking to withdraw equity shares owe money to pay fees, taxes and similar charges; or

     - when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of equity shares or other deposited securities.

     This right of withdrawal may not be limited by any other provision of the deposit agreement. Foreign investors who withdraw equity shares will be subject to Indian legal restrictions governing the ownership of Indian securities. For a discussion, see "Restriction on Foreign Ownership of Indian Securities".

PRE-RELEASE OF ADSS

     Subject to current Indian law and regulations, our consent and the provisions of the deposit agreement, the depositary may issue ADSs before deposit of the underlying equity shares. This is called a pre-release of ADSs. The depositary may deliver equity shares upon the receipt and cancellation of ADSs, including pre-released ADSs. The depositary may receive ADSs instead of equity shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions:

     - before or at the time of the pre-release, the person to whom the pre-release is being made must represent to the depositary in writing that it or its customer, as the case may be,

       -- beneficially owns the equity shares to be received,

       -- assigns all beneficial rights, title and interest in the equity shares to the depositary in its capacity as the depositary and for the benefit of the holders of the ADSs,

       -- will not take any action with respect to the ADSs or equity shares that is inconsistent with the assignment of beneficial ownership (including, without the consent of the depositary, disposing of the equity shares) other than in satisfaction of the pre-release, and

       -- the pre-release must be fully collateralized with cash or collateral that the depositary considers appropriate; and

     - the depositary must be able to close out the pre-release on not more than five business days' notice.

     The pre-release will be subject to whatever indemnities and credit regulations the depositary considers appropriate. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release to 30.0% of the total equity shares deposited, although the depositary may disregard such limit from time to time if it shall choose to do so.

                                    TAXATION

INDIAN TAX

     The following discussion is the opinion of Amarchand & Mangaldas & Suresh
A. Shroff & Co. The discussion of Indian tax consequences for investors in ADSs and equity shares received upon redemption of ADSs who are not resident in India whether of Indian origin or not is based on the provisions of the Indian Income-Tax Act, 1961, including the special tax regime for ADSs contained in
Section 115AC, which has recently been extended to cover additional ADSs that an investor may acquire in an amalgamation or restructuring of the company, and certain regulations implementing the Section 115AC regime. The Indian Income Tax Act is amended every year by the Finance Act of the relevant year. Some or all of the tax consequences of the Section 115AC regime may be amended or modified by future amendments to the Indian Income Tax Act.

     The summary is not intended to constitute a complete analysis of the tax consequences under Indian law of the acquisition, ownership and sale of ADSs and equity shares by non-resident investors. Potential investors should, therefore, consult their own tax advisers on the tax consequences of such acquisition, ownership and sale, including specifically the tax consequences under Indian law, the law of the jurisdiction of their residence, any tax treaty between India and their country of residence, and in particular the application of the regulations implementing the section 115 AC regime.

     RESIDENCE

     For the purpose of the Income Tax Act, an individual is a resident of India during any fiscal year, if he (i) is in India in that year for 182 days or more or (ii) having within the four years preceding that year been in India for a period or periods amounting in all to 365 days or more, is in India for period or periods amounting in all to 60 days or more in that year. The period of 60 days is substituted by 182 days in case of Indian citizen or person of Indian origin who being resident outside India comes on a visit to India during the financial year or an Indian citizen who leaves India for the purposes of his employment during the financial year. A company is resident in India in any fiscal year if it is registered in India or the control and management of its affairs is situated wholly in India in that year. A firm or other association of persons is resident in India except where the control and the management of its affairs are situated wholly outside India.

     TAXATION OF DISTRIBUTIONS

     Dividend distributed will not be subject to tax in the hands of the shareholders. Consequently, withholding tax on dividends paid to shareholders does not apply. However, if dividends are declared, the company is required to pay a 11.0% tax on distributable profits. The government of India's budget for fiscal 2001 proposes to raise this tax to 22.0% (including surcharge).

     TAXATION ON REDEMPTION OF ADSS

     The acquisition of equity shares upon a redemption of ADSs by a non-resident investor will not give rise to a taxable event for Indian tax purposes.

     TAXATION ON SALE OF EQUITY SHARES OR ADSS

     Any transfer of ADSs or equity shares outside India by a non-resident investor to another non-resident investor does not give rise to Indian capital gains tax.

     Subject to any relief under any relevant double taxation treaty, a gain arising on the sale of an equity share to a resident of India or where the sale is made inside India will generally give rise to a liability for Indian capital gains tax. Such tax is required to be withheld at source. Where the equity share has been held for more than 12 months (measured from the date of advice of redemption of the ADS by the Depositary), the rate of tax is 10.0%. Where the equity share has been held for 12 months or less, the rate of tax varies and will be subject to tax at normal rates of income-tax applicable to non-residents under the provisions of the Indian Income Tax Act, subject to a maximum of 48.0% in the case of foreign companies. The actual rate depends on a number of factors, including without limitation the nature of the non-resident investor. During the period the underlying equity shares are held by non-resident investors on a transfer from the Depositary upon redemption of ADRs, the provisions of the Avoidance of Double Taxation Agreement entered into by the government of India with the country of residence of the non-resident investors will be applicable in the matter of taxation of any capital gain arising on a transfer of the equity shares. The double taxation treaty between the United States and India does not provide US residents with any relief from Indian tax on capital gains.

     For purposes of determining the amount of capital gains arising on a sale of an equity share for Indian tax purposes, the cost of acquisition of an equity share received upon redemption of an ADS will be the price of the share prevailing on the BSE or the NSE on the date on which the depositary advises the custodian of such redemption, not the acquisition cost of the ADS being redeemed. The holding period of an equity share received upon redemption of an ADS will commence from the date of advice of redemption by the depositary. The exact procedures for the computation and collection of Indian capital gains tax are not settled.

     RIGHTS

     Distribution to non-resident holders of additional ADSs or equity shares or rights to subscribe for equity shares made with respect to ADSs or equity shares are not subject to tax in the hands of the non-resident holder.

     It is unclear as to whether capital gain derived from the sale of rights by a non-resident holder not entitled to exemption under a tax treaty to another non-resident holder outside India will be subject to Indian capital gains tax. If rights are deemed by the Indian tax authorities to be situated within India, as our situs is in India, the gains realized on the sale of rights will be subject to customary Indian taxation as discussed above.

     STAMP DUTY

     Upon the issuance of the equity shares underlying the ADSs, we are required to pay a stamp duty of 0.1% per share of the issue price. A transfer of ADSs is not subject to Indian stamp duty. Normally, upon the acquisition of equity shares from the depositary in exchange for ADSs representing such equity shares in physical form, an investor would be liable for Indian stamp duty at the rate of 0.5% of the market value of the equity shares at the date of registration. Similarly, a sale of equity shares by an investor would also be subject to Indian stamp duty at the rate of 0.5% of the market value of the equity shares on the trade date, although customarily such tax is borne by the transferee, that is, the purchaser. However, our equity shares are compulsorily deliverable in dematerialized form except for trades up to 500 shares only which may be for delivery in physical form. Under Indian stamp law, no stamp duty is payable on the acquisition or transfer of equity shares in dematerialized form.

     OTHER TAXES

     At present, there are no taxes on wealth, gifts and inheritance which may apply to the ADSs and underlying equity shares.

     SERVICE TAX

     Brokerage or commissions paid to stockholders in connection with the sale or purchase of shares is subject to a service tax of 5.0%. The stockbroker is responsible for collecting the service tax and paying it to the relevant authority.

UNITED STATES TAX

     The following discussion is the opinion of Davis Polk & Wardwell. The discussion describes the material US federal income tax consequences of the acquisition, ownership and sale of ADSs that are generally applicable to US investors. For these purposes, you are an US investor if you are:

     - a citizen or resident of the United States under US federal income tax laws;

     - a corporation organized under the laws of the United States or of any political subdivision of the United States; or

     - an estate or trust the income of which is includable in gross income for US federal income tax purposes regardless of its source.

     This discussion only applies to ADSs that you purchase through the offering, and only if you own ADSs as capital assets.

     This discussion assumes that we are not a passive foreign investment company. Please see the discussion under "Passive Foreign Investment Company Rules" below.

     Please note that this discussion does not discuss all of the tax consequences that may be relevant in light of your particular circumstances. In particular, it does not address purchasers subject to special rules, including:

     -  insurance companies;

     -  tax-exempt entities;

     -  dealers in securities;

     -  financial institutions;

     - persons who own the ADSs as part of an integrated investment (including a straddle, hedging or conversion transaction) comprised of the ADS, and one or more other positions for tax purposes;

     -  persons whose functional currency is not the US dollar; or

     - persons who own, actually or constructively, 10.0% or more of our voting stock.

     This discussion is based on the tax laws of the United States currently in effect (including the Internal Revenue Code of 1986, as amended, referred to as "the Code", Treasury Regulations, Revenue Rulings and judicial decisions). These laws may change, possibly with retroactive effect.

     For US federal income tax purposes, if you own an ADS, you will generally be treated as the owner of the equity shares underlying the ADS.

     Please consult your tax advisors with regard to the application of the US federal income tax laws to the ADSs, including the passive foreign investment company rules described below, as well as any tax consequences arising under the laws of any state, local or other taxing jurisdiction.

     TAXATION OF DIVIDENDS

     Dividends you receive on the ADSs, other than certain pro rata distributions of common shares, will generally constitute foreign source dividend income for US federal income tax purposes. The amount of the dividend you will be required to include in income will equal the US dollar value of the rupees, calculated by reference to the exchange rate in effect on the date the payment is received by Bankers Trust Company, as the depositary, regardless of whether the payment is converted into US dollars. If you realize gain or loss on a sale or other disposition of rupees, it will be US source ordinary income or loss. You will not be entitled to claim a dividends-received deduction for dividends paid by ICICI Bank.

     TAXATION OF CAPITAL GAINS

     You will recognize capital gain or loss for U.S. federal income tax purposes on the sale or exchange of ADSs in the same manner as you would on the sale or exchange of any other shares held as capital assets. The gain or loss will generally be U.S. source income or loss. You should consult your own tax advisors about the treatment of capital gains, which may be taxed at lower rates than ordinary income for non-corporate taxpayers, and capital losses, the deductibility of which may be limited.

     PASSIVE FOREIGN INVESTMENT COMPANY RULES

     Based upon proposed Treasury regulations, which are proposed to be effective for taxable years after December 31, 1994, ICICI Bank does not expect to be considered a passive foreign investment company. In general, a foreign corporation is a passive foreign investment company for any taxable year in which (i) 75.0% or more of its gross income consists of passive income (such as dividends, interest, rents and royalties) or (ii) 50.0% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. ICICI Bank has based the expectation that it is not a passive foreign investment company on, among other things, provisions in the proposed regulations that provide that certain restricted reserves (including cash and securities) of banks are assets used in connection with banking activities and are not passive assets, as well as the composition of ICICI Bank's income and ICICI Bank's assets from time to time. Since there can be no assurance that the proposed regulations will be finalized in their current form and the composition of income and assets of ICICI Bank will vary over time, there can be no assurance that ICICI Bank will not be considered a passive foreign investment company for any fiscal year. If ICICI Bank is a passive foreign investment company at any time that you own ADSs,

     - you may be subject to additional taxes and interest charges on certain dividends and on any gain recognized on the disposition of the shares. This tax is assessed at the highest tax rate applicable for corporate or individual taxpayers for the relevant periods; and

     - you will be subject to additional US tax filing requirements for each year that you hold the shares.

     Please consult your tax advisors about the possibility that ICICI Bank will be a passive foreign investment company and the rules that would apply to you if ICICI Bank were.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the US underwriting agreement between us and each of the US underwriters named below, and
concurrently with the sale of    --   ADSs to the international underwriters, We
have agreed to sell to each of the US underwriters, and each of the US underwriters severally has agreed to purchase from us, the aggregate number of ADSs set forth opposite its name below.

US UNDERWRITERS                                                 NUMBER OF ADSS
---------------                                                 --------------
Merrill Lynch, Pierce, Fenner & Smith
            Incorporated....................................         --
Morgan Stanley & Co. Incorporated...........................         --
Total.......................................................         --

     Subject to the terms and conditions set forth in the international underwriting agreement between us and each of the international underwriters
named below, and concurrently with the sale of    --   ADSs to the US
underwriters, we have agreed to sell to each of the international underwriters, and each of the international underwriters severally has agreed to purchase from us, the aggregate number of ADSs set forth opposite its name below.

INTERNATIONAL UNDERWRITERS                                      NUMBER OF ADSS
--------------------------                                      --------------
Merrill Lynch (Singapore) Pte. Ltd..........................         --
Morgan Stanley & Co. International Limited..................         --
Total.......................................................         --

     Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated are the joint global coordinators and joint book runners for the US offering and the international offering. The consummation of each of the US offering and the international offering is a condition to the closing of the other offering. The US underwriters and the international underwriters are collectively referred to as the "underwriters".

     Prior to the US offering and the international offering, there has been no established market in the US, India or elsewhere for the ADSs. The equity shares represented by the ADSs trade in the Indian stock markets. The public offering price for the ADSs will be determined by us in consultation with the joint global coordinators and joint book runners by reference to the market prices for our equity shares and other relevant factors, including an assessment of our results of operations and future prospects, demand for the ADSs, general economic conditions, recent offering prices for similar securities of reasonably comparable companies and the general condition of the securities markets at the time of the offering.

     The joint global coordinators and joint book runners have advised us that the underwriters propose initially to offer the ADSs to the public at the public offering price set forth on the cover page of this prospectus, and to certain
dealers at such price less a concession not in excess of    --   per ADS. After
the public offering, the public offering price and concession may be changed. The public offering price per ADS in the US offering and the international offering is identical.

     The US underwriting agreement and the international underwriting agreement provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters are committed to purchase all of the ADSs if they purchase any ADSs. The underwriters reserve the right to withdraw, cancel or modify the US offering and the international offering and to completely or partially reject any orders.

     The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5.0% of the total number of ADSs offered by them.

     The US underwriters may engage in transactions that affect the price of the ADSs. In particular, the US underwriters may over-allot, creating a situation where more ADSs are sold than are set forth on the cover page of this prospectus (a short position in the ADSs). In order to cover the over-allotments or to stabilize the price of the ADSs, the US underwriters may purchase up to an
aggregate of    --   additional ADSs at the public offering price set forth on
the cover page of this prospectus less the underwriting concession and discount referred to above. To the extent that the US underwriters exercise this option, each underwriter will be obligated, subject to conditions set out in the US underwriting agreement, to purchase additional ADSs proportionate to each underwriter's initial amount reflected in the first table above. In addition, the US underwriters may bid for and purchase the ADSs to stabilize the price of the ADSs as an exception to SEC rules limiting such activities until the distribution of the ADSs is completed. As a result of such purchases, the price of the security would generally be higher than it would have been without such purchases. The US underwriters may or may not engage in these transactions, and once commenced, they may discontinue their actions without notice. We do not, nor do the US underwriters, make any representation or prediction as to the direction and magnitude of any effect that the transactions we have described above may have on the price of the ADSs. Finally, the underwriting syndicate may reclaim selling concessions allowed to a US underwriter or a dealer for distributing the ADSs in the US offering if any US underwriter repurchases previously distributed ADSs in transactions to cover syndicate short positions, in stabilization transactions or otherwise.

     The joint global coordinators and joint book runners may allocate the ADSs for the US offering and the international offering as they deem appropriate.

     The ADSs will be listed on the New York Stock Exchange under the symbol "IBN".

     Unless we and ICICI have obtained the prior written consent of the joint global coordinators and joint book runners, we and ICICI have agreed that we and ICICI will not, from the date of this prospectus through and including 180 days after such date, sell, offer or contract to sell, or otherwise dispose of any of our equity shares (including ADSs) or any securities (which are convertible into or exchangeable for shares, or any options or warrants), except in connection with the offering or other than shares or other securities or options, the rights or warrants for equity shares or other securities, issued, offered, allotted, appropriated, modified or granted to our employees (including directors) or former employees (including directors), directly or indirectly, pursuant to any employee share scheme or arrangement for any one or more employee or employees generally or as required by law.

     From time to time, the underwriters have provided, and continue to provide, commercial and investment banking services to us for which they have received customary compensation We have agreed with the underwriters to indemnify each other against certain liabilities, including liabilities arising under the Securities Act, or to contribute to payments that the other may be required to make in respect thereof.

     The underwriters have, subject to the completion of this offering, agreed to reimburse us for certain expenses incurred in connection with this offering.

     Pursuant to the agreement among US and international underwriters, each underwriter has represented and agreed to the following selling restrictions:

     - Each US underwriter has represented and agreed that, with certain exceptions: (a) it is not purchasing any ADSs for the account of anyone other than a United States or Canadian person (as defined below) and (b) it has not offered or sold, and will not offer or sell, directly or indirectly, any ADSs or distribute any prospectus relating to the ADSs outside the United States or Canada or to anyone other than a United States or Canadian person.

       Each international underwriter has represented and agreed that, with certain exceptions: (a) it is not purchasing any ADSs for the account of any United States or Canadian person (as defined below) and (b) it has not offered or sold, and will not offer or sell, directly or indirectly, any ADSs or distribute any prospectus relating to the ADSs in the United States or Canada or to any United States or Canadian person.

       With respect to any underwriter that is a US underwriter and an international underwriter, the foregoing representations and agreements
       (a) made by it in its capacity as a US underwriter apply only to it in its capacity as a US underwriter and (b) made by it in its capacity as an international underwriter apply only to it in its capacity as an international underwriter. The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the agreement among underwriters.

       "United States or Canadian person" means any national or resident of the United States or Canada, or any corporation, pension, profit-sharing or other trust or other entity organized under the laws of the United States or Canada or of any political subdivision thereof (other than a branch located outside the United States and Canada of any United States or Canadian person), and includes any United States or Canadian branch of a person who is otherwise not a United States or Canadian person.

     - Sales may be made between U.S. underwriters and international underwriters of any number of ADSs as may be mutually agreed. The per ADS price of any ADSs so sold shall be the public offering price set forth on the cover page of this prospectus, in US dollars, less an amount not greater than the per ADS amount of the concession to dealers described above.

       Each U.S. underwriter has represented that it has not offered or sold, and has agreed not to offer or sell, any ADSs, directly or indirectly, in Canada or to, or for the benefit of, any resident of Canada in contravention of the Canadian securities laws and has represented that any offer or sale of ADSs in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made. Each U.S. underwriter has further agreed to send a notice to any dealer who purchases from it any of the ADSs which states in substance that, by purchasing such ADSs, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, directly or indirectly, any of such ADSs in Canada or to, or for the benefit of, any resident of Canada in contravention of the Canadian securities laws and that any offer or sale of ADSs in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made, and that such dealer will, in turn, deliver to any other dealer to whom it sells any of such ADSs a notice containing substantially the same statement as is contained in this sentence. References to "Canada" includes all provinces and territories of Canada or in the particular province or territory of Canada as applicable. References to "Canadian securities laws" include the securities laws of Canada and all provinces and territories of Canada or of that particular province or territory of Canada as applicable.

     - Each international underwriter has represented and agreed that (a) it has not offered or sold and will not offer or sell prior to the date six months after the closing date for the sale of the ADSs to the international underwriters, any ADSs to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (b) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the ADSs in, from or otherwise involving the United Kingdom; and (c) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the offering of the ADSs to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 (as amended) or is a person to whom such document may otherwise lawfully be issued or passed on.

     - Each international underwriter has represented and agreed that it has not offered and will not offer, directly or indirectly, any ADSs in The Netherlands to the account of any person or entity other than to persons or entities who or which trade or invest in the ADSs in the conduct of a profession or business within the meaning of the Securities Transactions Supervision Act 1995 (Wet Toezicht Effectenverkeer 1995) and its implementing regulations (which persons and entities include banks, brokers, pension funds, insurance companies, securities firms, investment institutions, other institutional investors and other parties).

     - Each international underwriter has further represented that it has not offered or sold, and has agreed not to offer or sell, directly or indirectly, in Japan or to or for the account of any resident thereof, any of the ADSs acquired in connection with the distribution contemplated hereby, except for offers or sales to Japanese international underwriters or dealers and except pursuant to any exemption from the registration requirements of the Securities and Exchange Law and otherwise in compliance with applicable provisions of Japanese law. Each international underwriter has further agreed to send to any dealer who purchases from it any of the ADSs a notice stating in substance that, by purchasing such ADSs, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, any of such ADSs directly or indirectly, in Japan or to or for the account of any resident thereof except for offers or sales to Japanese international underwriters or dealers and except pursuant to any exemption from the registration requirements of the Securities and Exchange Law and otherwise in compliance with applicable provisions of Japanese law, and that such dealer will send to any other dealer to whom it sells any of such ADSs a notice containing substantially the same statement as is contained in this sentence.

     - Each international underwriter has represented and agreed that it has not distributed and will not distribute, directly or indirectly, any prospectus relating to the ADSs in India or to residents of India and that it has not offered or sold and will not offer or sell, directly or indirectly, any ADSs in India or to, or for the account or benefit of, any resident of India.

     - Each international underwriter has represented and agreed that no prospectus in relation to the ADSs has been or will be lodged with, or registered by, the Australian Securities and Investments Commission and that it has not, directly or indirectly, offered for purchase or sale, nor issued invitations to buy or sell and will not, directly or indirectly, offer for purchase or sale, nor issue invitations to buy or sell any ADSs and has not distributed and will not distribute any draft or definitive document in relation to any such offer, invitation, purchase or sale in Australia, except in accordance with the Corporations Law in force in Australia and any other applicable Australian laws.

     - Each international underwriter has represented and agreed that it has not applied for any license issued by the Central Bank of the United Arab Emirates ("Central Bank") with respect to the ADSs and that it has not distributed and will not distribute any prospectus relating to the ADSs in the United Arab Emirates ("UAE") or to residents of the UAE and that it has not offered or sold and will not offer or sell and ADSs in the UAE for the account or benefit of any resident of the UAE, except through a bank or financial institution operating in the UAE and duly licensed by the Central Bank in accordance with UAE Federal Law No. 10 of 1980 (as amended) and the Resolutions and Circulars of the Board of Directors of the Central Bank and the Regulations issued by or on behalf of the Central Bank from time to time.

     - Each international underwriter has represented and agreed that it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any ADSs other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the companies ordinance (Cap32) of Hong Kong and that, except as permitted under the securities laws of Hong Kong, it has not issued and will not issue in Hong Kong any document, invitation or advertisement relating to the ADSs other than with respect to ADSs which are intended to be disposed of to persons outside Hong Kong or only to persons whose business involves the acquisition, disposal or holding of securities, whether as principal or agent.

     - Each international underwriter has represented and agreed that it has not offered or sold and will not offer or sell any ADSs or circulate or distribute any document or other material relating to the ADSs, either directly or indirectly to the public or any member of the public in Singapore other than (a) to an institutional investor or other person specified in Section 106C of the Companies Act, Cap. 50 of Singapore,
        (b) to a sophisticated investor, and in accordance with the conditions specified in Section 106D of the Singapore Companies Act or (c) otherwise pursuant to, and in accordance with the conditions of, any other provision of the Singapore Companies Act.

                                 LEGAL MATTERS

     The validity of the ADSs offered by us in this prospectus will be passed upon for us by Davis Polk & Wardwell, our United States counsel, and for the underwriters by Shearman & Sterling, US counsel to the underwriters. The validity of the equity shares represented by the ADSs and certain other Indian legal matters will be passed upon by Amarchand & Mangaldas & Suresh A. Shroff & Co., our Indian counsel, and by Bhaishankar Kanga & Girdharlal, Indian counsel to the underwriters. Davis Polk & Wardwell may rely upon Amarchand & Mangaldas & Suresh A. Shroff & Co. and Shearman & Sterling may rely upon Bhaishankar Kanga & Girdharlal with respect to all matters of Indian law.

                                    EXPERTS

     Our US GAAP financial statements at December 31, 1999 and March 31, 1999 and 1998, and for the nine-month period ended December 31, 1999 and each of the years in the three-year period ended March 31, 1999, have been included in this prospectus in reliance upon the report of KPMG, India, independent accountants, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in auditing and accounting.

                     PRESENTATION OF FINANCIAL INFORMATION

     We have prepared our historical financial statements in accordance with Indian generally accepted accounting principles. Starting in fiscal 2000, we intend to publish in our annual shareholders' report our financial statements in US GAAP as well as in Indian GAAP.

     The financial information in this prospectus has been prepared in accordance with US GAAP, unless we have indicated otherwise. Our fiscal year ends on March 31 of each year so all references to a particular fiscal year are to the year ended March 31 of that year. The financial statements, including the notes to these financial statements, audited by KPMG, India, independent accountants, are set forth at the end of this prospectus. The reference to "non-performing loans" in this prospectus means impaired loans as classified pursuant to US GAAP.

     Although we have translated in this prospectus certain rupee amounts into dollars for convenience, this does not mean that the rupee amounts referred to could have been, or could be, converted into dollars at any particular rate, the rates stated below, or at all. Except in the sections on "The Republic of India", and "Reforms in Some Key Sectors of the Indian Economy" which are based on publicly available data, all translations from rupees to dollars are based on the noon buying rate in the City of New York for cable transfers in rupees at December 31, 1999. The Federal Reserve Bank of New York certifies this rate for customs purposes on each date the rate is given. The noon buying rate on December 31, 1999 was Rs. 43.51 per US$1.00. The exchange rates used for convenience translations differ from the actual rates used in the preparation of our financial statements.

                           FORWARD-LOOKING STATEMENTS

     We have included statements in this prospectus which contain words or phrases such as "will", "aim", "will likely result", "believe", "expect", "will continue", "anticipate", "estimate", "intend", "plan", "contemplate", "seek to", "future", "objective", "goal", "project", "should", "will pursue" and similar expressions or variations of such expressions, that are "forward-looking statements". Actual results may differ materially from those suggested by the forward-looking statements due to certain risks or uncertainties associated with our expectations with respect to, but not limited to, our ability to successfully implement our strategy, the market acceptance of and demand for Internet banking services, future levels of non-performing loans, our growth and expansion, the adequacy of our allowance for credit and investment losses, technological changes, investment income, cash flow projections and our exposure to market risks. By their nature, certain of the market risk disclosures are only estimates and could be materially different from what actually occur in the future. As a result, actual future gains, losses or impact on net interest income could materially differ from those that have been estimated.

     In addition, other factors that could cause actual results to differ materially from those estimated by the forward-looking statements contained in this document include, but are not limited to: general economic and political conditions in India, south east Asia, and the other countries which have an impact on our business activities or investments, the monetary and interest rate policies of India, inflation, deflation, unanticipated turbulence in interest rates, foreign exchange rates, equity prices or other rates or prices, the performance of the financial markets and level of Internet penetration in India and globally, changes in domestic and foreign laws, regulations and taxes, changes in competition and the pricing environment in India, and regional or general changes in asset valuations. For further discussion on the factors that could cause actual results to differ, see the discussion under "Risk Factors" contained in this prospectus.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     In accordance with the Securities Act, we have filed a registration statement on Form F-1, including its amendments, exhibits, and schedules, with the Commission with respect to the ADSs and the underlying equity shares we are offering in this prospectus. This prospectus, which forms part of the registration statement, omits certain parts of the registration statement in accordance with rules and regulations of the Commission. Statements made in this prospectus regarding any contract, agreement or other document are not necessarily complete. If any statement refers to a contract, agreement or document that is filed as an exhibit to the registration statement, please refer to that exhibit for a more complete description of the matter involved.

     For more information about us, the ADSs, and the equity shares, please refer to the registration statement. The registration statement, including its exhibits and schedules, may be inspected and copied at the Public Reference Room maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Information regarding the operation of the Public Reference Room is available from the Commission at 1-800-SEC-0330. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and the information regarding issuers, like us, that file electronically with the SEC.

     As a result of the offering made by this prospectus, we will become subject to the reporting requirements of the U.S. Securities Exchange Act of 1934, as amended, applicable to a foreign private issuer. In accordance with the Exchange Act, we will file annual reports on Form 20-F and other information with the Commission. The annual reports and information we file with the Commission can be inspected and copied at the Public Reference Room maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048, and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. In addition, these materials may be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     Under the Exchange Act, we will not be required to publish financial statements as frequently or as promptly as US companies. However, our audited summary financial information prepared under Indian GAAP will be published quarterly. In addition, we intend to give the depositary annual reports with annual audited financial statements prepared under US GAAP. The depositary has agreed that, upon our request, it will promptly mail these annual reports to all registered holders of ADSs. We will also give the depositary all notices of shareholders' meetings and other reports and communications that are made generally available to our shareholders although, as described in this prospectus, investors in ADSs will not be entitled to vote, or request the depositary to vote, the ADSs or the underlying equity shares at any meeting of shareholders. The depositary will arrange for the mailing of these documents to registered holders of ADSs.

     We have an internet site at http://www.icicibank.com. This web site and the information contained in or connected to it is not incorporated into this prospectus or registration statement and you should not rely on any of the information contained in the web site in making a decision to acquire ADSs in the offering.

     As a foreign private issuer, we will be exempt from the rules under the Exchange Act requiring the furnishing and content of proxy statements. Our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

            ENFORCEMENT OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

     We are incorporated under the laws of India. All our directors and executive officers, and substantially all experts named in this prospectus, reside outside of the United States. All of our assets are located outside the United States. In addition, a substantial portion of the assets of our directors and officers and of the non-resident experts are located outside the United States. As a result, it may be difficult to effect service of process within the United States upon these persons or to enforce in U.S. courts judgments obtained in U.S. courts against these persons, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States.

     Section 44A of the Indian Code of Civil Procedure provides that where a foreign judgment has been rendered by a court in any country or territory outside India which the government of India has by notification declared to be a reciprocating territory, it may be enforced in India by proceedings in execution as if the judgment had been rendered by the relevant court in India. The United States has not been declared by the government of India to be a reciprocating territory for the purposes of Section 44A.

     Amarchand & Mangaldas & Suresh A. Shroff & Co., our Indian counsel, has advised us that, accordingly, a judgment of a court in the United States may be enforced in India only by a suit upon the judgment in terms of Section 13 of the Indian Code of Civil Procedure, and not by proceedings in execution. This section, which is the statutory basis for the recognition of foreign judgments, states that a foreign judgment is conclusive as to any matter directly adjudicated upon except:

     - where the judgment has not been pronounced by a court of competent jurisdiction;

     -  where the judgment has not been given on the merits of the case;

     - where the judgment appears on the face of the proceedings to be founded on an incorrect view of international law or a refusal to recognize the law of India in cases where such law is applicable;

     - where the proceedings in which the judgment was obtained were opposed to natural justice;

     -  where the judgment has been obtained by fraud; or

     - where the judgment sustains a claim founded on a breach of any law in force in India.

     The suit must be brought in India within three years from the date of the judgment in the same manner as any other suit filed to enforce a civil liability in India. It is unlikely that a court in India would award damages on the same basis as a foreign court if an action is brought in India. Furthermore, it is unlikely that an Indian court would enforce foreign judgments if it viewed the amount of damages awarded as excessive or inconsistent with Indian practice. A party seeking to enforce a foreign judgment in India is required to obtain prior approval from the Reserve Bank of India under the Foreign Exchange Regulation Act to execute such a judgment or to repatriate any amount recovered. Any judgment in a foreign currency would be converted into rupees on the date of judgment and not on the date of payment.

     We also have been advised by our Indian counsel that a party may file suit in India against us, our directors and executive officers as an original action based upon the provisions of the federal securities laws of the United States. To our knowledge, no such suit has ever been brought in Indian courts. Generally, there are considerable delays in the disposal of suits by Indian courts. Moreover, it is unlikely that an Indian court would award damages on the same basis as a foreign court.

        SELECTED FINANCIAL INFORMATION FOR ICICI BANK UNDER INDIAN GAAP

     The selected financial and other data given in the table below have been derived from our financial statements, prepared in accordance with Indian GAAP. These financial statements are not included in this prospectus. Our Indian GAAP financial statements for fifteen months ended March 31, 1995, 1996, 1997 and 1998 have been audited by Lodha & Co., Chartered Accountants and for fiscal 1999 by S. B. Billimoria and Company, Chartered Accountants.

                                     FIFTEEN
                                     MONTHS
                                      ENDED                      YEAR ENDED MARCH 31,
                                    MARCH 31,   -------------------------------------------------------
                                      1995        1996        1997        1998        1999      1999(1)
                                    ---------   ---------   ---------   ---------   ---------   -------
                                                               (IN MILLIONS)
INCOME:
Interest income(2)................   Rs. 148    Rs. 1,066   Rs. 1,827   Rs. 2,585   Rs. 5,441   US$ 125
Other income(3)...................        93          249         426         851         890        20
                                     -------    ---------   ---------   ---------   ---------   -------
Total income......................       241        1,315       2,253       3,436       6,331       145
EXPENSES:
Interest expense..................        82          754       1,171       1,855       4,255        98
Operating expenses (excluding
  Depreciation on fixed
  assets)(4)......................       114          223         323         431         654        15
Depreciation on fixed assets......        14           45          82         145         175         4
                                     -------    ---------   ---------   ---------   ---------   -------
Expenses before provisions and
  write-offs......................       210        1,022       1,576       2,431       5,084       117
PROVISIONS AND WRITE-OFFS:
Provisions for depreciation on
  investments.....................         5           52          54         138         (48)       (1)
Other provisions and
  contingencies(5)................         1            9          51         137         323         7
                                     -------    ---------   ---------   ---------   ---------   -------
Provisions and write-offs.........         6           61         105         275         275         6
PROFIT:
Profit before tax.................        25          232         572         730         972        22
Provision for taxes...............        11           61         171         228         338         8
                                     -------    ---------   ---------   ---------   ---------   -------
Profit for the year...............   Rs.  14    Rs.   171   Rs.   401   Rs.   502   Rs.   634   US$  14
                                     =======    =========   =========   =========   =========   =======

---------------

(1) For your convenience, rupee amounts for fiscal 1999 have been translated into US dollars using the noon buying rate in effect on December 31, 1999 of Rs. 43.51 = US$ 1.00.
(2) Represents interest income on advances, income on investments and discount on bills. purchased and discounted and interest earned on cash balances.
(3) Represents commission, exchange and brokerage, profit on sale or revaluation of investments, sale of land, buildings and other assets and profit on exchange transactions.
(4)  Represents employee expenses, establishment expenses and other expenses.
(5)  Primarily represents provisioning for bad and doubtful debts.

                                                          AT MARCH 31,
                            -------------------------------------------------------------------------
                              1995         1996         1997         1998         1999       1999(1)
                            ---------   ----------   ----------   ----------   ----------   ---------
                                                    (IN MILLIONS)
ASSETS:
Cash and balances with the
  Reserve Bank of India...  Rs.   997   Rs.  1,043   Rs.  1,503   Rs.  3,101   Rs.  4,658   US$   107
Balances with banks and
  money at call and short
  notice..................        685          586        2,226        5,628       11,725         269
Advances(2)...............      1,212        6,507        7,980       11,278       21,101         485
Investments...............      1,450        2,628        4,354       10,234       28,612         658
Fixed assets..............         99          465          964        1,837        1,996          46
Other assets(3)...........        116          342          792          716        1,725          40
                            ---------   ----------   ----------   ----------   ----------   ---------
Total assets..............  Rs. 4,559   Rs. 11,571   Rs. 17,819   Rs. 32,794   Rs. 69,817   US$ 1,605
                            =========   ==========   ==========   ==========   ==========   =========
LIABILITIES:
Borrowings:
  Deposits(4).............      3,306        7,299       13,476       26,290       60,730       1,396
  Other borrowings(5).....         72        2,090          930        1,922        1,999          46
                            ---------   ----------   ----------   ----------   ----------   ---------
Total borrowings..........      3,378        9,389       14,406       28,212       62,729       1,442
Other liabilities and
  provisions(6)...........        117          615        1,594        1,914        4,005          92
                            ---------   ----------   ----------   ----------   ----------   ---------
Total liabilities.........      3,495       10,004       16,000       30,126       66,734       1,534
Shareholders' funds
  Equity capital..........      1,050        1,500        1,500        1,650        1,650          38
  Reserves and surplus....         14           67          319        1,018        1,433          33
                            ---------   ----------   ----------   ----------   ----------   ---------
Total shareholders'
  funds...................      1,064        1,567        1,819        2,668        3,083          71
                            ---------   ----------   ----------   ----------   ----------   ---------
Total liabilities and
  shareholders' funds.....  Rs. 4,559   Rs. 11,571   Rs. 17,819   Rs. 32,794   Rs. 69,817   US $1,605
                            =========   ==========   ==========   ==========   ==========   =========

---------------

(1) For your convenience, rupee amounts for fiscal 1999 have been translated into US dollars using the noon buying rate in effect on December 31, 1999 of Rs. 43.51 = US$ 1.00.
(2)  Includes bills purchased and discounted.
(3)  Includes current assets and advances for capital assets.
(4)  Represents deposits received from banks as well as others.
(5) Represents borrowings from the Reserve Bank of India and from other banks and institutions.
(6)  Includes debentures issued by us.

            SIGNIFICANT DIFFERENCES BETWEEN INDIAN GAAP AND US GAAP

     Indian GAAP differs in several respects from US GAAP. A summary of the significant differences between Indian GAAP and US GAAP is presented below:

SUBJECT                                INDIAN GAAP                     US GAAP
-------                                -----------                     -------
Statement of cash flows..............  Statement is required for       Statement is required.
                                       companies listed on the stock
                                       exchanges and is recommended
                                       for other companies

Statement of changes in stockholders'
  equity.............................  Statement is not required.      Statement is required.

Consolidation........................  The practice of consolidation   When company controls more
                                       is not followed.                than 50.0% of the voting
                                                                       securities of another
                                                                       company, the investee company
                                                                       is known as a subsidiary and
                                                                       is generally considered to be
                                                                       a part of the controlling
                                                                       company (parent). In these
                                                                       circumstances, the financial
                                                                       statements of the investee
                                                                       are generally required to be
                                                                       consolidated with the
                                                                       financial statements of its
                                                                       parent in which all material
                                                                       transactions between them are
                                                                       eliminated.

Equity method........................  Equity accounting is not        When a company controls 20.0%
                                       recognized as an acceptable     to 50.0% of the investee's
                                       method of accounting.           voting securities or has a
                                                                       subsidiary that is not
                                                                       consolidated, the investment
                                                                       is generally stated at the
                                                                       underlying net asset value,
                                                                       with the equity in the
                                                                       investee's earnings or loss
                                                                       included in the investor's
                                                                       income statement for the
                                                                       current period (equity
                                                                       accounting).

Business combination.................  The conditions for applying     Business combinations are
                                       the purchase method are         accounted for either under
                                       different and business          the purchase method or the
                                       combinations are generally      pooling method.
                                       accounted as per the pooling
                                       of interest method.

SUBJECT                                INDIAN GAAP                     US GAAP
-------                                -----------                     -------
Allowance for credit losses..........  Allowance for credit losses     Loans are identified as non-
                                       are based on defaults           performing and placed on non-
                                       expected both on principal      accrual basis, where
                                       and interest. The allowance     management estimates that
                                       does not consider present       payment of interest or
                                       value of future inflows.        principal is doubtful of
                                                                       collection. Non-performing
                                                                       loans are reported after
                                                                       considering the impact of
                                                                       impairment. The impairment is
                                                                       measured by comparing the
                                                                       carrying amount of the loan
                                                                       to the present value of
                                                                       expected future cash flows or
                                                                       the fair value of the
                                                                       collateral (discounted at the
                                                                       loans' effective rate).

Loan origination fees/costs..........  Loan origination fees and       Loan origination fees (net of
                                       costs are taken to the income   loan origination costs) are
                                       statement in the year           deferred and recognized as an
                                       accrued/incurred.               adjustment to yield over the
                                                                       life of the loan.

Interest capitalization..............  Capitalization of interest is   Interest cost incurred for
                                       optional.                       funding an asset during its
                                                                       construction period is
                                                                       required to be capitalized
                                                                       based on the average
                                                                       outstanding investment in the
                                                                       asset and the average cost of
                                                                       funds. The capitalized
                                                                       interest cost is included in
                                                                       the cost of the relevant
                                                                       asset and is depreciated over
                                                                       the useful life of the asset.

Redeemable preference shares.........  Redeemable preference shares    Redeemable preference shares
                                       are a component of              do not form a part of the
                                       shareholders' equity, and       shareholders' equity and
                                       preference dividend is          dividends on such shares are
                                       reported as an appropriation    charged to the income
                                       of income.                      statement.

SUBJECT                                INDIAN GAAP                     US GAAP
-------                                -----------                     -------
Investment in debt and equity
  securities.........................  Securities are classified as    Securities are classified as
                                       current or permanent. Current   trading, held to maturity or
                                       securities are valued at the    available for sale based on
                                       lower of cost or market value   management's intention on the
                                       with any unrealized loss        acquisition date. While
                                       charged to the income           trading and available for
                                       statement. Unrealized gains     sale securities are valued at
                                       are not recorded. Permanent     fair value, held to maturity
                                       investments are valued at       securities are valued at
                                       cost, adjusted for permanent    cost, adjusted for
                                       diminution.                     amortization of premiums and
                                                                       accretion of discount. The
                                                                       unrealized gains and losses
                                                                       on trading securities are
                                                                       taken to the income
                                                                       statement, while those on
                                                                       available for sale securities
                                                                       are reported as a separate
                                                                       component of stockholders'
                                                                       equity, net of applicable
                                                                       taxes.

Revaluation of property, plant and
  equipment..........................  Revaluation of property,        Revaluation of property,
                                       plant and plant and equipment   plant and equipment is not
                                       is permitted.                   permitted except in certain
                                                                       cases.

Accounting for finance leases........  Assets under finance leases     Assets under finance leases
                                       are not required to be          should be capitalized and
                                       capitalized by lessees but,     depreciated by lessees, with
                                       instead, are capitalized and    the corresponding recognition
                                       depreciated by lessors at       of the lease obligation.
                                       statutory rates. The            Lease rentals are recognized
                                       difference between the          as payments of the lease
                                       depreciation charge and         obligation and interest
                                       annual lease charge is          thereon. Lessors should
                                       adjusted in the income          recognize the minimum lease
                                       statement through a lease       payments less unearned
                                       equalization account.           income, i.e., the net
                                                                       investment in the lease, as
                                                                       an asset and the interest
                                                                       component of the lease rental
                                                                       as income.

                                       Lessees recognize lease
                                       rental payments as expenses
                                       as they are incurred.

Sale of securities under
  agreements.........................  Recorded as sales and removed   Sales proceeds are recorded
                                       from balance sheet of seller.   as borrowings in the balance
                                                                       sheet of seller/borrower.
                                                                       Securities continue to be
                                                                       reflected as assets in the
                                                                       balance sheet of
                                                                       seller/borrower.

SUBJECT                                INDIAN GAAP                     US GAAP
-------                                -----------                     -------
Income taxes.........................  The amount of tax that is       Income taxes are provided
                                       payable is recorded.            against current period income
                                                                       as reflected in the financial
                                                                       statements, even though all
                                                                       or some of such income will
                                                                       not be reported for tax
                                                                       purposes in the current
                                                                       period and taxes will not be
                                                                       payable currently. This means
                                                                       that, even though certain
                                                                       amount of the current period
                                                                       accounting income is not
                                                                       taxable, income tax must be
                                                                       provided in the financial
                                                                       statements against both
                                                                       income on which taxes are
                                                                       payable and income on which
                                                                       the tax liability is deferred
                                                                       regardless of the length of
                                                                       that deferral, subject to
                                                                       valuation allowances for
                                                                       deferred tax assets.

Share issue expenses.................  Share issue expenses are        Direct costs to sell shares
                                       generally deferred and          are treated as a reduction of
                                       amortized over a period of      the issue proceeds; indirect
                                       three to five years. They may   costs are expensed as
                                       also be written off against     incurred.
                                       share premium account.

Debt issue costs.....................  Debt issue expenses may be      Debt issue costs are deferred
                                       written off against share       and amortized over the life
                                       premium account or accounted    of the debt using the
                                       as deferred revenue expenses    "interest method".
                                       and amortized.

Extraordinary items..................  Extraordinary items are         Extraordinary items are
                                       disclosed separately in the     disclosed separately in the
                                       statement of profit and loss.   statement of profit and loss
                                                                       net of applicable tax
                                                                       effects.

Prior period items...................  Prior period items are          Prior period items, less
                                       disclosed separately in the     related tax effects, are
                                       current statement of profit     excluded from the current
                                       and loss.                       statements of profit and loss
                                                                       and reflected as adjustments
                                                                       to the opening balance of
                                                                       retained earnings.

SUBJECT                                INDIAN GAAP                     US GAAP
-------                                -----------                     -------
Related party transactions...........  Requirements to report          Financial statements are
                                       related party transactions in   generally required to include
                                       the financial statements are    full disclosures of all
                                       limited to reporting (a)        material related party
                                       accounts receivable and loans   transactions and balances,
                                       given to management, or to      other than compensation
                                       enterprises in which            arrangements, expense
                                       management is interested or     allowances, and other similar
                                       which are under the same        items in the ordinary course
                                       management; and (b) loans       of business.
                                       taken from management.
                                       Disclosure is also required
                                       of guarantees given by or for
                                       management and of
                                       remuneration to management.

Segmental information................  Segmental information is not    Information regarding total
                                       required.                       revenues, operating costs,
                                                                       gross profit, assets and
                                                                       liabilities for each
                                                                       operating segment is required
                                                                       to be disclosed.

     UNTIL    --   , ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES,
WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTION.

                     INDEX TO US GAAP FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Independent Auditors' Report on the Financial Statements....  F- 2
Independent Accountants' Review Report on the Financial
  Statement.................................................  F- 3
Balance Sheets at March 31, 1998 and 1999 and December 31,
  1999......................................................  F- 4
Statements of Income for the years ended March 31, 1997,
  1998 and 1999 and for the nine months ended December 31,
  1998 (unaudited) and 1999.................................  F- 5
Statements of Changes in Stockholders' Equity for the years
  ended March 31, 1997, 1998 and 1999 and nine months ended
  December 31, 1999.........................................  F- 7
Statements of Cash Flows for the years ended March 31, 1997,
  1998 and 1999 and for the nine months ended December 31,
  1998 (unaudited) and 1999.................................  F- 9
Notes to Financial Statements...............................  F-12

                          INDEPENDENT AUDITORS' REPORT

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF ICICI BANK LIMITED

     We have audited the accompanying balance sheets of ICICI Bank Limited as of December 31, 1999 and March 31, 1999 and 1998, and the related statements of income, stockholders' equity and cash flows for the nine-month period ended December 31, 1999 and each of the years in the three-year period ended March 31, 1999. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ICICI Bank Limited as of December 31, 1999 and March 31, 1999 and 1998, and the result of its operations and its cash flows for the nine-month period ended December 31, 1999, and each of the years in the three-year period ended March 31, 1999, in conformity with accounting principles generally accepted in United States.

     The United States dollar amounts are presented in the accompanying financial statements solely for the convenience of the readers and are arithmetically correct on the basis disclosed in footnote 1.1.3.

KPMG

Mumbai, India
March 11, 2000

                     INDEPENDENT ACCOUNTANTS' REVIEW REPORT

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF ICICI BANK LIMITED

     We have reviewed the accompanying statements of income, stockholders' equity and cash flows of ICICI Bank Limited for the nine-month period ended December 31, 1998. These financial statements are the responsibility of the Bank's management.

     We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

     Based on our review, we are not aware of any material modifications that should be made to the financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States.

KPMG
Mumbai, India
February 9, 2000

                               ICICI BANK LIMITED
                             US GAAP BALANCE SHEETS
                AT MARCH 31, 1998 AND 1999 AND DECEMBER 31, 1999

                                                AT MARCH 31,                 AT DECEMBER 31,
                                      ---------------------------------   ----------------------
                                        1998        1999       1999(1)       1999       1999(1)
                                      ---------   ---------    --------   ----------    --------
                                                            (IN MILLIONS)
ASSETS
Cash and cash equivalents...........  Rs. 8,728   Rs.18,488    US$  425   Rs. 18,590    US$  427
Trading account assets..............      7,387      15,822         364       28,606         657
Securities, available for sale......      1,476       3,963          91        4,402         101
Loans, net..........................     12,765      27,597         634       37,749         868
Acceptances.........................      2,866       5,587         128        7,822         180
Property and equipment..............      1,363       1,761          41        1,902          44
Other assets........................        693       1,607          37        3,134          72
                                      ---------   ---------    --------   ----------    --------
TOTAL ASSETS........................     35,278      74,825       1,720      102,205       2,349
                                      =========   =========    ========   ==========    ========
LIABILITIES
Interest bearing deposits...........     22,658      54,963       1,263       76,987       1,769
Non-interest bearing deposits.......      3,632       5,766         133        8,015         184
                                      ---------   ---------    --------   ----------    --------
Total deposits......................     26,290      60,729       1,396       85,002       1,953
Trading account liabilities.........      1,793         418          10        1,797          41
Acceptances.........................      2,866       5,587         128        7,822         180
Long-term debt......................        129       1,764          41        1,734          40
Other liabilities...................      1,729       3,497          80        2,181          50
                                      ---------   ---------    --------   ----------    --------
TOTAL LIABILITIES...................     32,807      71,995       1,655       98,536       2,264
                                      =========   =========    ========   ==========    ========
STOCKHOLDERS' EQUITY
Common stock........................      1,650       1,650          38        1,650          38
Additional paid in capital..........        375         375           9          375           9
Retained earnings...................        431         756          17        1,564          36
Other comprehensive income..........         15          49           1           80           2
                                      ---------   ---------    --------   ----------    --------
TOTAL STOCKHOLDERS' EQUITY..........      2,471       2,830          65        3,669          85
                                      ---------   ---------    --------   ----------    --------
TOTAL LIABILITIES AND STOCKHOLDERS'
  EQUITY............................  Rs.35,278   Rs.74,825    US$1,720   Rs.102,205    US$2,349
                                      =========   =========    ========   ==========    ========

---------------

(1)  Exchange rate: Rs. 43.51 = US$1.00

See accompanying notes to the financial statements.

                               ICICI BANK LIMITED

                          US GAAP STATEMENTS OF INCOME
    FOR THE YEARS ENDED MARCH 31, 1997, 1998 AND 1999 AND NINE MONTHS ENDED
                     DECEMBER 31, 1998 (UNAUDITED) AND 1999

                                                                            FOR THE NINE MONTHS ENDED
                                                                                  DECEMBER 31,
                                     YEAR ENDED MARCH 31,               ---------------------------------
                          -------------------------------------------      1998
                            1997        1998        1999      1999(1)   (UNAUDITED)     1999      1999(1)
                          ---------   ---------   ---------   -------   -----------   ---------   -------
                                               (IN MILLIONS, EXCEPT PER SHARE DATA)
INTEREST REVENUE
Loans, including fees...  Rs. 1,341   Rs. 1,499   Rs. 2,707   US$ 62     Rs. 1,853    Rs. 3,080   US$ 71
Securities, including
  dividend..............        421         148         305        7           209          525       12
Trading account assets,
  Including dividend....         --         865       2,247       52         1,618        2,079       48
Other...................         81          67         131        3            78          153        3
                          ---------   ---------   ---------   ------     ---------    ---------   ------
TOTAL INTEREST
  REVENUE...............      1,843       2,579       5,390      124         3,758        5,837      134
                          ---------   ---------   ---------   ------     ---------    ---------   ------
INTEREST EXPENSE
Deposits................        972       1,618       3,707       85         2,609        4,172       96
Long term debt..........         13          16         155        4           102          184        4
Trading account
  liabilities...........        159         216         256        6           215          367        9
Other...................         26           4         126        3            36           60        1
                          ---------   ---------   ---------   ------     ---------    ---------   ------
TOTAL INTEREST
  EXPENSE...............      1,170       1,854       4,244       98         2,962        4,783      110
                          ---------   ---------   ---------   ------     ---------    ---------   ------
NET INTEREST REVENUE....        673         725       1,146       26           796        1,054       24
Provision for credit
  losses................        187         360         540       12           398          218        5
                          ---------   ---------   ---------   ------     ---------    ---------   ------
NET INTEREST REVENUE
  AFTER PROVISION FOR
  CREDIT LOSSES.........        486         365         606       14           398          836       19
NON-INTEREST REVENUE,
  NET
Fees and commissions....        149         240         370        9           261          408        9
Trading account
  revenue...............         --         147         134        3            11          698       16
Securities
  transactions..........         80          32          21       --            22           70        2
Foreign exchange
  transactions..........         86         171         341        8           257          167        4
Other...................          2           1          --       --            --           --       --
                          ---------   ---------   ---------   ------     ---------    ---------   ------
NET REVENUE.............        803         956       1,472       34           949        2,179       50
                          ---------   ---------   ---------   ------     ---------    ---------   ------

                                                                            FOR THE NINE MONTHS ENDED
                                                                                  DECEMBER 31,
                                     YEAR ENDED MARCH 31,               ---------------------------------
                          -------------------------------------------      1998
                            1997        1998        1999      1999(1)   (UNAUDITED)     1999      1999(1)
                          ---------   ---------   ---------   -------   -----------   ---------   -------
                                               (IN MILLIONS, EXCEPT PER SHARE DATA)
NON-INTEREST EXPENSE
Salaries................         55         116         172        4           100          158        4
Employees...............         12          21          32        1            30           48        1
                          ---------   ---------   ---------   ------     ---------    ---------   ------
TOTAL EMPLOYEE
  EXPENSE...............         67         137         204        5           130          206        5
Premise and equipment
  expense...............        116         162         232        5           186          222        5
Administration and other
  expense...............        223         255         363        8           201          422        9
                          ---------   ---------   ---------   ------     ---------    ---------   ------
TOTAL NON-INTEREST
  EXPENSE...............        406         554         799       18           517          850       19
                          ---------   ---------   ---------   ------     ---------    ---------   ------
INCOME BEFORE TAXES.....        397         402         673       16           432        1,329       31
Income tax expense......        155         104         170        4           112          303        7
                          ---------   ---------   ---------   ------     ---------    ---------   ------
NET INCOME..............  Rs.   242   Rs.   298   Rs.   503   US$ 12     Rs.   320    Rs. 1,026   US$ 24
                          =========   =========   =========   ======     =========    =========   ======
EARNINGS PER SHARE
Basic and diluted.......       1.61        1.84        3.05     0.07          1.94         6.22     0.15
Weighted average number
  of common shares (in
  millions) used for
  computing earnings per
  share.................        150         162         165      165           165          165      165

---------------

(1)  Exchange rate: Rs. 43.51 = US$1.00

See accompanying notes to the financial statements.

                               ICICI BANK LIMITED

             US GAAP STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
       FOR THE YEARS ENDED MARCH 31, 1997, 1998 AND 1999 AND NINE MONTHS
                            ENDED DECEMBER 31, 1999

                                                                                   FOR THE NINE MONTHS
                                                YEAR ENDED MARCH 31,               ENDED DECEMBER 31,
                                     -------------------------------------------   -------------------
                                       1997        1998        1999      1999(1)     1999      1999(1)
                                     ---------   ---------   ---------   -------   ---------   -------
                                                               (IN MILLIONS)
COMMON STOCK
Balance, beginning of period.......  Rs. 1,500   Rs. 1,500   Rs. 1,650   US$ 38    Rs. 1,650   US$ 38
Common stock issued to parent
  company..........................         --         150          --       --           --       --
                                     ---------   ---------   ---------   ------    ---------   ------
Balance, end of period.............      1,500       1,650       1,650       38        1,650       38
                                     ---------   ---------   ---------   ------    ---------   ------
ADDITIONAL PAID IN CAPITAL
Balance, beginning of period.......         --          --         375        9          375        9
Common stock issued to parent
  company..........................         --         375          --       --           --       --
                                     ---------   ---------   ---------   ------    ---------   ------
Balance, end of period.............         --         375         375        9          375        9
                                     ---------   ---------   ---------   ------    ---------   ------
RETAINED EARNINGS
Balance, beginning of period.......        158         283         431       10          756       17
Net income.........................        242         298         503       12        1,026       24
Dividend declared on common
  stock............................       (117)       (150)       (178)      (5)        (218)      (5)
                                     ---------   ---------   ---------   ------    ---------   ------
Balance, end of period.............        283         431         756       17        1,564       36
                                     ---------   ---------   ---------   ------    ---------   ------
OTHER COMPREHENSIVE INCOME
Balance, beginning of period.......        (66)        (33)         15       --           49        1
Unrealized gain on securities,
  net..............................         33          48          34        1           31        1
                                     ---------   ---------   ---------   ------    ---------   ------
Balance, end of period.............        (33)         15          49        1           80        2
                                     ---------   ---------   ---------   ------    ---------   ------
TOTAL STOCKHOLDERS' EQUITY
Balance, beginning of period.......      1,592       1,750       2,471       57        2,830       65
Common stock issued to parent
  company..........................         --         525          --       --           --       --
Net income.........................        242         298         503       12        1,026       24
Dividend declared on common
  stock............................       (117)       (150)       (178)      (5)        (218)      (5)
Unrealized gain on securities,
  net..............................         33          48          34        1           31        1
                                     ---------   ---------   ---------   ------    ---------   ------
Balance, end of period.............  Rs. 1,750   Rs. 2,471   Rs. 2,830   US$ 65    Rs. 3,669   US$ 85
                                     ---------   ---------   ---------   ------    ---------   ------

STATEMENT OF COMPREHENSIVE INCOME

                                                                                  FOR THE NINE MONTHS
                                               YEAR ENDED MARCH 31,               ENDED DECEMBER 31,
                                    -------------------------------------------   -------------------
                                      1997        1998        1999      1999(1)     1999      1999(1)
                                    ---------   ---------   ---------   -------   ---------   -------
                                                              (IN MILLIONS)
NET INCOME........................  Rs.   242   Rs.   298   Rs.   503   US$ 12    Rs. 1,026   US$ 24
Other comprehensive income, net of
  tax
Unrealized gains on securities....         33          48          34        1           31        1
                                    ---------   ---------   ---------   ------    ---------   ------
Comprehensive income..............  Rs.   275   Rs.   346   Rs.   537   US$ 13    Rs. 1,057   US$ 25
                                    ---------   ---------   ---------   ------    ---------   ------

---------------

(1)  Exchange rate: Rs.43.51 = US$1.00

See accompanying notes to the financial statements.

                               ICICI BANK LIMITED

                        US GAAP STATEMENTS OF CASH FLOWS
    FOR THE YEARS ENDED MARCH 31, 1997, 1998 AND 1999 AND NINE MONTHS ENDED
                       DECEMBER 31, 1998 (UNAUDITED) 1999

                                                                             FOR THE NINE MONTHS
                                   YEAR ENDED MARCH 31,                       ENDED DECEMBER 31
                       --------------------------------------------   ----------------------------------
                                                                         1998
                         1997        1998         1999      1999(1)   (UNAUDITED)      1999      1999(1)
                       ---------   ---------   ----------   -------   -----------   ----------   -------
                                                         (IN MILLIONS)
CASH FLOWS FROM
  OPERATING
  ACTIVITIES
Net income...........  Rs.   242   Rs.   298   Rs.    503   US$  12   Rs.    320    Rs.  1,026   US$  24
Adjustments to
  reconcile net
  income to net cash
  from operating
  activities:
Provision for credit
  losses.............        187         360          540        12          398           218         5
Depreciation and
  amortization.......         65         148          163         4          148           163         4
Provision for
  deferred taxes.....         22         (99)        (130)       (3)         (79)           36         1
Unrealized
  (gain)/loss on
  trading
  securities.........         --         127          (23)       (1)          76          (334)       (8)
Net gain on sale of
  securities,
  available for
  sale...............        (80)        (32)         (21)       --          (22)          (70)       (2)
CHANGE IN ASSETS AND
  LIABILITIES
Other assets.........        (87)       (301)        (914)      (21)      (1,316)       (1,528)      (35)
Other liabilities....        561         727        1,898        44          421        (1,315)      (30)
Trading account
  assets.............         (3)     (7,511)      (8,412)     (194)      (4,288)      (12,450)     (286)
Trading account
  liabilities........     (1,166)        952       (1,375)      (32)         414         1,378        32
                       ---------   ---------   ----------   -------   ----------    ----------   -------
NET CASH USED IN
  OPERATING
  ACTIVITIES.........  Rs.  (259)  Rs.(5,331)  Rs. (7,771)  US$(179)  Rs. (3,928)   Rs.(12,876)  US$(295)
                       =========   =========   ==========   =======   ==========    ==========   =======

                                                                             FOR THE NINE MONTHS
                                   YEAR ENDED MARCH 31,                       ENDED DECEMBER 31
                       --------------------------------------------   ----------------------------------
                                                                         1998
                         1997        1998         1999      1999(1)   (UNAUDITED)      1999      1999(1)
                       ---------   ---------   ----------   -------   -----------   ----------   -------
                                                         (IN MILLIONS)
CASH FLOWS FROM
  INVESTING
  ACTIVITIES
Securities, available
  for sale
Purchases............  Rs.(2,992)  Rs.  (142)  Rs. (3,610)  US$ (83)  Rs. (2,221)   Rs. (3,020)  US$ (70)
Proceeds from
  sales..............      1,178       2,609        1,103        25          590         2,611        60
Net increase in
  loans..............     (1,704)     (4,751)     (15,373)     (353)      (8,513)      (10,369)     (239)
Capital expenditure
  on property and
  equipment..........       (396)       (985)        (487)      (11)        (295)         (267)       (6)
Proceeds from sale of
  property and
  equipment..........         --           1            1        --           --            --        --
                       ---------   ---------   ----------   -------   ----------    ----------   -------
NET CASH USED IN
  INVESTING
  ACTIVITIES.........  Rs.(3,914)  Rs.(3,268)  Rs.(18,366)  US$(422)  Rs.(10,439)   Rs.(11,045)  US$(255)
                       =========   =========   ==========   =======   ==========    ==========   =======

---------------

(1)  Exchange rate: Rs.43.51 = US$1.00

See accompanying notes to the financial statements.

                                                                              FOR THE NINE MONTHS
                                   YEAR ENDED MARCH 31,                        ENDED DECEMBER 31,
                       ---------------------------------------------   ----------------------------------
                                                                          1998
                         1997         1998         1999      1999(1)   (UNAUDITED)      1999      1999(1)
                       ---------   ----------   ----------   -------   -----------   ----------   -------
                                                         (IN MILLIONS)
CASH FLOWS FROM
  FINANCING
  ACTIVITIES
Net increase in
  deposits...........  Rs. 6,176   Rs. 12,813   Rs. 34,439   US$ 792   Rs. 20,133    Rs. 24,271   US$ 558
Proceeds from
  issuance of long
  term debt..........          7           40        1,636        38          981            --
Maturity and
  redemption of long
  term debt..........         --           --           --        --           --           (30)       (1)
Proceeds from
  issuance of common
  stock to parent
  company............                     525           --        --           --            --        --
Payment of
  dividend...........       (117)        (150)        (178)       (5)        (178)         (218)       (5)
                       ---------   ----------   ----------   -------   ----------    ----------   -------
NET CASH FROM
  FINANCING
  ACTIVITIES.........  Rs. 6,066   Rs. 13,228   Rs. 35,897   US$ 825   Rs. 20,936    Rs. 24,023   US$ 552
                       =========   ==========   ==========   =======   ==========    ==========   =======
Net increase in cash
  and cash
  equivalents........      1,893        4,629        9,760       224        6,569           102         2
Cash and cash
  equivalents at
  beginning of
  period.............      2,206        4,099        8,728       201        8,728        18,488       425
                       ---------   ----------   ----------   -------   ----------    ----------   -------
CASH AND CASH
  EQUIVALENTS AT END
  OF THE PERIOD......  Rs. 4,099   Rs.  8,728   Rs. 18,488   US$ 425   Rs. 15,297    Rs. 18,590   US$ 427
                       =========   ==========   ==========   =======   ==========    ==========   =======

---------------

(1)  Exchange rate: Rs. 43.51 = US$1.0

                               ICICI BANK LIMITED
                     NOTES TO US GAAP FINANCIAL STATEMENTS
    FOR THE YEARS ENDED MARCH 31, 1997, 1998 AND 1999 AND NINE MONTHS ENDED
                     DECEMBER 31, 1998 (UNAUDITED) AND 1999

1     SIGNIFICANT ACCOUNTING POLICIES

1.1   BASIS OF PRESENTATION

     1.1.1 ICICI Banking Corporation Limited incorporated in Vadodara, India provides a wide range of banking and financial services including commercial lending, trade finance and treasury products. The name of ICICI Banking Corporation Limited was changed to ICICI Bank Limited ("ICICI Bank" or "the Bank") on September 10, 1999. ICICI Bank is a banking company governed by the Banking Regulations Act, 1949. ICICI Bank is a 74.25% owned subsidiary of ICICI Limited ("the parent company"), a leading financial institution in India. ICICI Bank does not have any majority owned subsidiaries or investments where its shareholding exceeds 20% of the voting stock of the investee.

     1.1.2 The accounting and reporting policies of ICICI Bank used in the preparation of these financial statements reflect industry practices and conform to generally accepted accounting principles in the United States of America ("US GAAP"). The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported income and expenses during the reporting period. Management believes that the estimates used in the preparation of the financial statements are prudent and reasonable. Actual results could differ from these estimates.

     1.1.3 The accompanying financial statements have been prepared in Indian rupees ("Rs"), the national currency of India. Solely for the convenience of the reader, the financial statements at and for the year ended March 31, 1999 and at and for the nine months period ended December 31, 1999 have been translated into US dollars, at the noon buying rate in New York city at December 31, 1999 for the cable transfers in rupees, as certified for customs purposes by the Federal Reserve of New York of US$1.00 = Rs. 43.51. No representation is made that the rupee amounts have been, could have been or could be converted into US dollars at such rate or any other rate on March 31, 1999 and December 31, 1999 or at any other certain date.

1.2   REVENUE RECOGNITION

     1.2.1 Interest income is accounted on an accrual basis except in respect of impaired loans, where it is recognized on a cash basis.

     1.2.2 Income from leasing operations is accrued in a manner to provide a fixed rate of return on outstanding investments.

     1.2.3 Discount on bills is recognized on a straight line basis over the tenure of the bills.

     1.2.4 Fees from non-fund based activities such as guarantees and letters of credit are amortized over the contractual period of the commitment.

1.3   CASH AND CASH EQUIVALENTS

     1.3.1 ICICI Bank considers all highly liquid investments, which are readily convertible into cash and have contractual maturities of three months or less from the date of purchase, to be cash equivalents. The carrying value of cash equivalents approximates fair value.

                               ICICI BANK LIMITED
                     NOTES TO US GAAP FINANCIAL STATEMENTS
    FOR THE YEARS ENDED MARCH 31, 1997, 1998 AND 1999 AND NINE MONTHS ENDED
             DECEMBER 31, 1998 (UNAUDITED) AND 1999 -- (CONTINUED)

1.4   SECURITIES AND TRADING ACCOUNT ACTIVITIES

     1.4.1 ICICI Bank has adopted the Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities". SFAS No. 115 requires that investments in debt and equity securities be reported at fair value, except for debt securities classified as held-to-maturity securities, which are reported at amortized cost. Equity securities and debt securities available for sale are carried at fair value, with unrealized gains and losses reported as a separate component of stockholders' equity, net of applicable income taxes. Realized gains and losses on sale of securities are included in earnings on a weighted average cost basis.

     1.4.2 Any "other than temporary diminution" in the value of held to maturity or securities, available for sale is charged to the income statement. "Other than temporary diminution" is identified based on management's evaluation.

     1.4.3 Trading account assets include securities held for the purpose of sale in the short term. These securities are valued at fair value, with the unrealized gains/losses being taken to trading account revenue. Trading account activities also include foreign exchange products. Foreign exchange trading positions are valued at prevailing market rates on the date of the balance sheet and the resulting gains/losses are included in foreign exchange revenue.

1.5  LOANS

     1.5.1 Loans are reported at the principal amount outstanding, inclusive of interest accrued and due pursuant to the contractual terms. Loan origination fees (net of loan origination costs) are deferred and recognized as an adjustment to yield over the period of the loan. Interest is accrued on the unpaid principal balance and is included in interest income.

     1.5.2 Loans are identified as impaired and placed on a non-accrual basis, when it is determined that payment of interest or principal is doubtful of collection or that interest or principal is past due beyond two payment periods (each payment period being 90 days). Such loans are classified as non-performing. Any interest accrued (and not received) on impaired loans is reversed and charged against current earnings, and interest is thereafter included in earnings only to the extent actually received in cash. Non-performing loans are returned to an accrual status when all contractual principal and interest amounts are reasonably assured of repayment and there is a sustained period of repayment performance in accordance with the contractual terms.

     1.5.3 Non-performing loans are reported after considering the impact of "non-performance". Non-performance is measured by comparing the carrying amount of the loan with the present value of the expected future cash flows/fair value of the collateral, discounted at the effective rate of the loan. In cases of default wherein ICICI Bank does not have adequate security and/or the borrower is not traceable and legal recourse is not expected to result in recovery, ICICI Bank writes off all or part of the carrying value of the loan.

     1.5.4 Loans include aggregate rentals on lease financing transactions and residual values, net of related unearned income and security deposit collected from the lessee. Substantially all of the lease financing transactions represent direct financing leases. Unearned income is amortized under a method which primarily results in an approximate level rate of return when related to the unrecovered lease investment. Income on non-performing leases is recognised on the same basis as non-performing loans.

                               ICICI BANK LIMITED
                     NOTES TO US GAAP FINANCIAL STATEMENTS
    FOR THE YEARS ENDED MARCH 31, 1997, 1998 AND 1999 AND NINE MONTHS ENDED
             DECEMBER 31, 1998 (UNAUDITED) AND 1999 -- (CONTINUED)

     1.5.5 Loans further include credit substitutes, such as privately placed/negotiated debt instruments and preferred shares, which are not readily marketable.

1.6  AGGREGATE ALLOWANCE FOR CREDIT LOSSES

     1.6.1 ICICI Bank evaluates its entire credit portfolio on a periodic basis and grades its accounts considering both qualitative and quantitative criteria. This analysis includes an account by account analysis of the entire loan portfolio, and an allowance is made for any probable loss on each account. In evaluating its credit losses, management has estimated recovery of such loans at various stages of time to recovery and has discounted these using the effective interest rate of the loans. In estimating recovery, ICICI Bank considers its past credit loss experience and such other factors, which in its judgement, deserve recognition in estimating probable credit losses. Actual recovery may differ from estimates and consequently actual loss could differ from the estimated loss. The aggregate allowance for credit losses is increased by amounts charged to the provisions for credit losses, net of write-offs and releases of provisions as a result of cash collections.

1.7   PROPERTY AND EQUIPMENT

     1.7.1 Property and equipment are stated at cost, less accumulated depreciation. The cost of additions, capital improvements and interest during the construction period are capitalized, while repairs and maintenance are charged to expenses when incurred.

     1.7.2 Depreciation is provided over the estimated useful lives of the assets.

     1.7.3 The cost and accumulated depreciation for property and equipment sold, retired or otherwise disposed of are relieved from the accounts, and the resulting gains/losses are reflected in the income statement.

     1.7.4 Property under construction and advances paid towards acquisition of property, plant and equipment are disclosed as capital work in progress.

1.8   INTEREST CAPITALIZATION

     1.8.1 The interest cost incurred for funding an asset during its construction period is capitalized based on the actual outstanding investment in the asset from the date of purchase/expenditure and the average cost of funds. The capitalized interest cost is included in the cost of the relevant asset and is depreciated over the asset's estimated useful life.

1.9   INCOME TAXES

     1.9.1 Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to the difference between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss carry forwards. Deferred tax assets are recognized subject to management's judgement that realization is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which temporary differences are expected to be received and settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the income statement in the period of change.

                               ICICI BANK LIMITED
                     NOTES TO US GAAP FINANCIAL STATEMENTS
    FOR THE YEARS ENDED MARCH 31, 1997, 1998 AND 1999 AND NINE MONTHS ENDED
             DECEMBER 31, 1998 (UNAUDITED) AND 1999 -- (CONTINUED)

1.10 RETIREMENT BENEFITS

      GRATUITY

     1.10.1 In accordance with Indian law, ICICI Bank provides for a gratuity to its employees in the form of a defined benefit retirement plan covering all employees. The plan provides a lump sum payment to vested employees at retirement, on death while in employment or on termination of employment based on the respective employee's salary and the years of employment with ICICI Bank. The gratuity benefit conferred by ICICI Bank on its employees is equal to or greater than the statutory minimum.

     1.10.2 ICICI Bank provides the gratuity benefit through annual contributions to a fund administered by trustees and managed by the Life Insurance Corporation of India. Under this scheme, the Life Insurance Corporation of India assumes the obligation to settle the gratuity payment to ICICI Bank's employees. ICICI Bank contributed Rs. 2 million, Rs. 3 million and Rs. 5 million to the gratuity fund in fiscal 1997, 1998 and 1999 respectively. The contribution, including provision, for nine months ended December 31, 1998 and 1999 was Rs. 3 million and Rs. 4 million respectively.

      SUPERANNUATION

     1.10.3 The permanent employees of ICICI Bank are entitled to receive retirement benefits under the superannuation fund operated by ICICI Bank. The Superannuation fund is a defined contribution plan under which ICICI Bank contributes annually a sum equivalent to 15% of the employee's eligible annual salary to Life Insurance Corporation of India the manager of the fund, that undertakes to pay the lump sum and annuity payments pursuant to the scheme. ICICI Bank contributed Rs. 5 million, Rs. 10 million and Rs. 12 million to the superannuation plan in fiscal 1997, 1998 and 1999 respectively. The contribution, including provision, for nine months ended December 31, 1998 and 1999 was Rs. 11 million and Rs. 17 million respectively.

      PROVIDENT FUND

     1.10.4 In accordance with Indian law, all employees of ICICI Bank are entitled to receive benefits under the provident fund, a defined contribution plan in which both the employee and ICICI Bank contribute monthly at a determined rate (currently 12% of employees' salary). These contributions are made to a fund set up by ICICI Bank and administered by a board of trustees. ICICI Bank contributed Rs. 4 million, Rs. 7 million and Rs. 11 million, Rs. 7 million and Rs. 11 million to the provident fund in fiscal 1997, 1998 and 1999 and nine months ended December 31, 1998 and 1999, respectively. Further, in the event the return on the fund is lower than 12% (current guaranteed rate of return to the employees), such difference will be contributed by ICICI Bank and charged to income.

      LEAVE ENCASHMENT

     1.10.5 The liability for leave encashment on retirement or on termination of services of the employee of ICICI Bank is valued on the basis of the employee's last drawn salary and provided for. Accordingly ICICI Bank has made a provision of Rs. 1 million, Rs. 1 million, Rs. 4 million, Rs. 3 million and Rs. 6 million for fiscal 1997, 1998, 1999, and nine months ended December 31 1998 and 1999 respectively.

                               ICICI BANK LIMITED
                     NOTES TO US GAAP FINANCIAL STATEMENTS
    FOR THE YEARS ENDED MARCH 31, 1997, 1998 AND 1999 AND NINE MONTHS ENDED
             DECEMBER 31, 1998 (UNAUDITED) AND 1999 -- (CONTINUED)

1.11 FOREIGN CURRENCY TRANSACTIONS

     1.11.1 Revenue and expenses in foreign currency are accounted at the exchange rate on the date of the transaction. Foreign currency balances at year-end are translated at the year-end exchange rates and the revaluation gains/losses are adjusted through the income statement.

     1.11.2 Speculative forward exchange contracts are revalued at year-end based on forward exchange rates for residual maturities and the contracted rates and the revaluation gain/loss is recognized in the income statement. Forward exchange contracts that are accounted for as hedges of foreign currency exposures, are revalued based on year-end spot rates and the spot rates at the inception of the contract. The revaluation gain/loss is recognized in the income statement. Premium or discount on such forward exchange contracts is recognized over the life of the contract.

1.12 DERIVATIVE INSTRUMENTS

     1.12.1 ICICI Bank enters into currency swaps with its corporate clients which it hedges with the parent company. Such hedge contracts are structured to ensure that changes in their market values would fully offset the effect of a change in the fair value of the underlying contracts. Accordingly, these swap contracts are designated as hedge transactions and accounted for under accrual method.

     1.12.2 ICICI Bank has entered into interest swap contracts for its own balance sheet management purposes as well as for taking trading positions. The contracts which have been entered into for its balance sheet management purposes have been designated as hedge transactions and accounted for under the accrual method. The contracts entered into for trading purposes have been designated as "traded contracts" and have been accounted at their fair value.

1.13 DEBT ISSUANCE COSTS

     1.13.1   Debt issuance costs are amortized over the tenure of the debt.

1.14 DIVIDENDS

     1.14.1 Dividends on common stock and the related dividend tax are recorded as a liability at the point of their approval by the board of directors.

1.15 EARNINGS PER SHARE

     1.15.1 Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted earnings per share is computed by adjusting outstanding shares assuming conversion of all potentially dilutive stock options and other convertible securities.

1.16 INTERIM INFORMATION (UNAUDITED)

     1.16.1 The interim information presented in the financial statements for the nine-month period ended December 31, 1998 have been prepared by management without audit and, in the opinion of the management, includes all adjustments of a normal recurring nature that are necessary for the fair presentation of financial position, results of operations, and cash flows for the periods shown, in accordance with generally accepted accounting principles.

                               ICICI BANK LIMITED
                     NOTES TO US GAAP FINANCIAL STATEMENTS
    FOR THE YEARS ENDED MARCH 31, 1997, 1998 AND 1999 AND NINE MONTHS ENDED
             DECEMBER 31, 1998 (UNAUDITED) AND 1999 -- (CONTINUED)

2     FINANCIAL INSTRUMENTS

     2.1.1 ICICI Bank provides a wide variety of financial instruments as products to its customers, and it also uses these instruments in connection with its own activities. Following are explanatory notes regarding financial assets and liabilities, off-balance sheet financial instruments, concentration of credit risk and the estimated fair value of financial instruments.

     2.1.2 Collateral requirements are assessed on a case-by-case evaluation of each customer and product, and may include cash, securities, receivables, property, plant and equipment and other assets.

2.2   FINANCIAL ASSETS AND LIABILITIES

      CASH AND CASH EQUIVALENTS

     2.2.1 Cash and cash equivalents at December 31, 1999 include a balance of Rs. 4,307 million (March 31, 1999: Rs. 4,565 million and March 31, 1998: Rs. 3,031 million) maintained with the Reserve Bank of India being the minimum daily stipulated amount to be maintained. This balance is subject to withdrawal and usage restrictions.

     2.2.2 Cash and cash equivalents at December 31, 1999 also includes, interest-bearing deposits with banks aggregating Rs. 12,269 million (March 31, 1999: Rs. 11,083 million and March 31 1998: Rs. 5,211 million).

      TRADING ACCOUNT ASSETS

     2.2.3   listing of the trading account assets is set out below:

                                                            AT MARCH 31,
                                                       -----------------------    AT DECEMBER 31,
                                                         1998          1999            1999
                                                       ---------    ----------    ---------------
                                                                     (IN MILLIONS)
      Government of India securities...............    Rs. 6,987    Rs. 14,449      Rs. 28,100
      Equity securities............................          101           198             165
        Revaluation gains on derivative and foreign
        exchange contracts.........................           77           425             341
      Commercial paper /certificates of deposits...          222           750              --
                                                       ---------    ----------      ----------
      TOTAL........................................    Rs. 7,387    Rs. 15,822      Rs. 28,606
                                                       =========    ==========      ==========

     2.2.4 In accordance with the Banking Regulation Act, 1949, ICICI Bank is required to maintain a specified percentage of its net demand and time liabilities by way of liquid unencumbered assets like cash, gold and approved securities. The amount of securities required to be maintained at December 31, 1999 was Rs. 18,271 million (March 31, 1999: Rs. 12,875 million and March 31, 1998: Rs. 6,499 million).

                               ICICI BANK LIMITED
                     NOTES TO US GAAP FINANCIAL STATEMENTS
    FOR THE YEARS ENDED MARCH 31, 1997, 1998 AND 1999 AND NINE MONTHS ENDED
             DECEMBER 31, 1998 (UNAUDITED) AND 1999 -- (CONTINUED)

      TRADING ACCOUNT REVENUE

     2.2.5   A listing of trading account revenue is set out below:

                                                                              NINE MONTHS ENDED
                                                YEAR ENDED MARCH 31,             DECEMBER 31,
                                           ------------------------------   ----------------------
                                                                               1998
                                             1997       1998       1999     (UNAUDITED)     1999
                                           --------   --------   --------   -----------   --------
                                                                (IN MILLIONS)
      Gain on sale of trading
      securities........................   Rs.   --   Rs.  274   Rs.  111    Rs.   87     Rs.  364
      Revaluation gain/(loss) on trading
      securities........................         --       (127)        23         (76)         334
                                           --------   --------   --------    --------     --------
      TOTAL.............................   Rs.   --   Rs.  147   Rs.  134    Rs.   11     Rs.  698
                                           ========   ========   ========    ========     ========

      REPURCHASE TRANSACTIONS

     2.2.6 During the period under review, ICICI Bank has undertaken repurchase and reverse repurchase transactions in Government of India securities. The average level of repurchase outstandings during fiscal 1998, fiscal 1999 and nine months ended 31 December 1999 was Rs. 160 million, Rs. 417 million and Rs. 299 million, respectively. The average level of reverse repurchase transactions outstanding during fiscal 1998, fiscal 1999 and nine months ended December 31, 1999 was Rs. 299 million, Rs. 211 million and Rs. 91 million, respectively. At 31 December 1999 outstanding repurchase and outstanding reverse repurchase contracts amounts to Nil and Rs. 8,015 million respectively. At March 31, 1998 and March 31, 1999 ICICI Bank had no outstanding repurchase or reverse repurchase contracts.

      SECURITIES, AVAILABLE FOR SALE

     2.2.7   The portfolio of securities, available for sale is set out below:

                                                                AT MARCH 31, 1998
                                                --------------------------------------------------
                                                               GROSS         GROSS
                                                AMORTIZED    UNREALIZED    UNREALIZED      FAIR
                                                  COST          GAIN          LOSS         VALUE
                                                ---------    ----------    ----------    ---------
                                                                  (IN MILLIONS)
      Corporate debt securities.............    Rs. 1,117    Rs.    33     Rs.   (14)    Rs. 1,136
      Government of India securities........    Rs.    59    Rs.     1            --     Rs.    60
                                                ---------    ---------     ---------     ---------
      Total debt securities.................        1,176           34           (14)        1,196
      Mutual fund units.....................          280           --            --           280
                                                ---------    ---------     ---------     ---------
      TOTAL SECURITIES, AVAILABLE FOR
      SALE..................................    Rs. 1,456    Rs.    34     Rs.   (14)    Rs. 1,476
                                                =========    =========     =========     =========

                               ICICI BANK LIMITED
                     NOTES TO US GAAP FINANCIAL STATEMENTS
    FOR THE YEARS ENDED MARCH 31, 1997, 1998 AND 1999 AND NINE MONTHS ENDED
             DECEMBER 31, 1998 (UNAUDITED) AND 1999 -- (CONTINUED)

                                                                  AT MARCH 31, 1999
                                                  --------------------------------------------------
                                                                 GROSS         GROSS
                                                  AMORTIZED    UNREALIZED    UNREALIZED      FAIR
                                                    COST          GAIN          LOSS         VALUE
                                                  ---------    ----------    ----------    ---------
                                                                    (IN MILLIONS)
      Corporate debt securities...............        2,860          --            --          2,860
      Government of India securities..........          775          50            --            825
                                                  ---------     -------       -------      ---------
      Total debt securities...................        3,635          50            --          3,685
      Mutual fund units.......................          266          12            --            278
                                                  ---------     -------       -------      ---------
      TOTAL SECURITIES, AVAILABLE FOR SALE....    Rs. 3,901      Rs. 62            --      Rs. 3,963
                                                  =========     =======       =======      =========

                                                                 AT DECEMBER 31, 1999
                                                  --------------------------------------------------
                                                                 GROSS         GROSS
                                                  AMORTIZED    UNREALIZED    UNREALIZED      FAIR
                                                    COST          GAIN          LOSS         VALUE
                                                  ---------    ----------    ----------    ---------
                                                                    (IN MILLIONS)
      Corporate debt securities...............    Rs. 2,218      Rs. 45            --      Rs. 2,263
      Government of India securities..........          916          75            --            991
                                                  ---------     -------       -------      ---------
      Total debt securities...................        3,134         120            --          3,254
      Mutual fund units.......................        1,158          --           (10)         1,148
                                                  ---------     -------       -------      ---------
      TOTAL SECURITIES AVAILABLE FOR SALE.....    Rs. 4,292     Rs. 120       Rs. (10)     Rs. 4,402
                                                  =========     =======       =======      =========

      INCOME FROM SECURITIES, AVAILABLE FOR SALE

     2.2.8 A listing of interest and dividends on available for sale securities is set out below:

                                                                              FOR THE NINE MONTHS
                                              YEAR ENDED MARCH 31,            ENDED DECEMBER 31,
                                        ---------------------------------   -----------------------
                                                                               1998
                                          1997        1998        1999      (UNAUDITED)     1999
                                        ---------   ---------   ---------   -----------   ---------
                                                               (IN MILLIONS)
      Interest.......................   Rs.   419   Rs.   129   Rs.   248    Rs.   165    Rs.   285
      Dividends......................           2          19          57           44          240
                                        ---------   ---------   ---------    ---------    ---------
      Total interest, including
      dividends......................   Rs.   421   Rs.   148   Rs.   305    Rs.   209    Rs.   525
                                        =========   =========   =========    =========    =========

                               ICICI BANK LIMITED
                     NOTES TO US GAAP FINANCIAL STATEMENTS
    FOR THE YEARS ENDED MARCH 31, 1997, 1998 AND 1999 AND NINE MONTHS ENDED
             DECEMBER 31, 1998 (UNAUDITED) AND 1999 -- (CONTINUED)

      MATURITY PROFILE OF DEBT SECURITIES

     2.2.9 A listing of debt securities of securities, available for sale at March 31, 1999 and December 31, 1999 by original contractual maturity is set out below:

                                                    MARCH 31, 1999          DECEMBER 31, 1999
                                                ----------------------    ----------------------
                                                AMORTIZED      FAIR       AMORTIZED      FAIR
                                                  COST         VALUE        COST         VALUE
                                                ---------    ---------    ---------    ---------
                                                                 (IN MILLIONS)
      CORPORATE DEBT SECURITIES
      Less than one year....................    Rs.   266    Rs.   266    Rs.   263    Rs.   263
      One to five years.....................        1,894        1,894        1,467        1,492
      More than five years..................          700          700          488          508
                                                ---------    ---------    ---------    ---------
      TOTAL.................................    Rs. 2,860    Rs. 2,860    Rs. 2,218    Rs. 2,263
                                                =========    =========    =========    =========

      LOANS

     2.2.10   A listing of loans by category is set out below:

                                                            AT MARCH 31,
                                                      ------------------------    AT DECEMBER 31,
                                                         1998          1999            1999
                                                      ----------    ----------    ---------------
                                                                     (IN MILLIONS)
      CORPORATE
      Working capital finance.....................    Rs.  9,256    Rs. 17,508    Rs.   26,005
      Term loans..................................         1,462         2,731           3,237
      Credit substitutes..........................         1,424         6,762           8,471
      Leasing and related activities..............           458           366             339
      Retail loans................................           590         1,110             780
                                                      ----------    ----------    ------------
      GROSS LOANS.................................    Rs. 13,190    Rs. 28,477    Rs.   38,832
      Aggregate allowance for credit losses.......          (425)         (880)         (1,083)
                                                      ----------    ----------    ------------
      Net loans...................................    Rs. 12,765    Rs. 27,597    Rs.   37,749
                                                      ==========    ==========    ============

     2.2.11 Loans given to persons domiciled outside India at December 31, 1999 were Rs. 240 million (March 31, 1999: Rs. 91 million and March 31, 1998: nil).

     2.2.12 Normally, the working capital advances are secured by a first lien on current assets, principally comprising inventory and receivables. Additionally, in certain cases ICICI Bank may obtain additional security through a first or second lien on property and equipment, a pledge of financial assets like marketable securities and corporate/personal guarantees. The term loans are normally secured by a first lien on the property and equipment and other tangible assets of the borrower.

                               ICICI BANK LIMITED
                     NOTES TO US GAAP FINANCIAL STATEMENTS
    FOR THE YEARS ENDED MARCH 31, 1997, 1998 AND 1999 AND NINE MONTHS ENDED
             DECEMBER 31, 1998 (UNAUDITED) AND 1999 -- (CONTINUED)

      NET INVESTMENT IN LEASING ACTIVITIES

     2.2.13 Contractual maturities of ICICI Bank's net investment in leasing activities and its components, which are included in loans, are set out below:

                                                                    AT MARCH 31,
                                                                --------------------
                                                                  1998        1999
                                                                --------    --------
                                                                   (IN MILLIONS)
      Gross finance receivable for the year ended/ending
     March 31
      1999..................................................    Rs.  150    Rs.   --
      2000..................................................         138         162
      2001..................................................         139         121
      2002..................................................         112         128
      2003 and beyond.......................................          74          88
                                                                --------    --------
                                                                     613         499
      Less: Unearned income.................................    Rs. (106)   Rs.  (84)
            Security deposits...............................         (49)        (49)
                                                                --------    --------
      Investment in leasing and other receivables...........         458         366
      Less: Aggregate allowance for credit losses...........          --        (144)
                                                                --------    --------
      NET INVESTMENT IN LEASING AND OTHER RECEIVABLES.......    Rs.  458    Rs.  222
                                                                ========    ========

                                                              AT DECEMBER 31,
                                                                   1999
                                                              ---------------
                                                               (IN MILLIONS)
      Gross finance receivable for Three months ending March
     31, 2000...............................................     Rs.  111
      Year ending March 31,
      2001..................................................          108
      2002..................................................          128
      2003..................................................           47
      2004..................................................           40
      2004 beyond...........................................           26
                                                                 --------
                                                                      460
      Less: Unearned income.................................          (75)
            Security deposits...............................          (46)
                                                                 --------
      Investment in leasing and other receivables...........          339
      Less: Aggregate allowance for credit losses...........         (155)
                                                                 --------
      NET INVESTMENT IN LEASING AND OTHER RECEIVABLES.......     Rs.  184
                                                                 ========

                               ICICI BANK LIMITED
                     NOTES TO US GAAP FINANCIAL STATEMENTS
    FOR THE YEARS ENDED MARCH 31, 1997, 1998 AND 1999 AND NINE MONTHS ENDED
             DECEMBER 31, 1998 (UNAUDITED) AND 1999 -- (CONTINUED)

      MATURITY PROFILE OF LOANS

     2.2.14 A listing of each category of loan other than net investment in leasing and other receivables, by maturity is set out below:

                                                               MARCH 31, 1999
                                            ----------------------------------------------------
                                              UP TO                     MORE THAN
                                              1 YEAR      1-5 YEARS      5 YEARS        TOTAL
                                            ----------    ----------    ----------    ----------
                                                               (IN MILLIONS)
      Term loan.........................    Rs.    784    Rs.  1,736    Rs.    211    Rs.  2,731
      Working capital finance...........        15,240         2,268            --        17,508
      Credit substitutes................            --         5,744         1,018         6,762
      Retail loans......................         1,110            --            --         1,110
                                            ----------    ----------    ----------    ----------
      TOTAL.............................    Rs. 17,134    Rs.  9,748    Rs.  1,229    Rs. 28,111
                                            ==========    ==========    ==========    ==========

                                                             DECEMBER 31, 1999
                                            ----------------------------------------------------
                                              UP TO                     MORE THAN
                                              1 YEAR      1-5 YEARS      5 YEARS        TOTAL
                                            ----------    ----------    ----------    ----------
                                                               (IN MILLIONS)
      Term loan.........................    Rs.    913    Rs.  2,117    Rs.    207    Rs.  3,237
      Working capital finance...........        10,961        15,044            --        26,005
      Credit substitutes................         1,754         3,909         2,808         8,471
      Retail loans......................           780            --            --           780
                                            ----------    ----------    ----------    ----------
      TOTAL.............................    Rs. 14,408    Rs. 21,070    Rs.  3,015    Rs. 38,493
                                            ==========    ==========    ==========    ==========

      INTEREST AND FEES ON LOANS

     2.2.15 A listing of interest and fees on loans (net of unearned income) is set out below:

                                                                              FOR THE NINE MONTHS
                                                                                     ENDED
                                              YEAR ENDED MARCH 31,               DECEMBER 31,
                                        ---------------------------------   -----------------------
                                          1997        1998        1999         1998         1999
                                        ---------   ---------   ---------   (UNAUDITED)   ---------
                                                               (IN MILLIONS)
      Working capital finance........   Rs. 1,056   Rs. 1,136   Rs. 1,755    Rs. 1,235    Rs. 1,795
      Term loan......................         184         176         338          228          339
      Credit substitutes.............          17          74         465          295          707
      Leasing and related
      activities.....................          35          38          21           25           12
      Retail loans...................          49          75         128           70          227
                                        ---------   ---------   ---------    ---------    ---------
      TOTAL..........................   Rs. 1,341   Rs. 1,499   Rs. 2,707    Rs. 1,853    Rs. 3,080
                                        =========   =========   =========    =========    =========

                               ICICI BANK LIMITED
                     NOTES TO US GAAP FINANCIAL STATEMENTS
    FOR THE YEARS ENDED MARCH 31, 1997, 1998 AND 1999 AND NINE MONTHS ENDED
             DECEMBER 31, 1998 (UNAUDITED) AND 1999 -- (CONTINUED)

      NON-PERFORMING LOANS

     2.2.16   A listing of non-performing loans is set out below:

                                                            AT MARCH 31,
                                                      ------------------------    AT DECEMBER 31,
                                                         1998          1999            1999
                                                      ----------    ----------    ---------------
                                                                     (IN MILLIONS)
      Working capital finance.....................    Rs.    558    Rs.  1,158      Rs.  1,408
      Term loan...................................            46           236             245
      Credit substitutes..........................            --            75              75
      Leasing and related activities..............            --           144             237
                                                      ----------    ----------      ----------
      TOTAL.......................................    Rs.    604    Rs.  1,613      Rs.  1,965
      Allowance for credit losses.................          (425)         (880)         (1,083)
                                                      ----------    ----------      ----------
      Impaired loans net of valuation allowance...           179           733             882
                                                      ==========    ==========      ==========
      Loans without valuation allowance...........            26           466             467
      Loans with valuation allowance..............           578         1,147           1,498
                                                      ----------    ----------      ----------
      TOTAL.......................................    Rs.    604    Rs.  1,613      Rs.  1,965
                                                      ==========    ==========      ==========
      Interest foregone on non-performing
      assets......................................            81            93              74
      Average non-performing loans................    Rs.    559    Rs.  1,343      Rs.  1,827

      CHANGES IN THE ALLOWANCE FOR CREDIT LOSSES

     2.2.17 A listing of the changes in allowance for credit losses is set out below:

                                                                                    FOR THE NINE
                                                                                       MONTHS
                                                           YEAR ENDED MARCH 31,        ENDED
                                                          ----------------------    DECEMBER 31,
                                                            1998         1999           1999
                                                          ---------    ---------    ------------
                                                                      (IN MILLIONS)
      AGGREGATE ALLOWANCE FOR CREDIT LOSSES AT
      BEGINNING OF THE YEAR/PERIOD....................    Rs.   187    Rs.   425     Rs.   880
      ADDITIONS
      Provisions for credit losses, net of release of
      provisions as a result of cash collections......          360          540           218
                                                          ---------    ---------     ---------
                                                                547          965         1,098
      Write offs......................................         (122)         (85)          (15)
                                                          ---------    ---------     ---------
      AGGREGATE ALLOWANCE FOR CREDIT LOSSES AT END OF
      THE YEAR/PERIOD.................................    Rs.   425    Rs.   880     Rs. 1,083
                                                          =========    =========     =========

                               ICICI BANK LIMITED
                     NOTES TO US GAAP FINANCIAL STATEMENTS
    FOR THE YEARS ENDED MARCH 31, 1997, 1998 AND 1999 AND NINE MONTHS ENDED
             DECEMBER 31, 1998 (UNAUDITED) AND 1999 -- (CONTINUED)

      TROUBLED DEBT RESTRUCTURING

     2.2.18 Loans at December 31, 1999 include loans aggregating Rs. 44 million (March 31, 1999: Rs. 38 million and March 31, 1998: nil), which are currently under a scheme of debt restructuring and which have been identified as impaired loans. The gross recorded investment in these loans is Rs. 44 million (March 31, 1999: Rs. 38 million and March 31, 1998: nil) against which an allowance for credit losses aggregating Rs. 26 million (March 31, 1999: Rs. 22 million and March 31, 1998: nil) has been established.

     2.2.19 There are no commitments to lend incremental funds to any borrower who is party to a troubled debt restructuring.

      CONCENTRATION OF CREDIT RISK

     2.2.20 Concentrations of credit risk exist when changes in economic, industry or geographic factors similarly affect groups of counterparties whose aggregate credit exposure is material in relation to ICICI Bank's total credit exposure. ICICI Bank's portfolio of financial instruments is broadly diversified along industry, product and geographic lines within the country.

     2.2.21 A listing of the concentration of loan exposures by industry is set out below:

                                               AT MARCH 31,
                                 -----------------------------------------     AT DECEMBER 31,
                                        1998                  1999                  1999
                                 -------------------   -------------------   -------------------
                                                (IN MILLIONS, EXCEPT PERCENTAGES)
      Light manufacturing.....   Rs.  1,300     9.86%  Rs.  2,800     9.83%  Rs.  4,528    11.66%
      Chemical, Paints and
      Pharmaceuticals.........        1,092     8.28        2,420     8.50        4,221    10.87
      Finance.................          780     5.91        1,949     6.84        2,700     6.95
      Transport...............          360     2.73          159     0.56          111     0.29
      Electricity.............          540     4.09        1,488     5.23        1,645     4.24
      Textiles................        1,170     8.87        1,405     4.93        1,375     3.54
      Metal and metal
      products................          330     2.50        1,370     4.81        1,120     2.88
      Automobile..............          600     4.55        1,006     3.53        1,518     3.91
      Construction............          770     5.84          740     2.60          940     2.42
      Iron and steel..........          460     3.49          620     2.18          715     1.84
      Cement..................          170     1.29          540     1.90        1,060     2.73
      Software................          230     1.74          460     1.62          650     1.67
      Agriculture.............          501     3.80          675     2.37        1,912     4.92
      Personal loans..........          590     4.47        1,110     3.90          780     2.01
      Paper and paper
      products................          240     1.82          373     1.30          663     1.71
      Other industries........        4,057    30.76       11,362    39.90       14,894    38.36
                                 ----------   ------   ----------   ------   ----------   ------
      TOTAL...................   Rs. 13,190   100.00%  Rs. 28,477   100.00%  Rs. 38,832   100.00%
                                 ==========   ======   ==========   ======   ==========   ======

                               ICICI BANK LIMITED
                     NOTES TO US GAAP FINANCIAL STATEMENTS
    FOR THE YEARS ENDED MARCH 31, 1997, 1998 AND 1999 AND NINE MONTHS ENDED
             DECEMBER 31, 1998 (UNAUDITED) AND 1999 -- (CONTINUED)

      UNEARNED INCOME

     2.2.22   A listing of unearned income is set out below:

                                                                                    FOR THE NINE
                                                            YEAR ENDED MARCH 31,    MONTHS ENDED
                                                            --------------------    DECEMBER 31,
                                                              1998        1999          1999
                                                            --------    --------    ------------
                                                                       (IN MILLIONS)
      Unearned income on leasing and other receivable
      transactions......................................    Rs.  106    Rs.   84      Rs.   75
      Unearned commission on guarantees.................          38          73           104
      Unearned income on letters of credit..............          12          17            25
      Unamortised loan origination fees.................          --          --            14

      DEPOSITS

     2.2.23 Deposits include demand deposits, which are non-interest-bearing and savings and time deposits, which are interest-bearing. A listing of deposits is set out below:

                                                            AT MARCH 31,
                                                      ------------------------    AT DECEMBER 31,
                                                         1998          1999            1999
                                                      ----------    ----------    ---------------
                                                                     (IN MILLIONS)
      INTEREST BEARING
      Savings deposits............................    Rs.  1,037    Rs.  2,271      Rs.  4,313
      Time deposits...............................        21,621        52,692          72,674
                                                      ----------    ----------      ----------
                                                          22,658        54,963          76,987
      NON-INTEREST BEARING
      Demand deposits.............................         3,632         5,766           8,015
                                                      ----------    ----------      ----------
      TOTAL.......................................    Rs. 26,290    Rs. 60,729      Rs. 85,002
                                                      ==========    ==========      ==========

     2.2.24 At December 31, 1999, term deposits of Rs. 67,522 million (March 31, 1999: Rs. 48,720 million and March 31, 1998: Rs. 18,560 million) have a residual maturity of less than one year. The balance of the deposits mature between one to seven years.

      TRADING ACCOUNT LIABILITIES

     2.2.25 Trading account liabilities at December 31, 1999 include borrowings from banks in the inter-bank call money market of Rs. 1,318 million (March 31, 1999: Rs. 418 million and March 31, 1998:
              Rs. 293 million) and short term borrowings from other institutions and agencies of Rs. 479 million (March 31, 1999: Rs. nil and March 31, 1998: Rs. 1,500 million).

                               ICICI BANK LIMITED
                     NOTES TO US GAAP FINANCIAL STATEMENTS
    FOR THE YEARS ENDED MARCH 31, 1997, 1998 AND 1999 AND NINE MONTHS ENDED
             DECEMBER 31, 1998 (UNAUDITED) AND 1999 -- (CONTINUED)

      LONG-TERM DEBT

     2.2.26 Long-term debt represent debt with an original maturity of greater than one year. Long term debt bears interest at a fixed contractual rates ranging from 12.5% to 17%. A listing of long-term debt by residual maturity is set out below:

                                                         AT MARCH 31, 1999      AT DECEMBER 31, 1999
                                                        --------------------    --------------------
                                                              (IN MILLIONS EXCEPT PERCENTAGES)
      RESIDUAL MATURITY
      One year to five years........................     Rs.  1,084       62%    Rs.  1,054       61%
      Five years to 10 years........................            680       38            680       39
                                                         ----------      ---     ----------      ---
      TOTAL.........................................     Rs.  1,764      100%    Rs.  1,734      100%
                                                         ==========      ===     ==========      ===

     2.2.27 Long-term debt at December 31, 1999 includes unsecured non-convertible subordinated debt of Rs. 1,680 million (March 31, 1999: Rs. 1,680 million and March 31, 1998: nil).

2.3   OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

      FOREIGN EXCHANGE AND DERIVATIVE CONTRACTS

     2.3.1 ICICI Bank enters into foreign exchange forward contracts and currency swaps with interbank participants and customers. These transactions enable customers to transfer, modify or reduce their foreign exchange and interest rate risks.

     2.3.2 Forward foreign exchange contracts are commitments to buy or sell foreign currency at a future date at the contracted rate. Currency swaps are commitments to exchange cash flows by way of interest in one currency against another currency and exchange of notional principal amount at maturity based on predetermined rates. Currency swaps offered to customers are hedged by opposite contracts with the parent company and are accounted for as hedge contracts.

     2.3.3 The market and credit risk associated with these products, as well as the operating risks, are similar to those relating to other types of financial instruments. Market risk is the exposure created by movements in interest rates and exchange rates, during the currency of the transaction. The extent of market risk affecting such transactions depends on the type and nature of the transaction, value of the transaction and the extent to which the transaction is uncovered. Credit risk is the exposure to loss in the event of default by counterparties. The extent of loss on account of a counterparty default will depend on the replacement value of the contract at the ongoing market rates.

                               ICICI BANK LIMITED
                     NOTES TO US GAAP FINANCIAL STATEMENTS
    FOR THE YEARS ENDED MARCH 31, 1997, 1998 AND 1999 AND NINE MONTHS ENDED
             DECEMBER 31, 1998 (UNAUDITED) AND 1999 -- (CONTINUED)

     2.3.4 The following table presents the aggregate notional principal amounts of ICICI Bank's outstanding foreign exchange and derivative contracts at March 31, 1999 and at March 31, 1998, together with the related balance sheet credit exposure.

                                         NOTIONAL PRINCIPAL AMOUNTS         BALANCE SHEET CREDIT EXPOSURE(1)
                                   --------------------------------------   --------------------------------
                                             AT                                    AT
                                          MARCH 31,               AT            MARCH 31,            AT
                                   -----------------------   DECEMBER 31,   -----------------   DECEMBER 31,
                                      1998         1999          1999        1998      1999         1999
                                   ----------   ----------   ------------   -------   -------   ------------
                                                                 (IN MILLIONS)
      INTEREST RATE AGREEMENTS
      Swap agreements............  Rs.     --   Rs.     --    Rs.    900    Rs.  --   Rs.  --     Rs.  --
                                   ----------   ----------    ----------    -------   -------     -------
                                           --           --           900         --        --          --
                                   ==========   ==========    ==========    =======   =======     =======
      FOREIGN EXCHANGE PRODUCTS
      Forward contracts..........  Rs. 23,528   Rs. 36,705    Rs. 49,591    Rs.  77   Rs. 425     Rs. 341
      Swap agreements............          --        2,962         7,658         --        --          --
                                   ----------   ----------    ----------    -------   -------     -------
                                   Rs. 23,528   Rs. 39,667    Rs. 57,249    Rs.  77   Rs. 425     Rs. 341
                                   ==========   ==========    ==========    =======   =======     =======

---------------

     (1) Balance sheet credit exposure denotes the mark-to-market impact of the derivative and foreign exchange products on the reporting date.

      LOAN COMMITMENTS

     2.3.5 ICICI Bank has outstanding undrawn commitments to provide loans and financing to customers. These loan commitments aggregated Rs. 18,091 million and Rs. 11,643 million at December 31, 1999 and March 31, 1999 respectively (March 31, 1998: Rs. 3,700 million). The interest rate on these commitments is dependent on the lending rates on the date of the loan disbursement. Further, the commitments have fixed expiry dates and may be contingent upon the borrowers ability to maintain specific credit standards.

     2.3.6   Guarantees

     2.3.7 As a part of its commercial banking activities, ICICI Bank has issued guarantees and letters of credit to enhance the credit standing of its customers. These generally represent irrevocable assurances that ICICI Bank will make payments in the event that the customer fails to fulfill his financial or performance obligations. Financial guarantees are obligations to pay a third party beneficiary where a customer fails to make payment towards a specified financial obligation. Performance guarantees are obligations to pay a third party beneficiary where a customer fails to perform a non-financial contractual obligation. The guarantees are generally for a period not exceeding 18 months.

     2.3.8 The credit risk associated with these products, as well as the operating risks, are similar to those relating to other types of financial instruments. Fees are recognised over the term of the facility.

                               ICICI BANK LIMITED
                     NOTES TO US GAAP FINANCIAL STATEMENTS
    FOR THE YEARS ENDED MARCH 31, 1997, 1998 AND 1999 AND NINE MONTHS ENDED
             DECEMBER 31, 1998 (UNAUDITED) AND 1999 -- (CONTINUED)

     2.3.9   Details of facilities outstanding are set out below:

                                                              AT MARCH 31,
                                                          ---------------------   AT DECEMBER 31,
                                                            1998        1999           1999
                                                          ---------   ---------   ---------------
                                                                       (IN MILLIONS)
      Financial guarantees.............................   Rs. 1,636   Rs. 2,733      Rs. 3,730
      Performance guarantees...........................       1,010       1,897          2,993
                                                          ---------   ---------      ---------
      TOTAL............................................   Rs. 2,646   Rs. 4,630      Rs. 6,723
                                                          =========   =========      =========

2.4   ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

     2.4.1 ICICI Bank's financial instruments include financial assets and liabilities recorded on the balance sheet, as well as off-balance sheet instruments such as foreign exchange and derivative contracts. A listing of the fair value of these financial instruments is set out below:

                                     MARCH 31, 1998                               MARCH 31, 1999
                       ------------------------------------------   ------------------------------------------
                                                     ESTIMATED                                    ESTIMATED
                                                   FAIR VALUE IN                                FAIR VALUE IN
                                                     EXCESS OF                                    EXCESS OF
                        CARRYING      ESTIMATED     /(LESS THAN)     CARRYING      ESTIMATED     /(LESS THAN)
                          VALUE      FAIR VALUE    CARRYING VALUE      VALUE      FAIR VALUE    CARRYING VALUE
                       -----------   -----------   --------------   -----------   -----------   --------------
                                     (IN MILLIONS)                                (IN MILLIONS)
      Financial
      assets.........  Rs.  35,278   Rs.  35,201    Rs.     (77)    Rs.  74,825   Rs.  74,742    Rs.     (83)
      Financial
      liabilities....       32,807        32,960            153          71,995        72,397            402

                                                                      DECEMBER 31, 1999
                                                          ------------------------------------------
                                                                                        ESTIMATED
                                                                                      FAIR VALUE IN
                                                                                        EXCESS OF
                                                           CARRYING      ESTIMATED     /(LESS THAN)
                                                             VALUE      FAIR VALUE    CARRYING VALUE
                                                          -----------   -----------   --------------
                                                                        (IN MILLIONS)
      Financial assets..................................  Rs. 102,205   Rs. 102,094      Rs. (111)
      Financial liabilities.............................       98,536        99,354           818

     2.4.2 Fair values vary from period to period based on changes in a wide range of factors, including interest rates, credit quality, and market perception of value and as existing assets and liabilities run off and new items are generated.

                               ICICI BANK LIMITED
                     NOTES TO US GAAP FINANCIAL STATEMENTS
    FOR THE YEARS ENDED MARCH 31, 1997, 1998 AND 1999 AND NINE MONTHS ENDED
             DECEMBER 31, 1998 (UNAUDITED) AND 1999 -- (CONTINUED)

     2.4.3 A listing of the fair values by category of financial assets and financial liabilities is set out below:

                                       MARCH 31, 1998                                      1999
                        --------------------------------------------   --------------------------------------------
                                                      ESTIMATED FAIR                                 ESTIMATED FAIR
                                                         VALUE IN                                       VALUE IN
                                                        EXCESS OF/                                     EXCESS OF/
                         CARRYING    ESTIMATED FAIR    (LESS THAN)      CARRYING    ESTIMATED FAIR    (LESS THAN)
PARTICULARS               VALUE          VALUE        CARRYING VALUE     VALUE          VALUE        CARRYING VALUE
-----------             ----------   --------------   --------------   ----------   --------------   --------------
                                                               (IN MILLIONS)
      FINANCIAL ASSETS
      Securities......  Rs.  1,476     Rs.  1,476        Rs.  --       Rs.  3,963     Rs.  3,963        Rs.  --
      Trading
      assets..........       7,387          7,387             --           15,822         15,822             --
      Loans(1)........      12,765         12,688            (77)          27,597         27,514            (83)
      Other financial
      assets(2).......      13,650         13,650             --           27,443         27,443             --
                        ----------     ----------        -------       ----------     ----------        -------
      TOTAL...........  Rs. 35,278     Rs. 35,201        Rs. (77)      Rs. 74,825     Rs. 74,742        Rs. (83)
                        ==========     ==========        =======       ==========     ==========        =======
      FINANCIAL
      LIABILITIES
      Interest-bearing
      deposits........  Rs. 22,658     Rs. 22,811        Rs. 153       Rs. 54,963     Rs. 55,365        Rs. 402
  Non-interest-bearing
      deposits........       3,632          3,632             --            5,766          5,766             --
      Trading account
      liabilities.....       1,793          1,793             --              418            418             --
      Long-term
      debt............         129            129             --            1,764          1,764             --
      Other financial
     liabilities(3)...       4,595          4,595             --            9,084          9,084             --
                        ----------     ----------        -------       ----------     ----------        -------
      TOTAL...........  Rs. 32,807     Rs. 32,960        Rs. 153       Rs. 71,995     Rs. 72,397        Rs. 402
                        ==========     ==========        =======       ==========     ==========        =======
      DERIVATIVES
      Currency
      swaps(4)........          --             --             --               --             --             12
                        ----------     ----------        -------       ----------     ----------        -------

                               ICICI BANK LIMITED
                     NOTES TO US GAAP FINANCIAL STATEMENTS
    FOR THE YEARS ENDED MARCH 31, 1997, 1998 AND 1999 AND NINE MONTHS ENDED
             DECEMBER 31, 1998 (UNAUDITED) AND 1999 -- (CONTINUED)

                                                                      DECEMBER 31, 1999
                                                           ----------------------------------------
                                                                                     ESTIMATED FAIR
                                                                                        VALUE IN
                                                                                       EXCESS OF/
                                                            CARRYING    ESTIMATED     (LESS THAN)
PARTICULARS                                                  VALUE      FAIR VALUE   CARRYING VALUE
-----------                                                ----------   ----------   --------------
                                                                        (IN MILLIONS)
      FINANCIAL ASSETS...................................
      Securities.........................................  Rs.  4,402   Rs.  4,402     Rs.     --
      Trading assets.....................................      28,606       28,606             --
      Loans(1)...........................................      37,749       37,638           (111)
      Other financial assets(2)..........................      31,448       31,448             --
                                                           ----------   ----------     ----------
      TOTAL..............................................  Rs.102,205   Rs.102,094     Rs.   (111)
                                                           ==========   ==========     ==========
      FINANCIAL LIABILITIES
      Interest-bearing deposits..........................  Rs. 76,987   Rs. 77,747     Rs.    760
      Non-interest-bearing deposits......................       8,015        8,015             --
      Trading account liabilities........................       1,797        1,797             --
      Long-term debt.....................................       1,734        1,792             58
      Other financial liabilities(3).....................      10,003       10,003             --
                                                           ----------   ----------     ----------
      TOTAL..............................................  Rs. 98,536   Rs. 99,354     Rs.    818
                                                           ==========   ==========     ==========
      DERIVATIVES
      Currency swaps(4)..................................          --           --             52
      Interest rate swaps................................          --           --            (10)
                                                           ----------   ----------     ----------

---------------

     (1)  The carrying value of loans is net of allowance for credit losses.
     (2) Includes cash, due from banks, deposits at interest with banks, short-term highly liquid securities, and customers acceptance liability for which the carrying value is a reasonable estimate of fair value.
     (3) Represents acceptances and other liabilities outstanding, for which the carrying value is a reasonable estimate of the fair value.
     (4) All customer positions are hedged by opposite contracts with the parent company.

     2.4.4 The above data represents management's best estimates based on a range of methodologies and assumptions. Quoted market prices are used for many securities. For performing loans, contractual cash flows are discounted at current market origination rates for loans with similar terms and risk characteristics. For impaired loans, the impairment is considered while arriving at the fair value. For liabilities, market borrowing rates of interest of similar instruments are used to discount contractual cash flows.

     2.4.5 The estimated fair value of loans, interest-bearing deposits and long term debt reflects changes in market rates since the loans were given and deposits were taken.

3     PROPERTY AND EQUIPMENT

     3.1.1 Property and equipment are stated at cost less accumulated depreciation. Generally, depreciation is computed over the estimated useful life of the asset.

                               ICICI BANK LIMITED
                     NOTES TO US GAAP FINANCIAL STATEMENTS
    FOR THE YEARS ENDED MARCH 31, 1997, 1998 AND 1999 AND NINE MONTHS ENDED
             DECEMBER 31, 1998 (UNAUDITED) AND 1999 -- (CONTINUED)

     3.1.2 A listing of property and equipment by asset category is set out below:

                                                             AT MARCH 31,
                                                        ----------------------    AT DECEMBER 31,
                                                          1998         1999            1999
                                                        ---------    ---------    ---------------
                                                                      (IN MILLIONS)
      Land..........................................    Rs.   121    Rs.   121       Rs.   121
        Building....................................          927          977            1024
        Equipment and furniture.....................          518          738             891
        Capital work in progress....................           32          308             401
                                                        ---------    ---------       ---------
        Gross value of property and equipment.......        1,598        2,144           2,437
        Less: Accumulated depreciation..............         (235)        (383)           (535)
                                                        ---------    ---------       ---------
        NET VALUE OF PROPERTY AND EQUIPMENT.........    Rs. 1,363    Rs. 1,761       Rs. 1,902
                                                        =========    =========       =========

     3.1.3 Capital work in progress at December 31, 1999 include capital advances of Rs. 154 million (March 31, 1999: Rs. 91 million and March 31, 1998: Rs. 13 million). Interest capitalized for nine months ended December 31, 1999 is Rs. 24 million (March 31, 1999:
             Rs. 12 million and March 31, 1998: Rs. 1 million).

     3.1.4 Depreciation charge in fiscal 1997, 1998 and 1999 and nine months ended December 31, 1998 and 1999 amounts to Rs. 66 million, Rs. 131 million and Rs. 173 million, Rs.124 million and Rs.159 million, respectively.

4     OTHER ASSETS

     4.1.1 Other assets at December 31, 1999 includes interest accrued of Rs. 1,455 million (March 31, 1999: Rs. 662 million and March 31, 1998:
             Rs. 274 million), deposits in leased premises of Rs. 171 million (March 31, 1999: Rs. 157 million and March 31, 1998: Rs. 130 million) and prepaid expenses of Rs. 8 million (March 31, 1999: Rs. 18 million and March 31, 1998: Rs. 7 million.

5     OTHER LIABILITIES

     5.1.1 Other liabilities at December 31, 1999 include accounts payable of Rs. 524 million (March 31, 1999: Rs. 1,121 million and March 31, 1998: 1,078 million) and interest accrued but not due on deposits amounting to Rs. 566 million (March 31, 1999: Rs. 235 million and March 31, 1998: Rs. 176 million).

6     COMMON STOCK

     6.1.1   At December 31, 1999 March 31, 1999 and March 31, 1998, the
             authorized common stock was 300 million shares with a par value of Rs. 3,000 million. At December 31, 1999 and March 31, 1999 and March 31, 1998, the issued common stock was 165 million shares with paid-up values of Rs. 1,650 million.

7     RESTRICTED RETAINED EARNINGS

     7.1.1 Retained earnings at December 31, 1999 and March 31, 1999 computed as per generally accepted accounting principles of India include profits aggregating to Rs. 789 million (March 31, 1998: Rs. 589 million) which are not distributable as dividends under the Banking Regulation Act, 1949.

                               ICICI BANK LIMITED
                     NOTES TO US GAAP FINANCIAL STATEMENTS
    FOR THE YEARS ENDED MARCH 31, 1997, 1998 AND 1999 AND NINE MONTHS ENDED
             DECEMBER 31, 1998 (UNAUDITED) AND 1999 -- (CONTINUED)

           These relate to requirements regarding earmarking a part of the profits under banking laws. Utilization of these balances is subject to approval of the Board of Directors and needs to be reported to Reserve Bank of India. Statutes governing the operations of ICICI Bank mandate that dividends be declared out of distributable profits only after the transfer of at least 20% of net income, computed in accordance with current banking regulations, to a statutory reserve. Additionally, the remittance of dividends outside India is governed by Indian statutes on foreign exchange transactions.

8     INCOME TAXES

8.1   COMPONENTS OF DEFERRED TAX BALANCES

     8.1.1 The tax effects of significant temporary differences are reflected through a deferred tax asset/liability, which is included in the balance sheet of ICICI Bank.

     8.1.2   A listing of the temporary differences is set out below:

                                                              AT MARCH 31,
                                                          --------------------    AT DECEMBER 31,
                                                            1998        1999           1999
                                                          --------    --------    ---------------
                                                                       (IN MILLIONS)
      DEFERRED TAX ASSETS
      Provision for loan losses.......................    Rs.  144    Rs.  309        Rs. 383
      Contingency reserve.............................           6           6             10
      Unrealized loss on securities, available for
      sale............................................           8          21             --
      Others..........................................          13          12             10
                                                          --------    --------        -------
      TOTAL DEFERRED TAX ASSET........................    Rs.  171    Rs.  348        Rs. 403
      Valuation allowances............................          --          --             --
                                                          --------    --------        -------
      NET DEFERRED TAX ASSET..........................         171         348            403
      DEFERRED TAX LIABILITIES
      Property and equipment..........................        (148)       (187)          (235)
      Investments.....................................          (2)         (3)           (58)
      Unrealized gains on securities, available for
      sale............................................          --         (11)           (20)
      Amortization of software cost...................          (8)        (12)           (12)
      Amortization of debt issue costs................          --          (4)            (4)
      Others..........................................          --          (1)            (4)
                                                          --------    --------        -------
      TOTAL DEFERRED TAX LIABILITY....................        (158)       (218)          (333)
                                                          --------    --------        -------
      NET DEFERRED TAX ASSET/(LIABILITY)..............    Rs.   13    Rs.  130        Rs.  70
                                                          ========    ========        =======
      CURRENT.........................................    Rs.   12    Rs.   10        Rs. (59)
      NON-CURRENT.....................................           1         120            129

     8.1.3 Management is of the opinion that the realization of the recognized net deferred tax asset of Rs. 70 million at December 31, 1999 (March 31, 1999: Rs. 130 million and March 31 1998: Rs. 13 million) is more likely than not based on expectations as to future taxable income.

                               ICICI BANK LIMITED
                     NOTES TO US GAAP FINANCIAL STATEMENTS
    FOR THE YEARS ENDED MARCH 31, 1997, 1998 AND 1999 AND NINE MONTHS ENDED
             DECEMBER 31, 1998 (UNAUDITED) AND 1999 -- (CONTINUED)

8.2   RECONCILIATION OF TAX RATES

     8.2.1 The following is the reconciliation of estimated income taxes at Indian statutory income tax rate to income tax expense as reported.

                                                                             FOR THE NINE MONTHS
                                       YEAR ENDED MARCH 31,                  ENDED DECEMBER 31,
                                       ---------------------               -----------------------
                                                                              1998
                                         1997        1998        1999      (UNAUDITED)     1999
                                       ---------   ---------   ---------   -----------   ---------
                                                    (IN MILLIONS, EXCEPT PERCENTAGES)
      Net income before taxes.......   Rs.   397   Rs.   402   Rs.   673    Rs.   432    Rs. 1,329
      Statutory tax rate............          43%         35%         35%          35%        38.5%
      Income tax expense at
      statutory tax rate............         171         141         236          151          511
      Increase (reductions) in taxes
      on account of
      Income exempt from taxes......          (6)        (30)        (81)         (57)        (211)
      Effect of change in statutory
      tax rate......................          (4)        (15)         --           --           13
      Others........................          (6)          8          15           18          (10)
                                       ---------   ---------   ---------    ---------    ---------
      REPORTED INCOME TAX EXPENSE...   Rs.   155   Rs.   104   Rs.   170    Rs.   112    Rs.   303
                                       =========   =========   =========    =========    =========

8.3   COMPONENTS OF INCOME TAX EXPENSE

     8.3.1   The components of income tax expense are set out below:

                                                                               FOR THE MONTHS
                                             YEAR ENDED MARCH 31,            ENDED DECEMBER 31,
                                       ---------------------------------   -----------------------
                                                                              1998
                                         1997        1998        1999      (UNAUDITED)     1999
                                       ---------   ---------   ---------   -----------   ---------
                                                              (IN MILLIONS)
      Current.......................   Rs.   133   Rs.   203   Rs.   300   Rs.     191   Rs.   267
      Deferred......................          22         (99)       (130)          (79)         36
                                       ---------   ---------   ---------   -----------   ---------
      Total income tax expense......   Rs.   155   Rs.   104   Rs.   170   Rs.     112   Rs.   303
                                       =========   =========   =========   ===========   =========

9     SEGMENTAL DISCLOSURES

9.1   SEGMENTAL DISCLOSURES

     9.1.1 ICICI Bank's operations are solely in the financial services industry and consist of providing traditional banking services, primarily commercial lending activities, treasury operations and retail banking activities. ICICI Bank carries out these activities through offices in India. Operating decisions are made based upon reviews of the Bank's operations as a whole. As a result, ICICI Bank constitutes the only reportable segment.

9.2   GEOGRAPHIC DISTRIBUTION

     9.2.1 The business operations of ICICI Bank are largely concentrated in India. Accordingly the entire revenue assets and net income are attributed to Indian operations.

                               ICICI BANK LIMITED
                     NOTES TO US GAAP FINANCIAL STATEMENTS
    FOR THE YEARS ENDED MARCH 31, 1997, 1998 AND 1999 AND NINE MONTHS ENDED
             DECEMBER 31, 1998 (UNAUDITED) AND 1999 -- (CONTINUED)

      MAJOR CUSTOMERS

     9.2.2 ICICI Bank provides banking and financial services to a wide base of customers. There is no major customer which contributes more than 10% of total revenues.

10   COMMITMENTS AND CONTINGENT LIABILITIES

     10.1.1 ICICI Bank is obligated under a number of capital contracts. Capital contracts are job orders of a capital nature which have been committed. Estimated amounts of contracts remaining to be executed on capital account aggregated to Rs. 50 million at December 31, 1999 (March 31, 1999: Rs. 62 million and March 31, 1998: Rs. 6 million).

      LEASE COMMITMENTS

     10.1.2 ICICI Bank has commitments under long-term operating leases principally for premises and Automated Teller Machines. Lease terms for premises generally cover periods of nine years. The following is a summary of future minimum lease rental commitments for non-cancelable leases.

                                                                                  DECEMBER 31,
                                                                MARCH 31, 1999        1999
                                                                --------------    ------------
                                                                        (IN MILLIONS)
      2000..................................................    Rs.       90      Rs.     116
      2001..................................................              99              127
      2002..................................................             109              137
      2003..................................................             120              153
      2004..................................................             132              170
      Thereafter............................................             324              409
                                                                ------------      -----------
      TOTAL MINIMUM LEASE COMMITMENTS.......................    Rs.      874      Rs.   1,112
                                                                ============      ===========

     10.1.3 Various tax-related legal proceedings are pending against ICICI Bank. Potential liabilities, if any, have been adequately provided for, and management does not estimate any incremental liability in respect of legal proceedings.

11   RELATED PARTY TRANSACTIONS

     11.1.1 ICICI Bank has entered into transactions with the following related parties:

            -  The parent company;

            -  Affiliates of the Bank;

            -  Employees Provident Fund Trust; and

            -  Directors and employees of the group.

     11.1.2  The related party transactions can be categorized as follows:

      BANKING SERVICES

     11.1.3 ICICI Bank provides banking services to all the related parties on the same terms that are offered to other customers.

                               ICICI BANK LIMITED
                     NOTES TO US GAAP FINANCIAL STATEMENTS
    FOR THE YEARS ENDED MARCH 31, 1997, 1998 AND 1999 AND NINE MONTHS ENDED
             DECEMBER 31, 1998 (UNAUDITED) AND 1999 -- (CONTINUED)

     11.1.4  The revenues earned from these related parties are set out below:

                                                                            FOR NINE MONTHS PERIOD
                                                                              ENDED DECEMBER 31,
                                                 YEAR ENDED MARCH 31,       -----------------------
                                              ---------------------------       1998
                                               1997      1998      1999     (UNAUDITED)      1999
                                              -------   -------   -------   ------------   --------
                                                                  (IN MILLIONS)
      Parent company.......................   Rs.   6   Rs.  15   Rs.  12     Rs.   8      Rs.  15
      Affiliates(1)........................         3         5         4           3            4
                                              -------   -------   -------     -------      -------
      TOTAL................................   Rs.   9   Rs.  20   Rs.  16     Rs.  11      Rs.  19
                                              =======   =======   =======     =======      =======

---------------

     (1) Comprising ICICI Securities and Finance Company Limited, ICICI Brokerage Services Limited, ICICI Capital Services Limited, Prudential ICICI Asset Management Company Limited and ICICI Venture Funds Management Company Limited.

     11.1.5 ICICI Bank has paid to the parent company interest on deposits and borrowings in call money markets amounting to Rs. 27 million, Rs. 105 million, Rs. 125 million, Rs. 40 million and Rs. 99 million in fiscal 1997, 1998 and 1999 and nine months ended December 31, 1998 and 1999 respectively.

      LEASING OF PREMISES AND INFRASTRUCTURAL FACILITIES

     11.1.6 ICICI Bank has entered into lease agreements with the parent company for the lease of certain premises and infrastructural facilities to ICICI Bank. Total amount paid as rent for fiscal 1997, 1998 and 1999 and the nine months ended December 31, 1998 and 1999 is Rs. 92 million, Rs. 20 million, Rs. 7 million, Rs. 5 million and Rs. 9 million respectively.

      ACQUISITION OF PREMISES

     11.1.7 ICICI Bank purchased premises from the parent company for Rs. 532 million in fiscal 1998.

      DERIVATIVE TRANSACTIONS

     11.1.8 ICICI Bank enters into foreign exchange currency swaps and interest rate swaps with the parent company on a back to back basis. The outstanding contracts at December 31, 1999 are cross currency swaps amounting to Rs. 3,829 million and interest related swaps amounting to Rs. 900 million.

      EXPENSES FOR SERVICES RENDERED

     11.1.9  ICICI Bank paid Rs. 2 million, Rs. 1 million, Rs. 1 million, Rs.
             0.4 million and Rs. 2 million in fiscal 1997, 1998 and 1999 and the nine-month ended December 31, 1998 and 1999 respectively to the parent company for use of the parent company's employees. ICICI Bank also paid Rs. 5 million in the nine months ended December 31, 1999 to ICICI Infotech Services Limited for use of the employees of ICICI Infotech Services Limited for information technology services.

                               ICICI BANK LIMITED
                     NOTES TO US GAAP FINANCIAL STATEMENTS
    FOR THE YEARS ENDED MARCH 31, 1997, 1998 AND 1999 AND NINE MONTHS ENDED
             DECEMBER 31, 1998 (UNAUDITED) AND 1999 -- (CONTINUED)

      SHARE TRANSFER ACTIVITIES

     11.1.10 ICICI Bank has paid Rs. 3 million, Rs. 6 million, Rs. 4 million and Rs. 3 million in fiscal 1998 and 1999 and nine months ended December 31, 1998 and 1999 respectively to ICICI Infotech Services Limited for share transfer services provided by them.

      OTHER TRANSACTION WITH RELATED PARTIES

     11.1.11 ICICI Bank has advanced loans to employees, bearing interest ranging from 3.5% to 6%. These are housing, vehicle and general purpose loans. The tenure of these loans ranges from five to twenty years. Further, ICICI Bank has advanced loans at 16% to employees for purchase of its equity shares at the time of the public issues. The balance outstanding at March 31, 1998, March 31, 1999 and December 31, 1999 was Rs. 105 million, Rs. 138 million and Rs. 198 million respectively.

     11.1.12 During the nine months ended December 31, 1999 ICICI Bank entered into an agreement with ICICI Personal Financial Services Limited for availing telephone banking call centers services.

     11.1.13 ICICI Bank sold certain investments to Prudential ICICI Asset Management Company Limited and booked a gain of Rs. 9 million during the nine months ended December 31, 1999.

     11.1.14 The balances pertaining to receivables from and payable to related parties are as follows:

                                                                  PARENT
                                                                 COMPANY      AFFILIATES(1)
                                                                ----------    --------------
                                                                       (IN MILLIONS)
      AT MARCH 31, 1998
      Accounts payable......................................    Rs.  2,237      Rs.    630
      AT MARCH 31, 1999
      Accounts payable......................................         3,081             217
      AT DECEMBER 31, 1999
      Accounts receivable...................................             2               1
      Accounts payable......................................         2,147           1,119

---------------

     (1) Comprises ICICI Securities and Finance Company Limited, Prudential ICICI Asset Management Company Limited, Prudential ICICI Trust Limited, ICICI Infotech Services Limited, ICICI Brokerage Services Limited, ICICI Personal Financial Services Limited, ICICI Capital Services Limited, ICICI Venture Funds Management Company Limited, ICICI Properties Limited and ICICI Home Finance Company Limited.

12   CAPITAL ADEQUACY REQUIREMENTS

     12.1.1 The Company is a banking company within the meaning of the Indian Banking Regulation Act, 1949, registered with and subject to examination by the Reserve Bank of India.

     12.1.2 ICICI Bank is subject to the capital adequacy requirements set by the Reserve Bank of India, which stipulate a minimum ratio of capital to risk adjusted assets and off-balance sheet items of 8%, at least half of which must be Tier I capital. The Reserve Bank of India is increasing the minimum capital adequacy ratio to 9.0% effective March 31, 2000. The capital adequacy ratio of the Bank calculated in accordance with the Reserve Bank of India guidelines at December 31, 1999, March 31, 1998 and March 31, 1999 was 9.41%,
            13.48% and 11.06% respectively.

                               ICICI BANK LIMITED
                     NOTES TO US GAAP FINANCIAL STATEMENTS
    FOR THE YEARS ENDED MARCH 31, 1997, 1998 AND 1999 AND NINE MONTHS ENDED
             DECEMBER 31, 1998 (UNAUDITED) AND 1999 -- (CONTINUED)

13   EMPLOYEE STOCK OPTION SCHEME

     13.1.1 In January 2000 ICICI Bank's Board of Directors approved an employee stock option plan which was approved by the shareholders in an extraordinary general meeting on February 21, 2000. Under the plan, up to 5% of the issued equity shares may be allocated to employee stock options.

14   FUTURE IMPACT OF NEW ACCOUNTING STANDARDS

     14.1.1 The Financial Accounting Standards Board ("FASB") recently issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 establishes standards for accounting and reporting for derivative instruments and hedging activities. As the derivative activities of ICICI Bank are not significant, the future impact of SFAS No. 133 on the financial statements of ICICI Bank is unlikely to be material. SFAS No. 133 is effective for fiscal periods beginning after June 15, 2000.

15   YEAR 2000

     15.1.1 To date, ICICI Bank has not encountered any material Year 2000 issues concerning its respective computer programs. ICICI Bank's plan for the Year 2000 included replacing or updating existing systems (which were not Year 2000 compliant), assessing the Year 2000 preparedness of clients and counterparties and formulating a contingency plan to ensure business continuity in the event of unforeseen circumstances.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the securities being registered. All amounts shown are estimates except for the SEC registration fee.


SEC registration fee........................................  US$  46,200
New York Stock Exchange fees................................      102,000
Blue sky qualification fees and expenses....................       15,000
Printing and engraving expenses.............................      200,000
Accountant's fees and expenses..............................      156,000
Legal fees and expenses.....................................      500,000
                                                              -----------
  Total.....................................................    1,019,200
                                                              ===========


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Section 201 of the Indian Companies Act, 1956, a company is prohibited from indemnifying any officer of the company or any person employed by the company as an auditor against any liability which, by virtue of any rule of law, would otherwise attach to him in respect of any negligence, default, misfeasance, or breach of duty of which he may be guilty in relation to ICICI Bank.

     Article 215 of ICICI Bank's Articles of Association provides that the directors and officers of ICICI Bank shall be indemnified by ICICI Bank against all costs, losses and expenses which any director or officer may incur or become liable for by reason of any contract entered into or act done by him in his capacity as director or officer, including any liability incurred by him in defending any proceeding brought against directors and officers in their capacity if the indemnified director or officer receives judgment in his favor or is acquitted in such proceeding.

     The form of Underwriting Agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of ICICI Bank and its directors and officers.

     ICICI has obtained directors and officers insurance providing indemnification for certain of ICICI Bank's directors, officers or employees for certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     ICICI Bank has sold the following amounts of unregistered securities in private placements in India in the last three years.

                                                                                            AMOUNT IN
DATE                             TITLE                                                      MILLIONS
----                             -----                                                      ---------
January 29, 1999...............  Unsecured Redeemable Non-Convertible Debentures-Series II  Rs.  680
                                 (Rupee-denominated subordinated bonds)...................
May 30, 1998...................  Unsecured Redeemable Non-Convertible Debentures            Rs.1,000
                                 (Rupee-denominated subordinated bonds)
June 7, 1997...................  Equity Shares                                              Rs.  150

     All of the rupee-denominated subordinated bonds were sold in India through private placements to banks and institutional investors in India. All of the equity shares were sold through a private placement to ICICI, our parent company. The proceeds from these sales of securities were used for funding our growth and for other general corporate purposes. The proceeds also allowed us to strengthen our capital adequacy.

     All of the above securities were sold in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, in foreign transactions to foreign persons outside the United States.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


EXHIBIT NO.    DESCRIPTION OF THE DOCUMENT
-----------    ---------------------------
    *1.1       Form of Underwriting Agreement.
    *3.1       ICICI Bank Articles of Association, as amended.
    *3.2       ICICI Bank Memorandum of Association, as amended (including in Exhibit 3.1).
     4.1       Form of Deposit Agreement among ICICI Bank, Bankers Trust
               Company and the holders from time to time of American
               Depositary Receipts issued thereunder, including as an
               exhibit, the form of American Depositary Receipt
               (incorporated by reference to the Registration Statement on
               Form F-6 of ICICI Bank Limited (File No. 333-11504) filed
               with the Securities and Exchange Commission on February 18,
               2000).
    *4.2       ICICI Bank's Specimen Certificate for Equity Shares.
    *5.1       Opinion of Amarchand & Mangaldas & Suresh A. Shroff & Co.
    *8.1       Opinion of Amarchand & Mangaldas & Suresh A. Shroff & Co. as
               to certain Indian tax matters (included under "Taxation --
               Indian Tax" in the Prospectus included as part of this
               Registration Statement).
    *8.2       Opinion of Davis Polk & Wardwell as to certain US tax
               matters (included under "Taxation -- United States Tax" in the Prospectus included as part of this Registration
               Statement).
    15.1       Letter of KPMG, India, Independent Auditors, as to unaudited interim financial information.
    23.1       Consent of KPMG, India, Independent Auditors.
   *23.2       Consent of Amarchand & Mangaldas & Suresh A. Shroff & Co.
   *23.3       Consent of Davis Polk & Wardwell.
   *24.1       Powers of Attorney.


---------------

* Previously provided.

     (b)  Financial Statement Schedules.

     Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Financial Statements or the Notes thereto.

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, ADRs representing the ADSs in such denominations and registered in such names as required by the Underwriters to permit prompt deliver to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1993 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification by it is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Mumbai, India on March 24, 2000.


                                          ICICI BANK LIMITED

                                          By:         /s/ H. N. SINOR
                                            ------------------------------------
                                                        H. N. Sinor
                                                Managing Director and Chief
                                                      Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                   TITLE                        DATE
                  ---------                                   -----                        ----
               /s/ H. N. SINOR                 Managing Director and Chief          March 24, 2000
---------------------------------------------  Executive Officer and Director
                 H.N. Sinor

                K. V. KAMATH*                  Director                             March 24, 2000
---------------------------------------------
                K. V. Kamath

              LALITA D. GUPTE*                 Director                             March 24, 2000
---------------------------------------------
               Lalita D. Gupte

               SATISH C. JHA*                  Director                             March 24, 2000
---------------------------------------------
                Satish C. Jha

                R. RAJAMANI*                   Director                             March 24, 2000
---------------------------------------------
                 R. Rajamani

               B.V. BHARGAVA*                  Director                             March 24, 2000
---------------------------------------------
                B.V. Bhargava

              UDAY M. CHITALE*                 Director                             March 24, 2000
---------------------------------------------
               Uday M. Chitale

              SOMESH R. SATHE*                 Director                             March 24, 2000
---------------------------------------------
               Somesh R. Sathe

             G. VENKATAKRISHNAN                Executive Vice President and Chief   March 24, 2000
---------------------------------------------  Financial Officer
             G. Venkatakrishnan

               BHASHYAM SESHAN                 Company Secretary                    March 24, 2000
---------------------------------------------
               Bhashyam Seshan


           /s/ H. N. SINOR
*By:
--------------------------------------

     Name:          H. N. Sinor
     Title:          Managing Director
     and
             Chief Executive Officer

AUTHORIZED REPRESENTATIVE
PUGLISI & ASSOCIATES,
As the duly authorized representative
of ICICI Bank Limited in the United
States

By:       /s/ DONALD J. PUGLISI
    ----------------------------------
    Name:       Donald J. Puglisi
    Title:        Managing Director

                                 EXHIBIT INDEX


EXHIBIT NO.    DESCRIPTION OF THE DOCUMENT
-----------    ---------------------------
    *1.1       Form of Underwriting Agreement
    *3.1       ICICI Bank Articles of Association, as amended.
    *3.2       ICICI Bank Memorandum of Association, as amended (including in Exhibit 3.1)
     4.1       Form of Deposit Agreement among ICICI Bank, Bankers Trust
               Company and the holders from time to time of American
               Depositary Receipts issued thereunder, including as an
               exhibit, the form of American Depositary Receipt
               (incorporated by reference to the Registration Statement on
               Form F-6 of ICICI Bank Limited (File No. 333-11504) filed
               with the Securities and Exchange Commission on February 18,
               2000).
    *4.2       ICICI Bank's Specimen Certificate for Equity Shares.
    *5.1       Opinion of Amarchand & Mangaldas & Suresh A. Shroff & Co.
    *8.1       Opinion of Amarchand & Mangaldas & Suresh A. Shroff & Co. as
               to certain Indian tax matters (included under "Taxation --
               Indian Tax" in the Prospectus included as part of this
               Registration Statement).
    *8.2       Opinion of Davis Polk & Wardwell as to certain US tax
               matters (included under "Taxation -- United States Tax" in the Prospectus included as part of this Registration
               Statement).
    15.1       Letter of KPMG, India, Independent Auditors, as to unaudited interim financial information
    23.1       Consent of KPMG, India, Independent Auditors.
   *23.2       Consent of Amarchand & Mangaldas & Suresh A. Shroff & Co.
   *23.3       Consent of Davis Polk & Wardwell
   *24.1       Powers of Attorney


---------------

* Previously provided.